===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                ------------

                                SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                                ------------

                         FAIRFIELD COMMUNITIES, INC.
              (Name of Registrant as Specified in its Charter)


                         FAIRFIELD COMMUNITIES, INC.
                 (Name of Person(s) Filing Proxy Statement)

                                ------------

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ]   $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
            Not Applicable

      (2) Aggregate number of securities to which transaction applies: Not Applicable

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 Not Applicable

      (4)   Estimated maximum aggregate value of transaction:  $42,175,000
      ____________________
      1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:  Not Applicable

      (2)   Form, Schedule or Registration Statement No.:  Not Applicable

      (3)   Filing Party:  Not Applicable

      (4)   Date Filed:  Not Applicable

===============================================================================

                          Fairfield Communities, Inc.
                             2800 Cantrell Road
                         Little Rock, Arkansas 72202

                  ----------------------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                  ----------------------------------------

Dear Stockholder:

   The Annual Meeting of Stockholders of Fairfield Communities, Inc. (the "Company") will be held on September 20, 1994, at 10:00 a.m. Central Daylight Savings Time at the Arkansas Excelsior Hotel, Markham and Louisiana Streets, Little Rock, Arkansas, for the following purposes:

   1.  To elect seven members of the Board of Directors;

   2. To approve the sale of First Federal Savings and Loan Association of Charlotte ("First Federal") for approximately $40 million to Security Capital Bancorp, a North Carolina corporation;

   3.  To approve an amendment to the Company's Share Purchase Rights
       Agreement;

   4. To approve an amendment to certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") relating to the election, terms of office and removal of directors;

   5. To approve an amendment to certain provisions of the Certificate of Incorporation relating to special stockholders meetings and stockholders consents;

   6. To approve the deletion of certain provisions of the Certificate of Incorporation which prohibit the issuance of nonvoting equity securities; and

   7. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

   The Board of Directors has nominated certain individuals for election to serve as directors and has unanimously approved the First Federal sale, the amendment to the Share Purchase Rights Agreement and the amendments to the Certificate of Incorporation. The Board of Directors recommends that you vote for these proposals.

   The close of business on July 25, 1994 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

   All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Company's Board of Directors. The return of the proxy will not affect your right to vote in person if you attend the meeting.

                                By Order of the Board of Directors

                                Marcel J. Dumeny
August 4, 1994                  Secretary


   TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                         Fairfield Communities, Inc.
                             2800 Cantrell Road
                         Little Rock, Arkansas 72202
                               (501) 664-6000

                               PROXY STATEMENT
                                     FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD SEPTEMBER 20, 1994


                                INTRODUCTION

GENERAL

   This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Fairfield Communities, Inc. (the "Company"), for use at the 1994 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, September 20, 1994, at 10:00 a.m. Central Daylight Savings Time at the Arkansas Excelsior Hotel, Markham and Louisiana Streets, Little Rock, Arkansas, and any adjournments or postponements thereof. At the Annual Meeting, the holders (sometimes referred to herein as "stockholders") of common stock, $0.01 par value per share, of the Company (the "Common Stock"), will be asked to elect as directors the individuals nominated by the Board (collectively, the "Nominees" and each individually a "Nominee") and to approve (a) the sale of First Federal Savings and Loan Association of Charlotte ("First Federal" or the "Association") to Security Capital Bancorp, a North Carolina corporation ("SCBC"), for approximately $40 million (the "Sale"), (b) an amendment to the Company's Share Purchase Rights Agreement, (c) an amendment to certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") relating to the election, terms of office and removal of directors, (d) an amendment to certain provisions of the Certificate of Incorporation relating to special stockholders meetings and stockholders consents, and (e) the deletion of certain provisions of the Certificate of Incorporation that prohibit the issuance of nonvoting equity securities. Finally, the stockholders will be asked to vote for, approve, consent to, ratify or otherwise transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board knows of no other business that will be presented for stockholder action at the Annual Meeting.

   The mailing address of the principal executive offices of the Company is P.O. Box 3375, Little Rock, Arkansas 72203. This Proxy Statement is first being mailed to stockholders of the Company on or about August 12, 1994.

   The Company will bear the expense of preparing and mailing the proxy materials and may use regular employees and associates, without additional compensation, to request, by telephone or otherwise, the return of proxies or attendance at the Annual Meeting.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

   The Board has selected July 25, 1994 as the record date (the "Record Date") for the Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 9,728,885 shares of Common Stock issued and outstanding (excluding the 160,001 shares held by wholly-owned subsidiaries). Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the Record Date on any matters properly brought before the Annual Meeting for a vote.

   Proxies in the form enclosed are solicited by the Board. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMPANY COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR THE APPROVAL OF THE SALE, FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S SHARE PURCHASE RIGHTS AGREEMENT, FOR THE APPROVAL OF THE AMENDMENT TO CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION RELATING TO THE ELECTION, TERMS OF OFFICE AND REMOVAL OF DIRECTORS, FOR

THE AMENDMENT TO CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION RELATING TO SPECIAL STOCKHOLDERS MEETINGS AND STOCKHOLDERS CONSENTS, FOR THE APPROVAL OF THE DELETION OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION WHICH PROHIBIT THE ISSUANCE OF NONVOTING EQUITY SECURITIES AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING FOR A VOTE. IF NECESSARY AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER MAY ALSO VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES, TO OBTAIN A QUORUM OR TO OBTAIN SUFFICIENT VOTES TO APPROVE THE PROPOSALS.

   A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date than the proxy being revoked, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Fairfield Communities, Inc., P.O. Box 3375, Little Rock, Arkansas 77203, Attention:
Marcel J. Dumeny, Secretary.

   Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes with regard to matters brought before the Annual Meeting will be treated in the following manner for purposes of determining whether the requisite vote has been obtained. With regard to the election of directors, votes may be cast in favor of or withheld from each Nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all matters, except the election of directors. Because the proposed amendments to the Certificate of Incorporation and the Sale require the approval of a majority of the outstanding shares entitled to vote, abstentions will have the effect of a negative vote. Because the proposed amendment to the Share Purchase Rights Agreement requires the approval of only a majority of the shares represented and voting thereon at the Annual Meeting, an abstention will have no effect. Under applicable Delaware law, a broker non-vote will have no effect on the proposed amendments to the Certificate of Incorporation, the Sale, the amendment to the Share Purchase Rights Agreement or the outcome of the election of directors. Accordingly, abstentions will have no effect on the outcome of the vote on any matter other than the Sale, the amendment to certain provisions of the Certificate of Incorporation relating to the election, terms of office and removal of directors, the amendment to certain provisions of the Certificate of Incorporation relating to special stockholders meetings and stockholders consents and the deletion of certain provisions of the Certificate of Incorporation which prohibit issuance of non-voting equity securities (as to each of which they will have the effect of a vote against approval thereof). Broker non-votes will have no effect on the outcome of the vote on any matter.

VOTES REQUIRED

   Approval of both the Sale and the proposed amendments to the Certificate of Incorporation require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote. Approval of the amendment to the Company's Share Purchase Rights Agreement requires the affirmative vote of a majority of the shares represented and voting thereon at the Annual Meeting. Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for election of each of the Nominees and the transaction of any other business properly brought before the Annual Meeting.

   The Company has obtained the consent of The First National Bank of Boston ("Lender") and all regulatory approvals required to consummate the Sale. See "Proposal 2 -- Sale of First Federal -- Summary of the Agreement -- Termination, Amendment and Waiver" and " -- Regulatory Approvals."

                               TABLE OF CONTENTS
                                                                       Page
                                                                       ----

INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i
  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i
  Record Date, Solicitation and Revocability of Proxies . . . . . . .    i
  Votes Required. . . . . . . . . . . . . . . . . . . . . . . . . . .   ii

PROPOSAL 1 -- ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . .    1
  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Nominees for Election as Class I Directors. . . . . . . . . . . . .    1
  Nominees for Election as Class II Directors . . . . . . . . . . . .    1
  Nominees for Election as Class III Directors. . . . . . . . . . . .    2

PROPOSAL 2 -- SALE OF FIRST FEDERAL . . . . . . . . . . . . . . . . .    3
    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    Summary of the Agreement. . . . . . . . . . . . . . . . . . . . .    3
    General Terms . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . .    3
    Termination, Amendment and Waiver . . . . . . . . . . . . . . . .    4
    Conditions Precedent to Closing . . . . . . . . . . . . . . . . .    4
    Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Conduct of Business Pending the Sale. . . . . . . . . . . . . . .    5
    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .    5
  Background of and Reasons for Sale of First Federal . . . . . . . .    5
    Background of Proposed Sale . . . . . . . . . . . . . . . . . . .    5
    Consideration of Alternatives to the Sale . . . . . . . . . . . .    9
    Reasons for Proposed Sale . . . . . . . . . . . . . . . . . . . .    9
  Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . .   10
    Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . .   10
    Compensation of Capital Resources . . . . . . . . . . . . . . . .   11
  Effect of Sale on Rights of Stockholders. . . . . . . . . . . . . .   12
  Effects of Sale on the Company. . . . . . . . . . . . . . . . . . .   12
  Excluded Association Assets . . . . . . . . . . . . . . . . . . . .   13
  Security Capital Bancorp. . . . . . . . . . . . . . . . . . . . . .   13
  Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . .   14
  Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . .   14
  Comparative Unaudited Per Share Data. . . . . . . . . . . . . . . .   14
  Alternatives if Sale Disapproved. . . . . . . . . . . . . . . . . .   14

PROPOSAL 3 -- AMENDMENT TO THE COMPANY'S SHARE PURCHASE RIGHTS
 AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  Purposes and Effects of the Proposed Rights Agreement Amendment . .   15
  Summary of the Existing Provisions of the Rights Agreement. . . . .   16
    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    Antidilution Adjustments. . . . . . . . . . . . . . . . . . . . .   16
    Series A Preferred Shares . . . . . . . . . . . . . . . . . . . .   17
    Flip-in and Flip-over Events. . . . . . . . . . . . . . . . . . .   17
    Qualifying Offer Provisions . . . . . . . . . . . . . . . . . . .   17
    Redemption. . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    Rights Agent. . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Vote Required for Approval. . . . . . . . . . . . . . . . . . . . .   18

                                                                       Page
                                                                       ----

PROPOSAL 4 -- AMENDMENT TO CERTAIN PROVISIONS OF
 THE CERTIFICATE OF INCORPORATION RELATING TO THE
 ELECTION, TERMS OF OFFICE AND REMOVAL OF DIRECTORS . . . . . . . . .   19
  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  Purposes and Effects of the Proposed Classified Board Amendment . .   19
    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Part A -- Classification of the Board . . . . . . . . . . . . . .   20
    Part B -- Removal of Directors Only for Cause . . . . . . . . . .   20
    Part C -- Filling of Vacancies on the Board . . . . . . . . . . .   20
    Part D -- Fixing the Size of the Board. . . . . . . . . . . . . .   21
    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    Certain Takeover-Related Considerations . . . . . . . . . . . . .   21
  Vote Required for Approval. . . . . . . . . . . . . . . . . . . . .   22

PROPOSAL 5 -- AMENDMENT TO CERTAIN PROVISIONS OF
 THE CERTIFICATE OF INCORPORATION RELATING TO
 STOCKHOLDER ACTION AND SPECIAL MEETINGS OF STOCKHOLDERS. . . . . . .   23
  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  Purposes and Effects of Proposed Stockholder Action Amendment . . .   23
    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    Part A -- Prohibition of Action by Written Consent. . . . . . . .   23
    Part B -- Call of Special Meeting . . . . . . . . . . . . . . . .   24
    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    Certain Takeover-Related Considerations . . . . . . . . . . . . .   24
  Vote Required for Approval. . . . . . . . . . . . . . . . . . . . .   25

CERTAIN OTHER TAKEOVER-RELATED CONSIDERATIONS . . . . . . . . . . . .   26

CERTAIN EXISTING CIRCUMSTANCES POTENTIALLY
 AFFECTING A CHANGE IN CONTROL OF THE COMPANY . . . . . . . . . . . .   27
  Certain Regulatory Matters. . . . . . . . . . . . . . . . . . . . .   27
  Delaware General Corporation Law. . . . . . . . . . . . . . . . . .   27
  Certificate of Incorporation and Bylaws . . . . . . . . . . . . . .   27

PROPOSAL 6 -- DELETION OF CERTAIN PROVISIONS OF
 THE CERTIFICATE OF INCORPORATION WHICH PROHIBIT
 THE ISSUANCE OF NONVOTING EQUITY SECURITIES. . . . . . . . . . . . .   29
  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  Purposes and Effect of the Proposed Nonvoting Equity Amendment. . .   29
  Vote Required for Approval. . . . . . . . . . . . . . . . . . . . .   29

INFORMATION ABOUT THE COMMITTEES AND COMPENSATION OF THE BOARD. . . .   30
  Board Committees. . . . . . . . . . . . . . . . . . . . . . . . . .   30
  Director's Compensation . . . . . . . . . . . . . . . . . . . . . .   30

COMPENSATION OF EXECUTIVE OFFICERS. . . . . . . . . . . . . . . . . .   31
  Summary Compensation Table. . . . . . . . . . . . . . . . . . . . .   31
  Profit Sharing and Excess Benefit Plans . . . . . . . . . . . . . .   32
  Key Employee Retirement Plan. . . . . . . . . . . . . . . . . . . .   32
  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  Option Exercises in Last Year and Year-End Option Values. . . . . .   33
  Employment Agreements and Termination of Employment Arrangements. .   33
  Report on Executive Compensation. . . . . . . . . . . . . . . . . .   34

                                                                       Page
                                                                       ----

  Compensation Committee Interlocks and Insider Participation . . . .   38
  Performance Graphs. . . . . . . . . . . . . . . . . . . . . . . . .   39

BENEFICIAL OWNERSHIP OF SECURITIES. . . . . . . . . . . . . . . . . .   42
  Certain Beneficial Owners . . . . . . . . . . . . . . . . . . . . .   42
  Directors and Executive Officers. . . . . . . . . . . . . . . . . .   43

MARKET PRICES OF AND DIVIDENDS PAID ON COMPANY COMMON STOCK . . . . .   44
  Market Prices . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . .   44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . .   44

BUSINESS AND PROPERTIES OF THE COMPANY. . . . . . . . . . . . . . . .   45

LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . .   45

OTHER INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  Certain Relationships and Related Transactions. . . . . . . . . . .   45
  Compliance with Section 16(a) of the Exchange Act . . . . . . . . .   45
  Independent Public Accountants. . . . . . . . . . . . . . . . . . .   45
  No Dissenter's Rights . . . . . . . . . . . . . . . . . . . . . . .   46
  Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . .   46
  Other Business. . . . . . . . . . . . . . . . . . . . . . . . . . .   46

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . .  F-1

  Appendix I    --  Stock Purchase Agreement, dated as of April 5, 1994,
                    between Fairfield Communities, Inc. and Security Capital
                    Bancorp.

  Appendix II   --  Opinion of Capital Resources Group, Inc.

  Appendix III  --  Annual Report on Form 10-K/A (No. 2) for the Year Ended
                    December 31, 1993 of Fairfield Communities, Inc.

  Appendix IV   --  Quarterly Report on Form 10-Q/A (No. 1) for the Quarter
                    Ended March 31, 1994 of Fairfield Communities, Inc.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

GENERAL

   Assuming the stockholders approve the proposed amendment to the Certificate of Incorporation described under "Proposal 4 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to the Election, Terms of Office and Removal of Directors," the Board will be classified into three classes, with the directors in each class serving three-year terms (and, in each case, until their respective successors are duly elected and qualified); except that the initial terms of the directors in Class I will expire at the 1995 annual meeting of stockholders, the initial terms of the directors in Class II will expire at the 1996 annual meeting of stockholders and the initial terms of the directors in Class III will expire at the 1997 annual meeting of stockholders. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF THE NOMINEES.

   In the event that the stockholders fail to approve the proposed amendment to the Certificate of Incorporation described under "Proposal 4 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to the Election, Terms of Office and Removal of Directors," the Board will continue to have one class of directors, elected annually and each serving a one-year term (and, in each case, until their respective successors are duly elected and qualified), and the Nominees will be considered nominated for the seven director positions, each with one-year terms, and without regard to the class designations below. The number of directors, currently set at seven, would continue to be as fixed from time to time by or in the manner provided in the Company's Amended and Restated Bylaws (the "Bylaws").

   Information regarding the Nominees is set forth below. Each of the Nominees is currently serving as a director of the Company. Five of the Nominees began serving in September 1992; Messrs. John W. McConnell and
J. Steven Wilson were also directors of the Company as it existed prior to the Plan of Reorganization ("Predecessor Fairfield") and served in such capacities since March 1990.

   A plurality of the votes of the Common Stock cast at the Annual Meeting (or any adjournments thereof) is required to elect directors. Each Nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

   THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

   Daryl J. Butcher, age 54, Vice President, Real Estate of WLD Enterprises, Inc., a trust management company, since June 1993. From 1981 to May 1993, Mr. Butcher was President of Butcher Real Estate, Inc., a real estate company developing commercial and industrial properties in the Baltimore-Washington D.C. area.

   William C. Scott, age 57, President and Director of Summitt Care Corporation, Inc., a developer and operator of retirement and convalescent centers, since 1985. Director of Pacific Southwest, Inc., a holding company.

   J. Steven Wilson, age 50, Chairman and Chief Executive Officer of Wickes Lumber Company since 1991; Chairman and President of Wilson Financial Corporation, a holding company, since 1980; Chairman, President and Chief Executive Officer of Riverside Group, Inc., an insurance company, since 1985; Chairman, President and Chief Executive Officer of The Atlantic Group, Inc., a health food distribution company, since 1986.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

   Ernest D. Bennett, III, age 41, partner at the law firm of Taylor, Philbin, Pigue, Marchetti and Bennett since June 1992. From 1989 to May 1992,
Mr. Bennett served as General Counsel at Robert Orr/Sysco Food Services Company. From 1980 to 1989, Mr. Bennett was a partner at the law firm of Camp and Bennett.

   John W. McConnell, age 52, President and Chief Executive Officer of Fairfield since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice President and Chief Financial Officer from 1986 to 1990.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

   Russell A. Belinsky, age 33, Senior Vice President and Principal of Chanin and Company and Senior Vice President and Principal of GTC Capital Partners since 1990. From 1986 to 1990, Mr. Belinsky was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom.

   Philip L. Herrington, age 41, Chairman and President of Herrington, Inc., a private investment and business advisory firm with interests in insurance, real estate, printing and health care services, since July 1986; and President and Chief Operating Officer of Destin Guardian Corporation, a real estate development and management company, since 1989.



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                      PROPOSAL 2 -- SALE OF FIRST FEDERAL

   THE FOLLOWING DISCUSSION DESCRIBES THE MATERIAL TERMS OF THE SALE. THIS DISCUSSION, INSOFAR AS IT RELATES TO MATTERS CONTAINED IN THE STOCK PURCHASE AGREEMENT, DATED AS OF APRIL 5, 1994, BETWEEN THE COMPANY AND SCBC (THE "AGREEMENT") IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE AGREEMENT INCLUDED AS APPENDIX I HERETO.

GENERAL

   Holders of Company Common Stock are being asked to approve the Agreement and the Sale of First Federal contemplated thereby. Only if such approval is obtained, and all conditions to the consummation of the Sale are either satisfied or waived, will the Sale proceed. There can be no assurance that all of the conditions to consummation of the Sale will occur. If the stockholders approve the Agreement and the Sale, the Company intends to consummate the Sale of First Federal, in which event First Federal will no longer be a subsidiary of the Company. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SALE OF FIRST FEDERAL.

SUMMARY OF THE AGREEMENT

GENERAL TERMS. A copy of the Agreement is included as Appendix I. The following discussion of the Agreement is a summary only, is necessarily selective and therefore incomplete and is qualified in its entirety by reference to the Agreement. Any words in this summary the initial letters of which are capitalized and that are not defined in this Proxy Statement shall have the meanings given them in the Agreement.

   The Agreement to be presented for approval at the Annual Meeting provides for the sale of all of the outstanding stock of First Federal to SCBC (or a subsidiary of SCBC, which SCBC has designated as Security Bank and Trust Company) for a purchase price of $40.35 million, which will be increased (subject to the limitation hereafter described) to reflect the consolidated pretax net earnings of First Federal and its subsidiaries for the period from October 1, 1993 through the closing of the sale, or decreased by the consolidated pretax net losses of First Federal and its subsidiaries during this period, whichever is the case (the "Purchase Price"). The increase to the $40.35 million for pretax earnings of First Federal and its subsidiaries cannot exceed $1.825 million plus, in general, the pretax earnings or losses of First Federal and its subsidiaries from August 1, 1994 through the closing, provided that the foregoing amounts may be reduced under certain circumstances for reserves taken or losses (in excess of gains) on Excluded Assets (as defined below) after September 30, 1993. Up to approximately $1.39 million of the Purchase Price is to be retained by SCBC to secure the Company's obligation to indemnify SCBC against three existing lawsuits/claims which have been asserted against First Federal (the "Litigation Indemnity"). As part of the proposed transaction, the Company is to purchase for cash
(a) at book value, net of reserves, up to approximately $18.4 million, as of April 30, 1994, of certain real estate, classified loans, joint venture interests and other assets owned by First Federal (the "Excluded Association Assets"), subject to the right of SCBC to elect for First Federal to retain all or part of such assets, and (b) lot and timeshare contract receivables and related assets, which First Federal previously acquired from the Company (the "Contracts Receivable"), having a book value less certain negotiated reserves at April 30, 1994 of approximately $48.4 million and a weighted average yield at April 30, 1994, on approximately $46.6 million of interest earning Contracts Receivable, of 11.6%. The Excluded Association Assets and the Contracts Receivable are collectively referred to as the "Excluded Assets." As of April 30, 1994 the market value of the Excluded Association Assets and the Contracts Receivable, based on the Company's expected manner of disposal after acquiring such assets from First Federal, was approximately $15.9 million and $47.0 million, respectively. See " -- Effects of the Sale of First Federal."

   Approximately $2.85 million in net book value of the Excluded Association Assets are to be pledged to SCBC to provide additional security with respect to both the Litigation Indemnity and the general indemnities under the Agreement. The Company has certain rights to substitute collateral in connection with such pledge, including the right to substitute $0.60 to $0.70 of cash for every $1.00 of net book value of Excluded Association Assets so pledged. Reserves taken by the Company after the closing on Excluded Association Assets securing the Litigation Indemnity may increase the total Excluded Association Assets required as collateral.

   REGULATORY APPROVALS. The Sale is subject to receipt of approvals from the Office of Thrift Supervision ("OTS"), the Board of Governors of the Federal Reserve System ("FRB"), the Federal Deposit Insurance Corporation ("FDIC") and

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the Banking Commission of the State of North Carolina (the "Banking
Commission"), all of which have been received and are subject to the satisfaction of certain conditions. See " -- Regulatory Approvals."

   TERMINATION, AMENDMENT AND WAIVER. The Agreement may be terminated prior to the Effective Time, as defined in the Agreement, by mutual consent of the parties, or by either party as a result of a material breach of a covenant, material undertaking or representation or warranty in the Agreement if such breach is not cured within 20 days of written notice of such breach. The Agreement may also be terminated by either party if one of its conditions precedent to closing is not met, if a party fails to use its best efforts to furnish information and obtain necessary third party consents to the Agreement, if applications for certain prior approvals are denied, and the time periods for appeals and requests for reconsideration have run, if either party determines in good faith that it is impossible for the other party to meet a condition precedent, or if the Effective Time has not occurred by 5:00 p.m., Greensboro, North Carolina time, on September 30, 1994.

   In order to proceed with the Sale and purchase of the Excluded Assets, the Company needed to obtain the consent of certain of its lenders and financing for a portion of the purchase price of the Excluded Assets. The Company has obtained such consents and a commitment to finance a portion of the purchase price for certain of the Excluded Assets. If the Company is not able to close on the financing commitments and is not able to obtain alternative financing, the Company may also terminate the Agreement, in which case the Company has agreed to pay all of SCBC's out-of-pocket costs associated with the transaction plus $20,000. Furthermore, if either party wrongfully terminates the Agreement or if either party terminates the Agreement because of deliberate or wilful action or inaction on the part of the other party, then in either case the offending party has agreed to pay the other party liquidated damages in the amount of $925,000.

   Except with respect to any required regulatory approval, each of the Company and SCBC, by written instrument signed by its chief executive officer, may extend the time for performance of any of the obligations of the other party, and may waive (a) inaccuracies of the other party in representations and warranties, (b) compliance with any covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, or (c) the performance by the other party of any of its obligations set out in the Agreement.

   CONDITIONS PRECEDENT TO CLOSING. The obligations of the parties to consummate the transactions contemplated in the Agreement are subject to the following conditions: (i) all necessary corporate actions to consummate the transactions are taken by all parties; (ii) no party is subject to any prohibition that will adversely affect the consummation of the sale transaction and a certificate to such effect is delivered by the parties to one another prior to closing; (iii) the representations and warranties of the parties are true at the time of closing; (iv) both parties shall have performed all material obligations and complied with all covenants required of them by the Agreement; (v) all necessary regulatory approvals to consummate the transactions will have been received; (vi) each party shall have demonstrated its ability to make certain deliveries as required by the Agreement; (vii) SCBC will have received certain opinions from the Company's and First Federal's counsel; (viii) First Federal and its subsidiaries will have conducted its business as provided in the Agreement; (ix) no material adverse effect shall have occurred or be deemed likely to occur to First Federal in the foreseeable future; (x) SCBC shall have received the Association Letter and an affirmation immediately prior to closing confirming that such Letter remains accurate; (xi) SCBC shall receive the resignation of the members of First Federal's board of directors prior to closing; (xii) any required lenders' approvals shall have been received; and (xiii) the Company shall have purchased the Excluded Assets and assumed certain excluded liabilities.

   COVENANTS.  The parties make the following covenants in the Agreement:
(i) each party shall file all necessary applications for regulatory approval to consummate the sale; (ii) each party shall use its best efforts to furnish required information and take all actions necessary to consummate the sale;
(iii) each party shall cooperate in matters related to accounting and financial matters, including tax filings; (iv) the Company shall keep SCBC advised regarding material adverse events with respect to First Federal and its subsidiaries; (v) SCBC shall keep certain disclosures and investigation results confidential; (vi) the parties shall consult with respect to, and agree to the form of, any press release related to the Agreement; (vii) the Company's representatives on the First Federal board of directors agree to vote, consistent with their fiduciary duties as directors, to carry on First Federal's business in the ordinary course of business, among other matters;
(viii) the Company shall not sell or otherwise encumber its shares of First Federal stock; (ix) the Company shall deliver certain certificates and other documents as set forth in the Agreement at closing; (x) First Federal shall make certain contributions to its employee benefit plans, and (xi) the Company shall use its best efforts in good faith to obtain all necessary lender approvals and financing commitments.

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

   CONDUCT OF BUSINESS PENDING THE SALE. The Agreement provides that, except with the prior written consent of SCBC, between the date of the Agreement and the Effective Time, Company will not (a) transfer, sell or convey any of the Shares, or any Rights thereto, to any other Person, or enter into, or permit the imposition of, a Restricted Transfer respecting the Shares; (b) grant any Security Interest in any of the Shares to any other Person; (c) vote the Shares to approve any merger, consolidation, sale, exchange, disposition or liquidation of First Federal; (d) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of the Shares or other shares of voting securities of First Federal, all or a substantial portion of the assets of, or any equity interest in, First Federal or any merger, consolidation or other business combination involving First Federal other than as contemplated by the Agreement, or authorize or permit any officer, director, agent or Affiliate to do any of the above; or fail to notify SCBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with Company or First Federal;
(e) enter, or permit an Affiliate to enter, into agreements, commitments or understandings with First Federal providing for the extension of credit to Company or any of its Affiliates; or (f) agree to do any of the foregoing.

   The Agreement also provides that, except with the prior written consent of SCBC, between the date of the Agreement and the Effective Date, the two representatives of the Company serving on First Federal's Board of Directors shall use their best influences, and shall cast their votes as directors, consistent with their fiduciary duties as directors and in compliance with all laws, to cause First Federal (and First Federal to cause its subsidiaries) to carry on its business in accordance with all laws and in the Ordinary Course of Business, subject to certain restrictions on its lending and investment activities above certain dollar limits, and to cause First Federal (and First Federal to cause its subsidiaries) not to: (a) retain, set aside, make or pay any dividend or other distribution in respect of its capital stock; (b) issue any shares of its capital stock to any Person, or recognize on its stock transfer records any transfer, sale or conveyance of any of the Shares to any other Person, or enter into or permit the imposition of, a Restriction on Transfer respecting the Shares; (c) issue, grant or authorize any Rights with respect to any of its capital stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; (d) amend its certificate of incorporation or bylaws, impose or suffer the imposition, on any share of stock held by First Federal, of any Security Interest or permit any such Security Interest to exist, or waive or release any material right or cancel or compromise any material debt or claim other than in the Ordinary Course of Business; (e) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of the Shares, or other shares of voting securities of First Federal, all or a substantial portion of the assets of, or a substantial equity interest in, First Federal, or any merger, consolidation or other business combination involving First Federal other than as contemplated by the Agreement or authorize or permit any officer, director, agent or Affiliate to do any of the above, or fail to notify SCBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with First Federal; or (f) agree to do any of the foregoing.

   INDEMNIFICATION. Upon completion of the sale at closing, the Company and SCBC will be responsible for and will indemnify each other for a period of 913 days following the closing date for certain breaches of their respective representations, warranties, covenants or undertakings provided for in the Agreement. In addition, the Company will indemnify SCBC and First Federal for any losses suffered by reason of certain litigation matters until such matters are finally resolved (see " -- Summary of the Agreement -- General Terms"), and will indemnify SCBC and First Federal for excess severance benefit claims that may be asserted by certain of First Federal's employees, in the event of involuntary termination after the Sale. The Company's indemnification obligation shall be secured by the pledge of certain security interests to SCBC or a designated subsidiary (see " -- Summary of the Agreement -- General Terms").

   THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SALE OF FIRST FEDERAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

BACKGROUND OF AND REASONS FOR SALE OF FIRST FEDERAL

   BACKGROUND OF PROPOSED SALE. As part of its successful reorganization under Chapter 11 of the United States Bankruptcy Code (the "Reorganization"), on October 25, 1990 the Company retained the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to explore, among other things, the possibility of selling First Federal. However, the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and

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the subsequent activities of the Resolution Trust Corporation established thereunder in resolving failed thrift institutions had a significant adverse effect on the operations of and market value of many thrift institutions, including First Federal. Consequently, the Company determined that it would not be in the Company's best efforts to attempt to sell First Federal at that time.

   In April 1991 First Federal retained BEI Golembe Financial, Inc., a financial institutions consultant, to assist it in formulating a strategic plan for increasing First Federal's profitability. First Federal's Board of Directors adopted a strategic plan on July 19, 1991, which focused on those lending and deposit activities that had historically made up the core of First Federal's business, including single family owner occupied residential mortgage, residential construction, home equity, second mortgage, lot and home improvement loans, selective acquisition and development loans and a full range of retail transaction and savings accounts. Products and services that were not among First Federal's core thrift business were to be eliminated or offered on a limited basis to existing customers only, including auto, student, unsecured personal, installment and commercial loans, free checking or other deposit "loss leaders", annuities and credit and accidental health and property/casualty insurance. The narrowing of First Federal's product offerings in accordance with the strategic plan was completed by the end of 1991 and two branch offices were consolidated with other First Federal branches in early 1992.

   As the Company intensified its efforts in early 1992 to secure approval of its Reorganization, the Company asked DLJ to explore again the market for First Federal. DLJ presented an information package it prepared on First Federal to approximately 30 financial institutions, which resulted in one verbal offer to acquire all of First Federal's branches for approximately
$17 million payable totally in unspecified First Federal assets. The Board determined that the offer was not acceptable because it was deemed to be inadequate and the proposed payment terms were unsatisfactory. The Company determined in the fourth quarter of 1992 not to continue to pursue a sale of First Federal at that time.

   In connection with the continuing implementation of First Federal's strategic plan and in response to a directive from the OTS to provide a qualified successor to First Federal's President in the event of his incapacitation or retirement, the Company commenced a search for and identified and made an offer of employment to a new President of First
Federal to succeed Robert T. Waugh, First Federal's soon-to-retire President. However, in August 1993, before the Company could complete its negotiations with the prospective President, David B. Jordan, Vice-Chairman and Chief Executive Officer of SCBC, approached Mr. Waugh about SCBC's possible interest in acquiring First Federal. Mr. Waugh referred Mr. Jordan to Mr. McConnell (who beneficially owns approximately 165,500 shares of Fairfield Communities, Inc.'s Common Stock, including 112,500 shares of Fairfield Communities, Inc.'s Common Stock Mr. McConnell has the right to acquire through the exercise of warrants). Mr. McConnell indicated in an initial telephone conversation with Mr. Jordan that the Company had taken First Federal off the market and that, while the Company was always willing to discuss a sale, it was not prepared to sell First Federal at a discount. Mr. Jordan and certain other representatives of SCBC met with Mr. McConnell and representatives of the Company and First Federal in Little Rock, Arkansas on August 11, 1993. No specific proposals were presented at the meeting, which involved general discussions about the Company's and First Federal's businesses, including the Contracts Receivable owned by First Federal. On August 31, 1993 Fairfield and SCBC entered into a confidentiality agreement and the Company provided certain requested information to SCBC regarding First Federal and the Company.

   Mr. McConnell informed the Board at its regular meeting on September 29, 1993 regarding the expression of interest by a financial institution in exploring an acquisition of First Federal, including preliminary indications of a price approximating book value payable in cash and certain excluded assets. Mr. McConnell reported that while such preliminary terms were not acceptable, he recommended that the potential buyer be permitted to finish its due diligence and then the Company determine whether a transaction would be possible at an acceptable price and on mutually agreeable payment terms.
Mr. McConnell reminded the directors regarding the pending offer to the candidate for President of First Federal, who had determined to await the decision whether the Company would sell First Federal. It was possible, Mr. McConnell reported, that this candidate would not be available if the Company decided to pursue a possible sale of First Federal. Nevertheless, the Board authorized Mr. McConnell to proceed with sale discussions.

On October 13, 1993 SCBC confirmed in a letter to Mr. McConnell its interest in pursuing negotiations to acquire 100% of First Federal's stock at a range of 95% to 110% of First Federal's net book value (approximately
$25.8 million to $29.8 million). The purchase price was proposed to be payable in cash and up to $16.4 million in net book value of certain identified excluded assets. In addition, SCBC proposed that Fairfield repurchase for cash all Contracts Receivable

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at their net book values.  Mr. McConnell responded by telephone that such offer was not acceptable. In further telephone conversations, SCBC increased its offer to approximately $32 million and then to approximately $36 million, which offers Mr. McConnell also declined to accept. However, when SCBC's offer reached approximately $38 million, management decided to retain Capital Resources Group, Inc., an investment banking firm specializing in financial institutions that had previously advised the Company in connection with certain aspects of the Company's purchase of First Federal in 1989 ("Capital Resources"), to serve as financial advisor to the Board in connection with its consideration of the possible sale of First Federal. After consulting with Capital Resources, Mr. McConnell verbally made a counter proposal to sell First Federal for approximately $42 million. During the ensuing weeks, periodic telephone discussions continued regarding various aspects of the pricing of First Federal, including who would be entitled to First Federal's earnings during the period prior to closing, the possible addition of $20,000 per month to First Federal's general loan loss reserves and the reallocation of certain of First Federal's reserves.



   On November 19, 1993 the Company presented a letter of intent to SCBC involving a purchase price consisting of $40 million plus the retention by the Company of interim earnings from September 30, 1993 to the date of closing plus all tax sharing payments otherwise payable by First Federal to the Company under an existing tax sharing agreement, with the purchase price to be paid in the form of certain excluded assets and cash. In addition, the Company would repurchase the Contracts Receivables at net book value. This proposal was made in response to SCBC's then pending offer to purchase First Federal for $38.3 million with no provision for payment of interim earnings or tax sharing payments.


   Mr. McConnell and other members of management briefed the Board on the status of the negotiations at its regular meeting on November 30, 1993. Mr. McConnell discussed the proposed terms of the sale, including the Company's proposed treatment of reserves, the tax sharing payments and First Federal's interim earnings. Management reviewed each of the then-identified Excluded Association Assets having an outstanding balance of more than $300,000 and certain other Excluded Association Assets that were proposed to be transferred as part of the purchase price, including amounts then reserved against those assets, the estimated time frames that might be required to monetize them and the possibility, if the Company decided to accelerate their liquidation, that further reserves might be required. In addition, management described the effects the transaction would have on the Company's available cash, taking into account the additional amounts the Company would need to borrow to repurchase the Excluded Assets. While overall borrowings under the Company's line of credit would increase as a result of the repurchase of the Excluded Assets, management believed such additional borrowing requirements to be acceptable because (i) sufficient capacity would remain under the Company's credit lines; and (ii) repurchased Contracts Receivable would qualify for purchase by the Company's subsidiary, Fairfield Acceptance Corporation ("FAC"), or until March 31, 1995, by FAC's wholly owned subsidiary, Fairfield Funding Corporation.
See Note 6 of Notes to Consolidated Financial Statements of Fairfield Communities, Inc. in the Annual Report on Form 10-K/A (No. 2) for the Year Ended December 31, 1993 (the "Form 10-K"), which is included as Appendix III hereto.


   Management also reviewed with the Board the impact of a Sale on the Company's projected earnings over a four-year period as compared with retaining First Federal as a subsidiary. In particular, management concluded that a Sale would have a negligible impact on the overall borrowing costs to finance the Contracts Receivable, notwithstanding the Company's higher cost of funds relative to First Federal's cost of funds, since the Company would only need to borrow approximately 50% of the outstanding principal balance of the Contracts Receivable after giving effect to the cash proceeds from the Sale (assuming a $40 million purchase price net of the repurchase of the Excluded Assets), as compared to First Federal's need to support the Contracts Receivable with deposits and borrowings equal to 100% of the outstanding principal balance of the Contracts Receivable. However, once borrowings used to support the Contracts Receivable are repaid, excess funds realized from such Contracts Receivable would produce significantly greater returns to the Company with a Sale (assuming either that such funds are invested in new contracts receivable which are currently originated at interest rates ranging from 11.4% to 14.4%, or are used to repay debt of the Company restructured in the Reorganization, some of which carries an annual interest cost of up to 10%) than without a Sale (assuming First Federal were to reinvest such funds in mortgage-backed securities and other assets at yields from 6% to 7%).


   A representative of Capital Resources presented a preliminary draft of a sale of control valuation analysis of First Federal (the "Preliminary Report"). Capital Resources' analysis set forth a minimum sale of control value range for First Federal utilizing the market value approach, which derives a valuation based on a review of key financial statistics and acquisition pricing statistics of a comparative group of of acquired thrifts. For a description of this comparative group of acquired thrifts, see " -- Opinion of Financial Advisor -- Fairness Opinion." Due to the pricing structure proposed in connection with the sale of First Federal, pursuant to which certain Excluded Assets are to be repurchased by the Company, Capital Resources determined that it was appropriate to value First Federal on both an "as is" basis, without the transfer of any Excluded Assets, and on an "adjusted" basis, giving effect to the transfer of Excluded Assets to the Company and the assumed reinvestment of the proceeds therefrom by First Federal. Based on the assumptions and the results of its analysis of the prices paid for the comparative group of thrifts reviewed in the Preliminary Report, Capital Resources advised the Board that the range of prices under discussion with SCBC fell above the minimum acquisition price range believed to be appropriate by Capital Resources for a sale of control of First Federal.



   After a lengthy discussion on the merits and desirability of the Sale, including the somewhat limited prospects for growth in the thrift industry generally and the Company's strategic decision to concentrate on its core vacation products business, the Board authorized Mr. McConnell to continue pursuing negotiations with SCBC within the $38.3 million to $40.0 million or more price range then being discussed by the parties, to enter into a letter of intent and to proceed to negotiate a definitive agreement subject to final Board approval.



   On December 2, 1993 SCBC's counsel provided a detailed written response to the Company's proposed form of letter of intent, which included among other things (i) a statement that the issue whether the transaction would be structured as a stock or asset purchase had not been resolved; (ii) a request that the Company escrow a portion of the purchase price to secure the Company's indemnification obligations; and (iii) requests that SCBC continue to be permitted to conduct due diligence for 45 days, during which the Company and First Federal would refrain from entering into any negotiations with other parties regarding the sale of First Federal ("no-shop provision"), the breach of which would require the Company to pay SCBC a $1 million termination fee.
In discussions thereafter, which culminated in a letter of intent entered into on December 15, 1993, the parties conditionally agreed, among other terms set forth therein, to structure the transaction as a stock purchase, to include a no-shop provision and a $450,000 termination fee and to collateralize the indemnification obligation in favor of SCBC in an amount having a cash equivalent value up to $1.5 million, to be secured by $2.5 million of Excluded Association Assets.



   On January 13, 1994 SCBC's counsel presented an initial draft of the Agreement to the Company, at which time such counsel raised again the possibility of structuring the sale as an asset purchase due to the existence of a lawsuit against First Federal that had come to light after the execution of the letter of intent. See Note 14 of Notes to Consolidated Financial Statements in the Form 10-K for a description of such lawsuit. In response to these concerns, the Company prepared a detailed analysis, which was reviewed by the Company's auditors, of the potential damages claimed in such lawsuit. After receiving a revised draft of the Agreement in response to detailed comments from the Company and its counsel, the parties met on February 24, 1994 in Salisbury, North Carolina to negotiate various provisions of the Agreement, including the termination provisions and related termination fee, the representations, warranties, indemnification and collateralization provisions, including the holdback of a portion of the purchase price to collateralize the Litigation Indemnity, and the definitions of various elements of the purchase price adjustments. Work on these and other provisions of the Agreement continued, including at one additional meeting on March 9-10, 1994 between the parties' counsel, until March 17, 1994, at which time management presented what it believed to be a substantially complete form of a proposed purchase agreement to the Company's Board for approval.



   At its regular meeting held on March 22, 1994 the Board reviewed the terms of the proposed Sale of First Federal, including the principal terms of the proposed form of purchase agreement. In particular, the Board reviewed the indemnification provisions of the Agreement and reviewed the analysis that the Company's management had prepared with the assistance of the Company's outside auditors with respect to one of the lawsuits covered by the Litigation Indemnity. See " -- Summary of Agreement -- General Terms" and
" -- Indemnification." Following discussion of various other provisions and matters related to the Agreement, the likelihood of approval by the Company's lenders and federal and state regulatory authorities, First Federal's recent financial performance and prospects and the status of the Excluded Association Assets, the Board unanimously approved the Sale and agreed to recommend it to the stockholders for approval.



   On March 25, 1994 the proposed form of purchase agreement was presented to SCBC's Board of Directors, which approved the agreement subject to certain adjustments to the calculation of the purchase price, including a cap on interim period earnings. See " -- Summary of Agreement -- General Terms." After agreeing upon the specific details related to the foregoing proposed adjustments, the Company and SCBC finalized the Agreement, which was signed by the parties



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on April 6, 1994.  On April 7, 1994 the Board reviewed the foregoing modifications to the Agreement and, by consent, unanimously approved the Sale and agreed to recommend it to the stockholders for approval.



   CONSIDERATION OF ALTERNATIVES TO THE SALE. In connection with its consideration in 1992 of a possible sale of First Federal, the Company considered a number of alternatives with respect to the ownership of First Federal, including (i) restructuring and significantly downsizing the operations of First Federal or breaking up or liquidating First Federal by way of separate sales of its branches and assets, each of which alternatives had significant regulatory and economic disadvantages; (ii) selling the stock of First Federal to a third party, which until 1993 did not appear to be economically viable; and (iii) retaining ownership of the Association while First Federal continued to implement or sought to improve upon its strategic plan, which, after the immediately preceding alternatives proved unacceptable, the Company decided to pursue until approached by SCBC in August 1993.



   Upon receiving SCBC's expression of interest in 1993 and after extensive preliminary negotiations, the Board consulted with its financial advisor, Capital Resources. Thereafter, acting upon the valuation by and other advice from Capital Resources, the Board determined that stockholder value was more likely to be enhanced by selling First Federal at this time on the terms contemplated by the Agreement than by retaining its investment in First Federal while First Federal continued to implement or sought to improve upon its strategic plan. The Company believes it can more effectively deploy its investment in First Federal into the growth of its higher return vacation ownership business. The Board also considered the possibility of seeking additional offers for First Federal, including whether any such efforts would result in a materially increased purchase price, and the possible adverse consequences further delays necessitated by such remarketing efforts would have on First Federal's franchise value. See "Background of and Reasons for the Sale of First Federal -- Background of Proposed Sale."



   REASONS FOR PROPOSED SALE. After consideration of relevant business, financial, legal and market factors, the Board believes that the Sale is in the best interests of the Company and the stockholders. In reaching this conclusion and approving the Sale, the Board considered, among other factors and in addition to the alternatives to the Sale described above, (i) the effect the Sale would have on the Company's projected earnings and balance sheet; (ii) Capital Resources' valuation of First Federal (see " -- Opinion of Financial Advisor -- Fairness Opinion") as compared to the Purchase Price
(see " -- Summary of Agreement -- General Terms" and "Opinion of Financial Advisor -- Fairness Opinion"); (iii) the likelihood that the Company would receive a better overall offer for the sale of First Federal than that made by SCBC; (iv) the likelihood that SCBC would withdraw its offer if a response were to be delayed while the Company attempted to shop First Federal; (v) the purchase prices being realized in comparable pending and completed transactions involving thrifts in North Carolina and the rest of the United States (see " -- Opinion of Financial Advisor -- Fairness Opinion") and the likelihood that the market for thrifts in general, and North Carolina in particular, would improve and result in materially higher offers for First Federal; and (vi) the ability to structure the Sale as a stock, rather than an asset, purchase. The Board also considered the opinion of Capital Resources that the consideration to be received by the Company pursuant to the Sale was fair from a financial point of view to the Company.



   In addition, the Company considered (i) the fact that Security Capital would not agree to purchase First Federal unless the Company agreed to purchase the Excluded Assets; (ii) the fact that the Company would be required to take further writedowns on the Excluded Assets after the Sale as a result of the anticipated change in the Company's manner of disposing of such assets, due to its desire to monetize the Excluded Association Assets as soon as possible and to the fact that it would not have the benefit after the Sale of all of First Federal's personnel who are presently involved in working out these assets;
(iii) the Company's desire to repurchase First Federal's Contracts Receivable in order better to maintain relationships with the Company's customers who are obligated under such Contracts Receivable and to maintain such Contracts Receivable as part of the Company's core business; (iv) the eligibility of the Contracts Receivable as collateral under the Company's credit lines and under the financing arranged through the Company's indirect wholly owned subsidiary, Fairfield Funding Corporation; and (v) the fact that the Purchase Price for the stock of First Federal, net of anticipated writedowns on the Excluded Assets, exceeds the minimum acquisition price range believed to be appropriate by Capital Resources for a sale of control of First Federal. See " -- Effects of the Sale of First Federal" and " -- Accounting Treatment of Sale." In view of these considerations, the Company believes the purchase price to be paid for the Excluded Assets to be fair to the Company. See " -- Background of and Reasons for the Sale of First Federal -- Background of Proposed Sale."

OPINION OF FINANCIAL ADVISOR

   FAIRNESS OPINION. Capital Resources, acting as financial advisor in connection with the Sale, has delivered its opinion, dated July 22, 1994, to the Board to the effect that, from a financial point of view, the cash purchase price to be paid by SCBC is fair to the Company. Capital Resources did not recommend to the Company the amount of consideration to be paid by SCBC. Such amount was determined by mutual agreement of the Company and SCBC after extensive negotiations. The Board, considering the results of the negotiations and Capital Resources' opinion, found the amount to be reasonable. The Company did not provide Capital Resources with instructions or limitations for the purpose of preparing its opinion. The Company's purchase of the Excluded Assets does not fall within the scope of Capital Resources' opinion. A copy of the opinion is included as Appendix II and should be read in its entirety by stockholders.


   In connection with rendering its opinion to the Board, Capital Resources prepared an Evaluation and Analysis Report dated as of April 8, 1994, and a supplement thereto dated as of July 22, 1994 (as supplemented, the "Report"), which includes substantially all of the information contained in the Preliminary Report previously provided to the Board in November 1993, as well as additional financial and other information about First Federal and certain additional comparable thrifts. See " -- Background of and Reasons for the Sale of First Federal -- Background of Proposed Sale." The Preliminary Report and the Report utilized the same market value approach, which derives a valuation (or provides a basis for a valuation opinion) based on a review of key financial statistics and acquisition pricing statistics of a comparative group of acquired (or target) thrifts. The comparative group of thrifts consisted of 29 thrifts (23 in the Preliminary Report), consisting of 11 North Carolina thrifts and 18 non-North Carolina thrifts for which mergers and acquisitions had either been completed (over the prior two years) or were pending, which had similar assets, equity (and tangible equity)/assets, non-performing assets ("NPA")/total assets, return on average assets ("ROA") and return on average equity ("ROAE") levels as First Federal, out of a group of approximately 150 thrift transactions on which Capital Resources had data. The average amounts of assets and equity and the average ratios of equity/assets, tangible equity/assets, NPA/assets, ROA and ROAE for all thrifts in the comparative group were $395.3 million, $30.0 million, 7.72%, 7.53%, 2.69%, 0.68% and
10.81%, respectively. The median amounts and ratios in such categories for all thrifts in the comparative group were $337.0 million, $32.0 million, 7.74%, 6.96%, 2.05%, 0.71% and 10.81%, respectively, compared to amounts and ratios in such categories for First Federal at March 31, 1994 of $319.1 million, $28.8 million, 9.01%, 9.01%, 7.91%, 0.70% and 8.56%, respectively.



   After identifying the baseline group of 29 thrift merger and acquisition transactions for comparative purposes, Capital Resources analyzed information with respect to the price paid (or to be paid) in each such transaction as a
(a) ratio to book value (and tangible book value), (b) ratio to earnings,
(c) percentage of assets and (d) percentage of deposits. The Preliminary Report and the Report also discussed the relative merits of these different acquisition pricing ratios and percentages. The following table summarizes the purchase prices and pricing ratios for First Federal "as is" and "as adjusted" and for the comparable non-North Carolina thrifts, North Carolina thrifts and all comparable thrifts as a group (dollars in millions):

                              Price/    Price/
                               Book    Tangible     Price/     Price/   Price/
                      Price   Value   Book Value   Earnings   Deposits  Assets
                      -----   -----   ----------   --------   --------  ------

First Federal "as
 is" (1)              $40.35  140.3%  140.3%       17.04x     14.8%     12.6%
First Federal "as
 adjusted" (2)         40.35  140.3   140.3        22.80      14.8      12.6

Non-North Carolina
 thrifts (3)
  Average              44.53  126.8   130.0        13.81      12.8      10.2
  Median               43.35  125.7   125.7        14.29      12.4      10.2


North Carolina
 thrifts (4)
   Average             31.90  150.2   154.9        13.41      13.2      11.5
   Median              21.00  150.8   150.8        13.97      11.5      10.6


All thrifts
   Average             39.80  135.7   139.5        14.24      13.0      10.7
   Median              38.20  135.3   135.3        14.23      11.9      10.3


- - - - - ---------------
(1) Reflects a purchase price per share of $201.75 based on 200,000 shares outstanding and First Federal's reported financial results at and for the 12 months ended March 31, 1994.

(2) The "as adjusted" price/earnings ratio of 22.80x is based on pro forma net income of $1.77 million for First Federal for the 12 months ended March 31, 1994 assuming that $69.0 million of Excluded Assets, including $49.7 million of Contracts Receivable at an average weighted yield of 11.1%, are replaced with $69.0 million of loans, mortgage-backed securities and investment securities at a weighted average yield of 7%.


(3) Atlanfed Bancorp, Inc.; Fairfax Financial Corp.; Pioneer Financial Corporation; Annapolis Bancorp, Inc.; Washington Bancorp, Inc.; Providence Savings & Loan Association; Greenwich Financial Corporation; First AmFed Corporation; First Federal Savings Bank of Proviso Township; FloridaBank, A Federal Savings Bank; First Federal Bancshares of De Funiak Springs, Inc.; Mid-State Federal Savings Bank; First Federal Savings Bank of Northwest Florida; Village Financial Services, Ltd.; CFS Financial Corporation; Montclair Bancorp, Inc.; Prime Bancshares, Inc.; and South Carolina Federal Corporation.

(4) American Bancshares, Inc.; Robeson Savings Bank, Inc., SSB; Home Federal Savings Bank of Eastern North Carolina; Citizens Savings Bank, SSB; Old Stone Bank of North Carolina, A Federal Savings Bank; Citizens Savings Bank, Inc.; Orange Federal Savings & Loan Association; FedFirst Bancshares, Inc.; C K Federal Savings Bank; Security Financial Holding Company; and First Fincorp, Inc.



   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In its Report, Capital Resources noted that the market value approach described above was the most appropriate in assessing whether the acquisition proposal for First Federal was fair to the Company from a financial point of view. Capital Resources did not conduct a physical inspection of any of the properties or assets of First Federal and did not make or obtain any independent evaluation or appraisals of any properties, assets or liabilities of First Federal, including the Excluded Assets. Moreover, Capital Resources assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by the Company and First Federal or was publicly available. Capital Resources' fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information (certain of which is summarized in the Report) made available to it as of, July 22, 1994 and will not be updated.



   COMPENSATION OF CAPITAL RESOURCES. The Company has paid Capital Resources $50,000 for its financial advisory services in connection with the Sale, and pursuant to the terms of an engagement letter between the Company and Capital Resources, the Company has agreed to pay Capital Resources $70,000 for its fairness opinion related to the Sale, including the preparation of the Report. In addition, the Company has agreed to reimburse Capital Resources for its expenses incurred for travel, communication, reproduction, data and computer time to the extent such expenses are necessary and incident to the completion of the services rendered. The Company has agreed to indemnify Capital Resources against any claims or liabilities arising in connection with the services under the engagement letter, except for liabilities resulting from the gross negligence or other fault of Capital Resources.



   As part of its business, Capital Resources is regularly engaged in valuations of financial institutions in connection with mergers and acquisitions, negotiated underwritings, strategic and financial planning, branch sale or purchase transactions, private placements and other purposes. The Board decided to retain Capital Resources based upon Capital Resources' experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions generally and services previously rendered in connection with the Company's acquisition of First Federal in 1989 and in connection with the Reorganization, which commenced in 1990. Capital Resources has not provided services to the Company within two years prior to the date of this Proxy Statement.



   Capital Resources' opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Sale.


EFFECT OF SALE ON RIGHTS OF STOCKHOLDERS

   Consummation of the Sale is not anticipated to have any material impact on the rights of stockholders. The Company will remain a corporation organized under the laws of the State of Delaware and will remain subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder. By letter dated June 29, 1994 the OTS advised the Company that upon consummation of the Sale and receipt of a letter from the Company's counsel that such Sale was consummated in accordance with the OTS' approval thereof and further certifying that the Company no longer controls a savings association, the Company will be released from its registration as a savings and loan holding company. See "Certain Existing Circumstances Potentially Affecting a Change in Control of the Company -- Certain Regulatory Matters."



EFFECTS OF SALE ON THE COMPANY

   The purchase price for First Federal, which is to be paid in cash, is $40.35 million, which will be increased (subject to the limitations hereafter described) to reflect the consolidated pretax net earnings of First Federal and its subsidiaries for the period from October 1, 1993 through the date of closing, or decreased by the consolidated pretax net losses of First Federal and its subsidiaries during this period, whichever is the case. The increase to the $40.35 million for pretax earnings of First Federal and its subsidiaries cannot exceed $1.825 million plus, in general, the pretax earnings or losses of First Federal and its subsidiaries from August 1, 1994 through the closing, provided that the foregoing amounts may be reduced under certain circumstances for reserves taken or losses (in excess of gains) on Excluded Assets after September 30, 1993. At September 30, 1993, First Federal's consolidated book value was $27.4 million. The amount of First Federal's pretax earnings (before giving effect to adjustments required under the Agreement) for the period from October 1, 1993 through April 30, 1994 was approximately $1.9 million. Up to approximately $1.39 million of the Purchase Price is to be retained by SCBC to securitize the Litigation Indemnity. As part of the proposed transaction, the Company is to purchase for cash (a) at book value, net of reserves, up to approximately $18.4 million, as of April 30, 1994, of Excluded Association Assets, subject to the right of SCBC to elect for First Federal to retain all or part of such assets, and (b) Contracts Receivable having a book value less certain reserves at April 30, 1994 of approximately $48.4 million and a weighted average yield at April 30, 1994, on approximately $46.6 million of interest earning Contracts Receivable, of 11.6%. See Note 16 of Notes to Consolidated Financial Statements of Fairfield Communities, Inc. in the
Form 10-K. Approximately $2.85 million in net book value of the Excluded Association Assets are to be pledged to SCBC to provide additional security with respect to both the Litigation Indemnity and the general indemnities under the Agreement. The Company has certain rights to substitute collateral in connection with such pledge, including the right to substitute $0.60 to $0.70 of cash for every $1.00 of net book value of Excluded Association
Assets so pledged.



   As of April 30, 1994 the Excluded Association Assets, which had a book value net of reserves of $18.4 million, had a market value, based on the Company's expected manner of disposal after acquiring these assets from First Federal, totaling approximately $15.9 million. The April 30, 1994 market value of the Excluded Association Assets, assuming First

Federal is retained by the Company and continues with its present method of disposing of such assets, is approximately equal to the book value net of existing reserves. These assets are part of the Company's net liabilities held for sale. As of April 30, 1994 the Contracts Receivable, which had a book value less certain negotiated reserves of approximately $48.4 million, had a market value, based on the Company's expected manner of disposal of certain of these assets after acquiring these assets from First Federal, of approximately $47 million. The April 30, 1994 market value of the Contracts Receivable, assuming First Federal is retained by the Company and continues with its present method of disposing of such assets, is approximately equal to the book value net of reserves. Of the $48.4 million of Contracts Receivable, $45.8 million is included in assets of continuing operations and $2.6 million is included in net liabilities held for sale.



   Management estimates that the Sale will result in a net gain of approximately $5.5 million after taking into account (i) writedowns related to the Excluded Assets estimated at approximately $4.0 million, based upon the Company's accelerated method of disposal of these assets subsequent to the consummation of the Sale, and (ii) anticipated selling expenses, including professional fees and other direct expenses, of approximately $3.3 million. See the Pro Forma Condensed Consolidated Financial Statements of the Company and related notes thereto included herewith.



EXCLUDED ASSOCIATION ASSETS

   The Excluded Association Assets, which had a book value of $18.4 million as of April 30, 1994, are carried at the lower of cost or estimated fair value based on First Federal's current manner of disposal, and consist of (i) $8.5 million of loans receivable, of which 43 loans totaling $6.7 million were originated by First Federal, and $1.8 million of loan participations, (ii) $9.8 million of real estate owned, and (iii) $.1 million of other assets. Of the loans receivable originated by First Federal, 10 loans totaling $2.2 million are nonperforming loans and 31 loans totaling $2.3 million were performing as of April 30, 1994 but have a history of delinquencies. One loan totaling $1.6 million is a current loan (current since the third quarter of 1992) of which the underlying collateral is a hotel, and another loan totaling $.6 million is a current loan but the underlying collateral was previously held by First Federal as real estate owned. The $1.8 million of loan participations includes 37 loans, 36 or $.8 million of which are performing and one or $1.0 million of which is nonperforming.


   The real estate owned consists of a retail shopping complex in Cornelius, North Carolina with a book value of $2.5 million. First Federal acquired this property in July 1992 and has hired a property management firm to continue leasing the complex while the property is offered for sale. Net income for the four months ended April 30, 1994 totaled approximately $75,000. Cash flows at current occupancy rates (approximately 98%) would be adequate to recover First Federal's book value. Another of such assets consists of an 11% participation interest with a book value of $2.1 million in a hotel in West Hollywood, California. This property is to be auctioned in the third quarter of 1994. Also included in the Excluded Association Assets are two office buildings in Columbia, South Carolina with a book value of $1 million. First Federal acquired this property in June 1993. A property management company is in place and the property is listed with a real estate broker. One office building is under contract for sale to the tenant for $450,000 (approximate book value) with a projected closing date of August 1, 1994. First Federal's strategy is to continue to improve occupancy (from approximately 81% through April 1994) to enhance the marketability of the other office building.


SECURITY CAPITAL BANCORP


   SCBC is a North Carolina corporation organized as a multi-bank holding company. On June 30, 1992, Omni Capital Group, Inc., a multi-thrift holding company incorporated under the laws of the State of North Carolina, merged with and into First Security Financial Corporation ("FSFC"), a bank holding company incorporated under the laws of the State of North Carolina (the "Merger").
Upon the completion of the Merger, FSFC's name was changed to Security Capital Bancorp. Thus, at March 31, 1994, SCBC was a $928.4 million multi-bank holding company with leverage capital of $125.8 million, or 13.48% of total assets. Its market capitalization as of April 29, 1994 was approximately $152.4 million.


   SCBC operates primarily through its four banking subsidiaries, which have 45 offices in 11 counties in the south central and western Piedmont regions of North Carolina. SCBC's general and administrative offices are located in Salisbury, North Carolina.

REGULATORY APPROVALS

   The Sale requires approvals from the OTS, the FDIC, the FRB and the Banking Commission (collectively, the "Regulatory Approvals"). All of such approvals have been received. Pursuant to the Regulatory Approvals, the Sale is subject, among other conditions, to the condition that the Sale be consummated no earlier than July 30, 1994 and no later than September 30, 1994 (pursuant to the FRB's approval), October 27, 1994 (pursuant to the OTS' approval), December 31, 1994 (pursuant to the FDIC's approval) and May 18, 1995 (pursuant to the Banking Commission's approval), subject in each case to extension in certain circumstances by the applicable regulatory agency. Approval by the OTS, the FDIC, the FRB and the Banking Commission does not represent a determination as to the fairness of the Sale to the stockholders or a recommendation or endorsement of the Sale by the OTS, the FDIC, the FRB or the Banking Commission.


   The Company and the OTS entered into a Voting and Disposition Rights/Dividend Agreement, dated May 30, 1989, as amended (the "Prenuptial Agreement"), pursuant to which the OTS may take over and/or dispose of First Federal without compensation to the Company, but subject to certain rights of the Company to notice and opportunity to cure. OTS' ability to take over and/or dispose of First Federal arises if either (a) the Company fails to honor its obligation to remarket certain delinquent contracts receivable or
(b) First Federal's regulatory capital under GAAP at any time falls below two percent of First Federal's assets. The Prenuptial Agreement also provides substantial restrictions on First Federal's ability to pay dividends. First Federal entered into a Supervisory Agreement with the OTS, dated August 26, 1992, pursuant to which First Federal agreed, except for certain enumerated transactions, that neither First Federal nor any of its subsidiaries would enter into any transaction with Fairfield or any of its subsidiaries without the prior written approval of the Regional Director of the OTS. By letter dated June 29, 1994 the OTS advised the Company that it will terminate the Prenuptial Agreement and the Supervisory Agreement upon consummation of the Sale. The Company and First Federal are in full compliance with the requirements of the Prenuptial Agreement and the Supervisory Agreement as of the date hereof.


INCOME TAX CONSEQUENCES

   Although the Sale will be a taxable transaction for federal and state income and franchise tax purposes, the Sale is not anticipated to have any material federal or state income or franchise tax consequences to the Company. The Company believes that upon consummation of all of the transactions contemplated in the Agreement, including without limitation the Sale, a loss will be recognized for federal income tax purposes. Any tax gains or losses upon consummation will generally be included in determining the Company's consolidated federal income tax results for its tax year in which the Sale is consummated but are not expected materially to alter such results. The Sale should not have any federal or state income tax effect to any stockholders.


COMPARATIVE UNAUDITED PER SHARE DATA

   For information on certain comparative per share data for the Company, see the Pro Forma Condensed Consolidated Financial Statements of the Company included herewith.



ALTERNATIVES IF SALE DISAPPROVED

   In the event an affirmative vote of the holders of a majority of the outstanding shares of Common Stock is not received approving the Sale or any other condition to the Sale is not fulfilled or waived, the Sale will not be consummated. In such case, the Company may consider alternatives to the proposed Sale. The Company's management has not identified any specific alternative or alternatives it would pursue in the event of a disapproval or termination of the Agreement or determined which, if any, courses of action would in fact then be available to the Company. A number of alternatives, nevertheless, may be available to the Company, including one or more of the following: (i) adjourning or continuing the Annual Meeting and resoliciting or continuing to solicit stockholders to approve the Sale; (ii) seeking to restructure the terms of the Sale or to enter into an alternative sale transaction and resoliciting stockholders' approval of such transaction;
(iii) adopting a plan of liquidation or dissolution and/or winding up the affairs of First Federal in a manner which would not require stockholder approval; or (iv) changing its plan to sell First Federal and determining instead to retain First Federal as a subsidiary.

                           PROPOSAL 3 -- AMENDMENT TO
                THE COMPANY'S SHARE PURCHASE RIGHTS AGREEMENT


GENERAL

   The Company entered into its existing Share Purchase Rights Agreement (the "Rights Agreement") pursuant to the Seventh Amended and Restated Joint Plan of Reorganization of the Company and certain of its subsidiaries (the "Plan of Reorganization"). The existing provisions of the Rights Agreement are summarized below under the caption " -- Summary of the Existing Provisions of the Rights Agreement."


   In general, the Rights Agreement is intended to (i) reduce the Company's vulnerability to potentially coercive or unfair takeover practices and takeover proposals which are inadequate or otherwise inconsistent with the best interests of the Company and its stockholders, (ii) encourage potential acquirors to negotiate with the Board, acting on behalf of the Company and its stockholders, (iii) enhance the bargaining position of the Board in such negotiations, (iv) provide additional time to the Board in which appropriately to evaluate and respond to an unsolicited takeover proposal, and (v) under appropriate circumstances, provide additional time to the Board in which to develop or implement alternatives designed to provide superior value to the Company's stockholders. The Rights Agreement is not intended to, and the Board believes that it will not, deter fully priced and financed cash offers for all outstanding shares of Common Stock because the Board's fiduciary duties would require it to act in the best interests of the Company and its stockholders in responding to an unsolicited takeover proposal. These fiduciary duties may, under certain circumstances, include a duty to cause the Rights (as defined below) to be redeemed. Because the Board may cause the Rights to be redeemed in the manner described below, the Rights Agreement should not interfere with any transaction approved by the Board.


   The Board has authorized, subject to the approval of the Company's stockholders, an amendment (the "Rights Agreement Amendment") to the Rights Agreement, which would delete from the Rights Agreement provisions that presently exempt so-called "Qualifying Offers" and certain related transactions from certain key provisions of the Rights Agreement. These provisions were originally included in the Rights Agreement in connection with the formulation of the Plan of Reorganization at the request of the representatives of certain prepetition creditors of the Company, including the representatives of certain such creditors that either received no shares of Common Stock pursuant to the Plan of Reorganization or subsequently liquidated or reduced substantially their holdings of shares of Common Stock received pursuant to the Plan of Reorganization. The Rights Agreement Amendment is intended to assure that the potential benefits of the Rights Agreement will be available in connection with any unsolicited takeover proposal, irrespective of whether such proposal would satisfy the criteria for a so-called "Qualifying Offer." THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE RIGHTS AGREEMENT AMENDMENT.


PURPOSES AND EFFECTS OF THE PROPOSED RIGHTS AGREEMENT AMENDMENT

   As a result of the so-called "Qualifying Offer" provisions, the Rights Agreement, as presently in effect, would be ineffective with respect to an unsolicited takeover proposal satisfying the definition of "Qualifying Offer," irrespective of whether the proposal is in the best interests of the Company and its stockholders in light of, among other factors, the timing and likely effects of the proposal, potential alternatives to the proposal, and the Company's strategic plans and long-term prospects. In the context of such a proposal, the potential benefits otherwise provided by the Rights Agreement would not be realized, and the Board may not have sufficient leverage to negotiate to improve the terms of such proposal or otherwise to respond to such proposal, including, under appropriate circumstances, by developing or implementing alternatives designed to provide superior value to the Company's stockholders. Accordingly, the Board has authorized, subject to approval by the Company's stockholders, the Rights Agreement Amendment, which would eliminate the "Qualifying Offer" provisions from the Rights Agreement.


   The Board believes that the Rights Agreement has the potential to enhance substantially the Board's ability, consistent with its fiduciary duties, appropriately to evaluate and respond to an unsolicited takeover proposal and, under appropriate circumstances, to develop or implement alternatives designed to provide superior value to the Company's stockholders. The Board further believes that any such proposal and the potential responses or alternatives thereto can be fully considered and evaluated only when such a proposal is actually presented, taking into account the relevant circumstances existing at that time. Accordingly, the Board believes that the potential benefits of the Right Agreements should be available in connection with any unsolicited takeover proposal, irrespective of whether such proposal would satisfy the criteria for a so-called "Qualifying Offer" or any other criteria prescribed prior to the time the proposal is actually presented. The Rights Agreement Amendment is intended to have this effect.


   Regardless of whether the Rights Agreement Amendment is implemented, the Rights Agreement could have the effect of discouraging an unsolicited takeover proposal, even though such a proposal might be beneficial to the Company and its stockholders or even though some stockholders might otherwise desire such a proposal. The implementation of the Rights Agreement Amendment could extend this potential deterrent effect to unsolicited takeover proposals satisfying the criteria for a so-called "Qualifying Offer." Acquisitions or other changes in control which are proposed and effected without prior consultation and negotiation with the existing Board and management are not necessarily detrimental to the Company and its stockholders. In addition, the requirement that a potential acquiror negotiate with the Board may afford the Company's management the opportunity to avoid removal. The Board, however, believes that the benefits of enhancing its ability to negotiate with the proponents of unsolicited takeover proposals and otherwise respond to such proposals outweighs the disadvantages of potentially discouraging such proposals and the possibility of self-interest by management.


SUMMARY OF THE EXISTING PROVISIONS OF THE RIGHTS AGREEMENT

   GENERAL. Pursuant to the Rights Agreement, each share of Common Stock issued pursuant to the Plan of Reorganization was accompanied by one share purchase right (a "Right"), and each share of Common Stock issued thereafter and prior to the Rights Distribution Date (as defined below), or the earlier redemption or expiration of the Rights, will similarly be accompanied by one Right (subject to adjustment in certain circumstances). Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), of the Company at a price (the "Series A Purchase Price") of $25.00 per one one-hundredth of a Series A Preferred Share (subject to adjustment in certain circumstances).



   The Rights Agreement provides that the Rights will be evidenced by the certificates evidencing shares of Common Stock until the earlier to occur of the following dates (the earlier of such dates being the "Rights Distribution Date"): (i) the close of business on the tenth business day (or such later date as the Board may determine) following the first date of public announcement by the Company or such person that a person (other than the Company or a subsidiary or employee benefit plan of the Company), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (any such person being an "Acquiring Person") and (ii) the close of business on the tenth business day (or such later date as the Board may determine) following the commencement of a tender offer or exchange offer by a person (other than the Company or a subsidiary or employee benefit plan of the Company), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Stock. The Rights Agreement further provides that, until the Rights Distribution Date, the Rights may be transferred with and only with the Common Stock, and that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Stock will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Rights Distribution Date. The Rights will expire on September 1, 2002 (the "Final Expiration Date") unless earlier redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.


   ANTIDILUTION ADJUSTMENTS. The Series A Purchase Price payable, and the number of Series A Preferred Shares or other securities issuable, upon exercise of a Right are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares, or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets (excluding dividends payable in Series A Preferred Shares) or subscription rights or warrants (other than those referred to above). The number of Rights associated with each share of Common Stock is also subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the Common Stock payable in shares of Common Stock or a subdivision or combination of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

   Subject to certain exceptions, no adjustments in the Series A Purchase Price will be required until cumulative adjustments require an adjustment in the Series A Purchase Price of at least 1%. The Company is not required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Rights Agreement.



   SERIES A PREFERRED SHARES. The Series A Preferred Shares issuable upon exercise of the Rights will be redeemable at the option of the Board, in whole or in part, at any time and from time to time, at a cash price per share equal to the product of 100 times the average market value (computed as provided in the Certificate of Designations relating to the Series A Preferred Shares) of the Common Stock on the date of mailing of the notice of redemption. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $0.75 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the applicable quarter. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled (i) to a preferential liquidation payment of $16.50 per share plus accrued and unpaid dividends to the date of such payment and (ii) after the holders of shares of Common Stock shall have received an amount per share equal to the quotient obtained by dividing the per share liquidation preference paid to holders of Series A Preferred Shares by 100, to receive, together with the holders of Common Stock, their ratable and proportionate share of the remaining assets to be distributed in the ratio of 100 to one with respect to the Series A Preferred Shares and shares of Common Stock, on a per share basis, respectively. Each Series A Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights will be protected by customary antidilution provisions.



   Rights may be exercised to purchase Series A Preferred Shares only after the occurrence of the Rights Distribution Date and prior to the occurrence of a Flip-in Event or Flip-over Event (as such terms are defined below). A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" set forth above could precede the occurrence of a Flip-in Event or Flip-over Event and thus (subject to the earlier redemption or expiration of the Rights) result in the Rights being exercisable to purchase Series A Preferred Shares.
A Rights Distribution Date resulting from any occurrence described in clause
(i) of the definition of "Rights Distribution Date" set forth above would necessarily follow the occurrence of a Flip-in Event or Flip-over Event and thus (subject to the earlier redemption or expiration of the Rights) result in the Rights being exercisable to purchase shares of Common Stock or other securities as described below.


   FLIP-IN AND FLIP-OVER EVENTS. The Rights Agreement generally provides that, in the event (a "Flip-in Event") that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the date of the first occurrence of a Flip-in Event, will be void), will thereafter have the right to receive, upon the exercise thereof at the then-current Series A Purchase Price, a number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) having a market value of two times the Series A Purchase Price.


   The Rights Agreement generally provides that, in the event (a "Flip-over Event") that, following the first date of public announcement by the Company or such person that a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Stock is changed or exchanged, or (iii) 50% or more of the Company's assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights that previously have become void upon the occurrence of a Flip-in Event) will thereafter have the right to receive, upon the exercise thereof at the then-current Series A Purchase Price, a number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person having a market value of two times the Series A Purchase Price.


   QUALIFYING OFFER PROVISIONS. As presently in effect, the Rights Agreement provides that the acquisition of beneficial ownership of 20% or more of the outstanding Common Stock pursuant to a Qualifying Offer (as defined below) will not result in a Flip-in Event, and an all-cash merger or consolidation with a person that acquired shares of Common Stock pursuant to a Qualifying Offer will not constitute a Flip-over Event if the price per share offered in such transaction is not less than the price per share offered in the Qualifying Offer. In general, a "Qualifying Offer" is defined as an all-cash tender offer for all of the outstanding Common Stock that meets all of the following requirements: (i) the person making the tender offer has firm written commitments from responsible financial institutions to provide funds for such offer which, when added to the amount of cash which such person has available and has committed to utilize for purposes of the offer, will be sufficient to consummate the offer and pay all related expenses; (ii) such person will own, after consummating such offer, shares representing a majority of the voting power of the outstanding shares of the Company's voting stock; (iii) such offer will in all events remain open for at least 45 business days and will be extended for at least 20 business days after any change in the price offered or an alternative offer is made which provides for consideration per share in excess of that provided for in such offer; and (iv) prior to or upon commencing such offer, such person has committed in writing (a) to consummate promptly upon completion of the offer an all-cash transaction or transactions whereby all remaining shares of the Common Stock will be acquired at the same price per share paid pursuant to the offer, (b) that such person will not amend such offer to reduce the per share price offered, change the form of consideration offered or reduce the number of shares being sought or in any other respect which is materially adverse to the Company's stockholders, and (c) that such person will not make any offer for any equity securities of the Company for six months after commencement of the original offer if the original offer does not result in the tender of the number of shares required to be purchased as described in (ii) above, unless another all-cash tender offer for all outstanding shares of the Common Stock meeting certain specified requirements is commenced.


   REDEMPTION. The Board may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment in certain circumstances (the "Redemption Price"), at any time prior to the earlier of (i) the close of business on the tenth day following the first date of public announcement by the Company or such person that a person has become an Acquiring Person and (ii) the Final Expiration Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


   AMENDMENTS. Prior to the Rights Distribution Date, the Rights Agreement may be amended by the Company, without the approval of any holders of Rights Certificates, to cure any ambiguity or defect, shorten or lengthen time periods or change the provisions thereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or its affiliates or associates), provided that no amendment may be so made which changes the requirements that must be met for a cash tender offer to constitute a Qualifying Offer or which changes the Redemption Price, the Final Expiration Date, the Series A Purchase Price or the number of Series A Preferred Shares for which a Right is exercisable. In addition, prior to the Rights Distribution Date, the Rights Agreement may be supplemented or amended in any respect which the Board shall determine if such supplement or amendment is approved at a meeting of stockholders by the affirmative vote of holders of a majority of the voting power of the shares entitled to vote and voting (in person or by proxy) for or against such supplement or amendment at such meeting.



   RIGHTS AGENT. The First National Bank of Boston currently acts as Rights Agent under the Rights Agreement.


VOTE REQUIRED FOR APPROVAL

   The affirmative vote of the holders of a majority of shares of Common Stock represented at the Annual Meeting and voting on this proposal is required to approve the Rights Agreement Amendment.



   THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE RIGHTS AGREEMENT AMENDMENT. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                PROPOSAL 4 -- AMENDMENT TO CERTAIN PROVISIONS OF
                THE CERTIFICATE OF INCORPORATION RELATING TO THE
               ELECTION, TERMS OF OFFICE AND REMOVAL OF DIRECTORS


   PROPOSAL 4 HAS FOUR PARTS, WHICH ARE ENUMERATED ON THE ENCLOSED PROXY AS
FOLLOWS: PART A -- CLASSIFICATION OF THE BOARD; PART B -- REMOVAL OF DIRECTORS ONLY FOR CAUSE; PART C -- FILLING OF VACANCIES ON THE BOARD; AND PART D -- FIXING THE SIZE OF THE BOARD. STOCKHOLDERS MAY VOTE FOR OR AGAINST, OR ABSTAIN FROM VOTING WITH RESPECT TO, EACH OF THE FOUR PARTS OF PROPOSAL 4 INDIVIDUALLY, AND NEED NOT VOTE OR ABSTAIN CONSISTENTLY WITH RESPECT TO SUCH PARTS. THE BOARD BELIEVES THAT THE FOUR INDIVIDUAL PARTS OF PROPOSAL 4 ARE CLOSELY INTERRELATED AND THAT THE IMPLEMENTATION OF EACH SUCH PART IS NECESSARY IN ORDER FOR THE OBJECTIVES SOUGHT TO BE ACHIEVED BY PROPOSAL 4 TO BE FULLY ACHIEVED. ACCORDINGLY, NO PART OF PROPOSAL 4 WILL BE IMPLEMENTED UNLESS EACH OF THE INDIVIDUAL PARTS OF PROPOSAL 4 IS APPROVED BY THE
REQUISITE VOTE OF STOCKHOLDERS. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH PART OF PROPOSAL 4.



GENERAL

   Article Seventh of the Certificate of Incorporation, as presently in effect, provides that the number of directors of the Company will be fixed from time to time by or in the manner provided in the Bylaws. The Bylaws presently provide that the number of directors shall be not more than seven and that the exact number of directors shall be determined by resolution of the Board or by a vote of holders of at least a majority of the issued and outstanding shares of Common Stock entitled to vote generally in the election of directors. The number of directors is currently set at seven, and each director is elected annually for a one-year term.


   Article Seventh of the Certificate of Incorporation, as presently in effect, further provides that (i) any director may be removed from office with or without cause by the holders of a majority of the voting power of all shares of the Company entitled to vote generally in an election of directors, (ii) if one or more directors is removed by a vote of the stockholders, the vacancy or vacancies created thereby shall be filled by vote of the stockholders, (iii) newly created directorships resulting from an increase in the number of directors and any vacancies resulting from death, resignation, disqualification or other cause (other than vacancies resulting from removal of a director with or without cause by a vote of the stockholders) will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director or by the stockholders, and (iv) any director elected in accordance with the procedures described in clause (iii) will hold office until the next annual meeting.



   The Board has adopted, and recommends that the Company's stockholders approve (by approving each of the four parts of Proposal 4), an amendment (the "Classified Board Amendment") to Article Seventh of the Certificate of Incorporation which would, in general: (i) classify the Board into three separate classes, as nearly equal in number as possible, with one class being elected each year and require the vote of 80% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such classification; (ii) provide that directors may be removed only for cause and only with the approval of holders of 80% or more of the voting power of the Company's voting stock and require the vote of 80% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision; (iii) provide that any vacancy on the Board may be filled only by the remaining directors then in office, even though less than a quorum, and require the vote of 80% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision; and (iv) provide that the number of directors may be determined only by the affirmative vote of the majority of the entire Board and require the vote of 80% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision. The foregoing components of the Classified Board Amendment, which are enumerated on the enclosed proxy as Parts A through D of Proposal 4, are discussed in greater detail below.


PURPOSES AND EFFECTS OF THE PROPOSED CLASSIFIED BOARD AMENDMENT

   GENERAL.  The Classified Board Amendment, as a whole, is intended to
(i) promote continuity and stability in the management and policies of the Company, (ii) encourage potential acquirors to negotiate with the Board, acting on behalf of the Company and its stockholders, (iii) enhance the bargaining position of the Board in such negotiations, and (iv) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders.

   PART A -- CLASSIFICATION OF THE BOARD. The Delaware General Corporation Law permits the Board to be divided into classes serving staggered terms. Under the portion of the Classified Board Amendment constituting Part A of Proposal 4, the Company's directors would be divided into three classes, with three directors elected for a term expiring at the 1995 Annual Meeting, two directors elected for a term expiring at the 1996 Annual Meeting, and the remaining two directors elected for a term expiring at the 1997 Annual Meeting (and, in each case, until their respective successors are duly elected and qualified). At each Annual Meeting of Stockholders commencing with the 1995 Annual Meeting, one class of directors would be elected for a three-year term. If at any time the size of the Board is changed, the increase or decrease in the number of directors would be apportioned among the three classes to make all classes as nearly equal as possible. Under the portion of the Classified Board Amendment constituting Part A of Proposal 4, the vote of 80% of the voting power of the Company's voting stock would be required for the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions described in this paragraph. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or of any class of directors.



   Information concerning the current nominees for election as directors at the Annual Meeting and the terms for which they will serve if each part of Proposal 4 is approved is set forth under the caption "Election of Directors." If each part of Proposal 4 is not approved, all directors would be elected to serve until the 1995 Annual Meeting and until their successors are elected and qualified.



   The Board believes that a classified board will promote continuity and stability in the management and policies of the Company because, absent extraordinary circumstances, a majority of the Company's directors at any given time will have had prior experience as directors of the Company. The Board further believes that such continuity and stability will facilitate long-term planning for the Company's business. The classification of directors would have the effect of making it more difficult to change the composition of the Board. Absent extraordinary circumstances, at least two stockholders meetings, instead of one, would be required to effect a change in the majority control of the Board, except in the event of vacancies resulting from removal for cause or other reason (in which case, the remaining directors would fill the vacancies so created as described below). If each part of Proposal 4 is approved, the classification provisions would apply whether or not a change in the Board would be beneficial to the Company and its stockholders and whether or not some stockholders believe that such a change would be desirable.



   PART B -- REMOVAL OF DIRECTORS ONLY FOR CAUSE. Under the Delaware General Corporation Law, unless the corporation's certificate of incorporation otherwise provides, the holders of a majority of the shares then entitled to vote at an election of directors may effect the removal of directors of a corporation the board of directors of which is classified, but only for cause. Under the portion of the Classified Board Amendment constituting Part B of Proposal 4, directors of the Company could be removed by stockholders only for cause, and then only by the vote of the holders of 80% of the voting power of the Company's voting stock, voting together as a single class, and the vote of 80% of the voting power of the Company's voting stock would be required for the amendment or repeal of, or the adoption of any provision inconsistent with, such provisions. This portion of the Classified Board Amendment is intended to preclude a potential acquiror or other stockholder from removing incumbent directors without cause, but would permit the holders of 80% of the voting power of the Company's voting stock, voting together as a single class, to remove directors for cause. The primary purpose of this portion of the Classified Board Amendment is to preclude the removal of any director or directors by the proponent of an unsolicited takeover proposal or another stockholder, unless removal is warranted for reasons other than control of the Board. The precise meaning of "cause" in the context of director removal has not been conclusively established. The Delaware courts have held that actions such as embezzlement, disclosure of trade secrets and other violations of fiduciary duty constitute "cause" in this context. Conversely, the Delaware courts have indicated that a desire to take over the management of a corporation or the failure to cooperate with management do not constitute "cause" in this context.



   PART C -- FILLING OF VACANCIES ON THE BOARD. Under the portion of the Classified Board Amendment constituting Part C of Proposal 4, a vacancy on the Board, including a vacancy created by an increase in the number of directors, occurring prior to the expiration of the term in office of the class in which such vacancy occurs, could be filled by the remaining directors, but not by the stockholders. The portion of the Classified Board Amendment constituting
Part C of Proposal 4 also provides that any director elected to the Board to replace another director will hold office for the unexpired term of the director he or she replaced and a director elected by the Board to fill a vacancy created by an increase in the number of directors will hold office until the next election for the class to which he or she was elected. Under the portion of the Classified Board Amendment constituting Part C of Proposal 4, the vote of 80% of the voting power of the Company's voting stock would be required for the amendment or repeal of, or the adoption of any provision inconsistent with, the provision described in this paragraph.



   Although the portion of the Classified Board Amendment constituting Part B of Proposal 4 would permit the holders of 80% of the voting power of the Company's voting stock, voting together as a single class, to remove directors for cause, under the portion of the Classified Board Amendment constituting Part C of Proposal 4 only the directors would have the power to fill the vacancies created by such removal. The primary purpose of this portion of the Classified Board Amendment, in conjunction with the portion of the Classified Board Amendment constituting Part B of Proposal 4, is to preclude a potential acquiror or other stockholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees.


   PART D -- FIXING THE SIZE OF THE BOARD. The portion of the Classified Board Amendment constituting Part D of Proposal 4 provides that the number of directors comprising the entire Board shall be a number not less than three nor greater than eleven and would alter the arrangement set forth in the current Bylaws by providing that the number, within such range, will be as authorized exclusively by a majority of the entire Board. The portion of the Classified Board Amendment constituting Part A of Proposal 4 would also require the vote of 80% of the voting power of the Company's voting stock for the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions described in the immediately preceding sentence. The primary purpose of this portion of the Classified Board Amendment, in conjunction with the portion of the Classified Board Amendment constituting Part C of Proposal 4, is to prevent a potential acquiror or other stockholder from increasing the number of directors and attempting to fill those vacancies. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or of any class of directors.



   AMENDMENT. Under the Delaware General Corporation Law, amendments to a corporation's certificate of incorporation require the approval of the holders of a majority of the outstanding shares entitled to vote thereon and, in certain cases, of a majority of the outstanding shares of each class entitled to vote thereon as a class. The Delaware General Corporation Law also permits provisions in a corporation's certificate of incorporation that require a greater vote than the vote otherwise required by law for any corporate action. The requirement of an increased stockholder vote for amendment of the provisions contained in each part of Proposal 4 is designed to prevent a potential acquiror or other stockholder controlling a majority of the voting power of the Company's stock from avoiding the requirements thereof by simply amending such provisions.


   CERTAIN TAKEOVER-RELATED CONSIDERATIONS. The Board believes that the existing provisions of Article Seventh of the Certificate of Incorporation may increase the Company's vulnerability to potentially coercive or unfair takeover practices and takeover proposals or takeover-related tactics which are inadequate or otherwise not in the best interests of the Company and its stockholders. In particular, the Board believes that the imminent threat of the removal and replacement of a majority or all of the Company's directors by means of a proxy contest in connection with an unsolicited takeover proposal could severely curtail the Board's ability effectively to (i) negotiate with the potential acquiror to improve the terms of such proposal or (ii) otherwise respond to such proposal, including, under appropriate circumstances, by developing or implementing alternatives designed to provide superior value to the Company's stockholders. Moreover, because of the serious disruption to the Company's management, policies and business operations that would likely result from a replacement of a majority or all of the Company's directors, it is possible that even a person who was not seriously interested in acquiring control of the Company could seek to use the threat of a proxy contest or takeover proposal as a means to pressure the Company to repurchase such person's voting securities at a substantial premium over market price in order to avoid such disruption.



   The Classified Board Amendment is not intended to, and the Board believes that it would not, deter fully priced and financed cash offers for all outstanding shares of Common Stock because the Board's fiduciary duties would require it to act in the best interests of the Company and its stockholders in responding to an unsolicited takeover proposal. Rather, the Board believes that the Classified Board Amendment would (i) promote continuity and stability in the management and policies of the Company, (ii) encourage potential acquirors to negotiate with the Board, acting on behalf of the Company and its stockholders, (iii) enhance the bargaining position of the Board in such negotiations, and (iv) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders. It is possible, however, that the Classified Board Amendment could have the effects of discouraging an unsolicited takeover proposal and making it more difficult to replace the existing Board and management even though such a proposal or replacement might be beneficial to the Company and its stockholders and even though some stockholders might otherwise desire such a proposal or replacement. Acquisitions or other changes in control which are proposed and effected without prior consultation and negotiation with the existing Board and management are not necessarily detrimental to the Company and its stockholders. The Board, however, believes that the benefits of continuity and stability in the management and policies of the Company and the enhancement of the Board's ability to negotiate with the proponents of unsolicited takeover proposals and otherwise respond to such proposals outweigh the disadvantages of potentially discouraging such proposals and the possibility of self-interest by management.


VOTE REQUIRED FOR APPROVAL

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve each part of Proposal 4. Unless each of the four parts of Proposal 4 is approved by such vote, the Classified Board Amendment will not be implemented.



THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH PART OF PROPOSAL 4. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

               PROPOSAL 5 -- AMENDMENT TO CERTAIN PROVISIONS OF
                 THE CERTIFICATE OF INCORPORATION RELATING TO
            STOCKHOLDER ACTION AND SPECIAL MEETINGS OF STOCKHOLDERS


   PROPOSAL 5 HAS TWO PARTS, WHICH ARE ENUMERATED ON THE ENCLOSED PROXY AS
FOLLOWS: PART A -- PROHIBITION OF ACTION BY WRITTEN CONSENT AND PART B -- CALL OF SPECIAL MEETINGS. STOCKHOLDERS MAY VOTE FOR OR AGAINST, OR ABSTAIN FROM VOTING WITH RESPECT TO, EACH OF THE TWO PARTS OF PROPOSAL 5 INDIVIDUALLY,
 AND NEED NOT VOTE OR ABSTAIN CONSISTENTLY WITH RESPECT TO SUCH PARTS. NEITHER PART OF PROPOSAL 5 WILL BE IMPLEMENTED UNLESS EACH OF THE INDIVIDUAL PARTS OF PROPOSAL 5 IS APPROVED BY THE REQUISITE VOTE OF STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH PART OF PROPOSAL 5.


GENERAL

   Article Sixth of the Certificate of Incorporation, as presently in effect, provides that special meetings of stockholders of the Company may be called by the Chief Executive Officer of the Company (the "CEO"), the Chairman of the Board, if different from the CEO (the "Chairman"), or the Secretary of the Company, and shall be called by the CEO, the Chairman or the Secretary of the Company within 10 calendar days after receipt of the written request of holders of at least 10% of the Company's issued and outstanding Common Stock entitled to vote generally in an election of directors.


   Under Delaware General Corporation Law, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent setting forth the action taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders. The Certificate of Incorporation, as presently in effect, does not eliminate or restrict the ability of stockholders to so act without a meeting.


   The Board has adopted, and recommends that the Company's stockholders approve (by approving each of the two parts of Proposal 5), an amendment (the "Stockholder Action Amendment") to Article Sixth of the Certificate of Incorporation which would, in general: (i) provide that all stockholder action must be taken at an annual or special meeting of stockholders and not by written consent and require the vote of 80% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision and (ii) provide that special meetings of the Company's stockholders may be called only by the CEO, the Chairman or the Secretary of the Company and not by stockholders and require the vote of 80% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision. The foregoing components of the Stockholder Action Amendment, which are enumerated on the enclosed proxy as Parts A and B of Proposal 5, are discussed in greater detail below.


PURPOSES AND EFFECTS OF PROPOSED STOCKHOLDER ACTION AMENDMENT

   GENERAL.  The Stockholder Action Amendment, as a whole, is intended to
(i) give all stockholders an opportunity to participate at a meeting in the determination of any proposed stockholder action, (ii) minimize the potential expense and distractions associated with stockholder proposals by preventing the proponents thereof from forcing the consideration of a proposal prior to the next annual meeting of stockholders or such earlier time as an officer of the Company having the authority to call a special meeting of stockholders deems appropriate, and (iii) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders.


   PART A -- PROHIBITION OF ACTION BY WRITTEN CONSENT. The portion of the Stockholder Action Amendment constituting Part A of Proposal 5 would require that all stockholder action be taken at an annual or special meeting of stockholders and prohibit stockholder action by written consent. The portion of the Classified Board Amendment constituting Part A of Proposal 4 would also require the vote of 80% of the voting power of the Company's voting stock for the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions described in the immediately preceding sentence.



   The portion of the Stockholder Action Amendment constituting Part A of Proposal 5 is intended to prevent a potential acquiror or other stockholder from seeking to exercise the rights vested in the Company's stockholders as a group without giving all of the Company's stockholders entitled to vote on a proposed action adequate opportunity to participate at a meeting to consider such proposed action. Accordingly, the portion of the Stockholder Action Amendment constituting Part A of Proposal 5 would give all stockholders an opportunity to participate at a meeting in the determination of any proposed stockholder action and would prevent holders of a majority of the voting power of the Company's voting stock from taking action unilaterally without a meeting.



   PART B -- CALL OF SPECIAL MEETING. The portion of the Stockholder Action Amendment constituting Part B of Proposal 5 would provide that special meetings of the Company's stockholders may be called only by the CEO, the Chairman or the Secretary of the Company and not by stockholders and require the vote of 80% of the voting power of the Company's voting stock for the amendment or repeal of, or the adoption of any provision inconsistent with, such provision. This portion of the Stockholder Action Amendment is intended to minimize the potential expense and distractions associated with stockholder proposals by preventing the proponents thereof from forcing the consideration of a proposal prior to the next annual meeting of stockholders or such earlier time as an officer of the Company having the authority to call a special meeting of stockholders deems appropriate. The existing ability of the CEO, Chairman or Secretary of the Company to call a special meeting of stockholders to act on matters prior to the next annual meeting of stockholders would not be affected by the Stockholder Action Amendment. If each part of Proposal 5 is approved, the Stockholder Action Amendment would apply to all special meetings of stockholders, irrespective of the purpose thereof, and would prevent stockholders from calling a special meeting, even though some stockholders might otherwise desire to do so.


   AMENDMENT. Under the Delaware General Corporation Law, amendments to a corporation's certificate of incorporation require the approval of the holders of a majority of the outstanding shares entitled to vote thereon and, in certain cases, of a majority of the outstanding shares of each class entitled to vote thereon as a class. The Delaware General Corporation Law also permits provisions in a corporation's certificate of incorporation that require a greater vote than the vote otherwise required by law for any corporate action. The requirement of an increased stockholder vote for amendment of the provisions contained in each part of Proposal 5 is designed to prevent a potential acquiror or other stockholder controlling a majority of the voting power of the Company's stock from avoiding the requirements thereof by simply amending such provisions.


   CERTAIN TAKEOVER-RELATED CONSIDERATIONS. The Board believes that the lack of any restriction in the Certificate of Incorporation on the ability of stockholders to act by written consent and the existing provisions of Article Sixth of the Certificate of Incorporation permitting stockholders to force the call of a special meeting may increase the Company's vulnerability to potentially coercive or unfair takeover practices and takeover proposals or takeover-related tactics which are inadequate or otherwise not in the best interests of the Company and its stockholders. In particular, the Board believes that the ability of stockholders to act by written consent or call a special meeting of stockholders in connection with an unsolicited takeover proposal could severely curtail the Board's ability effectively to (i) negotiate with the potential acquiror to improve the terms of such proposal or
(ii) otherwise respond to such proposal, including, under appropriate circumstances, by developing or implementing alternatives designed to provide superior value to the Company's stockholders. Although these potentially detrimental effects are particularly acute in light of the existing provisions of the Certificate of Incorporation relating to the election, terms of office and removal of directors, they would not necessarily be eliminated solely by the implementation of the proposed Classified Board Amendment. Even if the proposed Classified Board Amendment were implemented, a potential acquiror could seek to effect amendments to the Bylaws or to take other actions by means of a written consent or at a special meeting of stockholders with the intention of limiting the authority or flexibility of the Board and management or otherwise pressuring the Board to capitulate to an unsolicited takeover proposal.


   The Stockholder Action Amendment is not intended to, and the Board believes that it would not, deter unsolicited takeover proposals. Rather, the Board believes that the Stockholder Action Amendment would (i) give all stockholders an opportunity to participate at a meeting in the determination of any stockholder action, (ii) minimize the potential expense and distractions associated with stockholder proposals by preventing the proponents thereof from forcing the consideration of a proposal prior to the next annual meeting of stockholders or such earlier time as an officer of the Company having authority to call a special meeting of stockholders deems appropriate, and
(iii) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders. It is possible, however, that under certain circumstances the Stockholder Action Amendment could have the effects of making it more difficult to effect certain elements of an unsolicited takeover proposal or, depending upon whether the Classified Board Amendment is implemented, to replace the existing Board and management, even though such a proposal or replacement might be beneficial to the Company and its stockholders and even though some stockholders might otherwise desire such a proposal or replacement. Acquisitions or other changes in control which are proposed and effected without prior consultation and negotiation with the existing Board and management are not necessarily detrimental to the Company and its stockholders. The Board, however, believes that the benefits of giving all stockholders an opportunity to participate at a meeting in the determination of any stockholder action, minimizing potential expenses and distractions associated with stockholder proposals and discouraging certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders outweigh the disadvantages of potentially discouraging such proposals and the possibility of self-interest by management.


VOTE REQUIRED FOR APPROVAL

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve each part of Proposal 5. Unless each of the two parts of Proposal 5 is approved by such vote, the Stockholder Action Amendment will not be implemented.



THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH PART OF PROPOSAL 5. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                 CERTAIN OTHER TAKEOVER-RELATED CONSIDERATIONS

   Except for the proposed amendment to Rights Agreement described under the caption "Proposal 3 -- Amendment to the Company's Share Purchase Rights Agreement" and the proposed amendments to the Certificate of Incorporation described under the captions "Proposal 4 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to the Election, Terms of Office and Removal of Directors" and "Proposal 5 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to Stockholder Action and Special Meetings of Stockholders," and for certain conforming changes that would be made to the Company's Bylaws in the event that one or both of such amendments to the Certificate of Incorporation are implemented, the Board does not currently contemplate adopting or recommending the approval of any other action which might have the effect of delaying, deterring or preventing a change in control of the Company, except that the Board may consider certain amendments to the Bylaws providing for advance notice procedures in connection with director nominations and stockholder proposals (which amendments may be effected by the Board without stockholder approval).


   The proposed amendment to Rights Agreement described under the caption "Proposal 3 -- Amendment to the Company's Share Purchase Rights Agreement" and the proposed amendments to the Certificate of Incorporation described under the captions "Proposal 4 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to the Election, Terms of Office and Removal of Directors" and "Proposal 5 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to Stockholder Action and Special Meetings of Stockholders," while not directly related to each other, are intended to complement each other and operate together with the existing provisions of the Rights Agreement and the provisions of Section 203 of the Delaware General Corporation Law described under the caption "Certain
Existing Circumstances Potentially Affecting a Change in Control of the Company" to, among other objectives, (i) reduce the Company's vulnerability to potentially coercive or unfair takeover practices and takeover proposals that are inadequate or otherwise inconsistent with the best interests of the Company and its stockholders, (ii) encourage potential acquirors to negotiate with the Board, acting on behalf of the Company and its stockholders,
(iii) enhance the bargaining position of the Board in such negotiations,
(iv) provide additional time to the Board in which appropriately to evaluate and respond to an unsolicited takeover proposal, and (v) under appropriate circumstances, provide additional time to the Board in which to develop or implement alternatives designed to provide superior value to the Company's stockholders.

                  CERTAIN EXISTING CIRCUMSTANCES POTENTIALLY
                 AFFECTING A CHANGE IN CONTROL OF THE COMPANY


   In addition to the Rights Agreement described above under the caption "Proposal 3 -- Amendment to the Company's Share Purchase Rights Agreement," certain existing circumstances relating to the Company may have the effect of delaying, deterring or preventing a change in control of the Company. These circumstances are described briefly below. The Board considered all such circumstances in determining to adopt and recommend that the Company's stockholders approve the proposed amendment to the Rights Agreement described under the caption "Proposal 3 -- Amendment to the Company's Share Purchase Rights Agreement" and the proposed amendments to the Certificate of Incorporation described under the captions "Proposal 4 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to the Election, Terms of Office and Removal of Directors" and "Proposal 5 -- Amendment of Certain Provisions of the Certificate of Incorporation Relating to Stockholder Action and Special Meetings of Stockholders." Neither the proposed amendment to the Rights Agreement described under the caption "Proposal 3 -- Amendment to the Company's Share Purchase Rights Agreement" nor the proposed amendments to the Certificate of Incorporation described under the captions "Proposal 4 -- Amendment to Certain Provisions of the Certificate of Incorporation Relating to the Election, Terms of Office and Removal of Directors" and "Proposal 5 -- Amendment of Certain Provisions of the Certificate of Incorporation Relating to Stockholder Action and Special Meetings of Stockholders" was adopted in response to any specific efforts to which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.



CERTAIN REGULATORY MATTERS

   The Change in Bank Control Act (the "Control Act") and the Savings and Loan Holding Company Act (the "Holding Company Act") govern the acquisition of control of a savings association or holding company thereof, such as the Company. The Control Act and its implementing regulations provide that no individual, or group of individuals acting in concert, may acquire control of a savings and loan holding company without giving 60 days prior written notice to the OTS. The OTS may extend the 60-day period. The OTS is specifically empowered to disapprove a proposed acquisition of control and to assess civil penalties of up to $1.0 million per day for willful violations of the Control Act. The Holding Company Act and its implementing regulations likewise provide that no company may acquire control of a savings and loan holding company without the prior approval of the OTS and that any company that acquires such control will itself become a saving and loan holding company subject to registration, examination and regulation under the Holding Company Act and its implementing regulations.



   "Control" for purposes of both the Control Act and Holding Company Act is defined to include the power, either directly or indirectly, or acting in concert with others, to direct the management or policies of a savings and loan holding company, to vote more than 25% of a class of voting stock of the savings and loan holding company or to control in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption that "control" has been acquired shall arise if the acquiror, either directly or indirectly, or acting in concert with others, acquires more than 25% of any class of stock of the savings and loan holding company or obtains more than 10% of a class of voting stock of the holding company and is subject to any control factor, as specified in the applicable regulations. The following are some of these control factors: (i) the acquiror would be one of the two largest holders of a class of voting stock; (ii) the acquiror would hold more than 25% of total stockholders' equity; (iii) the acquiror would hold more than 35% of the combined debt securities and stockholders' equity;
(iv) the acquiror and/or his nominees would constitute more than one member of the board of directors; and (v) the acquiror or a nominee or management official of the acquiror would serve as chairman of the board of directors, chairman of the executive committee, chief executive officer, chief operating officer, chief financial officer or in any position with similar policymaking authority.


   Upon the consummation of the Sale, the Company would cease to be subject to the Control Act and the Holding Company Act and potential acquirors would cease to be subject to the restrictions on acquisitions of control of the Company described above. See "Proposal 2 -- Sale of First Federal -- Effect of Sale on Rights of Stockholders."


DELAWARE GENERAL CORPORATION LAW

   Section 203 of the Delaware General Corporation Law prohibits the Company from engaging in certain business combinations with any interested stockholder (which, subject to certain exceptions, includes any person who, together with such person's affiliates and associates, owns 15% or more of the outstanding voting stock of the Company) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the Board approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder, together with such stockholder's affiliates and associates, owned at least 85% of the voting stock of the Company (excluding certain management and employee plan shares), or (iii) after such date, the business combination is approved by the Board and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder or such stockholder's affiliates or associates.



CERTIFICATE OF INCORPORATION AND BYLAWS

   The Certificate of Incorporation and the Bylaws currently do not contain any provisions intended by the Company to have, or to the knowledge of the Board having, the effect of delaying, deterring or preventing a change in control of the Company. However, the Certificate of Incorporation presently provides the Company authority to issue 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").
As of July 25, 1994, (i) 9,888,886 shares of Common Stock were issued and outstanding, of which 160,001 were held by wholly owned subsidiaries,
(ii) 1,000,000 shares of Common Stock were reserved for possible issuance upon exercise of the warrants under the Company's First Amended and Restated
Warrant Plan (the "1992 Warrant Plan") (see "Information About the Committees and Compensation of the Board -- Director's Compensation," "Compensation of Executive Officers -- Summary Compensation Table" and " -- Stock Options"),
(iii) no shares of Preferred Stock were issued and outstanding, and (iv) 1,000,000 Series A Preferred Shares were reserved for possible issuance upon the exercise of Rights. The Board will have the power to determine the price and terms under which additional shares of capital stock may be issued and to fix the terms of any additional series of Preferred Stock, and existing stockholders will not have any preemptive rights with respect thereto.
Without limiting the generality of the foregoing, the Company may issue fractional shares of Preferred Stock or deposit a number of shares of Preferred Stock with a depositary agent and direct the depositary agent to issue depositary receipts representing fractional shares of Preferred Stock. As a result of the Board's ability to fix the terms of the Preferred Stock and the Company's ability to issue fractional shares of Preferred Stock or cause the issuance of depositary receipts representing fractional shares of Preferred Stock, the limitation on the number of shares of Preferred Stock authorized for issuance under the Certificate of Incorporation may not be particularly meaningful.

                PROPOSAL 6 -- DELETION OF CERTAIN PROVISIONS OF
                   THE CERTIFICATE OF INCORPORATION WHICH
            PROHIBIT THE ISSUANCE OF NONVOTING EQUITY SECURITIES


GENERAL

   Article Tenth of the Certificate of Incorporation, as presently in effect, provides that, except as otherwise specifically provided in the Certificate of Incorporation, the Company will not issue nonvoting equity securities. Article Tenth further provides that such provision (i) was included in the Certificate of Incorporation in compliance with Section 1123 of the United States Bankruptcy Code (the "Bankruptcy Code"), (ii) will have no further force and effect beyond that required by such Section, (iii) will have such force and effect, if any, only for as long as such Section is in effect and applicable to the Company, and (iv) in all events may be amended and eliminated in accordance with such requirements of the Bankruptcy Code and Delaware General Corporation Law.


   The Board has adopted, and recommends that the Company's stockholders approve, an amendment (the "Section 1123 Deletion Amendment") to the Certificate of Incorporation which would delete Article Tenth thereof in its entirety. The Section 1123 Deletion Amendment is intended to enable the Company to issue nonvoting equity securities of the Company, to the extent otherwise authorized under the Certificate of Incorporation and applicable law, at such time, and from time to time, as the Board may determine that the issuance of such securities would be in the best interests of the Company and its stockholders. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SECTION 1123 DELETION AMENDMENT.


PURPOSES AND EFFECT OF THE PROPOSED NONVOTING EQUITY AMENDMENT

   Article Tenth of the Certificate of Incorporation, as presently in effect, was included in the Certificate of Incorporation solely to comply with the provisions of Section 1123 of the Bankruptcy Code in connection with the Plan of Reorganization. The Company's reorganization under the Bankruptcy Code became effective on September 1, 1992, and all equity securities that have been or will be distributed pursuant to the Plan of Reorganization are voting securities. Accordingly, the Board believes that Article Tenth of the Certificate of Incorporation has fully served the purpose for which it was intended, and is concerned that the provisions thereof could unnecessarily restrict the Company's financial flexibility in the future.



   As noted above, under Article Tenth of the Certificate of Incorporation as presently in effect, the Company is prohibited from issuing any nonvoting equity securities. The Section 1123 Deletion Amendment would enable the Company to issue nonvoting equity securities of the Company, to the extent otherwise authorized under the Certificate of Incorporation and applicable law, at such time, and from time to time, as the Board may determine that the issuance of such securities would be in the best interests of the Company and its stockholders. The Board has no present plans, arrangements, commitments or understandings with respect to the issuance of nonvoting equity securities. See "Certain Existing Circumstances Potentially Affecting a Change in Control of the Company -- Certificate of Incorporation and Bylaws" for additional information regarding the Common Stock and Preferred Stock authorized under the Certificate of Incorporation.


VOTE REQUIRED FOR APPROVAL

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve the
Section 1123 Deletion Amendment.



THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SECTION 1123 DELETION AMENDMENT. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

        INFORMATION ABOUT THE COMMITTEES AND COMPENSATION OF THE BOARD

BOARD COMMITTEES

   During the year ended December 31, 1993 there were eight meetings of the Board. Each director attended at least 75% of the meetings of the Board and committees appointed by the Board (the "Board Committees") on which he served ended December 31, 1993.



   The Board currently has two standing committees. Certain information regarding the function of the standing committees, their membership and the number of meetings held during the year ended December 31, 1993 follows.


   The Audit Committee, which met three times during the year ended
December 31, 1993, recommends to the Board a firm to serve as the independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates all public financial reporting documents of the Company. Messrs. Philip L. Herrington (Chairman), Russell A. Belinsky and Ernest D. Bennett, III currently are members of the Audit Committee.


   The Compensation Committee, which met one time during the year ended December 31, 1993, reviews the administration of the Company's employee benefit plans and makes recommendations to the Board with respect to the Company's compensation policies. Messrs. William C. Scott (Chairman), Daryl J. Butcher and J. Steven Wilson currently are members of the Compensation Committee.



   The Company has no standing nominating or similar committee. The Board will consider stockholder recommendations which are submitted in writing and addressed to the attention of the Secretary of the Company. Any recommendation should include the name and address of the stockholder making the recommendation and the number of shares owned by said stockholder, the candidate's name and address, a summary of the candidate's educational background and business or professional experience during the past five years, the names of any corporations of which the candidate is or has been a director, and any other information the proposing stockholder considers relevant in evaluating the candidate's qualifications. The recommendation also should indicate the candidate's willingness to serve if nominated and selected.


DIRECTOR'S COMPENSATION

   The Company has a policy of compensating only outside directors for the attendance at meetings of the Board and meetings of Board Committees. During the fiscal year ended December 31, 1993, directors received $1,500 for each in-person Board meeting, $1,000 for each in-person committee meeting and 50% of those respective amounts for each telephonic Board or Board Committee meeting in which they participated, plus an annual retainer fee of $30,000 payable in equal monthly installments. For the fiscal year ended December 31, 1993 compensation payments to directors totaled $242,500. The Company also reimburses directors for travel and out-of-pocket expenses incurred in connection with attendance at these meetings.



   The 1992 Warrant Plan provides for the grant of nonqualified stock warrants to certain key employees and directors to purchase up to 1,000,000 shares of Common Stock. Warrants under the 1992 Warrant Plan are to be granted at prices not less than the fair market value of such shares on the date of grant and may be exercisable for periods of up to 10 years from the date of grant. During the fiscal year ended December 31, 1993 warrants were granted to outside directors to purchase a total of 5,000 shares each of Common Stock. These warrants were granted effective October 1, 1993 at an exercise price of $3.00 per share, and become exercisable as to 20% of the shares subject thereto on each of the first through fifth anniversaries from the date of grant.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

   The table below summarizes the compensation of the CEO and each of the other four most highly compensated executive officers of the Company (collectively, the "named executive officers") for each of the last three fiscal years.




                                                     Long-Term
                              Annual Compensation   Compensation
                              -------------------   ------------
                                                    Securities
Name and                                            Underlying    All Other
Principal                                            Options/      Compen-
Position               Year     Salary     Bonus      SARS(#)     sation (4)
- - - - - ---------              ----     ------     -----    -----------   ----------

John W. McConnell      1993   $275,000   $185,625       --          $68,054
President and          1992    250,005      --        150,000         3,239
  Chief Executive      1991    219,800     16,485       --             --
  Officer


Morris E. Meacham      1993    200,000     72,051       --           43,589
  Executive Vice       1992    207,217      --        100,000         2,174
  President (1)        1991    194,800     14,610       --             --


Marcel J. Dumeny       1993    175,000     67,411       --           41,071
  Senior Vice          1992    164,842      --        100,000           594
  President,           1991    149,800     11,235       --             --
  General Counsel
  and Secretary


Robert W. Howeth       1993    164,800     49,440     100,000        33,795
  Senior Vice          1992    172,768      --          --             --
  President and        1991    164,800     12,360       --             --
  Treasurer (2)

Clayton G. Gring, Sr.  1993    150,000     30,000     100,000        35,877
  Senior Vice          1992    155,769     10,000       --             --
  President (3)        1991     34,615      --          --             --



- - - - - ---------------
(1) Effective January 1, 1994 Mr. Meacham entered into a new Employment Agreement as Vice President of Special Projects.

(2) During 1994 Mr. Howeth was elected Chief Financial Officer.

(3) Mr. Gring was employed by the Company on September 23, 1991.

(4) Compensation in 1993 includes (a) contributions to the Company's Profit Sharing Plan (Mr. McConnell -- $10,513; Mr. Meacham -- $10,513;
    Mr. Dumeny -- $10,513; Mr. Howeth -- $8,579 and Mr. Gring -- $6,307),
    (b) allocated benefits under the Company's Excess Benefit Plan (Mr. McConnell -- $7,225; Mr. Meacham -- $719 and Mr. Dumeny -- $334), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executive officers' respective designated beneficiaries (Mr. McConnell -- $4,941; Mr. Meacham -- $2,357; Mr.
    Dumeny -- $1,135; Mr. Howeth -- $1,485 and Mr. Gring -- $11,209) and (d)
    allocated benefits under the Company's Key Employee Retirement Plan (Mr. McConnell -- $45,375; Mr. Meacham -- $30,000; Mr. Dumeny -- $29,089; Mr.
    Howeth -- $23,731 and Mr. Gring -- $18,361). Compensation in 1992 includes premiums paid on life insurance policies for the benefit of the named executive officers' respective designated beneficiaries.



PROFIT SHARING AND EXCESS BENEFIT PLANS

   The Company's Profit Sharing Plan (the "Profit Sharing Plan") was adopted in 1977 and is a tax qualified plan. All employees with one full year of service with the Company or a participating subsidiary were eligible in 1993 to participate in the Profit Sharing Plan, and all participants are fully vested after seven years of service. Annual contributions by the Company, if any, are at the discretion of the Board. The Company on March 17, 1994 made a contribution to the Profit Sharing Plan for 1993 of $527,488. Effective
July 1, 1994 the Profit Sharing Plan was renamed the "Fairfield Communities, Inc. Savings/Profit Sharing Plan" and amended and restated, among other things, to add a 401(k) feature.



   In 1994 the Company adopted an Excess Benefit Plan (the "Excess Benefit Plan"), which is a non-qualified, unfunded plan established to provide designated employees of the Company with benefits that will compensate them for certain limitations imposed by federal law on the amount of compensation which may be considered in determining amounts contributed by the Company to participants' accounts under the Profit Sharing Plan. Participant accounts are maintained under the Excess Benefit Plan, which are credited with amounts that would, except for the limits of the Internal Revenue Code, have been contributed to such participants' accounts under the Profit Sharing Plan. Participant accounts under the Excess Benefit Plan vest in accordance with the vesting schedule set forth in the Profit Sharing Plan. Interest is credited to the participants' accounts annually at the base (prime) rate of interest charged by The First National Bank of Boston as at March 17, 1994 and the first banking day of each subsequent year. Participants' accounts under the Excess Benefit Plan were credited as of March 17, 1994 by a total of $16,361 for 1993, of which $8,277 was for the account of three named executive officers.



KEY EMPLOYEE RETIREMENT PLAN

   In 1994 the Company adopted a Key Employee Retirement Plan (the "Key Employee Retirement Plan"), which is a non-qualified, unfunded plan established to provide designated senior executives of the Company with retirement benefits. Participant accounts are credited on each January 1 by a percentage (the "Benefit Percentage") of each participant's prior year's total cash compensation. In general, the Benefit Percentage can range from 0% to 20%, depending on the Company's moving average rate of return on stockholders' equity. Participant accounts are fully vested after seven years of service or upon the occurrence of a "change in control", death, termination of employment due to total disability or retirement on or after age 55, in each case while employed by the Company. Benefits are payable annually over a ten-year period or, at the discretion of the Board, or in the event of the occurrence of a "change in control", in a lump sum. Interest is credited to participants' accounts monthly at the base (prime) rate of interest charged by The First National Bank of Boston on the first banking day of 1994 and of each subsequent year. Participants' accounts under the Excess Benefit Plan were credited as of January 1, 1994 by a total of $146,557 for 1993. All of the named executive officers are participants in the Key Employee Retirement Plan.



STOCK OPTIONS

   The following table sets forth certain information concerning stock options granted during the year ended December 31, 1993 to the named executive officers. No grants of SARs were made to named executive officers during the year ended December 31, 1993.





                                                                                         Potential Realizable
                                                                                           Value at Assumed
                              Number of        % of Total                                Annual Rates of Stock
                             Securities          Options                                  Price Appreciation
                             Underlying        Granted to      Exercise                   for Option Term (3)
                               Options          Employees        Price    Expiration    -----------------------
      Name                   Granted (1)         in 1993       ($/SH)(2)     Date          5%            10%
      ----                  ------------        ---------     ----------  ----------      ---            ---

Robert W. Howeth              100,000              23.8          3.00      9/28/2003     $188,000     $477,000

Clayton G. Gring, Sr.         100,000              23.8          3.00      9/28/2003      188,000      477,000


- - - - - ---------------
(1) Represents stock purchase warrants granted on September 29, 1993. The warrants become exercisable in five equal annual installments beginning one year after the date of grant.

(2) The exercise price was not less than the fair market value of the Company's Common Stock on the date of grant.

(3) As required by rules of the SEC, potential values stated are based on the prescribed assumption that the Common Stock will appreciate in value from the date of grant to the end of the option term (10 years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.



OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

   The following table sets forth certain information concerning the number of unexercised options at December 31, 1993. There were no options exercised by any named executive officer during the year ended December 31, 1993.




                                                            Value of Unexercised
                          Number of Securities                  In-The-Money
                     Underlying Unexercised Options               Options
                               at Year End                    at Year End (1)
                      -----------------------------     ---------------------------

       Name          Unexercisable      Exercisable     Exercisable   Unexercisable
       ----          -------------      -----------     -----------   -------------


John W. McConnell      75,000              75,000        $112,500       $112,500


Morris E. Meacham      50,000              50,000          75,000         75,000


Marcel J. Dumeny       50,000              50,000          75,000         75,000


Robert W. Howeth        --                100,000              --        150,000

Clayton G. Gring, Sr.   --                100,000              --        150,000




- - - - - ---------------
(1) The dollar amounts shown represent the amount by which the product of the number of shares purchasable upon the exercise of the related options and the December 31, 1993 closing market price of $4.50 per share exceeds the aggregate purchase price payable upon such exercise.




EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

   Pursuant to the Plan of Reorganization, the Company entered into employment agreements (the "Employment Agreements"), effective September 1, 1992, with John W. McConnell, Morris E. Meacham and Marcel J. Dumeny (the "Executives"), which were developed with the input of an external consultant and were negotiated by Predecessor Fairfield with the creditors groups involved in the Reorganization. The Employment Agreements are for initial terms of three years, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or the Executives prior to the expiration of the initial or any renewal term, and provide for (a) initial annual base salaries to Messrs. McConnell, Meacham and Dumeny of $275,000, $200,000 and $175,000, respectively, (b) Company paid term life insurance coverage equal to two times their respective base salaries and (c) the grant to Messrs. McConnell, Meacham and Dumeny of warrants, exercisable through August 31, 2002, to purchase 150,000, 100,000 and 100,000, shares, respectively, of the Company's common stock, at an exercise price equal to $3.00 per share, with 25% of such warrants vesting (and becoming non-cancelable, regardless of whether or not the Executive thereafter remains employed by the Company) on each of September 1, 1992, August 31, 1993, August 31, 1994 and August 31, 1995. The Employment Agreements also provide for the payment of incentive bonuses on August 31, 1993, subject to certain conditions, which were fulfilled, equal to 37.5% of Mr. McConnell's and 25% of Messrs. Meacham's and Dumeny's respective base salaries. If, during the term of the Employment Agreements, an Executive is terminated (i) for any reason, other than "for cause" (as defined in the Employment Agreements), death or disability, or (ii) at the Executive's option, due to "Constructive Discharge" (as defined in the Employment Agreements), then such Executive is entitled to termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 150% of his highest annualized base salary prior to termination. No termination pay is due to any Executive who voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability.



   Effective January 1, 1994 Mr. Meacham entered into a new employment agreement ("New Agreement") as Vice President of Special Projects. The New Agreement, which replaces Mr. Meacham's prior Employment Agreement described above, is for a three-year term, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Mr. Meacham prior to the expiration of the initial or any renewal term, and provides for an annual base salary of $120,000. If, during the term of the New Agreement, Mr. Meacham is terminated (a) for any reason, other than "for cause" (as defined in the New Agreement), death or disability, or (b) at his option, due to "Constructive Discharge" (as defined in the New Agreement), then, Mr. Meacham is entitled to termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to (i) $300,000, if his termination date occurs at any time during the period from January 1, 1994 through December 30, 1994, (ii) $240,000, if his termination date occurs at any time during the period from December 31, 1994 through December 30, 1995,
(iii) $180,000, if his termination date occurs at any time during the period from December 31, 1995 through December 30, 1996, and (iv) $120,000, if his termination date occurs at any time from and after December 31, 1996. No termination pay is due to Mr. Meacham if he voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability, except that Mr. Meacham may elect to terminate his employment effective December 31, 1996 and receive $120,000, to partially compensate him for his agreement to terminate his prior Employment Agreement and enter into the New Agreement.
The terms of Mr. Meacham's grant of warrants remained unchanged from his prior Employment Agreement and Mr. Meacham continued to be entitled to Company paid term life insurance coverage in the amount of $400,000.



   Effective as of May 1993 the Company entered into Severance Pay Agreements (the "Severance Pay Agreements") with Messrs. Gring and Howeth. The Severance Pay Agreements extend through August 31, 1995, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Messrs. Gring or Howeth prior to the expiration of the initial or any renewal term. If, during the term of the Severance Pay Agreements, Messrs. Gring or Howeth is terminated (i) for any reason, other than "for cause" (as defined in the Severance Pay Agreements), death or disability, or
(ii) at Messrs. Gring's or Howeth's option, due to "Constructive Discharge" (as defined in the Severance Pay Agreements), then Messrs. Gring or Howeth shall receive termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 150% of their highest annualized base salary prior to termination. No termination pay is due to Messrs. Gring or Howeth if they voluntarily resign, are terminated "for cause" or cease to be employed as a result of death or disability. Messrs. Gring and Howeth have also been separately granted Company paid term life insurance coverage in amounts equal to two times their respective base salaries.


REPORT ON EXECUTIVE COMPENSATION

   The following Report on Executive Compensation (the "Report") and the performance graphs in the next section shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the SEC or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

                                 INTRODUCTION


    The Compensation Committee (the "Committee") reviews, considers for approval and administers the granting of benefits under all compensation programs for officers of the Company holding the position of Vice President or above (the "Officers"). More specifically, on an annual or more frequent basis, the Committee reviews and considers for approval recommendations of the CEO for salary, incentive compensation and stock warrant grants to the other Officers of the Company and recommends to the Board salary, incentive compensation and stock warrant grants to the CEO. The actions taken by the Committee are reported to the Board, which exercises final approval authority over compensation decisions. During 1993, the Board materially modified, prior to adoption, certain recommendations of the Committee, and took certain other actions relating to compensation matters which were not considered by the Committee. The items so modified, and the reasons for the modifications, are discussed below.



   The President of First Federal is considered to be an Executive Officer (as defined below) of the Company, pursuant to applicable SEC regulations, even though he is not an officer or employee of the Company. Under the terms of the Company's acquisition of First Federal, the predecessor agency of the OTS limited the Company to appointing two of its employees to serve on First Federal's board of directors, with the result that First Federal's board of directors consists of a majority of outside directors, who served as directors of First Federal prior to the Company's acquisition of First Federal. The 1993 compensation paid to the President of First Federal did not make him one of the named executive officers of the Company for 1993. Because neither the Committee nor the Board reviewed or approved any of the compensation programs for employees of First Federal during 1993 (all of which were administered independently by First Federal's board of directors), the Report excludes any discussion of First Federal's compensation policies and practices. The
Company has entered into the Agreement for the sale of First Federal, which is submitted to the stockholders for approval in Proposal 2.


   During 1993, the members of the Committee were William C. Scott, Chairman of the Committee, Daryl J. Butcher and J. Steven Wilson. No member of the Committee is a current or former employee or Officer of the Company or any of its subsidiaries. Except as otherwise stated, the Report discusses the Committee's compensation policies applicable to the officers of the Company serving at the executive level (the "Executive Officers"), including the relationship between the Company's performance and executive compensation, and describes the specific bases on which the Committee made compensation decisions in 1993 with regard to the CEO.



   During 1993, the Internal Revenue Code was amended adding Section 162(m), which, in general, limits the deductibility of annual compensation paid after January 1, 1994 to any covered employee to $1,000,000, subject to certain exceptions. The limitation is not currently expected to result in the loss of any tax deductions for the Company's cash compensation programs, but may, in the future, result in a loss of a tax deduction in connection with the 1992 Plan, since the ultimate value of the stock warrants are open-ended, depending upon the market price for the Company's Common Stock at the time the warrants are exercised, as compared to the exercise price. The Company is currently studying the effects of this change in the tax law and has not yet determined whether or not to amend the 1992 Plan, or to take other actions to comply with the new limitation.



                     POLICY AND OVERALL COMPENSATION OBJECTIVES

   The Committee's general policy is to provide Officers of the Company with competitive compensation opportunities, which are internally equitable, including short and long term incentive awards based upon meeting or exceeding business and/or individual performance goals. These performance goals are annually reflected as specific targets designed to correspond to, in decreasing order of importance, (i) measures of profitability and shareholder return (e.g., stock price), (ii) cash flow objectives and (iii) management priorities, which change over time. The actual target levels and relative weights of each measure are subjectively determined by the Committee on an annual basis.


   The Company completed the Reorganization and emerged from bankruptcy on September 1, 1992. As part of the Plan of Reorganization, a newly constituted seven person Board was established for the Company, consisting of one management nominee, Mr. McConnell, the Company's President and CEO, one nominee of the stockholders of Predecessor Fairfield, J. Steven Wilson, who serves on the Committee, and five nominees of various creditor groups in the Reorganization who had not previously served as officers, directors or employees of the Company or its subsidiaries, including Daryl J. Butcher and William C. Scott, members of the Committee. Although nominated by certain groups with interests that are likely to be inconsistent on particular matters that may come before the Board from time to time, once a nominee is elected to serve as a director he or she has a fiduciary duty to all stockholders. Thus, no director has a discrete constituency amongst or before the stockholders, irrespective of the manner in which the director may have been nominated.



                        COMPARABLE COMPENSATION INFORMATION

   Because of the Company's September 1, 1992 emergence from Reorganization, 1993 was viewed by the Committee as a transitional year. 1993 represented the first full year implementation of the Company's new business strategy, developed in part during the course of the Reorganization. With base salaries, minimum cash incentive compensation, severance pay entitlement and stock warrants already having been established under the Plan of Reorganization for Messrs. McConnell, Meacham and Dumeny, the Committee determined not to grant salary increases during 1993 for Executive Officers, except in one instance, approved by the Board with the concurrence of the Committee members, and focused its actions on establishing appropriate cash incentive and stock-based programs generally applicable to the Executive Officers. The Committee did not consider comparable compensation information from any peer group or other companies during 1993, but emphasized internal consistency in the implementation of these programs and tailored cash and stock-based incentive awards to reflect the compensation philosophy described above. The Committee in 1994 retained a consulting firm, with substantial expertise in compensation matters, to provide advice concerning the Company's compensation programs for the named executive officers. The only matter reviewed by such consulting firm affecting 1993 compensation was the Key Employee Retirement Plan, described above. The consulting firm's evaluation determined that the Company's existing Profit Sharing Plan did not provide competitive retirement benefits, and that the benefit levels sought to be achieved by the proposed Key Employee Retirement Plan would be appropriate, based upon compensation information which the consulting firm had independently compiled in the normal course of its business.



                  EXECUTIVE COMPENSATION PROGRAM COMPONENTS

    The four components of the Company's compensation programs for Executive Officers are (1) base salary, (2) cash incentive compensation (bonus), (3) long term incentive awards (stock warrants) and (4) benefits, each of which is discussed in etail below.


   BASE SALARY. As noted above, the Committee did not recommend salary increases for Executive Officers, although one salary increase, in the amount of $10,000 per annum, was approved by the Board, with the concurrence of the Committee members, for a Vice President of the Company, primarily based upon the Board's and the Committee's subjective perception of such officer's performance, the length of time since his last salary increase and external competitive factors.



   CASH INCENTIVE COMPENSATION. As noted above, Messrs. McConnell, Meacham and Dumeny received minimum bonuses in 1993, which were contractually required under the terms of their Employment Contracts. The Committee, following consultation with the Board (which resulted in material modifications to certain individual bonus targets and increases in certain individual incentive amounts), established additional cash incentive plans applicable to the Executive Officers for 1993 (including Messrs. McConnell, Meacham and Dumeny), with possible awards ranging from a total of approximately 10% of base salary to 100% of base salary, depending on job function and scope of responsibility. A substantial portion of most Executive Officers' incentive compensation awards were tied to meeting or exceeding budgeted profitability and cash flow, with other significant performance goals including the achievement of certain levels of asset sales, refinancing the Company's primary line of business, resolving bankruptcy claims within overall estimates, opening a new vacation ownership project on a profitable basis, obtaining sufficient inventory to support 1994 sales operations, development of a strategic plan, recruitment of personnel and resolving professional fee claims in the bankruptcy proceedings. During 1993, the Company's performance generally met or exceeded these goals, particularly with regard to profitability and cash flow, asset sales, refinancings, inventory, strategic planning, recruitment of personnel and resolving professional fee claims. The performance goal relating to opening a new vacation ownership project on a profitable basis was partially met, resulting in a partial incentive award. In addition, specific goals relating to resolving bankruptcy claims were met in the case of one officer and deferred in the case of another pending the final resolution of such claims.

   LONG TERM INCENTIVE AWARDS. Under the Company's Plan of Reorganization, the 1992 Plan was implemented, with authority to grant warrants to executives of the Company to purchase up to a total of 1,000,000 shares of Common Stock. Under the Plan of Reorganization, Messrs. McConnell, Meacham and Dumeny received 10-year warrants to purchase a total of 350,000 shares of Common Stock, at $3.00 per share.



   The Committee during 1993 recommended the establishment of a stock option plan, with annual grants to all Executive Officers of the Company, to have been based upon meeting performance criteria during the year prior to grant. The Board elected not to adopt the proposed stock option plan, but, with the concurrence of the members of the Committee decided instead to grant awards under the 1992 Plan to all Executive Officers, except for Messrs. McConnell, Meacham and Dumeny. The warrants granted to the other Executive Officers entitle them to purchase Common Stock, ranging in amounts from 20,000 to 100,000 shares for each individual (with individual award amounts being based on the scope of each person's respective job responsibilities and potential impact on overall corporate profitability), over a 10-year period, at $3 per share (which was not less than the market price of the Company's Common Stock on the date of grant), with 20% of such awards vesting on each of the first five anniversary dates following the date of grant. The principal reasons for the Board modifying the Committee's recommendation were (i) to avoid the need for establishing a second stock award program and (ii) to achieve subjective consistency by enabling the other Executive Officers to be motivated by similar long term incentives to those reflected in the stock warrant grants issued under the Plan of Reorganization to Messrs. McConnell, Meacham and Dumeny.



   The Committee believes that stock warrant grants are desirable to align the interests of the Executive Officers and the stockholders.


   BENEFITS. The Company's benefit programs include optional life, health, dental and disability coverages and participation in a tax qualified Profit Sharing Plan, which was adopted in 1977. During 1994, the Company adopted a non-qualified, unfunded Excess Benefit Plan, due to limitations on the amount of compensation which can be considered, under the Internal Revenue Code, for highly compensated participants in determining contribution allocations to individual profit sharing plan accounts. Accounts were established under the Excess Benefit Plan for all employees of the Company who were affected by such limitations for the Profit Sharing Plan contribution for 1993. A total of $16,361 was allocated to the participants' accounts under the Excess Benefit Plan, which reflected the amount of additional contributions which would have been allocated to such participants' accounts in the absence of the Internal Revenue Code limitation, of which $8,277 was allocated to the accounts of three named executive officers and the remaining $8,084 was allocated to the accounts of employees in sales management positions who are not officers of the Company, but whose compensation subjected them to the Internal Revenue Code compensation limitations.



   As disclosed under "Compensation of Executive Officers -- Employment Contracts and Termination of Employment Arrangements," certain additional Company paid term life insurance and severance benefits were extended to two named executive officers in 1993, primarily to achieve subjective consistency with the terms of the Employment Agreements granted to Messrs. McConnell, Meacham and Dumeny in 1992 under the Plan of Reorganization.



   During 1993 the Committee decided to review the Company's Profit Sharing Plan, which then represented the Company's primary program for generating retirement income for its employees. It was determined that the Profit Sharing Plan had not accumulated any significant retirement benefit for participants since the mid-1980s, leading to the decisions to (a) make a $527,488 contribution to the Profit Sharing Plan for 1993, which amount was calculated as being approximately 5% of the pre-tax profit of the Company for 1993, and (b) develop a non-qualified, unfunded key employee retirement plan, in order to offer a more competitive retirement program for a limited group of key employees. Under the Key Employee Retirement Plan (a number of the provisions of which were suggested by the Board, with the concurrence of the Committee), an account is established for each of the named executive officers, with a book entry credited on January 1 of each year, based upon the Benefit Percentage of each participant's prior year's total cash compensation. The Benefit Percentage ranges from 0% to 20%, depending generally upon the moving average rate of return on the Company's stockholders' equity, with tiers ranging, on the low side, from "less than 5%" return on stockholders' equity, generating a Benefit Percentage of "0%", to, on the high side, an "18% or more" return on stockholders' equity, generating a Benefit Percentage of 20%. The tier levels of return on stockholders equity were established subjectively, using as reference points the average rates of return on stockholders' equity achieved by companies comprising the S&P 500 and the Dow Jones Industrials. For 1993, the Benefit Percentage was subjectively established at 12%, which resulted in an aggregate accrual for all participants of $146,557.

           COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER


   During 1993 Mr. McConnell's salary remained unchanged, for the reasons noted above. Mr. McConnell on August 31, 1993 was paid the minimum cash incentive compensation award provided for under his Employment Contract implemented under the Company's Plan of Reorganization, equal to 37.5% of his salary. Additional cash incentive compensation awards were paid to Mr. McConnell in 1994, attributable to his and the Company's 1993 performance, based upon (i) meeting profit and cash flow budgets (incentive award equal to 10% of salary),
(ii) recruitment of personnel, (iii) successfully opening a new vacation ownership site in 1993, (iv) completing a refinancing of the Company's business, (v) the projected result of resolving bankruptcy claims within estimated amounts and (vi) developing a strategic plan for the Company, approved by the Board (items (ii) through (vi) in the aggregate being equally weighted in accounting for an incentive award equal to 20% of salary). In the aggregate, Mr. McConnell's cash incentive compensation (including the minimum cash compensation award required under his Employment Contract implemented under the Company's Plan of Reorganization) totaled 67.5% of his 1993 base salary. If all of Mr. McConnell's performance goals had been met, his maximum cash incentive compensation payment for 1993 would have totaled 87.5% of salary.



   As noted above, Mr. McConnell was not awarded any stock warrants or other long term incentives during 1993, but received benefit allocations (a) determined on a basis consistent with all of the employees of the Company, of $10,513 under the Profit Sharing Plan, (b) determined on a basis consistent with all affected employees, of $7,225 under the Excess Benefit Plan and
(c) determined on a basis consistent with all named executive officers, $45,375 under the Key Employee Retirement Plan.





COMPENSATION COMMITTEE               BOARD OF DIRECTORS
OF THE BOARD OF DIRECTORS
                                     (ONLY WITH RESPECT TO ACTIONS TAKEN
                                     BY THE BOARD OF DIRECTORS DESCRIBED
                                     UNDER THE HEADING "LONG TERM
                                     INCENTIVE AWARDS" UNDER THE CAPTION
                                     "EXECUTIVE COMPENSATION
                                     PROGRAM COMPONENTS")


William C. Scott, Chairman           Russell A. Belinsky
Daryl J. Butcher                     Ernest D. Bennett, III
J. Steven Wilson                     Daryl J. Butcher
                                     Philip L. Herrington
                                     John W. McConnell
                                     William C. Scott
                                     J. Steven Wilson




COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In 1987 the Company sold to First Pioneer Partners, Ltd., a Florida limited partnership ("First Pioneer"), certain parcels of real property located at its development in Melbourne, Florida and, in connection with this sale, First Pioneer issued a 10-3/4% Promissory Note to a wholly owned subsidiary of the Company in the amount of $1.2 million (this note was subsequently sold to the Company's wholly owned insurance subsidiary). A wholly owned subsidiary of Wilson Financial Corporation is a general partner of First Pioneer. Mr. J. Steven Wilson, a director and a member of the Compensation Committee, is Chairman and President of Wilson Financial Corporation. During 1993 First Pioneer conveyed the collateral to the Company's insurance subsidiary in lieu of foreclosure. The outstanding principal balance at time of conveyance was approximately $350,000.



   During 1993 the Company paid fees and expenses totaling $107,000 to GTC Capital Partners, as financial advisors to Predecessor Fairfield's Official Unsecured Bondholders' Committee during the Company's Reorganization.
Mr. Russell A. Belinsky, a director, is a Senior Vice President and Principal of GTC Capital Partners.

PERFORMANCE GRAPHS

   The following graphs show (i) the annual cumulative stockholder return for the periods from December 31, 1988 through July 2, 1992 and September 1, 1992 through December 31, 1993, following assumed investments of $100 each in shares of Company Common Stock on each of December 31, 1988 and September 1, 1992, respectively and (ii) the quarterly cumulative total stockholder return since September 1, 1992, following an assumed investment of $100 on that date. All shares of Company common stock, $.10 par value (the "Old Common Stock"), that were outstanding and traded during the period of December 31, 1988 through July 2, 1992 were cancelled prior to the Reorganization and no distributions were made on account of interests in such securities. All shares of Company Common Stock that are currently outstanding (the "New Common Stock") are shares that were issued to former creditors and claim holders of the Company after September 1, 1992 (and after cancellation of the Old Common Stock) pursuant to the Reorganization.

               COMPARISON OF CUMULATIVE TOTAL RETURN OF
         COMPANY COMMON STOCK BEFORE AND AFTER REORGANIZATION
 WITH THE NASDAQ U.S. INDEX AND A MARKET CAPITALIZATION PEER GROUP (1)(2)







                      Old Common Stock                New Common Stock
              --------------------------------   ---------------------------
              1988   1989   1990   1991   7/92   9/1/92   12/31/92  12/31/93
              ----   ----   ----   ----   ----   ------   --------  --------

Fairfield     $100   $ 63   $  5   $  7   $  0   $100       $100      $300
Communties

Peer Group     100    103     81     95     90    100        112       121

NASDAQ
Stock Market   100    121    103    165    159    100        121       138




               COMPARISON OF CUMULATIVE TOTAL RETURN BY
     QUARTER SINCE SEPTEMBER 1, 1992 WITH THE NASDAQ U.S. INDEX
            AND A MARKET CAPITALIZATION PEER GROUP (2)





                                     New Common Stock
              --------------------------------------------------------------
              9/1/92  9/30/92  12/31/92  3/31/93  6/30/93  9/30/93  12/31/93
              ------  -------  --------  -------  -------  -------  --------

Fairfield
Communities   $100     $100      $100      $100    $117     $183      $300

Peer Group     100      104       112       118     108      119       121

NASDAQ
Stock Market   100      104       121       123     125      136       138





                     (SEE FOOTNOTES ON NEXT PAGE)



- - - - - ---------------
(1) The amounts plotted in the left-hand box entitled "Old Common Stock" in the first graph above represent the cumulative total return of the Old Common Stock outstanding prior to the Company's Reorganization (i.e. during the period December 31, 1988 through July 2, 1992 when trading in the Old Common Stock was suspended permanently by the New York Stock Exchange), which amounts are compared with the amounts plotted in the right-hand box entitled "New Common Stock" in the same graph, which amounts represent (i) the National Association of Securities Dealers, Inc.'s Automated
    Quotations System ("NASDAQ") Stock Market U.S. Index and (ii) a peer group constructed of NASDAQ listed companies with similar market capitalization (the "Market Capitalization Peer Group").


(2) The data which appears in the right-hand box in the first graph above compares the cumulative total return of the Company Common Stock outstanding subsequent to the Company's Reorganization (i.e., during the period September 1, 1992 through December 31, 1993) with the (i) NASDAQ Stock Market U.S. Index and (ii) Market Capitalization Peer Group. Additionally, the data which appear in the second graph above compares the quarterly cumulative total return, since September 1, 1992, of the Company Common Stock with the (i) NASDAQ Stock Market U.S. Index and (ii) Market Capitalization Peer Group.

(3) The Company's primary operation is the Leisure Products business, with the major sources of revenue and profitability being the sale of vacation ownership intervals and interest income from installment contracts receivable originated in connection with such sales. Very few other publicly held companies engage in this line of business, and those that do, such as The Walt Disney Company, Hilton Hotels Corporation and Host Marriott Corporation, are (i) diversified, with such companies' similar product segments providing substantially less than 50% of such companies' revenues, and (ii) substantially larger, in terms of revenue, assets and market capitalization, than the Company. Because of these factors, the Company elected to compare the performance of its stock against (a) the NASDAQ Stock Market U.S., which represents a broad-market index of companies traded on the NASDAQ market, on which the Company's stock is listed, and (b) the Market Capitalization Peer Group. The Market Capitalization Peer Group is comprised of the 10 NASDAQ companies immediately above and below the Company's December 31, 1993 market capitalization ($50.83 million) as follows: Phoenix Technologies, Ltd.
    (PTEC); Sands Regent (SNDS); Pancho's Mexican Buffet (PAMX); Reading Co.; C.I.A. (RDGCA); Hawkins Chemical, Inc. (HWKN); Olympic Financial Ltd.
    (OLYM); Dick Clark Productions, Inc. (DCPI); Serv-Tech Inc. (STEC); National Insurance Group (NAIG); Longhorn Steaks, Inc. (LOHO); Amer First Ptc/Pfd Equity Mtg. (AFPFZ); Weyco Group, Inc. (WEYS); Mid-South Insur. Co. (MIDS); MOSCOM Corp. (MSCM); FONAR Corp. (FONR); CNS, Inc. (CNXS); Allegheny & Western Energy (ALGH); DS Bancor Inc. (DSBC); IDEC Pharmaceuticals (IDPH); and Defiance, Inc. (DEFI).



                      BENEFICIAL OWNERSHIP OF SECURITIES

CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information as of July 25, 1994 with respect to any person known by the Company to be the beneficial owner of more than five percent of the Common Stock.



   Name and Address of        Amount and Nature of          Percent of
    Beneficial Owner          Beneficial Ownership          Class (3)
   -------------------        --------------------          ----------


Physicians Insurance
  Company of Ohio
13515 Yarmouth Drive, N.W.        1,678,726 (1)               17.3%
Pickerington, Ohio 43147


Magten Asset Management Corp.
33 East 21st Street               1,597,462 (2)               16.0
New York, New York 10010



- - - - - ---------------
(1) A report on Schedule 13D has been filed with the SEC by Physicians Insurance Company of Ohio ("PICO") indicating that PICO has sole voting and dispositive power over 1,184,000 shares of Company Common Stock and further has the right to acquire another 494,726 shares within 60 days of July 25, 1994. The foregoing information has been included in this Proxy Statement in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13D.

(2) A report on Schedule 13G has been filed with the SEC by Magten Asset Management Corp. indicating sole voting and dispositive power over 1,250,955 shares and shared voting and sole dispositive power over 346,507 shares. The foregoing information has been included in this Proxy Statement in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.


(3) Based on 9,991,385 shares outstanding as of July 25, 1994, which excludes 160,001 shares held by wholly owned subsidiaries of the Company, and includes 262,500 shares, which represent shares that the named executive officers have the right to acquire (through the exercise of warrants) within 60 days of July 25, 1994. The total amount of Common Stock to be issued after resolution of all claims under the Plan of Reorganization will differ from the amount of Common Stock outstanding at July 25, 1994. Consequently, the ownership interests of existing stockholders will be diluted (see Note 9 of Notes to Consolidated Financial Statements in the Form 10-K included as Appendix III hereto).



DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information as of July 25, 1994 with respect to the beneficial ownership of the Common Stock by the Company's directors, named executive officers and by all directors and officers as a group. Each individual named has sole investment and voting power with respect to his shares of Common Stock.




                               Amount and Nature of            Percent of
Name of Beneficial Owner       Beneficial Ownership             Class (1)
- - - - - ------------------------       --------------------            -----------

Russell A. Belinsky                   4,000                         *

J. Steven Wilson                        361                         *

John W. McConnell                   165,500(2)                     1.7

Morris E. Meacham                    75,000(2)                      *

Marcel J. Dumeny                    111,000(2)                     1.1

Robert W. Howeth                     20,000                         *

Clayton G. Gring, Sr.                    24                         *

All directors and executive
 officers as a group                379,385                        3.8



- - - - - ---------------
(1) Based on 9,991,385 shares outstanding as of July 25, 1994, which excludes 160,001 shares held by wholly owned subsidiaries of the Company, and includes 262,500 shares, which represent shares that the named executive officers have the right to acquire (through the exercise of warrants) within 60 days after July 25, 1994 (see note (2) below). The total amount of Common Stock to be issued after resolution of all claims under the Plan of Reorganization will differ from the amount of Common Stock outstanding at July 25, 1994. Consequently, the ownership interests of existing stockholders will be diluted (see Note 9 of Notes to Consolidated Financial Statements in the Form 10-K included as Appendix III hereto).

(2) Includes 112,500, 75,000, and 75,000, shares, respectively, for Messrs. McConnell, Meacham and Dumeny, which represent shares the named executives have the right to acquire (through the exercise of warrants) within 60 days after July 25, 1994. Under the rules of the SEC, such shares are deemed to be beneficially owned. For the purpose of calculating percentage ownership, such shares were also considered to be outstanding.

 *  Beneficial ownership represents less than 1% of the outstanding shares.


            MARKET PRICES OF AND DIVIDENDS PAID ON COMPANY COMMON STOCK

MARKET PRICES

   The Company and certain of its subsidiaries successfully reorganized pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, all of the outstanding Common Stock of the Company issued prior to the Reorganization was cancelled effective September 1, 1992. As of July 25, 1994 the number of shares of the Company's Common Stock outstanding totaled 9,888,886, of which 160,001 shares were held by wholly owned subsidiaries. In accordance with the Plan of Reorganization, the Company will issue additional shares as the remaining unsecured claims are resolved. The ultimate amount of allowed unsecured claims and the timing of the resolution of claims is largely within the control of the Bankruptcy Court. However, based upon available information, the Company presently estimates that approximately 10,834,000 shares of Common Stock will be issued and outstanding, including 160,001 shares held by wholly owned subsidiaries. Additionally, 588,235 shares have been reserved, but not issued, for the possible benefit of the holders of the 10% Senior Subordinated Secured Notes. See Notes 6 and 9 of Notes to Consolidated Financial Statements in the Form 10-K included as Appendix III hereto. As of July 25, 1994 there were approximately 5,100 stockholders of the Common Stock.



   On November 4, 1993 the Common Stock commenced "regular way" trading on the NASDAQ's National Market List under the trading symbol FFCI. For the period November 4, 1993 through December 31, 1993 the high and low closing bid prices were $4-5/8 and $2-3/4, respectively. For the period January 1, 1994 through August 3, 1994 the high and low closing bid prices were $7 and $4-1/4, respectively. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily reflect or represent actual transactions.


   The high and low bid and asked prices on the Common Stock on NASDAQ on December 3, 1993, the last day on which shares of Common Stock were actually traded prior to the public announcement of the proposed Sale, were $4 and $4, respectively. The high and low bid and asked prices on August 3, 1994, the most recent pricing information as quoted on NASDAQ available prior to the date of this Proxy Statement, were $6-7/8 and $6-1/2, respectively.



DIVIDENDS

   During the last two fiscal years the Company did not pay any dividends and is prohibited from paying any dividends under the terms of its financing arrangements, except for dividends payable in shares of its Common Stock. See
Note 9 of Notes to Consolidated Financial Statements in the Form 10-K included as Appendix III hereto.




                              SELECTED FINANCIAL DATA

   For selected financial data for the Company for applicable periods in the five-year period ended December 31, 1993, see "Selected Financial Data" in the Form 10-K, which is included as Appendix III hereto, which should be read in conjunction with the "Selected Financial Data," consolidated financial statements, related notes and financial information contained therein.
See also "Item 1. Financial Statements" in the Company's Quarterly Report on Form 10-Q/A (No. 1) for the Quarter Ended March 31, 1994 (the "Form 10-Q"), which is included as Appendix IV hereto.



                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   For Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K included as Appendix III hereto. See also "Item 2. Management's Discussion and Analysis and Results of Operations" in the Form 10-Q included as Appendix IV hereto.

                     BUSINESS AND PROPERTIES OF THE COMPANY

   For information regarding the business and properties of the Company, see "Items 1 and 2. Business and Properties" of the Form 10-K included as Appendix III hereto.



                                LEGAL PROCEEDINGS

   For information regarding material pending legal proceedings to which the Company is a party or to which its property is subject, see Notes 9 and 14 of Notes to Consolidated Financial Statements in the Form 10-K included as Appendix III hereto.




                                 OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In 1987 the Company sold to First Pioneer certain parcels of real property located at its development in Melbourne, Florida and, in connection with this sale, First Pioneer issued a 10-3/4% Promissory Note to a wholly owned subsidiary of the Company in the amount of $1.2 million (this note was subsequently sold to the Company's wholly owned insurance subsidiary). A wholly owned subsidiary of Wilson Financial Corporation is a general partner of First Pioneer. Mr. J. Steven Wilson, a director and a member of the Compensation Committee, is Chairman and President of Wilson Financial Corporation. During 1993 First Pioneer conveyed the collateral to the Company's insurance subsidiary in lieu of foreclosure. The outstanding principal balance at time of conveyance was approximately $350,000.



   During 1993 the Company paid fees and expenses totaling $107,000 to GTC Capital Partners, as financial advisors to Predecessor Fairfield's Official Unsecured Bondholders' Committee during the Company's Reorganization.
Mr. Russell A. Belinsky, a director, is a Senior Vice President and Principal of GTC Capital Partners.



COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of its Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.



   Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1993, and written representations from certain reporting persons, the Company believes that all filing requirements have been complied with as they apply to its directors, executive officers and persons who own more than 10% of the Common Stock, except that (i) a Form 3 initial statement and one Form 4 were filed late with respect to the ownership and sale of Predecessor Fairfield's Common Stock by Mr. Robert T. Waugh, President of First Federal, and (ii) a Form 3 initial statement of beneficial ownership was filed late by Mr. William C. Scott with regard to his appointment as a director of the Company.



INDEPENDENT PUBLIC ACCOUNTANTS

   The Board has selected Ernst & Young to serve as independent public accountants for the Company. The independent public accountants have audited the financial statements of the Company for the fiscal year ended December 31, 1993 and performed such other nonaudit services as the Board requested.



   A representative of Ernst & Young is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement, if he or she so desires, and is also expected to be available to respond to appropriate questions from stockholders.

NO DISSENTER'S RIGHTS

   Neither the election of directors, the consummation of the Sale, the amendments to the Certificate of Incorporation nor the amendment to the Rights Agreement Amendment will create any dissenter's, appraisal or similar rights for the stockholders, whether or not any such stockholder votes against the approval of any or all of the proposals relating to those matters.



STOCKHOLDER PROPOSALS

   If stockholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the stockholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC. Stockholder proposals for the Company's 1995 annual meeting of stockholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by January 1, 1995. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Stockholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.



OTHER BUSINESS

   Management does not know of or intend to bring before the Annual Meeting any other business. If, however, any other business should be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.


   Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed, stamped, return envelope.




                                       By Order of the Board of Directors,




                                       Marcel J. Dumeny,
                                       Secretary



Little Rock, Arkansas
August 4, 1994

                     INDEX TO FINANCIAL STATEMENTS


FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES

Pro Forma  Condensed Consolidated Financial Statements (Unaudited) . . . .  F-2

Pro Forma Condensed Consolidated Balance Sheet--
   March 31, 1994 (Unaudited). . . . . . . . . . . . . . . . . . . . . . .  F-3

Pro Forma Condensed Consolidated Statement of Earnings--
   Three Months Ended March 31, 1994 (Unaudited). . . . . . . . . . . . . . F-4

Pro Forma Condensed Consolidated Statement of Earnings--
   Year Ended December 31, 1993 (Unaudited) . . . . . . . . . . . . . . . . F-5

Notes to Pro Forma Condensed Consolidated Financial Statements
   (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . .  F-9

Consolidated Balance Sheets -- December 31, 1993 and
   December 31, 1992. . . . . . . . . . . . . . . . . . . . . . . . . . .  F-10

Consolidated Statements of Operations for the Year Ended
   December 31, 1993, the Six Month Periods Ended December 31, 1992
   and June 30, 1992 and the Year Ended December 31, 1991 . . . . . . . .  F-11

Consolidated Statements of Stockholder's Equity for the Year Ended
   December 31, 1993, the Six Month Periods Ended December 31, 1992
   and June 30, 1992 and the Year Ended December 31, 1991 . . . . . . . .  F-12

Consolidated Statements of Cash Flows for the Year Ended
   December 31, 1993, the Six Month Periods Ended December 31, 1992
   and June 30, 1992 and the Year Ended December 31, 1991 . . . . . . . .  F-13

Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . .  F-15

Consolidated Balance Sheets -- March 31, 1994 (Unaudited) and
   December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . F-31

Consolidated Statements of Earnings for the Three Month Periods
   Ended March 31, 1994 and March 31, 1993 (Unaudited). . . . . . . . . .  F-32

Consolidated Statements of Cash Flows for the Three Month Periods
   Ended March 31, 1994 and March 31, 1993 (Unaudited). . . . . . . . . .  F-33

Notes to Consolidated Financial Statements (Unaudited) . . . . . . . . . . F-34

Pro Forma Consolidated Balance Sheet -- March 31, 1994 (Unaudited). . . . . F-36

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


   The following unaudited pro forma condensed consolidated balance sheet of Fairfield Communities, Inc. and Subsidiaries ("Fairfield") as of March 31, 1994 and the unaudited pro forma condensed consolidated statements of earnings for the year ended December 31, 1993 and three months ended March 31, 1994 give effect to the use of funds from the sale of all of the outstanding stock of First Federal and proceeds from Fairfield's revolving credit agreement to fund the purchase of the Excluded Association Assets and Contracts Receivable (collectively, the "Excluded Assets"). The unaudited pro forma information is based on the historical financial statements of Fairfield giving effect to the transactions under the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

   The unaudited pro forma condensed consolidated financial statements have been prepared by Fairfield's management based upon available documentation and may not be indicative of the results that actually would have occurred if the transactions had been effected on the dates indicated. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Fairfield's financial statements and notes thereto contained in the Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and the Quarterly Report on Form 10-Q for the three months ended March 31, 1994 as amended.

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1994
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)



                                                 PRO FORMA
                                 HISTORICAL     ADJUSTMENTS      PRO FORMA
                                 ----------     -----------      ---------

ASSETS

  Cash and cash equivalents        $  2,737      $ 40,785 (a)      $  2,737
                                                   28,715 (b)
                                                  (69,500)(a)
  Loans receivable, net             150,739        46,800 (a)       150,739
                                                  (46,800)(c)
  Real estate inventories            34,382         1,050 (c)        35,432
  Restricted cash accounts           12,536                          12,536
  Property and equipment, net         6,273                           6,273
  Other assets                       21,499         1,390 (a)        22,889
                                                      400 (a)
                                                      400 (c)
  Net assets held for sale            --           17,300 (a)        17,300
  Net assets of discontinued
   operations                        10,315                          10,315
                                   --------      --------          --------
                                   $238,481      $ 19,740          $258,221
                                   --------      --------          --------
                                   --------      --------          --------

LIABILITIES AND STOCKHOLDERS'
 EQUITY
  Liabilities:
   Financing arrangements          $123,757      $ 28,715 (b)      $152,472
   Deferred revenue                  19,684                          19,684
   Other liabilities                 28,626         3,312 (a)        32,294
                                                      356 (b)
   Net liabilities held for sale     17,776        29,424 (a)         --
                                                  (69,500)(c)
                                                   22,300 (c)
                                   --------      --------          --------
Stockholders' equity                 48,638         5,489 (a)(d)     53,771
                                                     (356)(b)
                                   --------      --------          --------
                                   $238,481      $ 19,740          $258,221
                                   --------      --------          --------
                                   --------      --------          --------



See notes to unaudited pro forma condensed consolidated financial statements.

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       THREE MONTHS ENDED MARCH 31, 1994
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                   HISTORICAL      ADJUSTMENTS      PRO FORMA
                                   ----------      -----------      ---------

REVENUES
  Vacation ownership, net          $    6,398                       $   6,398
  Homes and lots, net                   1,795                           1,795
  Property management                   2,740                           2,740
  Interest                              5,324                           5,324
  Other                                 3,203                           3,203
                                   ----------       -------         ---------
                                       19,460         --               19,460
                                   ----------       -------         ---------

EXPENSES
  Vacation ownership                    2,033                           2,033
  Homes and lots                          973                             973
  Provision for loan losses               580                             580
  Selling                               4,306                           4,306
  Property management                   2,385                           2,385
  General and administrative            2,535                           2,535
  Interest, net                         2,719         577 (b)           3,296
  Other                                 2,389                           2,389
                                   ----------       ------          ---------
                                       17,920         577              18,497
                                   ----------       -------         ---------
Earnings from continuing
  operations before gain on sale
  of First Federal and provision
  for income taxes                      1,540        (577)                963
Provision for income taxes                462        (221) (b)            241
                                   ----------       ------           --------
Earnings from continuing
  operations before gain on the
  sale of First Federal            $    1,078       $(356)           $    722
                                   ----------       -------         ---------
                                   ----------       -------         ---------

EARNINGS PER SHARE FROM
  CONTINUING OPERATIONS BEFORE
  GAIN ON THE SALE OF FIRST
  FEDERAL:
   Primary                               $.10                            $.07
                                   ----------       -------        ----------
                                   ----------       -------        ----------
   Fully diluted                         $.09                            $.06
                                   ----------       -------         ---------
                                   ----------       -------         ---------

CASH DIVIDENDS DECLARED                  --                              --
                                   ----------       -------        ----------
                                   ----------       -------        ----------

BOOK VALUE PER SHARE                    $4.53                           $5.00
                                   ----------       -------        ----------
                                   ----------       -------        ----------

WEIGHTED AVERAGE SHARES
OUTSTANDING:
   Primary                         11,095,519                      11,095,519
                                   ----------       -------        ----------
                                   ----------       -------        ----------
   Fully diluted                   11,710,273                      11,710,273
                                   ----------       -------        ----------
                                   ----------       -------        ----------



See notes to unaudited pro forma condensed consolidated financial statements.

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1993
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                    PRO FORMA
                                   HISTORICAL      ADJUSTMENTS      PRO FORMA
                                   ----------      -----------      ---------

REVENUES
  Vacation ownership, net            $ 34,332                         $34,332
  Homes and lots, net                  12,073                          12,073
  Property management                  10,876                          10,876
  Interest                             39,894        $(15,805)(e)      24,089
  Other                                12,553          (2,957)(e)       9,596
                                     --------        --------         -------
                                      109,728         (18,762)         90,966
                                     --------        --------         -------

EXPENSES
  Vacation ownership                    9,942                           9,942
  Homes and lots                        5,212                           5,212
  Provision for loan losses             3,586            (334)(e)       3,252
  Selling                              21,850                          21,850
  Property management                  11,057                          11,057
  General and administrative           18,267          (8,431)(e)       9,836
  Interest, net                        24,927         (10,478)(e)      16,782
                                                        2,333 (b)
  Other                                 4,560            (102)(e)       4,458
                                     --------        --------         -------
                                       99,401         (17,012)         82,389
                                     --------        --------         -------

Earnings from continuing
  operations before gain on the
  sale of First Federal and
  provision for income taxes           10,327          (1,750)          8,577
Provision for income taxes              3,157            (665)(e)       2,492
                                     --------        --------         -------
Earnings from continuing
  operations before gain on the
  sale of First Federal              $  7,170        $ (1,085)        $ 6,085
                                     --------        --------         -------
                                     --------        --------         -------

EARNINGS PER SHARE FROM
 CONTINUING  OPERATIONS BEFORE
 GAIN ON THE SALE OF FIRST
 FEDERAL:
  Primary                                $.65                            $.55
                                     --------                         -------
                                     --------                         -------
  Fully diluted                          $.61                            $.52
                                     --------                         -------
                                     --------                         -------

CASH DIVIDENDS DECLARED                  --                              --
                                     --------                         -------
                                     --------                         -------

BOOK VALUE PER SHARE                    $4.39                           $4.95
                                     --------                         -------
                                     --------                         -------

WEIGHTED AVERAGE SHARES
OUTSTANDING:
  Primary                          11,037,765                      11,037,765
                                   ----------                      ----------
                                   ----------                      ----------
  Fully diluted                    11,692,667                      11,692,667
                                   ----------                      ----------
                                   ----------                      ----------



See notes to unaudited pro forma condensed consolidated financial statements.

                FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (UNAUDITED)

   The unaudited pro forma condensed consolidated financial statements reflect the sale of all of the outstanding stock of First Federal for approximately $40.4 million, plus approximately $1.8 million for the pretax interim earnings of First Federal from October 1, 1993 through the date of closing. The amount of available cash proceeds due Fairfield at closing has been reduced by approximately $1.4 million due to the Litigation Indemnity. The amount of these escrowed funds has been included in "Other assets" in the unaudited pro forma condensed consolidated balance sheet.

   As part of the proposed transactions, Fairfield will purchase (i) approximately $19.8 million (net book value) of certain real estate, classified loans, joint venture interests and other assets owned by First Federal (the "Excluded Association Assets"), subject to the right of the purchaser to retain all or part of such assets, and (ii) lot and vacation ownership contracts receivable and related assets which First Federal previously acquired from Fairfield (the "Contracts Receivable"), having a net book value, at March 31, 1994, of approximately $49.7 million. The Excluded Association Assets and the Contracts Receivable are collectively referred to as the "Excluded Assets," which totaled approximately $69.5 million at March 31, 1994.

   The unaudited pro forma condensed consolidated financial statements reflect First Federal's sale and Fairfield's purchase of the Excluded Assets, with Fairfield's purchase funded by the net cash proceeds totaling approximately $40.8 million from the sale of First Federal's stock and borrowings of approximately $28.7 million under available financing arrangements. The interest expense associated with the additional borrowings of approximately $28.7 million incurred by Fairfield to purchase the Excluded Assets, using an interest rate of 8.125% (i.e., the Company's incremental borrowing rate), would result in calculated interest expense of approximately $2.3 million for the year ended December 31, 1993 and approximately $.6 million for the three months ended March 31, 1994. Interest expense included in the preceding pro forma financial statements may not be indicative of the future cost to the Company considering that the disposition of the deposit base of First Federal will result in probable future increased cost of funds.

   The purchase of the Excluded Assets by Fairfield is a condition to the consummation of the sale of the stock of First Federal. As most of the Excluded Association Assets are dissimilar to the assets of continuing operations, the Company anticipates disposing of these assets in a manner different than First Federal. Therefore, the Company has recorded valuation allowances related to the Excluded Assets of approximately $4 million, based upon the expected change in Fairfield's method of disposal of such assets subsequent to the consummation of the transactions. Selling expenses, including professional fees and other direct expenses, were estimated at approximately $3.3 million. The net gain of approximately $5.5 million on the sale of the stock of First Federal is composed of an expected sales price of $42.2 million, net of (i) a basis of the investment in the stock of First Federal of approximately $29.4 million, (ii) valuation allowances of the Excluded Assets of approximately $4 million and (iii) selling expenses of approximately $3.3 million. The gain on the sale of First Federal's stock is not expected to result in an increase in income taxes due to the additional tax basis in First Federal's stock and underlying assets (tax goodwill), for which no deferred tax asset was previously recorded under the provisions of SFAS 109.

   For purposes of determining the pro forma effect of the above mentioned transactions, the following pro forma adjustments have been made (in thousands):

(a) Reflects (1) the sale of the stock of First Federal and (2) the purchase of Excluded Assets by the Company:


                                         DEBIT    CREDIT
                                        -------   -------

   (1)Cash                              $40,785
   (1)Other assets (cash in escrow)       1,390
   (2)Loan receivable (contracts)        46,800
   (2)Other assets (accrued interest
      -- contracts)                         400
   (2)Real estate inventories, net of
      $1.45 million valuation
      allowance                           1,050
   (2)Net assets held for sale, net
      of $2.5 million valuation
      allowance                          17,300
   (2)Cash                                         $69,500
   (1)Net liabilities held for sale                 29,424[see(d)]
   (1)Accrued expenses                               3,312[see(d)]
      Gain on the sale of stock  5,489               5,489[see(d)]


   The gain on the sale of the stock of First Federal is not included in the Pro Forma Condensed Consolidated Statements of Earnings as Rule 11-02(b)(5) of Regulation S-X states that pro forma financial statements are to be presented based on earnings from continuing operations before nonrecurring charges or credits directly attributable to the transaction.

(b) Reflects the additional borrowings under available financing arrangements and additional interest expense:


                                                 DEBIT       CREDIT
                                                -------     -------

(1) Cash                                        $28,715
     Financing arrangements                                 $28,715

December 31, 1993:
    Interest expense                              2,333
      Accrued interest                                        2,333

March 31, 1994:
    Interest expense                                577
    Other liabilities -- accrued income taxes       221
      Other liabilities -- accrued interest                     577
      Provision for income taxes                                221



(c) Reflects First Federal's sale of Excluded Assets:


Cash (included in net liabilities held for
    sale                                        $69,500
  Loans receivable (continuing operations)                  $46,800
  Net liabilities held for sale,
   ($19,800 -- Excluded Association Assets and
   $2,500 -- Contracts Receivable/REO)                       22,300
  Other assets                                                  400


(d) Represents the extimated net gain on the sale of First Federal's stock calculated as follows:

   Stated sales price                                      $40,350
   Earnings adjustment (related to the
     interim period from October 1, 1993
     to date of disposal)                                    1,825
                                                           -------
   Adjusted sales price                                     42,175
   Basis of the investment in the stock
     of First Federal                                      (29,424)
   Other adjustments:
     Valuation allowances related to Excluded
      Assets (to reflect the Company's expected
      plan of disposal of these assets)                     (3,950)
     Accrual for direct selling costs,
      including professional fees                           (3,312)
                                                           --------
   Net gain on the sale of the stock of
     First Federal                                         $  5,489
                                                           --------
                                                           --------


(e) Reflects the historical earnings related to the net liabilities held for sale for year ended December 31, 1993:

                                                    DEBIT    CREDIT
                                                   -------   -------
    Interest income                                $15,805
    Other income                                     2,957
    Retained earnings                                1,248
      Provision for income taxes                             $   665
      Provision for loan losses                                  334
      General and administrative                               8,431
      Interest expense, net                                   10,478
      Other expense                                              102


                    Report of Independent Auditors

The Board of Directors
First Federal Savings and Loan Association of Charlotte and Subsidiaries

   We have audited the accompanying consolidated balance sheets of First Federal Savings and Loan Association of Charlotte and subsidiaries, a wholly owned subsidiary of Fairfield Communities, Inc., as of December 31, 1993 and 1992 (reorganized company), and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1993 (reorganized company) and the six month periods ended December 31, 1992 (reorganized company) and June 30, 1992 (prior to parent company reorganization) and for the year ended December 31, 1991 (prior to parent company reorganization). These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Savings and Loan Association of Charlotte and subsidiaries at December 31, 1993 and 1992 (reorganized company), and the consolidated results of their operations and their cash flows for the year ended December 31, 1993 (reorganized company) and the six month periods ended December 31, 1992 (reorganized company) and June 30, 1992 (prior to parent company reorganization) and for the year ended December 31, 1991 (prior to parent company reorganization) in conformity with generally accepted accounting principles.

                                     Ernst & Young

February 3, 1994

                     FIRST FEDERAL SAVINGS AND LOAN
               ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
            (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                                   REORGANIZED COMPANY
                                            --------------------------------
                                            DECEMBER 31,         DECEMBER 31,
                                               1993                 1992
                                            -----------          -----------
ASSETS
  Cash and amounts due from depository
   institutions                              $  3,673             $  3,882
  Interest bearing deposits                    10,332               32,004
  Federal funds sold                              200                  200
                                             --------             --------
  Cash and cash equivalents                    14,205               36,086
  Investment securities (market value:
     1993--$51,246; 1992--$19,504)             51,284               19,446
  Mortgage-backed securities (market value:
     1993--$25,342; 1992--$31,961)             25,424               32,310
  Loans, net                                  208,575              239,528
  Real estate owned, net                       15,322               20,846
  Property and equipment                        3,536                3,433
  Accrued interest receivable, net              1,963                2,386
  Other assets                                 10,846                9,852
                                             --------             --------
     Total assets                            $331,155             $363,887
                                             --------             --------
                                             --------             --------

LIABILITIES AND STOCKHOLDER'S EQUITY
  Liabilities
    Savings deposits                         $276,672             $298,640
    Advances from Federal Home Loan Bank       20,907               35,127
    Advances by borrowers for taxes and
     insurance                                    298                  327
    Accounts payable and accrued expenses       1,848                1,795
    Income taxes payable                        2,896                2,346
                                             --------             --------
      Total liabilities                       302,621              338,235
                                             --------             --------
  Stockholder's equity
    Common stock, $.01 par value;
     authorized--12,500,000 shares;
     issued and outstanding--
     200,000 shares                                 2                    2
    Additional paid-in capital                 23,962               23,962
    Retained earnings                           4,570                1,688
                                             --------             --------
      Total stockholder's equity               28,534               25,652
                                             --------             --------

      Total liabilities and stockholder's
       equity                                $331,155             $363,887
                                             --------             --------
                                             --------             --------


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS AND LOAN
               ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                         (DOLLARS IN THOUSANDS)

                                                           PRIOR TO PARENT
                              REORGANIZED COMPANY      COMPANY REORGANIZATION
                           -------------------------  ------------------------
                                          SIX MONTHS  SIX MONTHS
                             YEAR ENDED     ENDED        ENDED     YEAR ENDED
                            DECEMBER 31,  DECEMBER 31,  JUNE 30,  DECEMBER 31,
                                1993         1992        1992         1991
                            -----------   -----------  ---------  ----------

INTEREST INCOME
  Loans, including fees       $18,999      $11,628      $14,999     $34,265
  Investment and mortgage-
   backed securities            3,482        2,178        3,008       7,221
  Other                           345          168          193         401
                              -------      -------      -------     -------
    Total interest income      22,826       13,974       18,200      41,887

INTEREST EXPENSE
  Savings deposits             11,609        6,275        9,841      25,146
  Borrowings                    1,496          778        1,962       5,880
                              -------       ------       ------      ------
    Total interest expense     13,105        7,053       11,803      31,026
                              -------       ------       ------      ------
  Net interest income           9,721        6,921        6,397      10,861
Provision for loan losses         125          378            4       5,034
                              -------       ------       ------      ------
  Net interest income after
   provision for loan
   losses                       9,596        6,543        6,393       5,827

OTHER INCOME
  Service charges on deposit
   accounts                       694          333          359         684
  Gain on sale of loans           518          340           56         718
  Other                         2,135          404          361       1,326
                               ------       ------       ------      ------
    Total other income          3,347        1,077          776       2,728

OTHER EXPENSE
  Compensation and benefits     3,344        1,548        1,535       3,074
  Occupancy                     1,420          896          770       1,513
  Other                         4,079        2,183        2,074       5,020
                               ------       ------       ------      ------
    Total other expense         8,843        4,627        4,379       9,607
                               ------       ------       ------      ------

Income (loss) before income
 taxes                          4,100        2,993        2,790      (1,052)
  Provision for income taxes    1,218        1,305        1,012       1,398
                               ------       ------       ------     -------
NET INCOME (LOSS)              $2,882       $1,688       $1,778     $(2,450)
                               ------       ------       ------     -------
                               ------       ------       ------     -------



See accompany notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS AND LOAN
               ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                         (DOLLARS IN THOUSANDS)

                                           ADDITIONAL    RETAINED
                                  COMMON     PAID-IN     EARNINGS
                                   STOCK     CAPITAL     (DEFICIT)     Total
                                  ------   ----------    ---------    ------

PRIOR TO PARENT COMPANY
 REORGANIZATION
Balance at January 1, 1991         $  2     $33,623      $(11,767)    $21,858
Net loss                             --         --         (2,450)     (2,450)
                                   -----    -------      ---------    -------

Balance at December 31, 1991          2      33,623       (14,217)     19,408
Net income                           --         --          1,778       1,778
Fresh start valuation                --      (9,661)       12,439       2,778
                                   -----    -------      --------     -------

Balance at June 30, 1992              2      23,962           --       23,964


==============================================================================


REORGANIZED COMPANY
Balance at June 30, 1992              2      23,962           --       23,964
 Net income                          --         --          1,688       1,688
                                   -----    -------        ------     -------

Balance at December 31, 1992          2      23,962         1,688      25,652
Net income                           --         --          2,882       2,882
                                   -----    -------        ------     -------

Balance at December 31, 1993       $  2     $23,962        $4,570     $28,534
                                   -----    -------      --------     -------
                                   -----    -------      --------     -------


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS AND LOAN
               ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (DOLLARS IN THOUSANDS)



                                                           PRIOR TO PARENT
                              REORGANIZED COMPANY      COMPANY REORGANIZATION
                           -------------------------  ------------------------
                                          SIX MONTHS  SIX MONTHS
                             YEAR ENDED     ENDED        ENDED     YEAR ENDED
                            DECEMBER 31,  DECEMBER 31,  JUNE 30,  DECEMBER 31,
                                1993         1992        1992         1991
                            -----------   -----------  ---------  ----------
OPERATING ACTIVITIES
Net income (loss)             $  2,882    $  1,688      $ 1,778     $ (2,450)
Adjustments to reconcile
 net income (loss) to net
 cash provided by operating
 activities:
   Provision for loan losses       125         378            4        5,034
   Provision for depreciation
    and amortization               432         295          266          465
   Provision for deferred
    income taxes                   --          698          256          354
   Amortization of fresh
    start premiums                 586        (761)         --          --
   Amortization of purchased
    mortgage servicing rights      101          70           70          182
   Realized gain on sales of
    loans                         (518)       (340)         (56)        (718)
   Changes in operating assets
    and liabilities, net         5,217       1,354        4,350       12,326
                              --------    --------      -------     --------
Net cash provided by operating
 activities                      8,825       3,382        6,668       15,193

INVESTING ACTIVITIES
Increase in loans, net of
 sales                         (20,170)    (10,051)        (414)      (4,930)
Proceeds from sales of loans    49,887      27,664       19,723       19,300
Purchases of property and
 equipment                        (661)       (169)        (146)      (1,415)
Proceeds from sale of
 property and equipment            321         --           --           --
Purchase of investment
 securities                    (45,333)     (3,507)       (8,472)     (8,016)
Maturities and payments of
 investment securities          13,495       2,880         3,445       1,500
Purchases of mortgage-backed
 securities                    (14,061)     (1,320)       (1,025)     (5,202)
Payments on mortgage-backed
 securities                     19,826       9,630         8,140       7,098
Proceeds from sales of
 mortgage-backed securities        --          --            --       10,130
                              --------    --------      -------     --------
Net cash provided by
 investing activities            3,304      25,127        21,251      18,465



                     FIRST FEDERAL SAVINGS AND LOAN
                ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                         (DOLLARS IN THOUSANDS)

                                                          PRIOR TO PARENT
                              REORGANIZED COMPANY      COMPANY REORGANIZATION
                           -------------------------  ------------------------
                                          SIX MONTHS  SIX MONTHS
                             YEAR ENDED     ENDED        ENDED     YEAR ENDED
                            DECEMBER 31,  DECEMBER 31,  JUNE 30,  DECEMBER 31,
                                1993         1992        1992         1991
                            -----------   -----------  ---------  ----------
FINANCING ACTIVITIES
Advances from Federal Home
 Loan Bank                   $  8,500      $ 21,000     $    330   $ 41,500
Repayment of Federal Home
 Loan Bank advances           (22,500)      (30,000)     (23,000)   (57,022)
Net increase (decrease) in
 demand deposits, NOW
 accounts, and savings
 deposits                       5,072         2,015        5,989     (1,884)
Net decrease in certificates
 of deposit                   (25,082)      (17,266)     (17,552)   (10,473)
                             --------      --------     --------   --------
Net cash used by financing
 activities                   (34,010)      (24,251)     (34,233)   (27,879)
                             --------      --------     --------   --------
Increase (decrease) in cash
 and cash equivalents         (21,881)        4,258       (6,314)     5,779
Cash and cash equivalents at
 beginning of period           36,086        31,828       38,142     32,363
                             --------      --------     --------   --------

Cash and cash equivalents
 at end of period            $ 14,205      $ 36,086     $ 31,828   $ 38,142
                             --------      --------     --------   --------
                             --------      --------     --------   --------





      See accompanying notes to consolidated financial statements.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PRINCIPLES OF CONSOLIDATION AND REORGANIZATION

     The consolidated financial statements include the accounts of First Federal Savings and Loan Association of Charlotte (the "Association" or the "Company") and its wholly-owned subsidiaries. The Association provides banking services to customers who are primarily located in Richmond, Montgomery, Mecklenburg, and contiguous counties in the state of North Carolina. The Company is a wholly-owned subsidiary of Fairfield Communities, Inc. ("Fairfield"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     In 1990, Fairfield and twelve wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Several other subsidiaries of Fairfield were not part of the Chapter 11 filings, including the Association. On August 14, 1992, the Bankruptcy Court confirmed the reorganization plans (the "Plans").

     Fairfield has implemented, as of June 30, 1992, the recommended accounting for entities emerging from reorganization set forth in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") issued by the American Institute of Certified Public Accountants ("Fresh Start Reporting"). Accordingly, assets and liabilities of Fairfield and the Association were adjusted to reflect their estimated fair values and the accumulated retained deficit was eliminated.

     The consolidated balance sheets as of December 31, 1993 and 1992, the consolidated statement of operations for the year ended December 31, 1993 and the six months ended December 31, 1992 and the consolidated statements of stockholder's equity and cash flows for the same periods have been prepared as if the Association is a new reporting entity. Therefore, a black line has been shown to separate these periods from the prior period information since the information has not been prepared on a comparable basis.

     Unamortized premiums related to recording interest bearing assets and liabilities at their fair market values as part of fresh start are as follows (dollars in thousands):


                                                               AMOUNT
                                                    ----------------------------
                                                    DECEMBER 31,   DECEMBER 31,
                                                        1993           1992
                                                    -------------  -------------
Premium applied to:
  Mortgage-backed securities                          $  511          $1,632
  Loans                                                3,166           4,743
  Deposits                                             1,820           3,712
  Advances from the Federal Home Loan Bank                77             297

     The premiums are being amortized over the estimated remaining average contractual lives of the related assets and liabilities utilizing the interest method of amortization and giving consideration to the estimated prepayment speeds and actual prepayment experience of the various loans and securities.

     The net effect on income, before income taxes, of the amortization of premiums related to the fresh start adjustments was a decrease in income of $586,000 for the year ended December 31, 1993 and an increase of income of $761,000 for the six months ended December 31, 1992.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Investment and mortgage-backed securities are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Gains or losses on the sale of these securities are recognized using the specific identification method at the time of sale. Management has the intent and the Association has the ability to hold these securities to maturity.

     The fair values for investments and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values based on quoted market prices of comparable instruments are used.

     In May 1993 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The new statement supersedes FASB Statement No. 12, "Accounting for Certain Marketable Securities," and generally replaces the long-standing historical cost accounting approach to debt securities with one based on fair value. The Association will implement SFAS 115 during 1994. Management believes the effect of adopting SFAS 115 will not be significant.

LOANS

     For real estate construction loans, which have a weighted average maturity of less than one year, fair value approximates the carrying value. The fair values for real estate mortgage and consumer and other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and prepayment rates published by the Federal Home Loan Bank. The estimated fair values of timeshare and lots contract receivables purchased from Fairfield approximated their carrying amounts based on prior year third-party valuations and consideration of market rate fluctuations since that time. The carrying amount of accrued interest approximates its fair value.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against income.

REAL ESTATE OWNED

     Real estate owned includes property acquired for development or sale, acquired in settlement of loans or through in-substance foreclosures. Real estate is generally considered foreclosed in-substance when: (1) the debtor has little or no equity in the real estate as compared to the current fair market value of the property, (2) proceeds for repayment of the loan can be expected to come only from the operation or the sale of the real estate, and
(3) the debtor has either: (a) formally or effectively abandoned control of the real estate to the Association or (b) retained control of the real estate but, because of the current financial condition of the debtor or the economic prospects for the debtor and/or the real estate in the foreseeable future, it is doubtful that the debtor will be able to rebuild equity in the real estate or otherwise repay the loan in the foreseeable future. Real estate acquired for development or sale or in settlement of loans and properties classified as in-substance foreclosures are recorded at the lower of cost or estimated fair value at the date of acquisition. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REAL ESTATE OWNED (CONTINUED)

     Other investments in real estate are stated at the lower of cost or estimated fair value. These investments are reviewed regularly and valuation allowances are established when recorded values exceed estimated fair values. Interest charges during the period of construction, development or improvements, if applicable, are capitalized. After construction or improvements are complete, interest charges are expensed as a period cost. Loans aggregating approximately $1,767,000 in 1993 and $5,064,000 and $1,592,000 during the six months ended December 31, 1992 and June 30, 1992, respectively, and $15,357,000 during 1991, were transferred to real estate owned.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed principally by the straight-line method based on the estimated useful lives of the assets. Leasehold improvements are amortized by the straight-line method over the terms of the related leases.

REVENUE RECOGNITION

     Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The Association provides an allowance for loss for uncollected interest when a loan becomes 90 days past due as to principal or interest or when, in management's opinion, there is doubt as to the collectibility of the interest. Such interest ultimately collected is credited to income in the period of recovery.

     Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Association is generally amortizing these amounts over the contractual life of the related loans using the interest method. Commitment fees based on a percentage of a customer's unused line of credit and fees related to stand-by letters of credit are recognized over the commitment period.

LOAN SERVICING INCOME

     The Association retains a servicing fee for servicing loans sold to investors. The servicing fee is accrued and credited to operations based upon the principal amount outstanding. From time to time the Association may sell portions of its servicing portfolio. Gains, if any, on such sales are recognized at the time of sale.

INCOME TAXES

     The Association and its subsidiaries file a consolidated federal income tax return with Fairfield. The Association qualifies as a savings and loan for tax purposes.

     The Association adopted SFAS No. 109, "Accounting for Income Taxes," issued by the Financial Accounting Standards Board as of June 30, 1992 as part of the reorganization; therefore, no cumulative effect adjustment to operations has been recorded. Under the accounting method specified by SFAS 109, a deferred tax asset or liability is recognized based on the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

CASH AND CASH EQUIVALENTS

     The Association considers federal funds sold, interest bearing deposits with other financial institutions, as well as all other highly liquid investment securities with a maturity of three months or less when purchased to be cash equivalents. Federal funds are generally purchased and sold for one-day periods.

     The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

ADVANCES FROM FEDERAL HOME LOAN BANK

     The fair values of advances from the Federal Home Loan Bank are estimated using discounted cash flow analyses based on rates currently available to the Association for advances with similar terms and remaining maturities.

SAVINGS DEPOSITS

     The fair values disclosed for demand deposits, passbook and statement savings, and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates in the Association's market area to a schedule of aggregated expected monthly maturities of such deposits.

OFF-BALANCE-SHEET INSTRUMENTS

     Fair values for the Association's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

RECLASSIFICATIONS

     Certain reclassifications have been made in the 1992 and 1991 financial statements to conform with classifications used as of December 31, 1993.

3. LIQUIDITY REQUIREMENTS

     In order to meet regulatory liquidity requirements, the Association maintained cash balances of approximately $13.8 million and $16 million as of December 31, 1993 and 1992, respectively, with the Federal Home Loan Bank.

4. INVESTMENTS IN DEBT SECURITIES

     The amortized cost and estimated fair values of investments in debt securities at December 31 are as follows (dollars in thousands):

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                1993
                                        ----------------------------------------------------
                                                         GROSS         GROSS
                                         AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                           COST          GAINS        LOSSES     FAIR VALUE
                                        -----------  -------------  -----------  -----------
United States Treasury Securities          $ 5,519        $ 51        $  --       $ 5,570
Securities of United States Government
 agencies and corporations                  45,247         184         (274)       45,157
Other investment securities                    518           1           --           519
                                           -------        ----        -----       -------
                                            51,284         236         (274)       51,246
Mortgage-backed securities                  25,424          --          (82)       25,342
                                           -------        ----        -----       -------
                                           $76,708        $236        $(356)      $76,588
                                           -------        ----        -----       -------
                                           -------        ----        -----       -------


                                                                1992
                                        ----------------------------------------------------
                                                         GROSS         GROSS
                                         AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                           COST          GAINS        LOSSES     FAIR VALUE
                                        -----------  -------------  -----------  -----------
United States Treasury Securities          $ 3,002         $ 40       $  --       $ 3,042
Securities of United States Government
 agencies and corporations                  15,845           27          (9)       15,863
Other investment securities                    599           --          --           599
                                           -------         ----       -----       -------
                                            19,446           67          (9)       19,504
Mortgage-backed securities                  32,310           --        (349)       31,961
                                           -------         ----       -----       -------
                                           $51,756         $ 67       $(358)      $51,465
                                           -------         ----       -----       -------
                                           -------         ----       -----       -------


   The amortized cost and estimated fair value of debt securities at December 31, 1993, by contractual maturity, are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              AMORTIZED    ESTIMATED
                                                COST      FAIR VALUE
                                             -----------  -----------
Due in one year or less                        $   500      $   503
Due after one year through five years           35,605       35,592
Due after five years through ten years           8,295        8,288
Due after ten years                              6,884        6,863
                                               -------      -------
                                                51,284       51,246
Mortgage-backed securities                      25,424       25,342
                                               -------      -------
                                               $76,708      $76,588
                                               -------      -------
                                               -------      -------


     The Association has pledged investment securities with book values of approximately $3,117,000 and $2,275,000 to secure deposits of state and municipal agencies at December 31, 1993 and 1992, respectively.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  LOANS

     Loans consist of the following (dollars in thousands):

                                                              ESTIMATED
                                                              FAIR VALUE
                                               DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                  1993          1993          1992
                                              ------------  ------------  ------------
Real estate--construction                       $  8,074      $  8,074      $  8,379
Real estate--mortgage                            141,043       143,366       149,780
Contract receivables purchased from Fairfield:
  Timeshare                                       44,749        44,749        61,029
  Lots                                             7,798         7,798        11,885
Consumer and other                                 9,780         9,780        10,236
                                                --------      --------      --------
                                                 211,444       213,767       241,309
                                                --------      --------      --------
Less:
  Loans-in-process                                (2,510)       (2,510)       (2,140)
  Fresh start valuation adjustment                 3,166            --         4,743
  Deferred loan fees and discounts                  (127)           --          (136)
                                                --------      --------      --------
                                                 211,973       211,257       243,776
Less allowance for loan losses (see
 Notes 12, 14 and 17)                             (3,398)           --        (4,248)
                                                --------      --------      --------
                                                $208,575      $211,257      $239,528
                                                --------      --------      --------
                                                --------      --------      --------

     The Association services loans for investors, which are not included in the accompanying financial statements. The total amount of these loans was approximately $137,800,000 and $125,500,000 at December 31, 1993 and 1992,
respectively.

     The following table presents information concerning the aggregate amount of nonperforming loans (dollars in thousands):


                                               DECEMBER 31,
                                           --------------------
                                              1993       1992
                                           ---------  ---------
Nonaccrual loans                             $4,614     $7,411
Restructured loans                            5,547      7,530
Interest income that would have been
 recorded under original terms:
  Nonaccrual loans                              498        548
  Restructured loans                            604        755
Interest income recorded during the period:
  Nonaccrual loans                               54        288
  Restructured loans                            468        605

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following is an analysis of the allowance for loan losses (dollars in thousands):



                       DECEMBER 31,   DECEMBER 31,    JUNE 30,    DECEMBER 31,
                          1993           1992          1992          1991
                       -------------  ------------  ------------  ------------
Balance at beginning
 of period               $4,248        $ 5,678       $ 7,978       $ 5,927
Provision for loan
losses (see Note 11)        125            378             4         5,034
Loans charged-off,
net                        (975)        (1,808)       (2,304)       (2,983)
                         ------        -------       -------       -------
Balance at end of
period                   $3,398        $ 4,248       $ 5,678       $ 7,978
                         ------        -------       -------       -------
                         ------        -------       -------       -------


     Loans and mortgage-backed securities aggregating approximately $36,235,000 and $72,800,000 at December 31, 1993 and 1992, respectively, were pledged as collateral for advances from the Federal Home Loan Bank.

6. REAL ESTATE OWNED

     Real estate owned consists of the following (dollars in thousands):

                                           DECEMBER 31,
                                       --------------------
                                         1993       1992
                                       ---------  ---------
Acquired for development and sale       $   238    $ 1,000
Acquired in settlement of loans          15,084     19,846
                                        -------    -------
                                        $15,322    $20,846
                                        -------    -------
                                        -------    -------




     Included in real estate owned is $1.6 million of timeshare and lot contracts receivable greater than 90 days delinquent, since these contracts receivable meet the in-substance foreclosure criteria. In addition, the Association has acquired $2.8 million of timeshare and lot inventory located at various Fairfield sites related to respective contracts receivable which have canceled. The Association has reduced its carrying value in these amounts by an allowance totaling $1.8 million, which represents amounts applied in accordance with the Tax Sharing Agreement (see Note 11). $620,000 and $1,173,000 were applied to the defaulted contracts in accordance with the Tax Sharing Agreement for the years ended December 31, 1993 and 1992, respectively.

     The Association had net revenue relating to real estate owned of approximately $582,400 for the year ended December 31, 1993 and $120,100 for the six months ended June 30, 1992, and net expenses of approximately $44,800 and $240,000 for the six months ended December 31, 1992 and for the year ended December 31, 1991, respectively.

7. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following (dollars in thousands):

                                                      DECEMBER 31,
                                                 --------------------
                                                   1993       1992
                                                  ------     ------

Loans                                             $ 2,409    $2,723
Investment and mortgage-backed securities             691       633
Allowance for losses on uncollected interest       (1,137)     (970)
                                                  -------    ------
                                                  $ 1,963    $2,386
                                                  -------    ------
                                                  -------    ------

8. SAVINGS DEPOSITS

     Savings deposits and related weighted average rates consist of the following at December 31 (dollars in thousands):

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                   1993                             1992
                                   -------------------------------------  -------------------------
                                                 WEIGHTED     ESTIMATED                 WEIGHTED
                                    BALANCE    AVERAGE RATE   FAIR VALUE   BALANCE    AVERAGE RATE
                                   ----------  -------------  ----------  ----------  -------------
NOW demand accounts                 $ 18,532        1.97%      $ 18,532    $ 16,238       2.80%
Passbook and statement accounts       13,853        2.54         13,853      13,975       3.05
Money market accounts                 40,359        2.89         40,359      39,352       3.60
Certificate accounts:
  90 days or less                      4,144        4.76                      5,329       5.13
  6 months                            34,232        3.42                     44,519       3.97
  1 year                              66,411        4.48                     72,277       5.33
  2-3 years                           20,353        5.44                     16,447       5.98
  4 years and longer                  38,321        7.80                     32,670       8.34
  Jumbos                              38,647        5.71                     54,121       6.10
                                    --------                   --------    --------
                                     202,108                    205,922     225,363
                                    --------                   --------    --------
                                     274,852        4.56%       278,666     294,928        5.15%
                                                    ----                                   ----
                                                    ----                                   ----
Fresh start valuation premium          1,820                       --         3,712
                                    --------                   --------    --------
Total savings deposits              $276,672                   $278,666    $298,640
                                    --------                   --------    --------
                                    --------                   --------    --------


     A summary of certificate accounts by maturity at December 31, 1993 is as follows (dollars in thousands):




Year ended December 31:
  1994                                   $143,644
  1995                                     29,802
  1996                                      7,961
  Thereafter                               20,701
                                         --------
                                         $202,108
                                         --------
                                         --------

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. SAVINGS DEPOSITS (CONTINUED)

     Interest expense on savings deposits consists of the following components for the periods ended (dollars in thousands):


                                                 SIX MONTHS     SIX MONTHS
                                   YEAR ENDED       ENDED          ENDED      YEAR ENDED
                                  DECEMBER 31,  DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                      1993          1992           1992          1991
                                  ------------  -------------  ------------  ------------
Passbook and statement accounts     $   415        $  259         $  255        $   566
NOW and money market accounts         1,689           852          1,054          2,364
Certificate accounts                  9,505         5,164          8,532         22,216
                                    -------        ------         ------        -------
                                    $11,609        $6,275         $9,841        $25,146
                                    -------       ------          ------        -------
                                    -------       ------          ------        -------

    At December 31, 1993 and 1992, the Association held approximately $1.7 and $2.3 million, respectively, of brokered deposits, which generally mature within one year.

9. ADVANCES FROM FEDERAL HOME LOAN BANK

     At December 31, 1993, advances from the FHLB consist of the following, summarized by maturity (dollars in thousands):

                                                WEIGHTED
                                    BALANCE   AVERAGE RATE   FAIR VALUE
                                   ---------  -------------  -----------
Year ending December 31:
  1994                              $10,000       5.46         $10,166
  1995                                2,000       4.74           2,023
  1996                                5,500       5.03           5,573
  1997                                3,000       5.62           3,041
  Thereafter                            330       5.69             302
                                    -------       ----         -------
                                     20,830       5.18          21,105
                                                  ----
                                                  ----
Fresh start valuation premium            77                        --
                                    -------                    -------
                                    $20,907                    $21,105
                                    -------                    -------
                                    -------                    -------

     Management anticipates that the advances from the FHLB maturing during 1994 will be renewed to the extent they are not paid.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. RETIREMENT PLAN

     The Association has a defined contribution retirement plan which covers all eligible employees who attain the age of 21 and have more than 1,000 hours of service in each plan year. The Association's policy is to fund costs accrued. Contributions to the plan by the Association are determined based on a percentage of participants' compensation, as defined, for the plan year. Retirement expense for the year ended December 31, 1993 and for the six months ended December 31, 1992 and June 30, 1992 was $237,434, $172,317 and $90,599,
respectively, and $319,739 for the year ended December 31, 1991.

11. INCOME TAXES

     Components of the provision for income taxes are as follows (in thousands):

                                        SIX MONTHS    SIX MONTHS
                           YEAR ENDED      ENDED         ENDED     YEAR ENDED
                          DECEMBER 31,  DECEMBER 31,    JUNE 30,  DECEMBER 31,
                              1993          1992          1992        1991
                          ------------  ------------  ----------  ------------
Current:
  Federal                   $  837         $  574        $  723       $1,037
  State                          4             33            33            7
                            ------         ------        ------       ------
Total                          841            607           756        1,044
Deferred:
  Federal                      301            607           222          358
  State                         76             91            34           (4)
                            ------         ------        ------       ------
Total                          377            698           256          354
                            ------         ------        ------       ------
Total                       $1,218         $1,305        $1,012       $1,398
                            ------         ------        ------       ------
                            ------         ------        ------       ------


     Components of the variance between taxes computed at the expected federal statutory income tax rate and the provision for income taxes are as follows (in thousands):

                                                          SIX MONTHS    SIX MONTHS
                                             YEAR ENDED      ENDED         ENDED     YEAR ENDED
                                            DECEMBER 31,  DECEMBER 31,    JUNE 30,   DECEMBER 31,
                                                1993          1992          1992         1991
                                            ------------  ------------  -----------  ------------
Statutory tax provision (benefit)              $1,394        $1,018        $  949       $ (358)
State income taxes, net of federal benefit         53            82            44          --
Bad debt deduction                                --            --            (38)       1,343
Other                                            (229)          205            57          413
                                               ------        ------        ------       ------
Provision for income taxes                     $1,218        $1,305        $1,012       $1,398
                                               ------        ------        ------       ------
                                               ------        ------        ------       ------

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. INCOME TAXES (CONTINUED)

     The components of the provision for deferred income taxes are as follows (in thousands):


                                                  SIX MONTHS     SIX MONTHS
                                   YEAR ENDED        ENDED          ENDED      YEAR ENDED
                                  DECEMBER 31,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                      1993           1992           1992          1991
                                 -------------  -------------  -------------  ------------
Bad debt expense                     $ 912           $476           $ --          $354
Purchase accounting amortization      (468)           (60)           (59)           --
Fresh start amortization              (229)            86             --            --
Deferred fees                           (4)            37             74           (25)
Other                                  166            159            241            25
                                     -----           ----           ----          ----
                                     $ 377           $698           $256          $354
                                     -----           ----           ----          ----
                                     -----           ----           ----          ----

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                          SIX MONTHS     SIX MONTHS
                                            YEAR ENDED       ENDED          ENDED
                                           DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                               1993           1992           1992
                                           ------------   ------------   -----------
Deferred tax liabilities:
  Book asset adjustment for fresh start.      $   698        $   927        $   841
  Purchase accounting -- basis adjustment         577          1,045          1,105
  FHLB stock                                      432            298            227
  Basis in partnerships                           203            203            214
  Other                                            64          1,402          1,303
                                              -------        -------        -------
    Total deferred tax liabilities              1,974          3,875          3,690

Deferred tax assets:
  Loan loss reserve                             3,266          4,177          4,653
  Deferred revenue                                188            114            151
                                              -------        -------        -------
    Total deferred tax assets                   3,384          4,291          4,804

Valuation allowance for deferred tax assets    (1,885)        (1,885)        (1,885)
                                              -------        -------        -------
    Net deferred tax assets                     1,499          2,406          2,919
                                              -------        -------        -------
    Net deferred tax liabilities              $   475        $ 1,469        $   771
                                              -------        -------        -------
                                              -------        -------        -------

     For tax reporting purposes the Association is allowed a special bad debt deduction computed under the percentage of taxable income ("PTI") method or the experience method (which may be computed using the six-year moving average or the "fill up method"), whichever is more beneficial. The PTI method generally is limited to approximately 8 percent of taxable income, subject to certain limitations based on aggregate loan and savings account balances at the end of the year. If the PTI method is elected, actual losses are not deductible. Under the experience method, the Association's bad debt deduction is computed based on actual loan losses.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  INCOME TAXES (CONTINUED)

     Effective June 1, 1989, the Association entered into a tax sharing agreement (the "tax sharing agreement") with Fairfield, which provides that the Association will remit to Fairfield an amount equal to the estimated federal income taxes for which the Association would have been liable if it filed a separate consolidated income tax return. The tax sharing agreement was subject to a potential amendment as detailed in a Bankruptcy Court order dated October 22, 1991 approving a Settlement Agreement between the Association, the OTS and Fairfield. The amendment to the tax sharing agreement was executed at the time Fairfield's Plan of Reorganization was confirmed by the Bankruptcy Court. The Settlement Agreement contained an amendment to the tax sharing agreement (the "Agreement") that was effective for all amounts due and payable under the Agreement that were unpaid at the time Fairfield's Plan of Reorganization was confirmed or thereafter and that first became due and payable on or after October 3, 1990.

     In addition, prior to the confirmation date of Fairfield's Plan of Reorganization ("Confirmation Date") (as defined by the Agreement entered into in connection with the Settlement Agreement) the Association retained 25% and after the Confirmation Date 50% of any amounts otherwise payable to Fairfield under the tax sharing agreement and has applied such amounts against the defaulted contract account (see Note 13). The 50% of amounts otherwise payable to Fairfield shall continue to be applied to the defaulted contract account until each of the following requirements has been met: (i) the balance of the defaulted contract account is zero or a negative amount; (ii) the Association's tangible capital equals or exceeds the aggregate principal amount of the Association's contract receivable portfolio, (iii) Fairfield is not in bankruptcy or in material payment default under any loan agreement to which it is a party; (iv) the Association is in compliance with its minimum regulatory capital requirements; and (v) the members of the affiliated group of which Fairfield is the common parent have had net income on a consolidated basis for any three of the preceding four most recent quarters. Thereafter, so long as the Association has been made "whole," Fairfield will receive all tax sharing payments to which it is otherwise entitled and will retain all cash and contract proceeds received from the remarketing effort. At December 31, 1993, the Association has recorded approximately $1.8 million as a reduction of real estate owned, because it is subject to application against the defaulted contract account as described above.

     The Association paid approximately $571,000 and $2,750,000 (including $545,000 and $2,700,000 paid to Fairfield) of income taxes during the years ended December 31, 1993 and 1992, respectively, and $25,800 during the year ended December 31, 1991. Income taxes applicable to gains on sale of mortgage-backed securities totaled $28,560 in 1991.

12.  COMMITMENTS AND CONTINGENCIES

     The Association leases its main office space and four branch facilities under noncancelable operating leases with terms in excess of one year. The following is a schedule of minimum rental payments (dollars in thousands):


Year ending December 31:
  1994                           $  334
  1995                              333
  1996                              187
  1997                              133
  1998                               80
  Thereafter                        224
                                 ------
                                 $1,291
                                 ------
                                 ------


     Rental expense aggregated approximately $318,000 for the year ended December 31, 1993 and $228,000 and $189,000 for the six months ended December 31, 1992 and June 30, 1992, respectively, and $469,000 for the year ended December 31, 1991. Certain of the lease agreements contain options to renew at various dates for periods up to five years.

     On December 10, 1993, Charlotte T. Curry, who purchased a lot from Fairfield under an installment sale contract subsequently sold to the Association, filed suit against the Association, currently pending in Superior Court in Mecklenburg County, North Carolina, alleging breach of contract, breach of fiduciary duty and unfair trade practices.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The litigation, which seeks class action certification, contests the method by which Fairfield calculated refunds for lot purchasers whose installment sale contracts were canceled due to failure to complete payment of the deferred purchase price for the lot. Most installment lot sale contracts require Fairfield to refund to a defaulting purchaser the amount paid in principal, after deducting the greater of (a) 15% of the purchase price of the lot or (b) Fairfield's actual damages. The plaintiff disputes Fairfield's method of calculating actual damages, which has historically included certain sales, marketing and other expenses. In the case of Ms. Curry's lot, the amount of refund claimed as having been improperly retained is approximately $3,600. Fairfield estimates that the potential number of people who might be included in the class definition in the CURRY litigation against the Association (including certain people subject to statute of limitation and other defenses and contracts where Fairfield, instead of First Federal, were economically the party of interest) is less than 165 lot purchasers, with refund claims amounting in the aggregate to several hundred thousand dollars. The CURRY lawsuit seeks damages, punitive damages, treble damages under North Carolina law for unfair trade practices, prejudgment interest and attorney's fees and costs.

     The Association intends to defend the CURRY litigation vigorously. No provision for liability has been made in the accompanying consolidated financial statements.

     The Association is also involved in various other pending litigation relating to matters that are in the ordinary course of the Association's business activities. The results of these litigation proceedings cannot be predicted with certainty; however in the opinion of the Association's management, the Association does not have a potential liability in connection with these other proceedings which would have an adverse material effect on the financial condition of the Association.

13.  TRANSACTIONS WITH RELATED PARTIES

     The Association has had, and expects to have in the future, transactions in the ordinary course of business with its officers and directors. Such transactions have been on similar terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others, and have involved no more than normal risk or other potential unfavorable aspects. Loans made to officers and directors
(including companies in which they are principal owners) amounted to approximately $1,813,000 and $1,514,000 at December 31, 1993 and 1992,
respectively. During the year ended December 31, 1993, $281,000 new loans were originated, $271,000 were refinanced and repayments aggregated $253,000. At December 31, 1993, the Association held $745,000 of property in real estate owned which was acquired from a partnership for which a subsidiary of Fairfield was the general partner. The loan pursuant to which the Association took possession of the property was made prior to the acquisition of the Association by Fairfield. Subsequent to December 31, 1993, the Association sold this property for approximately book value.

     Fairfield services the lot and timeshare contracts sold to the Association in prior years for a fee of .5% per annum (approximately $328,000 for the year ended December 31, 1993 and $205,000 and $236,000 for the six months ended December 31, 1992 and June 30, 1992, respectively, and $564,000 for the year ended 1991), on the outstanding principal balance of such contracts.

     In May 1991, Fairfield notified the Association that it could no longer honor its repurchase commitment and subsequent repurchases of contract receivables over 90 days delinquent or which have been canceled. The Association classifies all contracts receivable over 90 days delinquent or which have canceled and which have not been repurchased by Fairfield ("defaulted contracts") as real estate owned, since the defaulted contracts meet the in-substance foreclosure criteria. At December 31, 1993 and 1992, the Association held $3,714,000 and $4,765,000, respectively, of defaulted contracts in real estate owned.

     In connection with the confirmation of the Plans, the Association entered into a Servicing Agreement with Fairfield, under which Fairfield would continue to service the Association's contracts receivable portfolio on essentially the same terms and conditions, including the .5% servicing fee, as set forth in the interim Servicing Agreement. Additionally, Fairfield and the Association entered into a Remarketing Agreement whereby Fairfield agreed to use its

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

best efforts to remarket timeshare and lots underlying canceled
Association contracts receivable and replace those contracts with new contracts generated by the remarketing efforts. Fairfield is entitled, pursuant to the Remarketing Agreement, to retain cash downpayments up to 40% of cash sales and all down payments, except for the amount of any down payment that exceeds 50% of the gross sales price of the remarketed inventory. In addition, under the amended Tax Sharing Agreement, the Association retained 25% and, after confirmation, 50% of any amounts otherwise payable to Fairfield under the Tax Sharing Agreement and applied such amounts against the balance of unremarketed canceled contracts receivable plus accrued interest thereon, less any proceeds or tax sharing amounts retained by the Association (Defaulted Contract
Account) (see Note 11). Prior to the confirmation of the Plans, the Association and Fairfield operated under interim remarketing and service agreements authorized by the Bankruptcy Court with terms similar to those described above. For the year ended December 31, 1993, Fairfield remarketed approximately $1.2 million of canceled contracts receivable at amounts which approximated book value. During the year ended December 31, 1993, the Association paid $545,000 to Fairfield in accordance with the terms of the Tax Sharing Agreement.

     The Association maintained a general valuation allowance for contracts receivable purchased from Fairfield of $1,150,000 at December 31, 1993.

14.  SUPPLEMENTAL CASH FLOWS INFORMATION

     The Association paid $13,171,000 for the year ended December 31, 1993 and $7,103,000 and $11,840,000 for the six months ended December 31, 1992 and June 30, 1992, respectively, and $31,431,000 for the year ended 1991 in interest on deposits and other borrowings.

15.  PREFERRED STOCK

     The Association is authorized to issue 7,500,000 shares of $.01 par value preferred stock. No preferred shares have been issued.

16.  REGULATORY MATTERS

     On September 29, 1992, the Office of Thrift Supervision ("OTS"), together with other federal banking regulatory agencies, adopted rules to implement the "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") of 1991 (the "Act"). Significant requirements of the Act include minimum capital and asset ratios and a "risk-based" capital to "risk-weighted" asset ratio. Under the new rules, which were effective December 19, 1992, a thrift institution is "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a leverage ratio of 5% or greater and is not subject to any order to meet and maintain a specific capital level. At December 31, 1993, the Association had a total risk-based capital ratio of 14.00%, and a Tier 1 risk-based ratio and a leverage ratio of 8.35%.

     The OTS may require an adequately capitalized savings association to comply with certain mandatory or discretionary supervisory actions as if the savings association were in the next lower capital category if the OTS determines, after notice and opportunity for hearing, that in its most recent examination, the savings association received, and has not corrected, a less-than-satisfactory rating for any of the equivalent MACRO rating categories for asset quality, management, earnings, or liquidity.

     Beginning in 1990, thrifts were required to deduct from assets and, thus, from capital a percentage of the aggregate amount of investments in and extensions of credit to subsidiaries that engage in activities not permissible for national banks, subject to certain exceptions. These percentage deductions increase on an accelerating basis over a period ending June 30, 1994, after which time all such investments and extensions of credit will be deducted from capital. At December 31, 1993, the Association had approximately $3,872,000 or 1% of assets invested in and loaned to subsidiaries which may be deemed to be engaged in activities not permissible for national banks or otherwise not permitted under FIRREA. Management believes that the Association will be able to reduce or dispose of these investments within the periods provided in FIRREA without adversely affecting its operations.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  REGULATORY MATTERS (CONTINUED)

     At December 31, 1993, the Association's total qualified thrift investments as a percentage of total tangible assets was 69.5%, which exceeded the minimum of 65% required by the Act.

     On August 26, 1992, the Association and the OTS entered into a revised Supervisory Agreement, pursuant to which the Association agreed, except for certain enumerated transactions, that neither the Association nor any of its subsidiaries would enter into any transaction with Fairfield or any of its subsidiaries without the prior written approval of the Regional Director of the OTS.

     The Association is prohibited from making dividend payments to Fairfield without prior approval from the OTS.

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and loans sold to third parties subject to repurchase agreements. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

     The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Unless noted otherwise, the Association does not require collateral or other security to support financial instruments with credit risk.

     Financial instruments whose contract amounts represent credit risk are as follows (dollars in thousands):

                                       CONTRACT      ESTIMATED       CONTRACT
                                        AMOUNT       FAIR VALUE       AMOUNT
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         1993           1993           1992
                                     ------------   ------------   ------------
Commitments to extend credit            $ 9,050        $ 9,054        $10,279
Standby letters of credit                   --             --             210
Loans sold subject to repurchase
  agreements                             17,279         14,353         21,610


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but generally includes commercial or residential real estate.

     Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is generally the same as that involved in extending loan facilities to customers.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

     Repurchase agreements generally require the Association to repurchase loans that do not meet the standards of the loan purchase agreements or that become delinquent within a stated period of time after being sold to the permanent investor. The Association has purchased special risk insurance against the recourse obligation on $12.6 million of loan sales as of December 31, 1993.

18. CONCENTRATIONS OF CREDIT RISK

     The Association's business activity is primarily with customers located in the state of North Carolina. At December 31, 1993, the Association had approximately $7.8 million of real estate construction loans and loan commitments. All real estate construction loans are reviewed by senior management and approved by the Association's Loan Committee. The Association requires collateral on all real estate construction loans and generally maintains loan to value ratios of no greater than 80%. At December 31, 1993, the Association has approximately $52.6 million of outstanding lot and timeshare contracts receivable, which were purchased from Fairfield. The lot and timeshare contracts receivable are regionally diversified. A minimum downpayment of 10% was generally required for these lot and timeshare contracts receivable. See Note 13 for additional information concerning the credit risk associated with the lot and timeshare contracts receivable purchased from Fairfield.

19. SALE OF LOANS

     During 1993, 1992 and 1991, the Association sold $48.4, $47 and $18.6 million, respectively, of first mortgage loans to the Federal Home Loan Mortgage Corporation for $48.7, $47.4 and $19.3 million, respectively. The Association realized a gain on the loan sales of $276,000 in 1993 and $340,000 and $56,000 for the six months ended December 31, 1992 and June 30, 1992, respectively, and $718,000 for the year ended 1991.

20. SUBSEQUENT EVENT

     Subsequent to December 31, 1993, it is anticipated that Fairfield will enter into a definitive agreement to sell its stock in the Association. The purchase price of approximately $40 million is to be paid partially in cash and partially through the conveyance of certain real estate owned, classified loans and other assets. The sale is subject to numerous conditions, including completion of due diligence to the satisfaction of the acquirer and obtaining approvals from Fairfield's lenders and various state and federal regulatory authorities.

                       FIRST FEDERAL SAVINGS AND LOAN
                  ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                              (IN THOUSANDS)


                                                    MARCH 31,   DECEMBER 31,
                                                      1994           1993
                                                   ---------    ------------
                                                  (UNAUDITED)      (NOTE)


ASSETS
  Cash and amounts due from depository institutions  $  3,394     $  3,673
  Interest bearing deposits                            26,454       10,332
  Federal funds sold                                      200          200
                                                     --------     --------
  Cash and cash equivalents                            30,048       14,205
  Investment securities (market value:
     1994--$52,584; 1993--$51,246)                     52,736       51,284
  Mortgage-backed securities (market value:
     1994--$15,874; 1993--$25,342)                     16,098       25,424
  Loans, net                                          191,293      208,575
  Real estate owned, net                               15,722       15,322
  Other assets                                         13,595       16,345
                                                     --------     --------
    Total assets                                     $319,492     $331,155
                                                     --------     --------
                                                     --------     --------

LIABILITIES AND STOCKHOLDER'S EQUITY
  Liabilities
    Savings deposits                                 $272,055     $276,672
    Advances from Federal Home Loan Bank               13,886       20,907
    Other liabilities                                   4,627        5,042
                                                     --------     --------
      Total liabilities                               290,568      302,621
                                                     --------     --------

  Stockholder's equity
    Common stock                                            2            2
    Paid-in capital                                    23,962       23,962
    Retained earnings                                   4,960        4,570
                                                     --------     --------
      Total stockholder's equity                       28,924       28,534
                                                     --------     --------

      Total liabilities and stockholder's equity     $319,492     $331,155
                                                     --------     --------
                                                     --------     --------


Note: The consolidated balance sheet at December 31, 1993 has been derived from the audited consolidated financial statements at that date.



       See accompanying notes to consolidated financial statements.

                        FIRST FEDERAL SAVINGS AND LOAN
                   ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF EARNINGS
                   THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                                (IN THOUSANDS)
                                 (UNAUDITED)



                                                           1994        1993
                                                          ------      ------

INTEREST INCOME
  Loans, including fees                                   $4,090      $5,142
  Investment and mortgage-backed securities                  916       1,052
  Other                                                       83          93
                                                          ------      ------
    Total interest income                                  5,089       6,287
                                                          ------      ------


INTEREST EXPENSE
  Savings deposits                                         2,610        2,959
  Borrowings                                                 250          395
                                                          ------       ------
   Total interest expense                                  2,860        3,354
                                                          ------       ------
  Net interest income                                      2,229        2,933
Provision for loan losses                                     59           35
                                                          ------       ------
  Net interest income after provision for loan losses      2,170        2,898

OTHER EXPENSE
  Compensation and benefits                                  925          861
  Occupancy                                                  332          340
  Other, net                                                 300          560
                                                          ------       ------
    Total other expense                                    1,567        1,761
                                                          ------       ------

Income before provision for income taxes                     613        1,137
  Provision for income taxes                                 223          413
                                                          ------       ------

NET INCOME                                                $  390       $  724
                                                          ------       ------
                                                          ------       ------



        See accompanying notes to consolidated financial statements.

                         FEDERAL SAVINGS AND LOAN
                ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                              (IN THOUSANDS)
                                (UNAUDITED)


                                                          1994        1993
                                                        --------    --------


OPERATING ACTIVITIES
  Net cash provided by operating activities             $  2,383    $  1,373
                                                        --------    --------

INVESTING ACTIVITIES
  Decrease (increase) in loans, net of sales              (2,003)      6,202
  Proceeds from sales of loans                            18,801       8,087
  Net purchases of property and equipment                    (76)        (64)
  Purchases of investment securities                      (7,993)    (15,712)
  Maturities and payments of investment securities         6,630       5,735
  Purchases of mortgage-backed securities                  --         (1,037)
  Payments on mortgage-backed securities                   2,534       6,417
  Proceeds from sale of mortgage-backed securities         6,736       --
  Net cash received from unconsolidated affiliates            99          (3)
                                                        --------    --------
  Net cash provided by investing activities               24,728       9,625
                                                        --------    --------

FINANCING ACTIVITIES
  Repayments of Federal Home Loan Bank advances           (7,000)     (4,000)
  Net increase (decrease) in demand deposits,
  NOW accounts, and savings deposits                        (718)        906
  Net decrease in certificates of deposit                 (3,550)     (5,789)
                                                        --------    --------
  Net cash used by financing activities                  (11,268)     (8,883)
                                                        --------    --------
  Increase in cash and cash equivalents                   15,843       2,115
  Cash and cash equivalents at beginning of period        14,205      36,086
                                                        --------    --------

  Cash and cash equivalents at end of period            $ 30,048    $ 38,201
                                                        --------    --------
                                                        --------    --------


     See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS AND LOAN
                ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 1994
                              (UNAUDITED)

   The accompanying unaudited financial statements of First Federal Savings and Loan Association of Charlotte ("First Federal") and its wholly owned subsidiaries (collectively, the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the statements for the unaudited interim periods include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and the results of operations of the Company for such periods. Results of operations for the period ended March 31, 1994 are not necessarily indicative of the results of operations that may be expected for a full year or any interim period. The accompanying consolidated financial statements, and related notes thereto, include the accounts of First Federal and its wholly owned subsidiaries, with all significant intercompany transactions eliminated.

NOTE 1.  SUPPLEMENTAL CASH FLOWS INFORMATION

   Interest paid totaled $3.2 million and $3.4 million for the three months ended March 31, 1994 and 1993, respectively.

NOTE 2.  CONTINGENCIES AND COMMITMENTS

   On December 10, 1993, Charlotte T. Curry, who purchased a lot from Fairfield Communities, Inc. ("Fairfield") under an installment sale contract subsequently sold to First Federal, filed suit against First Federal, currently pending in Superior Court in Mecklenburg County, North Carolina, alleging breach of contract, breach of fiduciary duty and unfair trade practices. On April 8, 1994, the complaint was amended (a) adding Fairfield as a party, (b) adding an additional count against both Fairfield and First Federal alleging violation of the North Carolina's Racketeer Influenced and Corrupt Organizations ("RICO") Statute and (c) adding a count against Fairfield alleging fraud. The litigation, which seeks class action certification, contests the method by which Fairfield calculated refunds for lot purchasers whose installment sale contracts were cancelled due to failure to complete payment of the deferred sales price for the lot. Most installment lot sale contracts require Fairfield to refund to a defaulting purchaser the amount paid in principal, after deducting the greater of (a) 15% of the purchase price of the lot or (b) Fairfield's actual damages. The plaintiff disputes Fairfield's method of calculating damages, which has historically included certain sales, marketing and other expenses. In the case of Ms. Curry's lot, the amount of refund claimed as having been improperly retained is approximately $3,600. The Curry lawsuit seeks damages, punitive damages, treble damages under North Carolina law for unfair trade practices and RICO, prejudgment interest and attorney's fees and costs.

   Fairfield and First Federal intend to defend the Curry litigation vigorously. Fairfield also cancels defaulted lot installment sales contracts owned by it and its subsidiaries (other than First Federal), using the same method of calculating refunds as is at issue in the Curry litigation.

   At March 31, 1994, First Federal had commitments to extend credit for secured loans totaling $7.9 million and loans sold subject to repurchase agreements of $13.1 million. At March 31, 1994, First Federal had purchased special risk insurance against this recourse obligation related to $11.5 million of loan sales.

NOTE 3.  SUBSEQUENT EVENT

   On April 6, 1994, Fairfield entered into a Stock Purchase Agreement (the "Agreement") to sell the stock (the "Sale") of its wholly owned subsidiary, First Federal, to Security Capital Bancorp ("SecCap"). As part of the proposed transaction, Fairfield is to purchase for cash (a) at book value, net of reserves, up to approximately $19.8 million, as of March 31, 1994, of certain real estate, classified loans, joint venture interests and other assets owned by First Federal, subject to the right of SecCap to elect for First Federal to retain all or part of such assets, and (b) lot and timeshare contracts receivable and related assets which First Federal previously acquired from Fairfield, having a

                     FIRST FEDERAL SAVINGS AND LOAN
                ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 1994
                              (UNAUDITED)

book value less certain negotiated reserves, at March 31, 1994, of approximately $49.7 million and a weighted average yield, at March 31, 1994, of 11.6% on approximately $48.1 million of interest earning receivables.

   The Sale is subject to numerous conditions, including the obtaining of necessary approvals from (i) state and federal regulatory authorities,
(ii) certain Fairfield lenders and (iii) Fairfield's stockholders. There is no assurance that the conditions to closing will be satisfied or that the various regulatory approvals will be obtained on terms satisfactory to the parties. The sale is expected to close by August 1, 1994.

                       FIRST FEDERAL SAVINGS AND LOAN
                 ASSOCIATION OF CHARLOTTE AND SUBSIDIARIES
                   PRO FORMA CONSOLIDATED BALANCE SHEET
                               (IN THOUSANDS)
                                (UNAUDITED)


                                                    HISTORICAL                      PRO FORMA
                                                     MARCH 31,      PRO FORMA        MARCH 31,
                                                        1994      ADJUSTMENT(1)        1994
                                                     ----------   -------------     ----------


ASSETS
  Cash and amounts due from depository institutions   $  3,394       $ 69,500        $ 72,894
  Interest bearing deposits                             26,454                         26,454
  Federal funds sold                                       200                            200
                                                      --------       --------        --------
  Cash and cash equivalents                             30,048         69,500          99,548
  Investment securities                                 52,736                         52,736
  Mortgage-backed securities                            16,098                         16,098
  Loans, net                                           191,293        (55,900)        135,393
  Real estate owned, net                                15,722        (13,100)          2,622
  Other assets                                          13,595           (500)         13,095
                                                      --------       --------        --------
    Total assets                                      $319,492       $  --           $319,492
                                                      --------       --------        --------
                                                      --------       --------        --------

LIABILITIES AND STOCKHOLDER'S EQUITY
  Liabilities
    Savings deposits                                  $272,055       $               $272,055
    Advances from Federal Home Loan Bank                13,886                         13,886
    Other liabilities                                    4,627                          4,627
                                                      --------       --------        --------
      Total liabilities                                290,568          --            290,568
                                                      --------       --------        --------

  Stockholder's equity
    Common stock                                             2                              2
    Paid-in capital                                     23,962                         23,962
    Retained earnings                                    4,960                          4,960
                                                      --------       --------        --------
      Total stockholder's equity                        28,924          --             28,924
                                                      --------       --------        --------


        Total liabilities and stockholder's equity    $319,492       $  --           $319,492
                                                      --------       --------        --------
                                                      --------       --------        --------



(1) The pro forma adjustment reflects Fairfield's purchase of contracts receivable, certain real estate owned, classified loans, joint venture interests and other assets for cash at book value, net of reserves.



                                APPENDICES

Appendix I -    Stock Purchase Agreement, dated as of April 5, 1994, between the Company and SCBC.

Appendix II -   Opinion of Capital Resources Group, Inc. relating to the Sale.

Appendix III -  Annual Report on Form 10-K/A (No. 2) for the Year Ended
                December 31, 1993 of the Company.

Appendix IV -   Quarterly Report on Form 10-Q/A (No. 1) for the Quarter Ended
                March 31, 1994 of the Company.

      Appendix I -- Stock Purchase Agreement, dated as of April 5, 1994, between Fairfield Communities, Inc. and
                            Security Capital Bancorp

                           STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT ("Agreement"), dated as of April 5, 1994, between FAIRFIELD COMMUNITIES, INC., a Delaware corporation having its principal office at 2800 Cantrell Road, Little Rock, Arkansas 72202 (the "Seller"), and SECURITY CAPITAL BANCORP, a North Carolina corporation having its principal office at 507 West Innes Street, Salisbury, North Carolina 28144 ("SCBC").

                             W I T N E S S E T H:

     WHEREAS, the Seller owns Two Hundred Thousand (200,000) shares ("Shares") of the common stock of First Federal Savings and Loan
Association of Charlotte (the "Association"), which Shares constitute all of the issued and outstanding shares of capital stock of the Association;

     WHEREAS, the Seller wishes to sell the Shares to SCBC, and SCBC wishes to purchase and acquire, or to have the Designated Subsidiary (as hereinafter defined) purchase and acquire, the Shares from the Seller (the "Acquisition"), all on the terms set forth hereinafter; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties, covenants and indemnification in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                 ARTICLE I
                                DEFINITIONS

     "Acquisition" shall have the meaning set forth in the preamble of this Agreement.

     "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (including any trebling thereof), assessments, premiums, penalties, fines, interest, costs, amounts paid in settlement or in compromise, Liabilities, obligations, Taxes arising from claims by taxing authorities, liens, losses, expenses, monetary sanctions awarded during the Litigation, and fees (including attorneys' fees awarded to third parties), court costs, and reasonable attorneys', expert witness', investigators', consultants' and accountants' fees and expenses (of the party incurring or subject to the foregoing matters) arising from an occurrence of any of the foregoing; provided, however, (i) with respect solely to Direct Claims, it is the intention of SCBC and the Seller to include only direct compensatory damages resulting from any of the above and indirect, consequential, exemplary and/or punitive damages resulting from any of the above are specifically excluded from the definition of Adverse Consequences, except that the Seller shall be entitled, as and when provided under Section 2.4(e), to recover the Penalty as a Direct Claim for SCBC's failure to pay the Deferred Payments in accordance with provisions of Section 2.4(b) and
(d) of this Agreement, and (ii) with respect to Third Party Claims, it is the intention of SCBC and the Seller to exclude from the definition of Adverse Consequences wages, salaries and similar compensation paid by SCBC, the Association or any of the Retained Association Subsidiaries to their employees in respect of time spent by such employees in defending such Third Party Claims, including the Litigation, but to include out-of-pocket expenses incurred by such employees.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     "Agreement" shall have the meaning set forth in the preamble of this Agreement.

     "Association" shall have the meaning set forth in the preamble of this Agreement, as modified by the provisions of Section 2.5.

     "Association Common Stock" shall have the meaning set forth in Section
3.3 of this Agreement.

     "Association Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of the Association as of December 31, 1993, 1992 and 1991 and the related audited consolidated statements of operations, stockholder's equity and cash flows (including related notes and schedules, if any) for each of the periods ended December 31, 1993 and 1992, June 30, 1992, and December 31, 1991 as have been Previously Disclosed (or, in the case of the period ended December 31, 1993, as will be disclosed to SCBC prior to the Effective
Time) and (ii) the Association's unaudited consolidated balance sheets (including related notes and schedules, if any) as of September 30, 1993 and the related unaudited consolidated statements of operations, stockholder's equity and cash flows for the three-month and nine-month periods ended September 30, 1993 as have been Previously Disclosed and, with respect to interim periods ended subsequent to December 31, 1993, as will be provided to SCBC prior to the Effective Time.

     "Association Letter" shall mean the letter dated as of the date hereof, from the Association to SCBC, containing certain representations and warranties to SCBC as of the date hereof.

     "Association Subsidiaries" shall mean any corporation, commercial bank, industrial bank, savings association, savings bank, partnership, Joint Venture, limited liability company, business trust, or other organization more than 10% of the stock or ownership interest of which is owned, directly or indirectly, by the Association, as Previously Disclosed.

     "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

     "Bankruptcy Litigation" shall mean all threatened and hereafter asserted claims against SCBC, the Association or a Retained Association Subsidiary by the trustee in bankruptcy or by any other party in interest in the bankruptcy cases of Carley Capital Group, James E. Carley or L. David Carley for alleged fraudulent transfers or preferential transfers to the Association or any Association Subsidiary by the Carley Capital Group or entities related to the Carley Capital Group.

     "Budgeted Reserves" shall mean New Reserves in respect of Other Assets in an amount equal to the sum of (i) $1,250,000, plus (ii) an amount determined by multiplying the number of months during the Interim Period
(or portion of a calendar month if the Closing does not occur on the last day of a calendar month) times $20,000 (or proportionate lesser amount for a portion of a calendar month in which the Closing occurs).

     "Capped Interim Period Earnings Amount" shall mean an amount (which may be a negative number) equal to the lesser of (i) the amount of the Interim Period Earnings, and (ii) One Million Eight Hundred Twenty-Five Thousand Dollars ($1,825,000) plus, in the event the Closing occurs on a date after the Target Date, an amount (which may be a negative number) equal to one hundred percent (100%) of the Interim Period Earnings attributable to the period of time commencing after the Target Date and ending on and including the Closing Date (the "Post-Target Date Interim Period Earnings").

     "Cash" shall mean currency of the United States of America.

     "Cash Equivalents" shall mean stocks, bonds, notes, obligations, other forms of intangible property or whatever else has been received by the Association during the Interim Period, except Cash, real property or tangible personal property, (i) as a payment on, a distribution from, a restructuring or reorganization of, a sale or other disposition of, or as a result of a foreclosure or other asset realization procedure on, any Excluded Loans, Excluded Real Estate and JV Interests or Repurchased Timeshare and Lot Assets, which (ii) has a quantifiable monetary value determinable under GAAP at the time of its receipt by the Association, and which (iii) has been credited against the Gross Book Value of the particular Excluded Loan, Excluded Real Estate and JV Interest or Repurchased Timeshare and Lot Asset in respect of which it was received.

     "Class Action Litigation" shall mean (i) the civil action styled CHARLOTTE T. CURRY, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED V. FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF CHARLOTTE, Case No. 93 CVS 7963, filed in the General Court of Justice, Superior Court Division, Forsyth County, North Carolina and subsequently transferred to the General Court of Justice, Superior Court Division, Mecklenberg County, North Carolina, and any and all other claims now or hereafter asserted against SCBC, the Association or a Retained Association Subsidiary in such civil action, and (ii) any civil action commenced against SCBC, the Association, the successor to the Association after the Merger, or any Retained Association Subsidiary which (X) is filed by or on behalf of one or more Persons who are described as a member of the purported class, as defined in the complaint filed in the Curry litigation, and who opts out of any settlement or award in the Curry litigation, or (Y) is filed subsequent to dismissal of the Curry litigation without prejudice by or on behalf of one or more Persons who are described as a member of the purported class, as defined in the complaint filed in the Curry litigation.

     "Closing" shall have the meaning set forth in Section 5.8(a) of this Agreement.

     "Closing Date" shall have the meaning set forth in Section 5.8(a) of this Agreement.

     "Commissioner" shall have the meaning set forth in Section 5.1 of this Agreement.

     "Continuing Employees" shall have the meaning set forth in Section 5.9 of this Agreement.

     "Controlled Group of Corporations" shall have the meaning set forth in Tax Code Section 1563.

     "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

     "Deferred Payment Amount" shall mean a portion of the Purchase Price equal to the dollar amount specified on Appendix 1.

     "Deferred Payment Security Interests" shall have the meaning set forth in Section 2.4(c).

     "Designated Subsidiary" shall mean the SCBC Subsidiary, if any, designated by SCBC as set forth in Section 8.7 hereof.

     "Direct Claim" shall mean any claim by an Indemnified Party on account of an Indemnifiable Loss that does not result from a Third Party Claim.

     "Effective Time" shall mean the time and date specified pursuant to
Section 5.8 hereof as the effective time of the Acquisition.

     "Effects of Extraordinary Items" shall be determined at the Effective Time and shall mean an amount (which may be a negative number) equal to (i) the sum of (A) an amount equal to all New Reserves in respect of Excluded Assets, but only to the extent that such New Reserves are subtracted in accordance with Sections 2.2(b)(i), (ii) and (iii) hereof from the Net Book Value of the Excluded Assets to be purchased by the Seller or have been taken into account in determining the gains and losses on Excluded Assets sold or otherwise disposed of during the Interim Period for purposes of clauses (i)(B) and (ii) hereof, and (B) an amount equal to all losses on the sales or other dispositions of Excluded Assets during the Interim Period, determined in accordance with GAAP and without regard to the effects of federal, state and local income Taxes and other Taxes in the nature of income Taxes, minus (ii) an amount equal to all gains on the sales or other dispositions of Excluded Assets during the Interim Period, determined in accordance with GAAP and without regard to the effects of federal, state and local income Taxes and other Taxes in the nature of income Taxes.

     "Employee Benefit Plan" shall mean any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (v) stock option, stock purchase, stock appreciation, stock or cash bonus, or similar plan or arrangement.

     "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

     "Environmental Agency" shall have the meaning set forth in Section 3.12(f) of this Agreement.

     "Environmental Law" shall have the meaning set forth in Section 3.12(d) of this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" shall mean (i) the Excluded Loans; (ii) the Excluded Real Estate and JV Interests; (iii) the Repurchased Timeshare and Lot Assets; (iv) all Association Subsidiaries that are not Retained Association Subsidiaries; (v) Proceeds; (vi) all loans wholly charged off as of September 30, 1993 and in respect of which all original collateral, if any, had been realized and liquidated by the Association as of September 30, 1993; (vii) all claims, demands, causes of action or other rights and the like, including, but not limited to, claims against any borrowers, guarantors, sureties, insurers under policies of insurance existing at or prior to the Effective Time and claims against Persons asserting claims against the Association and its successors and assigns, whether in litigation, arbitration or otherwise, related to, or guaranteeing or insuring against risks of loss associated with, the assets described in clauses (i) through (vi) of this definition or arising from or related to, or guaranteeing or insuring against risks of loss associated with, the Excluded Liabilities or other matters with respect to which the Seller shall be obligated after the Effective Time to indemnify SCBC, the Association and the Retained Association

Subsidiaries and all present and future judgments, fines, settlement proceeds, awards or other recoveries of any kind (collectively, "Recoveries") from the litigation or settlement of such claims, demands or causes of actions; and
(viii) all records and original documents which pertain to or are utilized by the Association and the Association Subsidiaries to administer, reflect, monitor, evidence or record information with respect to the operation or ownership of any of the assets described in the other clauses of this definition or with respect to the Excluded Liabilities.

     "Excluded Liabilities" shall mean all liabilities and obligations of the Association or any of the Association Subsidiaries arising prior to or after the Effective Time in respect of or in connection with the Excluded Assets, including, but not limited to, all obligations of the Association to fund future advances on the Excluded Loans.

     "Excluded Loans" shall mean the loans and other items listed on Exhibit A hereto and all related escrow accounts and servicing rights associated therewith and all Proceeds therefrom.

     "Excluded Real Estate and JV Interests" shall mean the real estate, Joint Ventures and other assets listed on Exhibit B hereto, all interests of the Association and the Retained Association Subsidiaries therein and all Proceeds therefrom.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

     "FHLB of Atlanta" shall mean Federal Home Loan Bank of Atlanta.

     "Fiduciary" shall have the meaning set forth in ERISA Section 3(21).

     "GAAP" shall mean generally accepted accounting principles in effect in the United States from time to time, as applied by the entity in respect of which the term is used consistently with its past practices.

     "Gross Book Value" shall mean the book value of an asset, plus or minus, adjustments, if any, for the following: undisbursed loan balances, accrued interest, deferred fees, deferred interest and reserves for uncollected interest, but not reducing such book value by the amounts of specific valuation allowances and charge-offs and, when used in reference to or in respect of Repurchased Timeshare and Lot Assets, Timeshare and Lot Reserves as defined in the definition of "Net Book Value," which are reflected in the books and records of the Association at September 30, 1993.

     "Hazardous Materials" shall have the meaning set forth in Section 3.12(e) of this Agreement.

     "HMDA" shall mean the Home Mortgage Disclosure Act, as amended.

     "HOLA" shall mean the Home Owners' Loan Act, as amended.

     "Homeowners Litigation" shall mean the civil action styled CARSON POND HOMEOWNERS'

ASSOCIATION V. CAROLINA FINANCIAL SERVICE CORPORATION, ET AL, Case No. 92 CVS 12275, filed in the General Court of Justice, Superior Court Division, Mecklenberg County, North Carolina, and all other claims now or hereafter asserted against the Association or any Retained
Association Subsidiary in such civil action or in a civil action filed by the Carson Pond Homeowners' Association subsequent to the dismissal of the pending action without prejudice for any acts or omissions by any of them prior to the Closing which claims are based generally upon the factual allegations set forth in the complaint in the aforesaid pending litigation.

     "Indemnification Security Interests" shall have the meaning set forth in Section 8.4(a).

     "Indemnifiable Losses" shall mean any and all Adverse Consequences resulting from Litigation or an event, circumstance or occurrence giving rise to a Direct Claim or a Third Party Claim, except to the extent that such Adverse Consequences are the result of any action taken or omitted to be taken by the Indemnified Party in breach of its obligations under this Agreement or under the Responsibilities Agreement or in violation of law.

     "Indemnified Party" shall mean any Person entitled to indemnification under this Agreement.

     "Indemnifying Party" shall mean any Person required to provide indemnification under this Agreement.

     "Indemnity Payment" shall mean any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

     "Intellectual Property" shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith,
(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposal(s)), (vi) all computer software (including data related documentation), source codes and site licenses, (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

     "Interim Period" shall mean the period commencing on and including October 1, 1993 and ending as of the Effective Time.

     "Interim Period Earnings" shall mean consolidated net earnings of the Association and the Association Subsidiaries during the Interim Period, determined (i) in accordance with GAAP, (ii) without regard to the effects of federal, state and local income Taxes and other Taxes in the nature of income Taxes, and (iii) without regard to the effects of any of the components that determine the Effects of Extraordinary Items.

     "Joint Venture" shall mean any joint venture, partnership or similar arrangement in which the Association or any Association Subsidiary is a member, party or partner (whether general or limited), as Previously Disclosed."

     "Knowledge" shall mean the actual knowledge of the Seller's senior executive officers and directors (including, without limitation, the Seller's senior executive officers responsible for Tax matters and the Seller's representatives on the Association's Board of Directors) after reasonable inquiry of the executive officers and directors of the Association and each Retained Association Subsidiary, the Person or Persons responsible for the day-to-day operations of any Association Subsidiary that is not a Retained Association Subsidiary but over which the Association or any Retained Association Subsidiary exercises managerial control, and the Seller's and the Association's attorneys, accountants and other professionals involved in matters related to the Seller, the Association and/or any Association Subsidiary.

     "Liability" shall mean any liability (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Litigation" shall mean the Bankruptcy Litigation, the Class Action Litigation and/or the Homeowners' Litigation, as applicable.

     "Litigation Security Interests" shall have the meaning set forth in
Section 8.4(a).

     "Loan" shall have the meaning set forth in Section 3.23 of this Agreement.

     "Material Adverse Event" shall mean any event, matter, item or circumstance (other than as a result of changes (a) in banking or thrift laws or regulations of general applicability or interpretations thereof by court or governmental entities, (b) in GAAP, (c) in interest rates, or (d) when used in respect of the Association and the Association Subsidiaries, in or relating to the Excluded Assets) that in and of itself, or when combined with all similar events, matters, items or circumstances, reasonably could be expected to have, now or in the future, a material adverse effect on the business, financial condition, operations, results of operations or prospects of the Association and the Retained Association Subsidiaries, taken as a consolidated whole (unless otherwise indicated herein), or SCBC and the SCBC Subsidiaries, taken as a consolidated whole (unless otherwise indicated herein), as the case may be, but when used in respect of the Association and the Retained Association Subsidiaries, shall not include those changes which would reasonably be expected to occur as a reasonable consequence of the Acquisition, including, without limitation, the consequences of employee resignations and employee relations difficulties.

     "Merger" shall have the meaning set forth in Section 2.5 of this Agreement.

     "Multiemployer Plan" shall have the meaning set forth in ERISA Section
3(37).

     "Net Book Value" shall mean (i) when used in reference to or in respect of an asset other than a Repurchased Timeshare and Lot Asset, the Gross Book Value of such asset less charge-offs (net of recoveries) and specific valuation allowances allocated to that asset which are reflected in the books and records of the Association at September 30, 1993 in accordance with GAAP and in the Ordinary Course of Business, and (ii) when used in reference to or in respect of Repurchased Timeshare and Lot Assets, the Gross Book Value of such assets minus (A) the amount of the Timeshare and Lot Reserve Account on the Association's books and records at September 30, 1993, minus (B) the amount of the general reserve account attributable to Repurchased Timeshare and Lot Assets on the Association's books and records at September 30, 1993, and minus (C) any separate interest reserve attributable to Repurchased Timeshare and Lot Assets on the Association's books at September 30, 1993 (the reserve accounts described in clauses (A), (B) and (C) hereof, without reference to balances at September 30, 1993, being referred to in this Agreement as the "Timeshare and Lot Reserves"), plus (D) the aggregate amount of the Timeshare and Lot Reserves at September 30, 1993 reallocated by the Association during the Interim Period as contemplated by Section 5.3(k) hereof.

     "New Reserves," when used in reference to or in respect of a category or classification of the Association's assets, shall mean the aggregate of the charge-offs (net of recoveries) and general and specific valuation provisions for loss contingencies on assets of the Association within that category or classification of assets that are entered by the Association on its books and records during the Interim Period in accordance with GAAP and in the Ordinary Course of Business; provided, however, except to the extent that the Association reallocates general or specific reserves during the Interim Period as contemplated by the provisions of Section 5.3(k) hereof, such aggregate shall not include (i) any valuation provisions resulting from allocations made of valuation allowances (general or specific) existing on the Association's books at September 30, 1993, and (ii) any charge-offs (net of recoveries) and valuation provisions (general or specific) in respect of Other Assets entered by the Association on its books and records during the Interim Period that are not expensed in calculating Interim Period Earnings.

     "OTS" shall mean the Office of Thrift Supervision, its predecessor, the Federal Home Loan Bank Board, and any successor to the Office of Thrift Supervision.

     "Ordinary Course of Business" shall mean the ordinary course of business of the entity respecting which this term is used, conducted in the same manner as theretofore conducted during the 18 months preceding the date of this Agreement and consistent with the entity's past policies, practices, and methods (including with respect to quantity and frequency) in effect during such 18-month period (except as modified at the request of SCBC as provided in Section 5.3(a)), but shall expressly exclude the initiation of new, or the modification of the terms of existing, transactions with Affiliates not required by financial institution regulatory authorities.

     "Other Assets" shall mean all assets of the Association and the Retained Association Subsidiaries other than the Excluded Assets.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "PCBs" shall have the meaning set forth in Section 3.12(b) of this Agreement.

     "Penalty" shall mean the amount payable by SCBC to the Seller as and when provided in Section 2.4(e).

     "Period End" shall have the meaning set forth in Section 8.2(a) of this Agreement.

     "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a Joint Venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Previously Disclosed" shall mean information disclosed in a letter from the Seller making such disclosure specifically referring to this Agreement and arranged in paragraphs corresponding to the Sections, subsections and items of this Agreement applicable thereto, and delivered to SCBC, and shall include statements made in the Association Letter.

     "Proceeds" shall mean any real property, personal property, stocks, bonds, notes (including promissory notes delivered to and accepted by the Association in connection with the sale of an asset), obligations or other forms of intangible property or whatever else is received by the Association or an Association Subsidiary during the Interim Period, except Cash and Cash Equivalents, as a payment on, a distribution from, the sale or other disposition of, or a restructuring or reorganization of, or as a result of a foreclosure, deed in lieu of foreclosure, cancellation of a lot contract receivable, or other asset realization procedure on an Excluded Asset.

     "Prohibited Transaction" shall have the meaning set forth in ERISA
Section 406 and Tax Code Section 4975.

     "RCRA" shall have the meaning set forth in Section 3.12(e) of this Agreement.

     "Reportable Event" shall have the meaning set forth in ERISA Section
4043.

     "Repurchased Timeshare and Lot Assets" shall mean all of the timeshare and lot contract receivables which were originated by the Seller or Affiliates of the Seller other than the Association and sold to the Association, all related escrow accounts and servicing rights associated therewith and all Proceeds therefrom.

     "Responsibilities Agreement" shall mean the agreement, the form of which is attached as Exhibit D, to be executed and delivered by the Seller and SCBC at the Closing.

     "Restrictions on Transfer" shall mean any restriction, limitation, or prohibition upon an owner's right, power or authority to transfer, sell, or otherwise convey full title and ownership rights in a security, including, but not limited to, any restriction, limitation or prohibition arising under federal or state securities laws or regulations, voting trusts, court orders, agreements among or between shareholders, and agreements with third parties.

     "Retained Association Subsidiaries" shall mean those Association Subsidiaries set forth on Exhibit C hereto.

     "Rights" shall mean warrants, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), convertible securities and other arrangements or commitments which obligate an entity to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein.

     "SCBC" shall have the meaning set forth in the preamble of this Agreement.

     "SCBC Subsidiaries" shall mean Security Bank and Trust Company; OMNIBANK, Inc., A State Savings Bank; Citizens Savings, Inc., A State Savings Bank; Home Savings Bank, Inc., A State Savings Bank; First Cabarrus Corporation; Estates Development Corporation; and, First Security Credit

Corporation.

     "Section 338 Forms" shall have the meaning set forth in Section 5.3(i) of this Agreement.

     "Security Interest" shall mean any mortgage, deed of trust, pledge, lien, encumbrance, charge, or other security interest, other than (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (ii) purchase money liens and liens securing rental payments under capital lease arrangements.

     "Seller" shall have the meaning set forth in the preamble of this Agreement.

     "Seller's Payment" shall have the meaning set forth in Section 2.2(b) of this Agreement.

     "Shares" shall have the meaning set forth in the preamble of this Agreement.

     "Significant Contract" shall mean (a) any note, bond, mortgage or other instrument which evidences or secures indebtedness of the Association (other than a deposit) or a Retained Association Subsidiary with a balance outstanding of $25,000 or more, which cannot be redeemed or prepaid at the option of the Association or the Retained Association Subsidiary for an amount which, when added to the outstanding principal balance, would be less than $25,000, (b) any agreement, arrangement, commitment, contract or other instrument, except a lease of real or personal property, to which the Association or any Retained Association Subsidiary is a party or by which they are bound, if (i) such agreement, arrangement, commitment, contract or instrument was not made in the Ordinary Course of Business by the Association or such Retained Association Subsidiary, or (ii) the performance or nonperformance of such agreement, arrangement, commitment, contract or instrument could either (X) increase the liabilities or decrease the assets of the Association or such Retained Association Subsidiary, or (Y) decrease the income or increase the expenses of the Association or such Retained Association Subsidiary, in each case by $25,000 or more over the remaining term of the obligation, exclusive of all optional renewal periods and extensions of the term; provided, however, that any such agreement, arrangement, commitment, contract or other instrument shall not be deemed to a Significant Contract in the event the Association or such Retained Association Subsidiary has the contractual right to terminate the agreement, arrangement, commitment, contract or other instrument in question on 30 days notice or less, without incurring a penalty or premium in excess of $25,000. It is understood that Significant Contacts do not include loans or commitments to fund loans or to extend credit.

     "Significant Lease" shall mean (a) any lease of real or personal property, or any sublease of real property, by the Association or any Association Subsidiary, as lessee, pursuant to which the Association or the Association Subsidiary reasonably anticipates the payment of aggregate rent, taxes, insurance, utilities (if applicable) and other charges in excess of $25,000 over the remaining term of the lease, exclusive of all optional renewal periods and optional extensions of the term (provided, however, that any such lease shall not be deemed a Significant Lease in the event the Association or the Association Subsidiary has the contractual right to terminate the lease in question on 30 days' notice or less, without incurring a penalty or premium in excess of $25,000); or (b) any lease of real or personal property, or any sublease of real property, by the Association or any Association Subsidiary, as lessor, pursuant to which the Association or the Association Subsidiary reasonably anticipates the collection of aggregate rent in excess of $25,000 over the remaining term of the lease, exclusive of all optional renewal periods and extensions of the term (provided, however, that any such lease shall not be deemed a Significant Lease in the event the Association or the Association
Subsidiary has the contractual right to terminate the lease in question on 30 days' notice or less, without incurring a penalty or premium in excess of $25,000).

     "Target Date" shall mean July 31, 1994 or such later date as shall be determined by extending the Target Date after July 31, 1994 by one day for each Late Day (as such term is defined in Section 5.1 hereof). By way of example, if under Section 5.1 there are an aggregate of six Late Days, then the Target Date shall mean August 6, 1994.

     "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Tax Sharing Agreement" shall have the meaning set forth in Section 2.3(b) of this Agreement.

     "Termination" when used in reference to or in respect of the Bankruptcy Litigation, the Class Action Litigation, or the Homeowners Litigation, shall mean (i) an order, ruling or judgment of a court or a binding award of an arbitrator that is no longer subject to review, reversal, modification or amendment by appeal or writ of CERTIORARI, which ends such Litigation against SCBC, the Association and the Retained Association Subsidiaries, (ii) any compromise or settlement of such Litigation that, upon payment of all Liabilities against SCBC, the Association and/or the Retained Association Subsidiaries created thereby, will be completely implemented and consummated and that, if necessary, has been approved by an order, ruling or judgment of the applicable court that is no longer subject to review, reversal, modification or amendment by appeal or writ of CERTIORARI, or (iii) insofar as such Litigation is defined to include claims with respect to which an action has not been commenced and for which an action is not commenced in the future, either
(A) a written opinion (containing only such limitations as are mutually acceptable to SCBC and the Seller) from counsel mutually acceptable to SCBC and the Seller that all such claims are barred by the applicable statute of limitations, or (B) the date which is the sixth (6th) anniversary of the Closing Date.

     "Third Party Claim" shall mean any claim, action or proceeding made or brought by any Person that is not a party hereto or an Affiliate of a party hereto.

     "Timeshare and Lot Reserves" shall have the meaning set forth in the definition of the term "Net Book Value."

     Other terms used herein are defined elsewhere in this Agreement.

                                ARTICLE II
           PURCHASE AND SALE OF SHARES; MERGER OF THE ASSOCIATION

SECTION 2.1.  ACQUISITION OF SHARES

     (a)  At the Closing, upon satisfaction of the conditions contained in
Article VI hereof, (i) the Seller shall sell and deliver the Shares to SCBC, and (ii) in exchange therefor, SCBC shall pay the Purchase Price, as defined and calculated in accordance with Section 2.1(b) below, to the Seller as follows: the Deferred Payment Amount shall be paid by SCBC at the times set forth in, upon satisfaction of the conditions contained in, and in accordance with the other terms of Section 2.4 hereof, and an amount (the "Cash Payment Amount") equal to the excess of the Purchase Price over the Deferred Payment Amount shall be paid to the Seller by SCBC in immediately available funds; provided that, the Seller may elect pursuant to Section 2.2(d) hereof to cause SCBC to pay all or a portion of the Cash Payment Amount to the Association or a Retained Association Subsidiary as an offset to, and a credit against, the Seller's Payment. The Purchase Price shall constitute the entire purchase price to be paid by SCBC for the Shares.

     (b) The "Purchase Price" for the Shares means Forty Million Three Hundred Fifty Thousand Dollars ($40,350,000), plus the excess, if any, of the Earnings Adjustment, as defined and calculated in accordance with
Section 2.1(c) below, over the aggregate of payments for Taxes on taxable income earned during the Interim Period made by the Association during the Interim Period in accordance with the Tax Sharing Agreement or by the Association or SCBC pursuant to the provisions of Section 2.3(a) hereof, regardless of whether such payments are cash payments made by the Association to the Seller or credits (by way of provisions, allocations or otherwise) made by the Association to the Timeshare and Lot Reserves. The Seller understands that the Earnings Adjustment could be a negative number which, under the foregoing formula, would have the effect of reducing the Purchase Price by the absolute value of such negative number.

     (c) The "Earnings Adjustment" means and shall be the amount determined either under clause (i), (ii) or (iii) below, whichever applies:

          (i) If the Interim Period Earnings are an amount less than $2,625,000, then the Earnings Adjustment shall be an amount (which may be a negative number) equal to (a) the Capped Interim Period Earnings Amount, minus (B) the amount of the Effects of Extraordinary Items.

          (ii) If the Interim Period Earnings minus the amount of the Effects of Extraordinary Items are an amount equal to or more than $2,625,000, then the Earnings Adjustment shall be the Capped Interim Period Earnings Amount.

          (iii) If (A) Interim Period Earnings are an amount more than $2,625,000, and (B) Interim Period Earnings minus the amount of the Effects of Extraordinary Items are an amount (the "Clause (iii) Amount") that is less than $2,625,000, then the Earnings Adjustment shall be an amount equal to the Capped Interim Period Earnings Amount, minus an amount equal to (C) $2,625,000 minus (D) the Clause (iii) Amount.

     (d) The amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of Extraordinary Items and the Earnings Adjustment shall be estimated in the Ordinary Course of Business of the Association as of the Effective Time, and such estimated amount shall be used in calculating the Purchase Price. As soon as reasonably practicable following the Effective Time, the actual amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of Extraordinary Items and the Earnings Adjustment shall be determined by the Seller and SCBC, and any difference between the Purchase Price calculated using the actual amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of Extraordinary Items and the Earnings Adjustment and the Purchase Price calculated at the Closing by using the estimated amount of the Interim Period Earnings, the Post-Target Date Interim Period Earnings, if necessary, the Effects of Extraordinary Items and the Earnings Adjustment shall be paid by the appropriate party hereto within ten (10) days after such determination.

SECTION 2.2  PURCHASE OF EXCLUDED ASSETS.

     (a) At the Closing and immediately prior to the Effective Time, upon satisfaction of the conditions contained in Article VI hereof other than
Section 6.3(m), the Seller shall purchase from the Association or the applicable Retained Association Subsidiary, and the Association or the applicable Retained Association Subsidiary shall transfer and assign to the Seller, all of the Excluded Assets and, in exchange therefor, the Seller shall pay an amount equal to the Seller's Payment, as defined and calculated in accordance with Section 2.2(b) below, to the Association or the applicable Retained Association Subsidiary in immediately available funds and shall assume the Excluded Liabilities. The Seller's Payment and the assumption by the Seller of the Excluded Liabilities shall constitute the entire purchase price to be paid by Seller for the Excluded Assets.

     (b) The "Seller's Payment" means the sum of the amounts determined in clauses (i), (ii) and (iii) below:

          (i) the Net Book Value of the Excluded Loans (A) minus all New Reserves in respect of Excluded Loans and (B) minus all Cash and Cash Equivalents received by the Association in respect of Excluded Loans, but only to the extent such Cash and Cash Equivalents received did not increase Interim Period Earnings;

          (ii) the Net Book Value of the Excluded Real Estate and JV Interests and, to the extent they are not included within the term "Excluded Real Estate and JV Interests," the Association Subsidiaries other than the Retained Association Subsidiaries (A) minus all New Reserves in respect of Excluded Real Estate and JV Interests and (B) minus all Cash and Cash Equivalents received by the Association in respect of Excluded Real Estate and JV Interests and, to the extent they are not included within the term "Excluded Real Estate and JV Interests," the Association Subsidiaries other than the Retained Association Subsidiaries, but only to the extent such Cash and Cash Equivalents received did not increase Interim Period Earnings; and

          (iii) the Net Book Value of the Repurchased Timeshare and Lot Assets, (A) minus all New Reserves in respect of Repurchased Timeshare and Lot Assets, including all New Reserves attributable to Timeshare and Lot Reserves, and (B) minus all Cash and Cash Equivalents received by the Association in respect of Repurchased Timeshare and Lot Assets, but only to the extent such Cash and Cash Equivalents received did not increase Interim Period Earnings.

     (c) Notwithstanding the definitions of the terms "Excluded Assets" and "Proceeds" and the provisions of Section 2.2(a) above, SCBC shall have the right to identify Excluded Loans and Excluded Real Estate and JV Interests, and Proceeds therefrom (but not Repurchased Timeshare and Lot Assets and Proceeds therefrom), to be retained by the Association or a Retained Association Subsidiary, which right shall be subject to the terms and conditions of this Section 2.2(c). SCBC shall identify to Seller all Excluded Loans and Excluded Real Estate and JV Interests, and Proceeds therefrom, to be retained by the Association or a Retained Association Subsidiary by delivery of written notice on or before the date five (5) days before the Closing Date. Any Excluded Asset or Proceeds therefrom so identified by SCBC shall continue to be considered Excluded Assets for all other purposes of this Agreement other than for Seller's obligation to acquire such assets as Excluded Assets under Section 2.2(a) hereof.

     (d) Notwithstanding the provisions of Sections 2.1(a) and 2.2(a) hereof, the Seller shall have the right to elect to cause SCBC to pay all or a portion of the Cash Payment Amount to the Association and/or any Retained Association Subsidiary from which Excluded Assets are to be transferred, as an offset to, and a credit against, the Seller's Payment (the portion of the Cash Payment Amount to be paid to any Retained Association Subsidiary shall not exceed the portion of the Seller's Payment otherwise to be paid to such Retained Association Subsidiary), and the Seller shall have the option to acquire the stock of Carolina Financial Services Corporation, a Retained Association Subsidiary ("CFSC"), and any and all loans from the Association or any Retained Association Subsidiary (other than CFSC) to CFSC at an aggregate purchase price equal to the sum of the Net Book Value of such shares and the Net Book Value of all such loans at the Closing Date, in lieu of acquiring from CFSC the Excluded Assets owned by CFSC. For purposes of the foregoing sentence, the definition of "Net Book Value" shall be deemed to refer to the Closing Date rather than to September 30, 1993. The Seller shall exercise the right and the option described in the foregoing provisions of this Section 2.2(d) by delivering written notice to SCBC on or before the date five (5) days before the Closing Date and by causing the Association and CFSC to transfer all of the assets of CFSC that are not Excluded Assets to the Association immediately prior to the Closing.

SECTION 2.3.  TAX SHARING LIABILITY.

     (a) At the Closing, upon satisfaction of the conditions in Article VI hereof, other than Section 6.3(m), and immediately prior to the Effective Time, the Association shall pay to the Seller the Tax Sharing Liability.
In the event that the Association is not permitted to make such payment to the Seller by the OTS, SCBC shall make such payment on behalf of the Association. The parties hereto do not intend any such payment of the amount of the Tax Sharing Liability to constitute a portion of the Purchase Price.

     (b) The "Tax Sharing Liability" shall mean any unpaid amount for Taxes the Association is obligated to advance to the Seller for taxable income earned during the Interim Period pursuant to Sections 4 and 6 of the Tax Sharing Agreement, dated August 17, 1990, among the Seller and certain of its subsidiaries, including the Association and certain of the Association Subsidiaries, as amended November 14, 1990 and September 14, 1992 (the "Tax Sharing Agreement"), excluding any Tax Liabilities arising from or in connection with the Section 338(g) Election or the Section 338(h) Election described in Section 5.3, and less the amount, if any, of prior overpayments as reflected on the Association's books and records.

     (c) The amount of the Tax Sharing Liability shall be estimated in the Ordinary Course of Business of the Association as of the Closing Date. As soon as reasonably practicable following the Effective Time, the actual amount of the Tax Sharing Liability as of the Closing Date shall be determined by the Seller and SCBC and any difference between the Tax Sharing Liability as estimated and the actual Tax Sharing Liability shall be paid by the Seller to the Association or by the Association to the Seller, as the case may be, within ten (10) days after such determination.

     (d) Notwithstanding the provisions of Section 2.2(a) and 2.3(a) hereof, the Seller shall have the right to cause all or a portion of the amount of the Tax Sharing Liability, as estimated as of the Closing Date, to be retained by the Association or paid to any Retained Association Subsidiary from which Excluded Assets are to be transferred as an offset to, and a credit against, the Seller's Payment. The Seller shall exercise this right by delivering written notice to SCBC and the Association on or before the date five (5) days prior to the Closing Date.

SECTION 2.4.  DEFERRED PAYMENT AMOUNT - INTEREST ACCRUAL AND PAYMENTS.

     (a) In order to induce SCBC to agree to consummate the Acquisition before Termination of the Litigation, Seller and SCBC agree to defer payment of the Deferred Payment Amount until after Closing and to pay the Deferred Payment Amount in accordance with, as and when provided in this
Section 2.4. Except as provided in this Section 2.4, SCBC shall have no right or authority or claim to the Deferred Payment Amount and shall have no right or authority to set off against payment(s) of the Deferred Payment Amount any amounts due and owing by Seller to SCBC, the Association or the Retained Association Subsidiaries in respect of matters other than the Litigation or to delay the payment(s) of the Deferred Payment Amount pending the final resolution of any such other matters. The unpaid part of the Deferred Payment Amount shall accrue interest at an adjusting annual rate equal to the annual rate of interest paid by Security Bank and Trust Company, an SCBC Subsidiary, on certificates of deposit having principal of $100,000 or more and a term of five (5) years (the "CD Rate"), with such rate being adjusted and re-set at such times, and in tandem with, changes in the CD Rate (the "Interest Rate"), until the earlier of the time (i) the Deferred Payment Amount has been paid in full by SCBC in accordance with, as and when provided in Section 2.4(b) or (ii) cash in an amount equal to the unpaid balance of the Deferred Payment Amount shall have been delivered to the Escrow Agent as provided in Section 2.4(d). Accrued interest shall be added to the balance of the Deferred Payment Amount at the end of each calendar month and shall thereafter be a part of the Deferred Payment Amount.

     (b) As soon as practicable but in no event later than 15 days after the Termination of the relevant Litigation (or at Closing in the event Termination of the relevant litigation has occurred at least 15 days prior to the Closing Date), SCBC shall make one or more installment payments (the "Deferred Payments") of the Deferred Payment Amount as follows:

          (i) After Termination of the Class Action Litigation, SCBC shall pay to the Seller or, to the extent the Seller has not made adequate provision for the full satisfaction of such Liability by means satisfactory to SCBC, to such Persons other than the Seller as necessary to satisfy and pay in full any Liability of SCBC, the Association and the Retained Association Subsidiaries created by such Termination, an amount equal to Percentage A on Appendix 1 times the initial Deferred Payment Amount, plus all or the applicable portion of the amounts retained by SCBC pursuant to the provisions of clauses (ii) and (v) of this Section 2.4(b) plus interest accrued at the Interest Rate on such amounts from the Closing

Date.

          (ii) After Termination of the Bankruptcy Litigation, SCBC shall pay to the Seller or, to the extent the Seller has not made adequate provision for the full satisfaction of such Liability by means satisfactory to SCBC, to such Persons other than the Seller as necessary to satisfy and pay in full any Liability of SCBC, the Association and the Retained Association Subsidiaries created by such Termination, an amount equal to
(A) if the Class Action Litigation previously has been Terminated, Percentage B on Appendix 1 times the initial Deferred Payment Amount plus interest accrued at the Interest Rate on such amount from the Closing Date, or (B) if the Class Action Litigation has not been Terminated, Percentage C on Appendix 1 times the initial Deferred Payment Amount plus interest accrued at the Interest Rate on such amount from the Closing Date.

          (iii) After Termination of the Homeowners' Litigation, SCBC shall pay to the Seller or, to the extent the Seller has not made adequate provision for the full satisfaction of such Liability by means satisfactory to SCBC, to such Persons other than Seller as necessary to satisfy and pay in full any Liability of SCBC, the Association and the Retained Association Subsidiaries created by such Termination, an amount equal to Percentage D on Appendix 1 times the initial Deferred Payment Amount plus interest accrued at the Interest Rate on such amount from the Closing Date.

          (iv) After Termination of all Litigation, SCBC shall pay to the Seller the remaining balance of the Deferred Payment Amount provided that all Liabilities of SCBC, the Association and the Retained Association Subsidiaries created by all Terminations of all Litigation have been fully satisfied and paid.

          (v) Notwithstanding the foregoing provisions of this Section 2.4(b), SCBC may withhold any Deferred Payment which it would otherwise be obligated to pay under the foregoing provisions of this Section 2.4(b) if and only if SCBC in its good faith and reasonable judgment, based on information made available to the Seller (by way of example, and not limitation, assertions of new claims or new theories of liability in the Class Action Litigation, information indicating inaccuracies in the estimates of potential Liability from Litigation contained in letters of the Seller's independent auditors provided to SCBC in advance of the execution of this Agreement, and assertions of fraudulent conveyance claims in the Bankruptcy Litigation) and supported by a written opinion of legal counsel selected by SCBC and reasonably acceptable to the Seller, determines that for the sole purpose of securing Seller's obligation to indemnify SCBC, the Association and the Retained Association Subsidiaries for Indemnifiable Losses suffered by reason of the Litigation, the balance of the Deferred Payment Amount that would remain after such payment would not be sufficient to fully pay and satisfy the potential Liabilities of SCBC, the Association and the Retained Association Subsidiaries from Litigation for which there has not been a Termination.

     (c) The Seller shall grant to SCBC, as collateral agent for its benefit and the benefit of the Association and each of the Retained
Association Subsidiaries (the "Collateral Agent"), perfected first liens and security interests on and in the Deferred Payment Amount and interest accrued thereon ("Deferred Payment Security Interests"), which Deferred
Payment Security Interests shall be released in proportion to and to the same extent as the Deferred Payment Amount is paid to the Seller, or to other Persons, as provided in Section 2.4(b).

     (d) Notwithstanding the foregoing provisions of this Section 2.4, upon the first to occur of (A) SCBC's failure to make a Deferred Payment in accordance with, as and when provided in Section 2.4(b) hereof, which failure is determined to have been in bad faith as provided in Section 2.4(e) hereof, (B) a "change-in-control" of SCBC (which term shall mean (i) the adoption of a plan of merger or share exchange by SCBC pursuant to which the holders of SCBC's voting capital stock as of the Closing Date as a group would receive less than 50% of the voting capital stock of the surviving corporation, (ii) the acquisition of more than 25% of SCBC's outstanding voting capital stock by any Person pursuant to a transaction or series of transactions not approved by a formal resolution adopted by a majority of the members of SCBC's Board of Directors in office prior to such Person's acquisition of more than 10% of such voting capital stock and continuing in office at the time of such vote, or (iii) the adoption of an agreement by SCBC pursuant to which it would sell to a Person (other than an SCBC Subsidiary) the capital stock or assets of one or more SCBC Subsidiaries which, in the aggregate, constitute more than 40% of SCBC's then existing consolidated total assets), and (C) a decline in the ratio (expressed as a percentage) of consolidated tangible capital to consolidated total assets of SCBC to less than three and one-half percent (3.5%), SCBC shall deposit with Wachovia Bank of North Carolina, N.A. or any other bank acceptable to SCBC and the Seller (the "Escrow Agent") cash in an amount equal to the unpaid balance of the Deferred Payment Amount plus interest accrued at the Interest Rate on such amount from the end of the prior calendar month, which cash shall be held, invested and administered by the Escrow Agent pursuant to an escrow agreement the form and substance of which shall be mutually acceptable to the Seller, SCBC and the Escrow Agent.

     (e) If SCBC fails to make a Deferred Payment in accordance with, as and when provided in either Section 2.4(b) or Section 2.4(d) hereof (the "Defaulted Deferred Payment"), and such failure is determined to have been in bad faith (as hereafter defined), SCBC shall pay and the Seller shall be entitled to receive, in addition to the Defaulted Deferred Payment and interest accrued thereon, an amount (the "Penalty") equal to twenty percent (20%) of the sum of the amount of the Defaulted Deferred Payment plus interest accrued thereon at the Interest Rate from the end of the prior calendar month. The term "bad faith" shall mean the failure to make a Deferred Payment for any reason other than (i) SCBC's honest, good faith and reasonable belief that Termination of the relevant Litigation has not occurred, or (ii) SCBC's honest, good faith and reasonable determination pursuant to Section 2.4(b)(v) that it may withhold the Deferred Payment.

SECTION 2.5.  MERGER OF THE ASSOCIATION

     It is anticipated that SCBC will, as soon as practicable following the Acquisition and after certain necessary interim steps, cause the Association to be merged with and into an SCBC Subsidiary (the "Merger"). All references in this Agreement to the Association pertaining to any time or event occurring at or after the effectiveness of the Merger shall be deemed to be references to the SCBC Subsidiary which is the successor of the Association resulting from the Merger.

                               ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to SCBC as follows:

SECTION 3.1.  ORGANIZATION, GOOD STANDING AND AUTHORITY OF SELLER

     The Seller is duly organized, validly existing, and in good standing as a general business corporation under the laws of the State of Delaware, and has the powers and privileges of a general business corporation, including, without limitation, full power to carry on its business. The Seller is duly qualified to do business in the States of Arkansas and North Carolina.

SECTION 3.2.  WARRANTY OF TITLE TO THE SHARES

     The Seller holds of record and beneficially owns, and has good and marketable title to, the Shares and, except as Previously Disclosed, the Shares are not subject to any Restrictions on Transfer, Taxes, Security Interest, or Rights. Except as Previously Disclosed, the Seller is not a party to any voting trust, shareholders' agreement, proxy, voting trust, or other agreement or understanding with respect to the Shares or the voting rights associated therewith.

SECTION 3.3.  CAPITAL STRUCTURE OF THE ASSOCIATION

     The authorized capital stock of the Association consists of 20,000,000 shares of capital stock, of which 12,500,000 shares are common stock, par value $.01 per share ("Association Common Stock"), and of which 7,500,000 shares are preferred stock, par value $.01 per share (the "Association Preferred Stock"). As of the date hereof, there were 200,000 shares of the Association Common Stock issued and outstanding, and the Shares constitute all of such outstanding Association Common Stock. All outstanding shares of the Association Common Stock have been duly issued, are validly outstanding, fully paid and nonassessable. Except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Association. None of the outstanding shares of the Association's capital stock has been issued in violation of the preemptive rights of any person. There are no shares of Association Preferred Stock outstanding.

SECTION 3.4.  ORGANIZATION, STANDING AND AUTHORITY

     The Association is a federal savings and loan association duly organized, validly existing and in good standing under the laws of the United States with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The officers and directors of the Association have been accurately and completely Previously Disclosed to SCBC.

SECTION 3.5.  OWNERSHIP OF ASSOCIATION SUBSIDIARIES

     The Association does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, commercial bank, industrial bank, savings association, savings bank, partnership, Joint Venture, limited liability company, business trust, or other organization, except for the Association Subsidiaries and except as Previously Disclosed. The outstanding shares of capital stock or other voting securities or ownership interests of the Retained Association Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by the Association free and clear of all Restrictions on Transfer, Taxes, and Security Interests. No Rights are authorized, issued or outstanding with respect to the capital stock or other voting securities or ownership interests of any of the Retained Association Subsidiaries and there are no voting trusts, shareholders' agreements, proxies or other agreements or understandings with respect thereto.

SECTION 3.6.  ORGANIZATION, STANDING AND AUTHORITY OF THE ASSOCIATION
SUBSIDIARIES

     Each of the Retained Association Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of the Retained Association Subsidiaries (i) has full power and authority to carry on its business as now conducted,
(ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification where failure to so qualify would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries, and (iii) is not presently engaged in any activities that have not been Previously Disclosed. The officers and directors of each Association Subsidiary have been accurately and completely Previously Disclosed to SCBC.

SECTION 3.7.  AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) Subject to the approval of the Acquisition by the Seller's shareholders as set forth in Section 6.1(a), the Seller has all requisite corporate power and authority to enter into, to deliver, and (subject to receipt of all required governmental approvals as set forth in Section 5.1) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement have been, and upon the approval of the Acquisition by the Seller's shareholders as set forth in Section 6.1(a), the consummation of the transactions contemplated hereby, other than the Merger, will have been, duly and validly authorized by all necessary corporate action in respect thereof on the part of the Seller. This Agreement constitutes a legal, valid and binding obligation of the Seller, which is enforceable against the Seller in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation (or, as applicable, the charter) or bylaws of the Seller, the Association or any Retained Association Subsidiary; (ii) except as Previously Disclosed, conflict with, or constitute or result in a breach of, any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Security Interest upon any material property or asset of the Seller, the Association or any Retained Association Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, agreement, instrument, or other arrangement or obligation to which the Seller, the Association or any Retained Association Subsidiary is a party or by which it is bound; or (iii) except as Previously Disclosed and subject to receipt of all required governmental approvals as set forth in Section 5.1, violate any order, ruling, decree, charge, writ, injunction, regulatory agreement or memorandum of understanding, constitution, statute, rule or regulation applicable to the Seller, the Association or any Association Subsidiary.

SECTION 3.8.  FINANCIAL STATEMENTS; ORGANIZATIONAL DOCUMENTS; MINUTE BOOKS

     (a) Except as Previously Disclosed, the Association Financial Statements present fairly or will present fairly, as the case may be, the consolidated balance sheets of the Association and the Association Subsidiaries as of the dates indicated and the consolidated statements of operations, stockholder's equity and cash flows for the periods then ended in conformity with GAAP, are correct and complete, and are consistent with the books and records of such entities; provided, however, that the Association Financial Statements for the three-month period ended September 30, 1993 and for any interim period subsequent to the year-ended December 31, 1993 will be subject to normal year-end adjustments (which adjustments, based on presently known facts, will not be material individually or in the aggregate).

     (b) The Seller or the Association previously has delivered to SCBC true, complete and correct copies of the certificates of incorporation (or, as applicable, the charters) and bylaws, and previously has provided to SCBC access to all minute books, stock certificate books and stock transfer records, of the Association and the Retained Association Subsidiaries. The minute books of each of the Association and the Retained Association Subsidiaries contain accurate records of all corporate actions of its shareholder and Board of Directors (including committees of its Board of Directors). SCBC shall receive true, complete and correct copies of any additions, deletions, or modifications to any of the items described in this Section 3.8(b) made after February 25, 1994.

SECTION 3.9.  OPERATIONS SINCE SEPTEMBER 30, 1993

     (a) Except as Previously Disclosed, from September 30, 1993 to the date of this Agreement, there has not been any change in the business, financial condition, operations or results of operations of the Association and the Association Subsidiaries taken as a consolidated whole that would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries.

     (b) To the Knowledge of the Seller, from September 30, 1993 to the date of this Agreement: (i) neither the Association nor any Association Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business; (ii) neither the Association nor, except as Previously Disclosed, any Association Subsidiary has entered into any agreement, contract, lease, license, loan, loan commitment, or deposit collateralization agreement (or a series of related agreements, contracts, lease, licenses, loans, loan commitments, or deposit collateralization agreements) outside the Ordinary Course of Business; (iii) no party (including the Association and the Association Subsidiaries) has accelerated, terminated, modified or cancelled any agreement, contract, lease, license, loan, loan commitment, or deposit collateralization agreement (or series of related agreements, contracts, leases, licenses, loans, loan commitments, or deposit collateralization agreements) involving more than Twenty-Five Thousand Dollars ($25,000) to which the Association or any of the Retained Association Subsidiaries is a party or by which any of them is bound outside the Ordinary Course of Business; (iv) neither the Association nor any Retained Association Subsidiary has imposed, or suffered the imposition of, any Security Interest upon any of its assets, tangible or intangible, except Security Interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business; (v) neither the Association nor any Retained Association
Subsidiary has made any capital expenditure (or series of related capital expenditures) involving more than Fifty Thousand Dollars ($50,000) outside the Ordinary Course of Business; (vi) except as Previously Disclosed, neither the Association nor any Retained Association Subsidiary has made any capital investment in, any loan (other than an owner-occupied residential mortgage loan and/or construction loan, in each case having an initial principal balance of less than $300,000, made to the homeowner and made in the Ordinary Course of Business) to, or any acquisition of the investments or loans (other than U.S. government securities and investment grade corporate securities), of any Person, either involving more than Fifty Thousand Dollars ($50,000) or outside the Ordinary Course of
Business; (vii) neither the Association nor any Retained Association Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation except in the Ordinary Course of Business;
(viii) neither the Association nor any Association Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business; (ix) except as Previously Disclosed, neither the Association nor any Retained Association Subsidiary has cancelled, compromised, waived, or released any right or claim it may have against any Person (or series of related rights and claims) either involving more than Twenty-Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business; (x) neither the Association nor any Retained Association Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property; (xi) there has been no change made or authorized in the certificate of incorporation (or, as applicable, the charter) or bylaws of the Association or any Retained Association Subsidiary; (xii) neither the Association nor any Retained Association Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any Rights with respect to its capital stock, or agreed to, or allowed the imposition of, any Restriction or Transfer with respect to its capital stock; (xiii) neither the Association nor any Retained Association Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock
(whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock; (xiv) neither the Association nor any Retained Association Subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of Fifty Thousand Dollars ($50,000) per occurrence; (xv) except as Previously Disclosed, neither the Association nor any Association Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, employees or other Affiliates; (xvi) neither the Association nor any Association Subsidiary has entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; (xvii) neither the Association nor any Retained Association Subsidiary has granted any increase in the compensation of any of its directors, officers, employees, or independent contractors outside the Ordinary Course of Business; (xviii) except as Previously Disclosed, neither the Association nor any Association
Subsidiary has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); (xix) neither the Association nor any Retained Association Subsidiary has entered into any employment contract or consulting agreement, nor has the Association or any Retained Association Subsidiary made any material change in employment or engagement terms for any of its directors, officers, employees or independent contractors outside the Ordinary Course of Business; (xx) neither the Association nor any Retained Association Subsidiary has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Association or any Association Subsidiary; and (xxii) neither the Association nor any Association Subsidiary or any Retained Association Subsidiary, as the case may be, has committed to do, or to permit the occurrence of, any of the foregoing.

SECTION 3.10.  ABSENCE OF UNDISCLOSED LIABILITIES

     To the Knowledge of the Seller, except as Previously Disclosed, neither the Association nor any Association Subsidiary has any Liability the payment, accrual or liquidation of which would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries or that, when combined with all similar Liabilities, would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries.

SECTION 3.11.  PROPERTIES

     (a) Except as Previously Disclosed, the Association and the Association Subsidiaries have good and marketable title to, or leasehold interests in, all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Association Financial Statements as of September 30, 1993 or acquired after such date, free and clear of all Security Interests, except (i) pledges to secure deposits and other liens incurred in the Ordinary Course of Business of the Association, (ii) such imperfections of title, easements, restrictions, covenants, and encumbrances, if any, as are not material in character, amount or extent and do not affect the current use, occupancy, or value, or the marketability of title thereto, and (iii) dispositions and encumbrances for adequate consideration in the Ordinary Course of Business of the Association. Except as Previously Disclosed, each Significant Lease pursuant to which the Association or any Retained Association Subsidiary, as lessee, leases real or personal property, are, with respect to the Association or such Retained Association Subsidiary, valid and enforceable in accordance with their respective terms.

     (b) With respect to each parcel of real estate owned by the Association or an Association Subsidiary that is not an Excluded Asset:
(i) there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to such parcel or other matters affecting materially and adversely the current use, occupancy, or value thereof; (ii) to the Knowledge of the Seller, such parcel and all improvements thereon have received all approvals of governmental authorities (including all material licenses and permits) required in connection with the ownership or operation thereof and has been operated and maintained in accordance with applicable laws, rules, and regulations; (iii) except as Previously Disclosed, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel; (iv) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein; (v) to the Knowledge of Seller, no parties (other than the Association or one of the Association Subsidiaries) are in possession of such parcel, other than tenants under any Previously Disclosed leases who are in possession of space to which they are entitled; (vi) such parcel abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting such parcel, of real property, and access to such parcel is provided by paved public right-of-way with adequate curb cuts available; and (vii) other than as Previously Disclosed, all real property taxes with respect to such parcel which are currently due and payable with respect to such parcel have been paid in full or will be paid prior to delinquency or are being properly contested and are fully reserved in the Association Financial Statements.

SECTION 3.12.  ENVIRONMENTAL MATTERS

     (a) To the Knowledge of the Seller, except as Previously Disclosed, neither the Association or any Association Subsidiary nor any property owned or operated by the Association or any Association Subsidiary has been or is in violation of, nor does the Association or any Association
Subsidiary have any Liabilities under, any Environmental Law (as defined in Section 3.12(d) hereof). There are no actions, suits or proceedings, demands, claims, notices, or investigations (including, without limitation, notices, demand letters or requests for information from any Environmental Agency (as defined in Section 3.12 (f) hereof)), instituted, pending, or, to the Seller's Knowledge, threatened, relating to any Liability under any Environmental Law of the Association or any Association Subsidiary or respecting any property owned or operated by Association or any Association Subsidiary.

     (b)  To the Knowledge of the Seller, except as Previously Disclosed,
(i) no Hazardous Materials (as defined in Section 3.12(e) hereof) have been generated, treated, stored or disposed of at, or transported to or from, any properties owned or operated by the Association or any Association Subsidiary at any time, except in compliance with applicable Environmental Laws, (ii) no friable asbestos containing material is in use, or is or has been stored or disposed of, on or upon any properties owned or operated by the Association or any Association Subsidiary, (iii) no polychlorinated biphenyls ("PCBs") are located on or in any properties owned or operated by the Association or any Association Subsidiary in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with applicable Environmental Laws, and (iv) no underground storage tanks are located on any properties owned or operated by the Association or any Association Subsidiary or were located on any properties owned or operated by the Association or any Association Subsidiary and subsequently removed or filled.

     (c) The representations in Section 3.12(a) and (b) above shall also apply to any property in which the Association or any Association Subsidiary obtained a Security Interest, other than owner-occupied, single-family residences. The representations in Section 3.12(a) and (b) above and in the preceding sentence shall not apply to the extent that, in the opinion of the Association's management, the results of such actions, suits, proceedings, demands, claims, notices or investigations, or the presence of such Hazardous Materials, substances or items on such property, is not likely to result in a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries.

     (d) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Environmental Agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the usage, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     (e) "Hazardous Materials" means solid waste (as that term is defined under the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901 ET SEQ. ("RCRA"), and the regulations adopted pursuant to RCRA), hazardous waste (as that term is defined under RCRA and the regulations adopted pursuant to RCRA), hazardous substances (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601 ET SEQ. ("CERCLA"), and the regulations adopted pursuant to CERCLA), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis or chemicals.

     (f) "Environmental Agency" means the United States Environmental Protection Agency, the North Carolina Department of Environment, Health and Natural Resources, any state agency in a state where the Association or any Association Subsidiary owns or operates properties which is equivalent in jurisdiction to the North Carolina Department of Environment, Health and Natural Resources, or any other federal, state or local agency responsible for regulating or enforcing laws, rules, regulations and ordinances relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

SECTION 3.13.  ALLOWANCE FOR LOAN LOSSES

     Except as Previously Disclosed, the allowance for loan losses respecting Other Assets reflected on the unaudited consolidated balance sheets at September 30, 1993 and for the interim periods ended subsequent to December 31, 1993 is or will be adequate in the opinion of the Association's management in all material respects as of their respective dates under the requirements of GAAP to provide for losses relating to or inherent in the Other Assets.

SECTION 3.14.  TAX MATTERS

     (a) Except as Previously Disclosed, the Association and the Association Subsidiaries, and each of their predecessors, have timely filed all Tax Returns required by applicable law to be filed by them by the Effective Time (taking into account all applicable extensions) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time.

     (b) Except as Previously Disclosed, (i) all Tax Returns filed by or on behalf the Association and the Association Subsidiaries are complete and accurate in all material respects; (ii) the Seller has no Knowledge of any extension of time within which to file any Tax Return that is required to be filed by, or on behalf of, the Association or any Association Subsidiary; (iii) the Seller has no Knowledge of any claim made by an authority in a jurisdiction where the Association or any Association Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (iv) there are no Security Interests on any of the assets of any of the Association or any Association Subsidiary that arose in connection with any failure or alleged failure to pay any Tax.

     (c) The Association and each Association Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee and, to the Knowledge of the Seller, any independent contractor, depositor, other creditor, shareholder, or other third party.

     (d) To the Knowledge of Seller, no taxing authority plans to assess any additional Taxes against the Association or any Association Subsidiary for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Association or any Association Subsidiary (i) claimed or raised by any authority in writing or (ii) of which the Seller has Knowledge. The Seller previously has made available to SCBC copies of the Seller's federal consolidated income Tax Returns for the calendar years 1989, 1990, 1991 and 1992 and the Association previously has delivered to SCBC all state, local and foreign income Tax Returns filed by or on behalf of the Association or any

Association Subsidiary for taxable periods ended on or after June 1, 1989.

     (e) To the Knowledge of Seller, neither the Seller, the Association nor any Association Subsidiary has waived statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is or will be a Liability of the Association or any Association Subsidiary.

     (f) Neither the Association nor any Association Subsidiary has filed a consent under Tax Code Section 341(f) concerning collapsible corporations. The Seller has no Knowledge that the Association or any Association Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Tax Code Section 280G regarding excess parachute payments. The Association and each Association Subsidiary has disclosed in the Seller's consolidated federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax by the Association or any Association Subsidiary within the meaning of Tax Code Section 6662 (taking into account the existence of substantial authority for such position).

     (g) The unpaid Taxes of the Association and the Association Subsidiaries (i) did not, as of September 30, 1993, exceed the reserve for Tax Liability set forth on the face of the consolidated balance sheet as of September 30, 1993 included in the Association Financial Statements, and
(ii) will not exceed that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Association and the Association Subsidiaries in filing their Tax Returns.

SECTION 3.15.  EMPLOYEE BENEFIT PLANS

     (a) The Seller has Previously Disclosed, and the Association has provided to SCBC true, correct and complete copies of, all Employee Benefit Plans maintained for the benefit of employees or former employees of the Association or any Association Subsidiary, including all Summary Plan Descriptions, together with (i) all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan, (ii) the most recent actuarial and financial reports prepared with respect to any Employee Pension Benefit Plan, (iii) the most recent annual reports filed with any government agency with respect to each Employee Benefit Plan, and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any Employee Benefit Plan.

     (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Tax Code, except where the failure to comply would not constitute a Material Adverse Event with respect to the Association and the Association Subsidiaries.

     (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Tax Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending at or before the Effective Time which are not yet due have been paid to each such Employee Pension Benefit
Plan or accrued by the Association and the Association Subsidiaries in the Ordinary Course of Business. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit
Plan.

     (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to be a "qualified plan" meets the requirements of a "qualified plan" under Tax Code Section 401(a) and, except as Previously Disclosed, has received, since December 31, 1989, a favorable determination letter from the Internal Revenue Service.

     (f) With respect to each Employee Benefit Plan that the Association or any of the Association Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller, threatened.

          (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened. The Seller has no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

     (g) Neither the Association, any of the Association Subsidiaries nor any of the other members of the Controlled Group of Corporations that include the Association and the Association Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

     (h) Neither the Association nor any Association Subsidiary maintains any defined benefit plans. Neither the Association nor any of the Association Subsidiaries has incurred, and the Seller has no Knowledge of any reason to expect that any of the Association or the Association Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Tax Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan and that is maintained or ever has been maintained by the Association, any Association Subsidiary or a Controlled Group of Corporations which includes the Association.

SECTION 3.16.  CERTAIN CONTRACTS

     (a) Except as Previously Disclosed, at the date hereof neither the Association nor any Association Subsidiary is a party to, is bound or affected by, or receives benefits under (in each case whether written or oral) (i) any Significant Contract, (ii) any agreement, indenture or other instrument relating to the borrowing of money by the Association or any Retained Association Subsidiary or the guarantee by the Association or any Retained Association Subsidiary of any obligation of another Person, (iii) any agreement, arrangement or commitment relating to the employment of an independent contractor or the employment, election or retention in office of any present or former officer, director, or employee, or providing for severance benefits upon the termination of any such relationship, or (iv) any collective bargaining agreement or other understanding with a labor union.

     (b) Neither the Association nor any Association Subsidiary is in default, which default would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries under any Significant Contract or any agreement, commitment, arrangement or other indenture described in Section 3.16(a), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

SECTION 3.17.  LEGAL PROCEEDINGS; REGULATORY APPROVALS

     Except as Previously Disclosed, at the date hereof there are (i) no outstanding injunctions, judgments, orders, decrees, rulings or regulatory directives against the Association or any Association Subsidiary or to which the Association or any Association Subsidiary is a party, and (ii) no actions, suits, claims, governmental investigations or proceedings have been instituted, are pending or, to the Knowledge of the Seller, are threatened (or unasserted but considered by the Association and the Seller probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Association or any Association Subsidiary or against any asset, interest, or right of the Association or any Association Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, might constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries. To the Knowledge of the Seller, there are no actual or threatened actions, suits or proceedings against the Association, any Association Subsidiary, or the Seller which present a claim to restrain or which would have the effect of prohibiting the transactions contemplated herein. Except as Previously Disclosed, there is no fact or condition (including, but not limited to, compliance with the CRA and HMDA), relating to the Association or any Association Subsidiary of which the Seller has Knowledge that would prevent the Seller, the Association or SCBC from obtaining all of the federal and state regulatory approvals contemplated herein.

SECTION 3.18.  COMPLIANCE WITH LAWS

     To the Knowledge of the Seller, except as Previously Disclosed, each of the Association and the Association Subsidiaries is in compliance in all material respects with all statutes and regulations applicable and material to the conduct of its business (except for any violations that do not constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries), and neither the Association nor any Association Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation and which violation would constitute a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Except as Previously Disclosed, neither the Association nor any Association Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, to the Knowledge of the Seller, the Association and each Association Subsidiary has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, 31 U.S.C. Section 5301 ET SEQ., and its implementing regulations.

SECTION 3.19.  BROKERS AND FINDERS

     Except as Previously Disclosed, none of the Seller, the Association or any Association Subsidiary nor any of their respective officers, directors, employees or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions or other payments in connection with the transactions contemplated herein (except for fees to accountants and lawyers).

SECTION 3.20.  INSURANCE

     The Association and the Retained Association Subsidiaries each currently maintains insurance in the amounts and for the coverage Previously Disclosed. A copy of each such insurance policy previously has been provided to SCBC, and the annual premium for each such policy has been Previously Disclosed. With respect to each such policy, to the Knowledge of the Seller the policy is legal, binding, enforceable and in full force and effect; neither the Association nor any Retained Association Subsidiary is in breach or default thereof, and to the Knowledge of the Seller, no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under that policy. Except as Previously Disclosed, neither the Association nor any Retained Association Subsidiary has received any notice of a premium increase or cancellation with respect to any insurance policy or bond, and within the last three years, neither the Association nor any Retained Association Subsidiary has been refused or received any notice of termination with respect to any insurance coverage sought or applied for.

SECTION 3.21.  REPURCHASE AGREEMENTS

     Except as Previously Disclosed, neither the Association nor any of the Association Subsidiaries is a party to any agreement pursuant to which the Association or any Association Subsidiary has purchased securities subject to an agreement to resell, any agreement pursuant to which the Association or the Association Subsidiary has sold securities subject to an agreement to repurchase, any interest rate swap agreement, any other interest rate hedging agreement, or any other similar agreement.

SECTION 3.22.  DEPOSIT ACCOUNTS OF THE ASSOCIATION

     (a) The deposit accounts of the Association are insured by Savings Association Insurance Fund of the FDIC to the maximum extent permitted by federal law, and the Association has paid all premiums and assessments and filed all reports required under the FDIA and under the National Housing Act.

     (b) The Association is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock in the FHLB of Atlanta.

     (c) The Association is a "qualified thrift lender," as such term is defined in the HOLA and in the OTS' regulations thereunder.

     (d) The Association is a qualified seller and servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.


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

SECTION 3.23.  LOANS

     Except as Previously Disclosed, with respect to each loan on the books and records of the Association or any Association Subsidiary, including check overdraft extensions of credit, unfunded portions of outstanding lines of credit and loan commitments but excluding the Excluded Loans (a "Loan"): (i) such Loan is a valid loan and is evidenced by a promissory note or other evidence of indebtedness with respect thereto; (ii) its principal balance as shown on the books and records of the Association or any Association Subsidiary is true and correct as of the last date shown thereon; (iii) to the Knowledge of the Seller, all purported signatures on and executions of any document in connection with such Loan are genuine;
(iv) all related documentation required or necessary to enforce repayment of the Loan, to collect upon all guarantees of such Loan and to enforce all liens or Security Interests in any collateral for such Loan has been signed or executed by all necessary parties including, with regard to Loans which are secured, all deeds of trusts, financing statements, security agreements and similar documents related thereto; (v) the Association or the Association Subsidiary has custody of all documents or microfilm records thereof related to such Loan (as such documents relate to the matters described in clauses (i) - (iv) and (vi) and (vii) hereof); (vi) to the extent secured, such Loan has been secured by valid liens and Security Interests which have been perfected; and (vii) to the Knowledge of the Seller, such Loan is the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All Loans on the books and records of the Association or any Association Subsidiary have been originated and administered in accordance with the terms of the underlying notes related thereto. To the Knowledge of the Seller, neither the terms of such Loans, nor any of the loan documentation, nor the manner in which such Loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, Regulation O of the Federal Reserve Board, 12 C.F.R.
Section 563.43, the Federal Truth-In-Lending Act, Regulation Z of the Federal Reserve Board, the Equal Credit Opportunity Act, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

SECTION 3.24.  RELATED PARTY LOANS, INVESTMENTS AND TRANSACTIONS

     (a) Except as Previously Disclosed, neither the Association nor any Association Subsidiary is a party to any loan or investment, including any loan guaranty, with, or is liable for any Liability of, any director or executive officer of the Seller, the Association, an Association Subsidiary or any Affiliate of any of the foregoing.

     (b) The Seller has Previously Disclosed all agreements, arrangements and commitments of any kind, whether oral or written, between the Association and/or any Association Subsidiary, on the one hand, and the Seller or any of its Affiliates, on the other hand.

     (c) Neither the Seller nor any of its Affiliates (other than the Association and the Retained Association Subsidiaries) owns, or will own as of the Effective Time (other than Excluded Assets), any assets, tangible or intangible, which currently are used in the business of the Association or any Retained Association Subsidiary.

SECTION 3.25.  REPRESENTATIONS AND WARRANTIES OF THE ASSOCIATION

     The Seller acknowledges that SCBC has received and relied upon the Association Letter. The Seller represents and warrants that the representations and warranties contained in the Association Letter are, to the best of its Knowledge, correct in all material respects, such Association Letter being a material inducement to SCBC's execution of this Agreement and SCBC's willingness to consummate the transactions contemplated by this Agreement.

                                 ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SCBC

     SCBC represents and warrants to the Seller as follows:

SECTION 4.1.  ORGANIZATION, STANDING AND AUTHORITY OF SCBC

     SCBC is a general business corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would constitute a Material Adverse Event with respect to SCBC and the SCBC Subsidiaries. SCBC is registered as a bank holding company under the Bank Holding Company Act.

SECTION 4.2.  AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) SCBC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SCBC. This Agreement constitutes a legal, valid and binding obligation of SCBC, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by SCBC with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation (or, as applicable the charter) or bylaws of SCBC or any SCBC Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SCBC or any SCBC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals set forth in Section 5.1, violate any order, ruling, decree, charge, writ, injunction, regulatory agreement or memorandum of understanding, constitution, statute, rule or regulation applicable to SCBC or any SCBC Subsidiary.

SECTION 4.3.  LEGAL PROCEEDINGS; REGULATORY APPROVALS

     There are no actual or, to the best knowledge of SCBC, threatened actions, suits or proceedings which present a claim or restrain or prohibit the transactions contemplated herein. No fact or condition (including, but not limited to, CRA and HMDA compliance) relating to SCBC or any SCBC Subsidiary known to SCBC exists that would prevent SCBC from obtaining all of the federal and state regulatory approvals contemplated herein.

SECTION 4.4.  REPRESENTATIONS OF THE DESIGNATED SUBSIDIARY

     Should SCBC designate a Designated Subsidiary as provided in Section 8.7, by a certificate of the President of the Designated Subsidiary delivered to the Seller at the Closing, the Designated Subsidiary shall represent and warrant to the Seller matters of the type set forth in Sections 4.1, 4.2 and 4.3 to the extent applicable to the Designated Subsidiary.

                                  ARTICLE V
                                  COVENANTS

SECTION 5.1.  APPLICATIONS

     As promptly as practicable after the date hereof, SCBC and the Seller (if and to the extent required) shall (and the Seller shall, to the extent required, cause the Association to) submit applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the OTS, the FDIC and the Commissioner of Banks of North Carolina ("Commissioner") and any other federal, state or local government agency, department or body the approval of which is required for consummation of the Seller's purchase of the Repurchased Timeshare and Lot Assets as provided herein, the Acquisition and the Merger. SCBC, the Association and the Seller promptly shall furnish one another with copies after filing of applications made by it with these or any other regulatory agencies. The Seller and SCBC each represent and warrant to the other that all information concerning it and its directors, officers and shareholders (and concerning, in the case of the Seller, the Association and the Association Subsidiaries, and, in the case of SCBC, the SCBC Subsidiaries), included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects. Notwithstanding anything contained in this Section 5.1 or in Section 5.2 below, the Seller shall use its best efforts in good faith (and shall cause the Association and the Association Subsidiaries to use their best efforts in good faith) to (i) submit, not later than April 22, 1994, to the appropriate regulatory authorities all applications, if any, that the Seller, the Association or the Association Subsidiaries may be required under this Section 5.1 to submit, and (ii) deliver, not later than April 15, 1994 (or such later date that is 15 days after the Seller's receipt of SCBC's written request hereunder, if such request is not received by April 1, 1994), all information concerning it, the Association and the Association Subsidiaries, and their respective directors, officers and shareholders, that SCBC may request in writing for inclusion in any regulatory applications that SCBC or the SCBC Subsidiaries may be required to submit under this Section 5.1, and (iii) deliver, within six (6) days after receipt of written request therefor, all additional information requested either by SCBC or a regulatory authority, as the case may be, to supplement any applications submitted by the Seller as contemplated by clause (i) hereof or to supplement any information delivered to SCBC as contemplated by clause (ii) hereof for inclusion in responses to requests for additional information to supplement any such applications. If the Seller, the Association or any of the Association Subsidiaries is delayed in submitting any applications beyond April 22, 1994 as contemplated by clause (i) of the immediately preceding sentence, or is delayed in submitting information in response to requests from SCBC or regulatory authorities beyond the date contemplated by clause (ii) of the immediately preceding sentence, or is delayed in delivering additional information in response to requests therefor from SCBC or any regulatory authorities beyond six (6) days as contemplated by clause (iii) of the immediately preceding sentence, then each day that such delivery or submission is delayed shall be considered a "Late Day," notwithstanding the use by the Seller, the Association and the Association Subsidiaries of best efforts in good faith to make such delivery or submission within the required time period. By way of example, if the Seller does not submit a required application until April 27, 1994 and the Association does not deliver information requested by SCBC until April 19, 1994, the Seller, having received the request therefor on April 1, 1994, then the total number of Late Days is nine (five Late Days for the delay associated with the Seller's submission of its application and four Late Days for the delay associated with the Association's delivery of the information requested by
SCBC). For purposes of the foregoing, any submission or delivery or notice which would otherwise be required to be made on a day which is a Saturday, Sunday or holiday shall be extended until the next day which is not a Saturday, Sunday or holiday and such extension shall not be considered a delay and no Late Days shall accrue solely as a result of such extension.

SECTION 5.2.  BEST EFFORTS

     SCBC and the Seller shall each use its best efforts in good faith (and, in the case of the Seller, the Seller shall cause the Association and the Association Subsidiaries to use, and, in the case of SCBC, SCBC shall cause the SCBC Subsidiaries to use, their best efforts in good faith) to
(i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Section 5.1 above, and (ii) take or cause to be taken all action necessary or desirable on its or their part so as to permit consummation of the Acquisition and the Merger at the earliest possible date, including, but not limited to, the acquisition of all third-party consents; provided, however, that neither SCBC nor the Seller shall be required to expend other than nominal amounts of money to acquire third-party consents under contracts or leases to which the Association or any Retained Association Subsidiary is a party. Neither SCBC nor the Seller shall take, or cause or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Acquisition or the Merger.

SECTION 5.3.  CERTAIN ACCOUNTING AND TAX MATTERS

     (a) The Seller and SCBC shall consult and cooperate on a mutually satisfactory basis with each other concerning such accounting and financial matters, including, but not limited to, the Section 338(g) Election and the
Section 338(h) Election, each as described below, as may be necessary, appropriate or required to facilitate the Acquisition and the Merger (taking into account SCBC's policies, practices and procedures), including, without limitation, issues arising in connection with the Association's record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices; provided, however, that the Association shall not be required to make any material change to its loan, investment, business or accounting practices unless SCBC shall have notified the Seller that all conditions to SCBC's obligations to effect the Acquisition, other than those set forth in Section 6.3(a), (d), (e),
(h)(ii), (k), (l) and (m), have been satisfied; and, provided further, that should any such requested change have an effect on the amounts of the Purchase Price, the Seller's Payment and/or the Tax Sharing Liability, SCBC and the Seller shall increase or decrease, as applicable, the Purchase Price, the Seller's Payment and the Tax Sharing Liability, as applicable, to compensate (i.e., factor out) for such effect. Nothing in this Section
5.3 shall require the Association to make any material change in its loan, investment, business or accounting practices other than in accordance with HOLA and OTS' regulations.

     (b) The Tax Sharing Agreement between the Seller and the Association will be terminated as of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year); provided that, such termination will not affect any right of the Seller or SCBC under this Agreement, including, but not limited to, under
Section 2.3.

     (c) Except as provided in Sections 5.3(d) and (e), SCBC will prepare and file or cause to be prepared or filed all Tax Returns relating to the Association or any of the Retained Association Subsidiaries which are required to be filed after the Effective Time. Except as otherwise expressly provided herein, SCBC will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns, but payment of such Taxes will not be treated as a waiver of any rights of SCBC under Section
2.3 or to indemnification under this Agreement.

     (d) The Seller will file its consolidated federal income Tax Return for its taxable year which includes the Closing Date, and will report thereon the income of the Association and the Association Subsidiaries through the Effective Time as required by applicable law. The Seller will pay all Taxes required to be paid with respect to such consolidated federal income Tax Return, but payment of such Taxes will not be treated as a waiver of any rights of the Seller under this Agreement, including without limitation rights pursuant to Section 2.3. In order to assist the Seller in preparation of such consolidated federal income Tax Returns, SCBC will prepare and deliver to (or cause to be prepared and delivered to) the Seller the information which the Association and the Retained Association Subsidiaries have customarily provided to the Seller and other information necessary for preparation of such Tax Return within 60 days of the Seller's request therefor, and shall also provide additional information and access as provided in Section 5.3(j).

     (e) The Seller will prepare or will cause to be prepared any (i) Tax Returns required by law to be filed by the Association or the Association Subsidiaries for taxable years ending at or before the Effective Time, taking into account any extensions which have been customarily taken or requested in prior years; and (ii) any North Carolina income Tax Returns required to be filed by the Association or the Association Subsidiaries for taxable years ending at or before the Effective Time, regardless of when filing is required. Except for Taxes required to be paid with respect to all federal income Tax Returns described in the preceding sentence, which the Seller shall pay, the Seller, the Association or the Retained Association Subsidiaries will pay all Taxes required to be paid with respect to the income Tax Returns described in the preceding sentence consistent with past practices and in the Ordinary Course of Business. To the extent any Tax Return prepared by the Seller pursuant to this Section 5.3(e) has not been filed as of the Effective Time, SCBC will provide any additional information or assistance as may be reasonably requested in connection with the finalization of such Tax Return and will cause the appropriate persons to sign and file such Tax Return, provided that the Seller represents and warrants in writing that such Tax Return has been prepared in good faith with all due care and is correct and complete in all material respects.

     (f) In accordance with Section 8.2 hereof, the Seller agrees to indemnify SCBC from and against any Adverse Consequences that SCBC may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Association or any of the Association Subsidiaries under Section 1.1502-6 of the regulations promulgated by the U.S. Department of the Treasury under the Tax Code (or any similar provision of state, local or foreign law or regulations).

     (g) Except as otherwise provided in this Section 5.3, SCBC will control all audits, refund claims and other proceedings involving any Tax Return filed by the Association or any Retained Association Subsidiary.
SCBC will give prompt notice to the Seller of any audit, refund claim or other proceeding involving any Tax Return relating (in whole or in part) to periods or transactions prior to the Effective Time, and will consult with the Seller and give due regard to the Seller's interests in any negotiations or discussions unless SCBC reasonably concludes that the Seller will not be required to make any payment under this Agreement by reason of the subject of the negotiation or discussion, in which case the Seller will have no further liability under this Agreement with respect to such periods or transactions. SCBC and its Affiliates and agents will not concede, settle or compromise any claim or deficiency related to such Tax Returns without the prior written consent of the Seller, which consent shall not be unreasonably withheld; failure to obtain such consent will be treated as a waiver by SCBC of any right to indemnification with respect to Adverse Consequences related to the matter conceded, settled or compromised.

     (h) The Seller will control all audits, refund claims and other proceedings related to (i) the federal consolidated income Tax Return of the Seller and (ii) any North Carolina income Tax Return filed by the Association or any Association Subsidiary with respect to periods ended at or prior to the Effective Time. SCBC and the Seller will give prompt notice to the other party of any audit, refund claim or other proceeding involving any such income Tax Return, and will cooperate with each other in good faith in the conduct of such audit, claim or proceeding.

     (i) SCBC is eligible to, and will, make a timely election under the Tax Code Section 338(g) (the "Section 338(g) Election"), and both the Seller and SCBC are eligible to make, and will join in making, a timely election under Tax Code Section 338(h)(10) (the "Section 338(h) Election"), with respect to the purchase of the Shares under this Agreement. The parties will make corresponding elections with respect to each Retained Association Subsidiary unless, after consultation with the Seller, (A) SCBC determines, in good faith and in its reasonable judgment, that such elections would increase its overall federal and state income Tax Liabilities on a consolidated basis and that the present value of such increase exceeds the present value of any compensating payments to SCBC offered by the Seller, or (B) the Seller requests in writing that such elections not be made and SCBC does not determine, in good faith and in its reasonable judgment, that (x) such elections would decrease its overall federal and state income Tax Liabilities on a consolidated basis and (y) the present value of such decrease exceeds the present value of any compensating payments to SCBC offered by the Seller. SCBC will deliver to the Seller a duly executed and completed Internal Revenue Service Form 8023 as well as drafts of any required attachments (collectively, the "Section 338 Forms"), no later than 60 calendar days prior to the date the Section 338 Forms are required to be filed. In the event of any dispute with regard to the content of any Section 338 Form, the parties will diligently attempt to resolve such dispute. Once finalized, the Seller will promptly cause the Section 338 Forms to be duly executed by an officer of the Seller, and will return such Section 338 Forms to SCBC. SCBC will duly and timely file the Section 338 Forms in accordance with applicable Tax laws, and will provide written evidence to the Seller that it has done so. Neither SCBC nor the Seller will, and each will cause their Affiliates not to, take any action to modify or revoke the Section 338(g) Election or the
Section 338(h) Election contained in, or the content of, any Section 338 Form (or any comparable state or local form) without the express written consent of the other party. SCBC and the Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the
Section 338(g) Election and the Section 338(h) Election (and, where applicable, similar non-federal elections) and not to take any position contrary thereto. The obligations and procedures set forth in this Section 5.3(i) will apply for purposes of making elections for purposes of the North Carolina state and local income Tax laws and regulations which are similar to elections under Tax Code Section 338(g) or Tax Code Section 338(h)(10). The Seller will pay any Tax attributable to the making of a
Section 338(h) Election and, subject to Section 8.2 hereof, will indemnify SCBC, the Association and the Retained Association Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax.

     (j) To facilitate the performance of obligations and exercise of rights pursuant to this Agreement, without limiting the generality of any obligations hereunder, each party will provide or cause its Affiliates to provide to the other party and its agents reasonable access during normal business hours to any records, files or other materials relating to any Tax Returns of the Association and the Association Subsidiaries, and with reasonable access to any employees or agents having knowledge relating to such Tax Returns. Each of the parties hereto shall reimburse the other party for all out-of-pocket disbursements and expenditures (but not rents, utilities, internal duplication costs, employee salaries or other overhead) reasonably incurred by the other party in preparing and delivering information pursuant to the foregoing items of this Section 5.3.

     (k) During the Interim Period, the Seller shall use its best efforts, consistent with GAAP and accounting standards imposed by the OTS, to cause the Association to establish Budgeted Reserves by the Closing Date. As a means of creating Budgeted Reserves for purposes of complying with the requirements set forth in the immediately preceding sentence, the Association may reallocate to its general reserves in respect of Other Assets up to $1.25 million of the valuation allowances (general or specific) existing on the Association's books at September 30, 1993 in respect of Excluded Assets and all such reallocated reserves shall be considered Budgeted Reserves.

SECTION 5.4.  INVESTIGATION AND CONFIDENTIALITY

     The Seller will keep SCBC advised of all material developments relevant to the business of the Association and the Association Subsidiaries and to consummation of the transactions contemplated herein, and SCBC will advise the Seller of any Material Adverse Event with respect to SCBC and the SCBC Subsidiaries that is likely adversely to affect consummation of the transactions contemplated herein. SCBC may make or cause to be made such continuing investigation of the financial and legal condition of the Association and the Association Subsidiaries as SCBC reasonably deems necessary or advisable in connection with the transactions contemplated herein; provided, however, that such continuing investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. The Seller agrees to furnish SCBC and its advisors with such financial data and other information with respect to its business, financial condition and Tax matters as SCBC shall, from time to time, reasonably request. No investigation pursuant to this
Section 5.4 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. SCBC shall, and shall cause its directors, officers, employees, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation or pursuant to the letter agreement, dated August 31, 1993, between the Seller and SCBC which is not otherwise publicly disclosed by the Seller, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1 hereof.

SECTION 5.5.  PRESS RELEASES

     SCBC and the Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable securities laws.

SECTION 5.6.  FORBEARANCES OF THE ASSOCIATION

     Except with the prior written consent of SCBC, between the date hereof and the Effective Time, the two representatives of the Seller serving on the Association's Board of Directors shall use their best influences, and shall cast their votes as directors, consistent with their fiduciary duties as directors and in compliance with all laws, including, but not limited to, the federal Bank Merger Act and applicable antitrust laws, to cause the Association not to, and to cause each Retained Association Subsidiary not to:

     (a) carry on its business other than in the Ordinary Course of Business, or establish or acquire any new subsidiary or Joint Venture or cause or permit any Retained Association Subsidiary to engage in any new activity or expand any existing activities (but the foregoing shall not prevent the Association and the Retained Association Subsidiaries from pursuing and closing loans and other transactions in respect of the Excluded Assets or, if not in respect of the Excluded Assets, that previously were approved by their respective Board of Directors and with respect to which their managements have made a legally enforceable commitment to third parties).

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

     (c) issue any shares of its capital stock to any Person; or recognize on its stock transfer records any transfer, sale or conveyance of any of the Shares to any other Person; or enter into, or permit the imposition of, a Restriction on Transfer respecting the Shares;

     (d) issue, grant or authorize any Rights with respect to any of its capital stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     (e) amend its certificate of incorporation (or, as applicable, its charter) or bylaws; impose, or suffer the imposition, on any share of stock held by the Association in any Retained Association Subsidiary of any Security Interest or permit any such Security Interest to exist; or waive or release any material right or cancel or compromise any material debt or claim other than the Litigation and other than in the Ordinary Course of Business;

     (f) merge or consolidate with any other Person or permit any other Person to merge into it, acquire control over any other Person; permit any Person to acquire control over it; or liquidate, sell or otherwise dispose of any assets (other than Excluded Assets) or acquire any assets (other than Proceeds from Excluded Assets), other than in the Ordinary Course of Business;

     (g) fail to comply in any material respect with any laws, regulations, ordinances, governmental actions, or any memorandum of understanding or consent agreement with financial institution regulatory authorities applicable to it and to the conduct of its business except where the Association or any Association Subsidiary is in good faith contesting the validity of any of the foregoing or where the failure to so comply would not constitute a Material Adverse Event with respect to the Association or the Retained Association Subsidiary;

     (h) increase the rate of compensation of any of its directors, officers, employees, or independent contractors, or pay agree to pay any bonus, or provide or agree to provide any other new employee benefit or incentive, to any of its directors, officers, or employees, except in the Ordinary Course of Business;

     (i) enter into or substantially modify (except as may be required by applicable law) any Employee Benefit Plan, any other plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except that the Association may amend the Policy

(which term is defined in Section 8.2(a) hereof) to clarify the exclusion from coverage under the Policy of employees employed under written employment or severance agreements;

     (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of the Shares, or other shares of the capital stock or other voting securities of the Association or any Retained Association Subsidiary, all or a substantial portion of the assets of, or a substantial equity interest in, the Association or any Retained Association Subsidiary, or any merger, consolidation or other business combination involving the Association or any Retained Association Subsidiary other than as contemplated by this Agreement; or authorize or permit any officer, director, agent or Affiliate to do any of the above; or fail to notify SCBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Association or any Retained Association Subsidiary;

     (k) enter into or modify (i) any agreement, contract, arrangement, lease, license, loan, loan commitment or deposit collateralization agreement (or series of agreements, contracts, arrangements, leases, licensees, loans, loan commitments or deposit collateralization agreements) involving more than Twenty-Five Thousand Dollars ($25,000) other than in the Ordinary Course of Business and other than any such contracts, agreements, etc. in respect of Excluded Assets, (ii) any agreement or memorandum of understanding with financial institution regulatory authorities, (iii) any agreement, indenture or other instrument relating to the borrowing of money by the Association or any Retained Association Subsidiary or the guarantee by the Association or any Retained Association Subsidiary of any indebtedness, except for deposits and advances from the FHLB of Atlanta occurring in the Ordinary Course of Business, (iv) any agreement, arrangement or commitment relating to the employment of, or severance of, an independent contractor or the employment, severance, election or retention in office of any present or former director or officer or employee, except in the Ordinary Course of Business; or (v) any collective bargaining agreement or other understanding with a labor union;

     (l) change its lending, investment, loan loss provisions, or asset liability management policies or practices in any material respect except as may be required by applicable law or as contemplated in Section 5.3(k) hereof;

     (m) change its methods of accounting in effect at September 30, 1993, except as required by changes in GAAP concurred in by its independent auditors, or change any of its methods of reporting income and deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns for the year ended December 31, 1992, except as required by changes in law;

     (n) delay or postpone the recognition of any Liability or accelerate the recognition of income in any manner not consistent with GAAP;

     (o) fail to keep its business and properties substantially intact, including its relationships with depositors, borrowers, other customers, and employees;

     (p) sell, lease, transfer, or assign any assets, tangible or intangible, other than Excluded Assets or for a fair consideration in the Ordinary Course of Business;

     (q) impose, or suffer the imposition of, any Security Interest upon any of its assets, tangible or intangible, except Security Interests in Excluded Assets or Security Interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business;

     (r) make any capital expenditure (or series of related capital expenditures) involving more than Fifty Thousand Dollars ($50,000) outside the Ordinary Course of Business;

     (s) make any capital investments in, any loan (other than an owner-occupied residential mortgage loan and/or construction loan, in each case having an initial principal balance of less than $300,000 made to the homeowner and made in the Ordinary Course of Business and other than a loan made in connection with the sale or disposition of Excluded Assets which constitutes Proceeds) to, or any acquisition of the investments or loans of, any Person, either involving more than Fifty Thousand Dollars ($50,000) or outside the Ordinary Course of Business;

     (t) cancel, compromise, waive, or release any right or claim it may have against any Person (or any series of related rights and claims) unless such claim or right involves (i) an Excluded Asset or (ii) an amount not to exceed Twenty-Five Thousand Dollars ($25,000) and such cancellation, waiver, compromise or release is in the Ordinary Course of Business or
(iii) as related to or associated with the Litigation;

     (u) grant any license or sublicense of any rights under or with respect to any Intellectual Property;

     (v) make any loan to, or enter into any other transaction with, any of its directors, officers, or employees (other than in accordance with the Association's past practices and policies regarding loans to employees (including with respect to frequency and amount) in existence during the preceding 18 months) or other Affiliates;

     (w) make any pledge to make any charitable or other capital contribution outside the Ordinary Course of Business; or

     (x)  agree to do any of the foregoing.

     The Association shall cause the Association Subsidiaries that are not Retained Association Subsidiaries not to do or permit, or agree to do or permit, those matters set forth in items (g), (i), (j), (k)(ii), (k)(iii),
(k)(v), (l), (m), (n), (p) and (s).

SECTION 5.7.  FORBEARANCES OF THE SELLER

     Except with the prior written consent of SCBC between the date hereof and the Effective Time, the Seller shall not:

     (a) transfer, sell or convey any of the Shares, or any Rights to any of the Shares, to any other Person, or enter into, or permit the imposition of, a Restriction on Transfer respecting the Shares;

     (b)  grant any Security Interest in any of the Shares to any other
Person;

     (c) vote the Shares to approve any merger of the Association or any Retained Association Subsidiary with or into any other Person, any consolidation of the Association or any Retained Association Subsidiary with any other Person, any sale, exchange or disposition by the Association or any Retained Association Subsidiary of any assets (other than Excluded Assets), or any liquidation of the Association, any Retained Association Subsidiary or their respective assets (other than Excluded Assets).

     (d) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of the Shares or other shares of the capital stock or other voting securities of the Association or any Retained Association Subsidiary, all or a substantial portion of the assets (other than Excluded Assets) of, or a substantial equity interest in, the Association or any Retained Association Subsidiary or any merger, consolidation or other business combination involving the Association or any Retained Association Subsidiary other than as contemplated by this Agreement; or authorize or permit any officer, director, agent or Affiliate to do any of the above; or fail to notify SCBC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Seller, the Association or any Retained Association Subsidiary;

     (e) enter or permit any of its Affiliates to enter, into agreements, commitments or understandings with the Association or any Retained Association Subsidiary providing for the extension of credit to the Seller or any of its Affiliates; or

     (f)  agree to do any of the foregoing.

SECTION 5.8.  CLOSING; EFFECTIVE TIME

     (a) The transactions contemplated by this Agreement (other than the Merger) shall be consummated at a closing (the "Closing") to be held at the offices of SCBC's counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Suite 2000, Renaissance Plaza, 230 North Elm Street, Greensboro, North Carolina, or such other place as shall be agreed to by SCBC and the Seller, on the fifth business day following satisfaction of the conditions to consummation of the Acquisition set forth in Article VI hereof or such later date as the parties may otherwise agree (the "Closing Date"). The Acquisition shall be effective as of the Closing on the Closing Date or at such other time and date specified by the parties at the Closing (the "Effective Time"); provided, however, that solely for financial accounting and Tax reporting purposes, the Seller's purchase of the Excluded Assets, the Association's payment of the Tax Sharing Liability and the Acquisition, in that order, shall be deemed effective as of 11:59:59 o'clock p.m., Greensboro, North Carolina time, on the Closing Date. The Merger shall occur at such time as may be specified by SCBC, which may be either at the Effective Time or thereafter.

     (b) The Closing shall be conducted pursuant to and in accordance with a closing escrow agreement to be executed by the Seller, SCBC, the Association and an escrow agent to be selected by mutual agreement of the Seller and SCBC (the "Closing Escrow Agent"). The form and substance of the closing escrow agreement shall be reasonably satisfactory to the Seller and SCBC and shall obligate the Closing Escrow Agent to hold all documents and funds deposited with it pursuant to the closing escrow agreement until it has received all such documents and funds and until it has been authorized to deliver and, if necessary, record such documents and release such funds by joint instructions of the Seller, SCBC and the Association. Notwithstanding anything set forth herein to the contrary, the Seller and SCBC contemplate that the closing escrow agreement will require the Association to deliver to the Closing Escrow Agent all executed transfer documents pertaining to the Excluded Assets and to require the Seller to deposit with the Closing Escrow Agent the Seller's Payment, subject to such credits and offsets as are provided in this Agreement.

     At the Closing: (i) the Seller shall deliver to SCBC (A) the various certificates, instruments and documents described in Section 6.3, (B) in executed forms, the Responsibilities Agreement and Appropriate security documents and Intercreditor Agreements, all as described in Section 8.4,
(C) in executed form, a security agreement, in form and substance satisfactory to SCBC and its counsel, granting the Deferred Payment Security Interests and, if necessary to establish the first priority of such Deferred Payment Security Interests, Intercreditor Agreement(s), (D) stock certificates representing ownership of the Shares, endorsed for transfer, at SCBC's election to SCBC or the Designated Subsidiary, and (E) evidence of the revocation of all proxies in respect of the Shares granted to the OTS and of the termination of all agreements between the OTS and the Seller with regard to the Shares and/or the Association, which revocation and termination may be conditioned upon the consummation of the Acquisition; (ii) the Seller shall deliver the Seller's Payment to the Association and/or to any Retained Association Subsidiary from which Excluded Assets are to be transferred, except as provided in the following clauses (iii) and (iv); (iii) SCBC shall deliver to the Seller the Cash Payment Amount, subject to the Seller's right under Section 2.2(d) to cause all or a portion of the Cash Payment Amount to be paid to the Association and/or to any Retained Association Subsidiary as an offset to, and as a credit against, the Seller's Payment; and (iv) the Association, or SCBC on behalf of the Association, shall deliver to the Seller the amount of the estimated Tax Sharing Liability as of the Effective Time, subject to the Seller's right under Section 2.3(d) to cause all or a portion of such estimated Tax Sharing Liability to be retained by the Association and/or paid to any Retained Association Subsidiary as an offset to, and credit against, the Seller's Payment; and, (v) the Association shall deliver to the Seller the License and Services Agreement described in Section 5.9.

     (c) In the case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Seller and SCBC will take such further action (including the execution and delivery of such further instruments and documents) as the other may reasonably request, all at the sole cost and expense of the requesting party (unless the request is made in connection with a claim for indemnity pursuant to Article VIII and the requesting party is SCBC and is entitled to indemnification therefor under Section 8.2). The Seller acknowledges and agrees that from and after the Effective Time the original records (including Tax records), agreements, and financial data of any sort of the Association and the Retained Association Subsidiaries (except to the extent such records constitute Excluded Assets), wherever now located, shall be located at the main offices of the Association or at such other location as SCBC shall determine, and shall be the property of the Association; provided, however, that SCBC shall provide the Seller access to certain of such records as provided in Section 5.3(j).

SECTION 5.9.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     (a) As of the Effective Time the employees of the Association and the Retained Association Subsidiaries (other than Robert T. Waugh who shall remain employed under his Previously Disclosed employment agreement with the Association) shall remain employees of the Association and the Retained Association Subsidiaries (the "Continuing Employees") with only such rights as to continued employment as exist under North Carolina law with respect to persons not parties to employment agreements with their employer. SCBC, the Association or the Retained Association Subsidiaries may terminate any such Continuing Employee in accordance with SCBC's employment policies and practices at any time thereafter; provided, that M.L. Beall, a current employee of the Association, will be employed by the Seller as of the Effective Time on terms acceptable to Mr. Beall and the Seller, and will be permitted to conduct his activities for the Seller from the premises of the Association as provided in a License and Services Agreement attached hereto as Exhibit E. During the period following the Acquisition, if a Continuing Employee remains in the employ of the Association or a Retained Association Subsidiary, he or she shall be eligible to receive group hospitalization, medical, life, disability and other benefits comparable to those provided to the present employees of the SCBC Subsidiaries. With respect to Continuing Employees, SCBC shall waive "pre-existing conditions" provisions under its health care insurance plan in connection with the admission of such Continuing Employees to such Plan. Following the Merger, the Association's Money Purchase Pension Plan (the "MPP Plan") shall be terminated, and the rights and interests of the Continuing Employees of the Association and the Retained Association Subsidiaries in such plan shall become fully vested, with each participating employee having the right or option either to receive the benefits to which they are entitled as a result of the termination of the MPP Plan or to have such benefits "rolled" into the 401(k) Plan maintained by SCBC and the SCBC Subsidiaries for the benefit of their employees, and on the same basis and applying the eligibility standards as would apply to employees of SCBC and the SCBC Subsidiaries, recognizing the past service of those Continuing Employees of the Association and the Retained Association Subsidiaries as if such service had been performed on behalf of SCBC and the SCBC Subsidiaries for vesting and qualification, but not for funding, purposes. Following the Merger, the Continuing Employees of the Association and the Retained Association Subsidiaries shall be entitled to participate, to the same extent and on the same terms as the employees of SCBC, in any retirement, pension, medical insurance or similar plans in effect for the benefit of the employees of SCBC and the SCBC Subsidiaries (but not in deferred compensation, split-dollar insurance, incentive bonus, stock option, stock appreciation rights, stock ownership or long term incentive compensation plans or arrangements established for the benefit of certain of SCBC's employees) which when considered as a whole shall be no less favorable than the benefits currently provided to the employees of the Association. For purposes of participating in all plans and benefits of SCBC, such Continuing Employees shall receive credit for their period of service to the Association and the Retained Association Subsidiaries for participation and vesting purposes only. The foregoing provisions of this Section 5.9(a) are not intended to confer, and should not be construed to confer, any right upon or contract in favor of any employee of the Association or any Retained Association Subsidiary.

     (b) The Association shall make all required contributions to the MPP Plan in a manner consistent with its past practices and in a percentage amount no higher than that made over the past two (2) fiscal years. Contributions made to the MPP Plan in previous periods which were forfeited by former participants in the MPP Plan, which are currently credited to a deferred forfeiture account and which are currently being accreted into income (approximately $199,000) shall not be allocated to the MPP Plan participants and shall remain credited to the deferred forfeiture account, except to the extent they are accreted into income prior to the Effective Time in a manner consistent with past practices.

SECTION 5.10.  CONSENT OF LENDER AND OTHER NECESSARY CONSENTS.

     At the earliest practicable time after the date of this Agreement, the Seller shall advise The First National Bank of Boston (the "Lender") and each other Person identified on Appendix 2 hereto of the terms and conditions of this Agreement and the transactions contemplated herein, and diligently shall seek (a) all approvals of, and consents to, this Agreement and such transactions from the Lender (the "Lender's Approval") and from each such other Person (collectively, the "Other Necessary Approvals") as are required or necessary under all agreements, instruments and other understandings between or among the Seller, its Affiliates and the Lender or each such other Person, as the case may be, for the Acquisition to be effected, upon the terms and conditions described herein, at the Closing,
(b) the Lender's written confirmation of its acceptance of the terms and conditions of, and of its intent to execute and deliver at the Closing, the FNBB Intercreditor Agreement, the form and substance of which shall be satisfactory to SCBC and its legal counsel (the "Lender's Confirmation"), and (c) the Lender's written commitment to fund the Seller's purchase of the Excluded Assets to the extent the cash proceeds of the Acquisition to the Seller are not sufficient to do so (the "Lender's Commitment").

SECTION 5.11.  DESIGNATED LOANS.

     SCBC and the Seller have agreed that the Loans listed on Exhibit H hereto (the "Designated Loans") will be retained by the Association and will not be Excluded Loans. Notwithstanding the foregoing, if (i) there occurs a default under the terms of any document evidencing or securing a Designated Loan and such default has not been cured within any applicable cure period set forth in such document(s) after delivery of any required notice of such default, or (ii) any representation or warranty pertaining to a Designated Loan set forth in this Agreement is determined to be inaccurate or untrue, then the Seller shall purchase such Designated Loan either (A) at the Closing and as an Excluded Loan, if the events described in clauses (i) or (ii) hereof shall occur prior to the Closing Date, or (B) within ten (10) days after the Seller's receipt of written demand from SCBC setting forth the circumstances requiring such purchase, in which case the Seller shall pay SCBC a cash purchase price equal to the unpaid principal balance and accrued interest due on such Designated Loan on the date of the Seller's purchase thereof minus the amount of any specific valuation allowances in respect of such Designated Loan existing on the books of the Association as of the Closing Date. The purchase of such Designated Loan by the Seller shall be SCBC's sole remedy and recourse for the borrower's default on a Designated Loan or the inaccuracy or untruthfulness of any representation or warranty of the Seller pertaining to such Designated Loan set forth in this Agreement.

                                ARTICLE VI
                          CONDITIONS PRECEDENT

SECTION 6.1.  CONDITIONS PRECEDENT -- SCBC AND THE SELLER

     The respective obligations of SCBC and the Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) The approval of the Acquisition by the Seller's shareholders shall have been duly and validly taken; and

     (b) Neither SCBC, any SCBC Subsidiary, the Seller, the Association nor any Association Subsidiary shall be subject to any order, decree, judgment, ruling, or injunction of a court or governmental body of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated herein, nor shall any of them be a party or subject to any pending action, suit or proceeding before any court or governmental agency of competent jurisdiction wherein an unfavorable order, decree, judgment, ruling, or injunction would (i) enjoin or prohibit consummation of the transactions contemplated herein, (ii) cause any of the transactions contemplated herein to be rescinded following consummation,
(iii) adversely affect the right of SCBC to own and/or to vote the Shares or to control the Association and the Retained Association Subsidiaries, or
(iv) affect adversely the right of the Association or any Retained Association Subsidiary to own its assets and to operate its business.

SECTION 6.2.  CONDITIONS PRECEDENT -- THE SELLER

     The obligations of the Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time unless waived by the Seller pursuant to Section 7.3 hereof:

     (a) The representations and warranties of SCBC set forth in Article IV hereof (and, if applicable, the representations and warranties of the Designated Subsidiary made as provided in Section 8.7) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by the Seller (which consent may not be unreasonably withheld);

     (b) SCBC shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement;

     (c) SCBC shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its Chief Executive Officer, to the effect that the conditions set forth in Sections 6.1(b), 6.2(a), 6.2(b), 6.2(d) and 6.3(b) to the extent applicable to SCBC or any SCBC Subsidiary, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of his knowledge, threatened that reasonably may be expected to constitute a Material Adverse Event with respect to SCBC and the SCBC Subsidiaries or that present a claim or demand to restrain or prohibit the transactions contemplated herein;

     (d) All approvals from the Federal Reserve Board, the OTS, the FDIC, the Commissioner and any other state or federal government agency, department or body necessary or required to effect the Seller's purchase of the Repurchased Timeshare and Lot Assets as provided herein and the Acquisition and the Merger on the terms and conditions set forth herein shall have been received, all conditions imposed therein which are to be satisfied prior to the Effective Time shall have been so satisfied, all applicable notice and waiting periods shall have passed, and all such approvals shall be in effect;

     (e) SCBC shall have demonstrated its ability to make the deliveries required of it under Section 5.8(b);

     (f) The Seller shall have received such opinions of SCBC's counsel as it shall reasonably request; and

     (g) The Seller shall have received the Lender's Approval, the Other Necessary Approvals and the Lender's Commitment.

SECTION 6.3.  CONDITIONS PRECEDENT -- SCBC

     The obligations of SCBC to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time unless waived by SCBC pursuant to Section 7.3 hereof:

     (a)  The representations and warranties of the Seller set forth in
Article III hereof and of the Association in the Association Letter shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by SCBC (which consent may not be unreasonably withheld);

     (b) All approvals from the Federal Reserve Board, the OTS, the FDIC, the Commissioner and any other state or federal government agency, department or body necessary or required to effect the Acquisition on the terms and conditions set forth herein or necessary or required to effect the Merger shall have been received, all conditions imposed therein which are to be satisfied prior to the Effective Time have been so satisfied, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approval shall contain any term or impose any condition or requirement that is a term, condition or requirement that has not heretofore been normally imposed in transactions of the nature of the Acquisition and the Merger and that would constitute a Material Adverse Event (which term, solely for the purposes of this sentence, shall be deemed not to include parenthetical item (a) of the definition of "Material Adverse Event" set forth in Article I) with respect to the Association and the Retained Association Subsidiaries or the Association's successor pursuant to the Merger;

     (c) The Seller shall have in all respects performed all material obligations and complied with all covenants, each in all material respects, required by this Agreement;

     (d) The Seller shall have delivered to SCBC a certificate, dated as of the Closing Date and signed on behalf of the Seller by its Chief Executive Officer, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.3(a) (except, with respect to representations and warranties of the Association in the Association Letter, qualified to the Seller's Knowledge), 6.3(b) and 6.3(c), to the extent applicable to the Seller, the Association or any of the Association Subsidiaries, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of the Seller's Knowledge, threatened that reasonably may be expected to constitute a Material Adverse Event in respect of the Association and the Retained Association Subsidiaries or that present a claim or demand to restrain or prohibit the transactions contemplated herein;

     (e) SCBC shall have received such opinions of the Seller's counsel and the Association's counsel as it shall reasonably request;

     (f) The Association and the Association Subsidiaries shall have conducted their businesses as provided in Section 5.6;

     (g) A change in the business, financial condition, operations, results of operations or prospects of the Association and the Association Subsidiaries, taken as a consolidated whole, that constitutes a Material Adverse Event with respect to the Association and the Retained Association Subsidiaries shall not have occurred since September 30, 1993.

     (h) SCBC shall have received: (i) prior to the execution of this Agreement a signed copy of the Association Letter; and (ii) prior to the Closing, a letter dated as of the Closing Date, and in form and substance satisfactory to SCBC, signed on behalf of the Association by the Chief Executive Officer and the Chief Financial Officer of the Association and confirming that the matters referred to in Section 6.3(a) hereof insofar as they relate to the representations and warranties of the Association;

     (i) SCBC shall have received, effective as of the Effective Time, the resignations of the directors of the Association and each Retained Association Subsidiary (if and to the extent requested by SCBC at least ten (10) days prior to the Effective Time);

     (j) The Seller shall have demonstrated its ability to make the deliveries required of it under Section 5.8(b);

     (k) The Lender shall have given the Lender's Approval and shall have executed and delivered the FNBB Intercreditor Agreement, and the Other Necessary Approvals shall have been given;

     (l) All UCC-1 financing statements and other Appropriate security documents necessary to perfect the Deferred Payment Security Interests, the Indemnification Security Interests and the Litigation Security Interests shall have been filed with, and accepted for filing and filed of record by, all registrars of deeds, UCC filing authorities and similar governmental offices where such filings are required to perfect and establish of record such first liens and security interests; and

     (m) The Seller (or its designated Affiliate) (i) shall have purchased the Excluded Assets and assumed the Excluded Liabilities pursuant to one or more purchase and assumption agreements with the Association and the Retained Association Subsidiaries, and shall have executed and delivered, or executed and received, all necessary related documents and instruments, all of which agreements, documents and instruments shall be in form, substance, and effect reasonably satisfactory to SCBC and its counsel, and
(ii) shall have advised SCBC of whether (A) it has paid the Seller's Payment to the Association and/or any Retained Association Subsidiary in immediately available funds, or (B) it desires to cause SCBC to deliver all or a portion of the Cash Payment Amount to the Association and/or to any Retained Association Subsidiaries as an offset to, and as a credit against, the Seller's Payment, and/or (C) it desires to cause the Association to retain, and/or to pay to any Retained Association Subsidiary, all or a portion of the amount of the estimated Tax Sharing Liability as an offset to, and as a credit against, the Seller's Payment.

                               ARTICLE VII
                    TERMINATION, WAIVER AND AMENDMENT

SECTION 7.1.  TERMINATION

     This Agreement may be terminated:

     (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

     (b) at any time on or prior to the Effective Time, by SCBC in writing if the Seller has, or by the Seller in writing if SCBC has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which breach has been materially adverse, and in the case of (i) or (ii) if such breach has not been cured by the earlier of 20 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

     (c) on the Closing Date and prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled, other than by reason of the failure of such party to fulfill its obligations under Section 5.2;

     (d) at any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.1 hereof are denied, and the time periods for appeals and requests for reconsideration have run;

     (e) by either party hereto in writing, if the Effective Time has not occurred by 5:00 o'clock, p.m., Greensboro, North Carolina time, on September 30, 1994 (or such later date as the parties shall mutually agree);

     (f) at any time after the 45th day after the date of this Agreement, by SCBC in writing, if prior to the time SCBC exercises its right of termination under this Section 7.1(f), the Seller shall have not delivered to SCBC written evidence of the Lender's Approval and the Other Necessary Approvals or if the Lender shall have not provided to the Seller the Lender's Confirmation, together with the definitive form of the FNBB Intercreditor Agreement, and the Lender's Commitment, in each case satisfactory in form and substance to SCBC and its counsel;

     (g) at any time after the 75th day after the date of this Agreement, by the Seller in writing, (i) if the Seller shall not have received the Lender's Approval and the Other Necessary Approvals, the Lender's Confirmation (together with the definitive form of the FNBB Intercreditor Agreement) or the Lender's Commitment on or prior to the time the Seller exercises its right of termination under this Section 7.1(g), (ii) if the Lender shall have given the Lender's Commitment and the Lender's Confirmation but thereafter refuses to honor the Lender's Commitment or to execute and deliver at the Closing the FNBB Intercreditor Agreement, or
(iii) if, after diligently exercising its best efforts in good faith, the Seller is unable to satisfy any of the conditions to funding of the Lender's Commitment and the purchase of the Excluded Assets, and the Seller provides satisfactory evidence to SCBC that, after diligently exercising its best efforts in good faith, the Seller will be unable to fund its purchase of the Excluded Assets through its own resources and/or through borrowings from Persons other than the Lender; or

     (h) at any time, by either party hereto in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Acquisition is or would be impossible to satisfy.

SECTION 7.2.  EFFECT OF TERMINATION

     (a) In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no further effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.4 and 8.1, respectively, and (ii) the provisions relating to the consequences of termination set forth in Section 7.2(b), shall survive any such termination, and (iii) a termination pursuant to Section 7.1(b) shall not, except as otherwise may be provided pursuant to Section 7.2(b), relieve the breaching party from liability for an uncured breach of the covenant, undertaking, representation, or warranty giving rise to such termination. Without affecting any right, claim, or cause of action against the Seller, SCBC agrees not to assert any right, claim or cause of action against the Association in the event of the termination of this Agreement for any reason.

     (b)  In the event of termination of this Agreement by SCBC pursuant to
Section 7.1(b) as a result of a deliberate or wilful action or inaction by the Seller, or in the event of termination by the Seller other than pursuant to Section 7.1, the Seller shall pay to SCBC Nine Hundred Twenty-Five Thousand Dollars ($925,000) within 30 days of written notice to the Seller by SCBC following such termination. In the event of termination by the Seller pursuant to Section 7.1(b) as a result of a deliberate or wilful action or inaction by SCBC, or in the event of termination of this Agreement by SCBC other than pursuant to Section 7.1, SCBC shall pay to the Seller Nine Hundred Twenty-Five Thousand Dollars ($925,000) within 30 days of written notice to SCBC by the Seller following such termination. Any amount paid pursuant to this Section 7.2(b) shall represent the liquidated damages of the party receiving such amount and shall constitute such party's sole and exclusive remedy for such termination.

SECTION 7.3.  WAIVER

     Except with respect to any required regulatory approval, each party hereto by written instrument signed by the chief executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations and warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein. No waiver by either such party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                               ARTICLE VIII
                               MISCELLANEOUS

SECTION 8.1.  EXPENSES

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except (a) as otherwise provided for pursuant to Section 7.2(b), and (b) as otherwise provided in Sections 8.2, 8.3, 8.4 and 8.5; provided, however, if the Seller shall terminate this Agreement in compliance with Section 7.1(g)(ii) or (iii), then within ten (10) days of the date of such termination, the Seller shall reimburse SCBC, in immediately available funds, an amount equal to the sum of (i) all fees paid or payable, and all expenses reimbursed or reimbursable, by SCBC to its outside attorneys, independent accountants, investment advisors, loan review consultants, computer consultants and other outside advisors and consultants in connection with services, analyses, considerations or activities undertaken in connection with the Acquisition, the Merger and/or this Agreement, (ii) all application and similar fees paid by SCBC or any SCBC Subsidiary to governmental agencies or departments in connection with the Acquisition or the Merger, and (iii) the sum of $20,000 as full reimbursement to SCBC and the SCBC Subsidiaries for out-of-pocket expenses incurred by them for travel, copying, telephone tolls and similar matters.

SECTION 8.2.  INDEMNIFICATION

     SCBC and the Seller agree that upon consummation of the Acquisition at the Closing, the provisions of this Section 8.2 shall become and be in full force and effect.

     (a) Subject to the limitations set forth in this Section 8.2(a) and in Section 8.2(c) hereof, and in accordance with the procedures set forth in Section 8.3 hereof and, if applicable, the Responsibilities Agreement, the Seller shall indemnify and hold harmless SCBC, the Association and/or each of the Retained Association Subsidiaries from and against all Indemnifiable Losses suffered by it or them by reasons of:

          (i) the untruthfulness or the inaccuracy of any representation or warranty of the Seller or the breach of any covenant or agreement of the Seller contained in this Agreement, other than the representations, warranties, covenants and agreements set forth in Sections 3.2, 3.3, 5.3(f), 5.3(i) and 5.11 hereof;

          (ii) the untruthfulness or the inaccuracy of any representations or warranties of the Seller set forth in Sections 3.2 and 3.3 of this Agreement;

          (iii) the breach of any agreement or covenant of the Seller set forth in Sections 5.3(f) and 5.3(i) of this Agreement;

          (iv)    the Class Action Litigation;

          (v)     the Homeowners Litigation;

          (vi)    the Bankruptcy Litigation;

          (vii) any "Excess Severance Benefit" claimed against the Association or its successor after the Merger by any hereafter named employee of the Association if he or she is involuntarily terminated by the Association or by its successor after the Merger within twelve (12) months after the Effective Time: Betty Allison; Rick Downey; Sandy Harlan; John Johns; Barry Lesley; Sandra Lully; and Anelson Watkins (the "Named Employees"). The term "Excess Severance Benefit" means an amount equal to the excess, if any, of the lump sum benefit a Named Employee claims he or she is entitled to receive from the Association or its successor after the Merger over the amount of the lump sum severance benefit that would have been paid to that Named Employee pursuant to the severance policy of the Association entitled "First Federal Severance and Separation Plan," as in effect on March 1, 1994 (the "Policy"), if he or she had been eligible for a lump sum severance benefit under the Policy and if he or she had been involuntarily terminated on such date of termination; and

          (viii) the breach of any agreement or covenant of the Seller set forth in Section 5.11 of this Agreement.

     A claim for indemnification pursuant to clause (i) of this Section 8.2(a) may be made at any time on or before 11:59:59 o'clock, p.m., Greensboro, North Carolina time on the nine hundred thirteenth (913th) day after the Closing Date (the "Period End"). A claim for indemnification pursuant to clause (iii) of this Section 8.2(a) may be made at any time on or before the date which is the sixth (6th) anniversary of the Closing Date. A claim for indemnification under clauses (ii) and (vii) of this
Section 8.2(a) may be made at any time prior to 30 days following the expiration of the applicable statute of limitations governing actions which could be brought arising out of the matters for which indemnification is provided in such clauses. Any claim for indemnification under clauses
(iv), (v) and (vi) may be made at any time prior to 15 days after the Termination of the Litigation giving rise to such claim. Any claim for indemnification under clause (viii) of this Section 8.2(a) shall be made within 15 days after the Seller's failure to purchase a Designated Loan in respect of which SCBC has made demand in accordance with the provisions of
Section 5.11 hereof.  Any claim for indemnification under clause (i) or
(iii) of this Section 8.2(a) that is not made within the time period provided herein shall be forever barred, notwithstanding any longer period provided in any otherwise applicable statute of limitations or any other rule or law to the contrary.

     With respect to claims for indemnification under clauses (i) of this
Section 8.2(a) (but no other claims for indemnification under this Section 8.2(a) which shall be payable without limitation), the Seller shall not be required to make an Indemnity Payment for a single claim unless and until the amount of Indemnifiable Losses arising from that claim exceed $50,000 (the "single-loss deductible"), after which amount the Seller shall pay all Indemnifiable Losses arising from that claim to the extent such Indemnifiable Losses exceed the single-loss deductible. Notwithstanding the foregoing, the Seller shall make an Indemnity Payment of all Indemnifiable Losses arising from a claim under clause (i) of this Section 8.2(a), without regard to the single-loss deductible of $50,000, if and when the aggregate amount of Indemnifiable Losses for which the Seller has not made Indemnity Payments as a result of the single-loss deductible equals $225,000 (the "aggregate-loss deductible") to the extent such Indemnifiable Losses exceed the aggregate-loss deductible. For purposes of determining whether or not the $50,000 single-loss deductible and/or any part of the $225,000 aggregate-loss deductible is available with respect to a claim for indemnification under clause (i) of this Section 8.2(a), the Indemnifiable Losses of SCBC, the Association and the Retained Association Subsidiaries arising from a single claim shall be aggregated, and each dollar of Indemnifiable Loss of SCBC, the Association and/or a Retained Association Subsidiary from a claim (taking into consideration requirements imposed in the specific representation, warranty, covenant or agreement alleged to have been violated, such as a "materiality" or "Material Adverse Event" threshold, which must be satisfied before such representation, warranty, covenant or agreement can be violated and a corresponding claim for indemnification may be made) shall be charged against the single-loss and aggregate-loss deductibles; provided, however, each dollar of Indemnifiable Losses recovered by SCBC, the Association and/or any of the Retained Association Subsidiaries from any Person that is not an Affiliate of any of them prior to the making of such a claim for indemnification shall not be charged against the single-loss deductible or the aggregate-loss deductible. By way of example only, if the first six claims for indemnification under clause (i) of this Section 8.2(a) are separate and are made by SCBC in the following order and for Indemnifiable Losses in the amounts of $49,900, $49,900, $49,900, $49,900 $25,000 and $500 (determined in each instance after taking into consideration any "materiality," "Material Adverse Event" or similar threshold applicable to the specific representation, warranty, agreement or covenant that SCBC asserts the Seller has breached), the Seller would not be obligated to make Indemnity Payments to SCBC for the first four claims for $49,900 each nor the fifth claim for $25,000, because each of these claims is for Indemnifiable Losses in an amount less than the $50,000 single-loss deductible and the aggregate of these five claims (i.e., $224,600) is less than the $225,000 aggregate-loss deductible; the Seller would be obligated to make an Indemnity Payment for Indemnifiable Losses of $100 to SCBC in respect of the sixth claim for $500, even though it is for an amount less than the $50,000 single-loss deductible, because the sum of the six claims (i.e., $225,100) exceeds the $225,000 aggregate-loss deductible by this amount; and, thereafter, the Seller would be obligated to make Indemnity Payments for all claims under clause (i) of this Section 8.2(a) without regard to the $50,000 single-loss deductible.

     (b) Subject to the limitations set forth in this Section 8.2(b) and in Section 8.2(c) hereof, and in accordance with the procedures set forth in Section 8.3 hereof, SCBC shall indemnify and hold harmless the Seller from and against all Indemnifiable Losses suffered by the Seller by reason of the inaccuracy or untruthfulness of a representation or warranty of SCBC or the breach of any covenant or agreement of SCBC contained in this Agreement. A claim for indemnification pursuant to this Section 8.2(b) that is not made on or before the Period End shall be forever barred, notwithstanding any longer period provided in any otherwise applicable statute of limitations or any other rule of law to the contrary.

     (c) Notwithstanding anything in Section 8.2(a) hereof to the contrary, the Seller shall not be obligated to indemnify SCBC, the Association and/or any of the Retained Association Subsidiaries for Indemnifiable Losses suffered by it or them by reason of the inaccuracy or untruthfulness of any representation or warranty of the Seller or the breach of any covenant or agreement of the Seller of which SCBC has actual, conscious awareness prior to the Effective Time; provided, however, that the preceding provision of this sentence does not apply to the Indemnifiable Losses arising from or incurred in connection with Indemnifiable Losses under Sections 8.2(a)(iv), (v), (vi), and (vii). Notwithstanding anything in Section 8.2(b) hereof to the contrary, SCBC shall not be obligated to indemnify the Seller for Indemnifiable Losses suffered by the Seller by reason of the inaccuracy of a representation or warranty or the breach of a covenant or an agreement of which the Seller has actual, conscious awareness prior to the Effective Time. The sole remedy and recourse for the inaccuracy or untruthfulness of a representation or warranty or the breach of a covenant or an agreement of which SCBC or the Seller, as the case may be, has actual, conscious awareness prior to the Effective Time (except, as provided above, this provision shall not apply to SCBC's awareness of the Litigation) shall be, in the case of the Seller, to refuse to waive the condition to Closing set forth in Section 6.2(a) hereof and to terminate this Agreement under
Section 7.1(b) hereof, and, in the case of SCBC, to refuse to waive the condition to Closing set forth in Section 6.3(a) hereof and to terminate this Agreement under Section 7.1(b) hereof.

SECTION 8.3.  INDEMNIFICATION PROCEDURES.

     (a) With respect to indemnification under clauses (iv), (v) and (vi) of Section 8.2(a) for the Class Action Litigation, the Homeowners Litigation and the Bankruptcy Litigation, respectively, the Seller and SCBC shall execute and deliver at the Closing the Responsibilities Agreement, pursuant to which the Seller shall assume the defense of each such Litigation matter that has not been Terminated as of the Closing and SCBC shall undertake to cooperate in good faith in the defense of each such Litigation matter, all upon the terms and conditions set forth in the Responsibilities Agreement;

     (b) With respect to claims for indemnification under Section 8.2(a) hereof (other than clauses (iv), (v) and (vi) thereof) and under Section 8.2(b) hereof:

          (i) If any Indemnified Party receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which any Indemnifying Party is obligated to provide indemnification under Section 8.2 (including any claim concerning a Named Employee with respect to the matters described in Section 8.2(a)(vii)), the Indemnified Party will deliver to such Indemnifying Party reasonably prompt written notice thereof, which in no event will be later than 15 calendar days after receipt of such notice of the assertion or commencement of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all materials written in evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Losses that has been or may be sustained by the

Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

          (ii) If, within ten (10) calendar days after the date of delivery of notice of a Third Party Claim to an Indemnifying Party pursuant to
Section 8.3(b)(i), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of
Section 8.3(b)(i), the Indemnifying Party will not be liable to indemnify the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, notwithstanding the definition of the term "Adverse Consequences;" provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 15 calendar days after the delivery by the Indemnified Party of written notice that the Indemnified Party believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Indemnifiable Losses relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection therewith; and, provided further, that if the Indemnifying Party is also a party or party-in-interest to such Third Party Claim and the Indemnified Party receives a written opinion of counsel that, as a result of such status of the Indemnifying Party, counsel for the Indemnifying Party (the "Indemnifying Party's Counsel") has, or reasonably will have, a conflict of interest in representing both the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, the Indemnified Party, upon notice to the Indemnifying Party, may employ separate counsel to represent the Indemnified Party in such Third Party Claim (the "Indemnified Party's Counsel"), with the expense of Indemnified Party's Counsel to be Indemnifiable Losses. In such event, the participation of the Indemnified Party's Counsel in any Third Party Claim shall not preclude (a) continuing representation of the Indemnifying Party in such Third Party Claim by the Indemnifying Party's Counsel, or (b) continuing representation of the Indemnified Party by the Indemnified Party's Counsel in connection with matters related to or arising under the Agreement or the other agreements referenced herein. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to Liability or create any financial or other obligation on the part of the Indemnified Party. If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will deliver written notice to the Indemnified Party to such effect. If the Indemnified Party fails to consent to such firm offer with ten (10) calendar days after the delivery of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim; provided, however, the maximum amount of

Indemnifiable Losses for such Third Party Claim may not exceed the amount of Indemnifiable Losses incurred through the end of such ten (10) calendar day period, plus the amount of such settlement offer. In the event that (a) the Indemnifying Party ceases to take reasonable steps to defend any Third Party Claim after expiration of the fifteen (15) day notice period prescribed in the first sentence of this clause (ii) of Section 8.3(b), or (b) the Indemnified Party elects to continue to contest or defend a Third Party Claim as described in the immediately preceding sentence, the Indemnified Party may elect to retain the Indemnifying Party's Counsel to continue to contest or defend such Third Party Claim. The Indemnifying Party, after consulting with and receiving the advice of its own counsel about this provision, agrees and consents, and waives all objections and assertions of conflicts of interest, to the continuing representation of the Indemnified Party by the Indemnifying Party's Counsel and/or the Indemnified Party's Counsel in the circumstances and as described in the immediately preceding sentence.

          (iii) Any Direct Claim will be asserted by delivery to the Indemnifying Party of reasonably prompt written notice thereof, which, except as otherwise specifically provided in Section 8.2(a), in no event will be later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 15 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 15 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

          (iv) A failure to give timely notice or to include any specified information in any notices as provided in Sections 8.3(c)(i), 8.3(c)(ii) or 8.3(c)(iii) will not affect the rights or obligations of any party hereto except and only to the extent that, as a result of such failure, any party hereto that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure. The Indemnified Party shall use its best reasonable efforts to cooperate and assist the Indemnifying Party in defending any Third Party Claim, which shall include, but not be limited to, the pursuit of all cross-claims and counterclaims associated therewith (other than any such claim by the Indemnified Party against an Affiliate thereof) and reasonable access to all records and employees of the Indemnified Party; provided, however, that all reasonable out-of-pocket costs and expenses of the Indemnified Party thereby incurred shall be reimbursed by the Indemnifying Party within ten (10) days of written demand therefor.

          (v) If the amount of any Indemnifiable Losses, at any time subsequent to the making of an Indemnity Payment or charge against the single-loss deductible and the aggregate-loss deductible, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, other than a recovery, settlement or other reduction from any Person that is an Affiliate of the Indemnified Party, or pursuant to any claim, recovery, settlement or payment by or against any Person that is not an Affiliate of the Indemnified Party, then the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party up to the amount of any Indemnity Payment made in respect of such Indemnifiable Losses, and any amount in excess of such Indemnity Payment shall be retained by the Indemnified Party, and the amount of any charge against the single-loss deductible and the aggregate loss deductible in respect of such Indemnifiable Losses shall be reversed and the deductibles restored up to the amount of such excess. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment and/or the amount of the single-loss deductible and the aggregate-loss deductible charged against the claim associated with such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Indemnifiable Losses to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Losses, and (ii) until the Indemnified Party recovers full payment of its Indemnifiable Losses (other than the amount of the single-loss deductible and the amount of the aggregate-loss deductible charged against a Direct Claim or Third Party Claim or associated with the Indemnity Payment), any and all claims of the Indemnifying Party against such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision of this Agreement, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     (c) If a dispute arises with respect to Section 8.2 of this Agreement, the parties agree to resolve any such dispute by seeking a fair and prompt negotiated resolution, but if this is not successful, all disputes shall be resolved by arbitration pursuant to Section 8.5 of this Agreement.

SECTION 8.4.  INDEMNIFICATION COLLATERAL.

     (a)  In order to secure the Seller's indemnification obligations under
Section 8.2(a) hereof (the "General Indemnity"), the Seller shall, at the Closing, grant, transfer and deliver to SCBC, as Collateral Agent, perfected first liens and security interests ("Indemnification Security Interests") on and in Eligible Collateral having a General Indemnity Value in an amount (the "Required General Indemnity Amount") of at least $1,500,000 (the "General Indemnity Collateral Pool"). In order to further secure the Seller's indemnification obligations under clause (iv) of
Section 8.2(a) for the Class Action Litigation, but for no other purposes (the "Litigation Indemnity"), the Seller shall, at the Closing, grant, transfer and deliver to SCBC, as Collateral Agent, perfected first liens and security interests ("Litigation Security Interests") on and in Eligible Collateral having a Litigation Indemnity Value in an amount (the "Required Litigation Indemnity Amount") of at least $244,000 (the "Litigation Indemnity Collateral Pool").

     (b) The term "General Indemnity Value" means: (i) in the case of Eligible Excluded Assets, 60% of the Net Book Value on the books of the Association or the applicable Retained Association Subsidiary as of the Closing Date minus the aggregate amount of principal repayments received by the Seller during the period of time from the Closing Date through the last day of the calendar month immediately preceding the date upon which the Indemnification Security Interests are granted in or on the Eligible Excluded Asset (the "General Indemnity Security Interest Date"); and (ii) in the case of Other Eligible Collateral, face value. The term "Litigation Indemnity Value" means (i) in the case of Eligible Excluded Assets, 70% of the Net Book Value on the books of the Association or the applicable Retained Association Subsidiary as of the Closing Date, minus, in the case of Eligible Excluded Assets, until the twelfth (12th) Monthly Adjustment (as defined below) 50% of the provisions for losses taken by the Seller and other write-downs in value on the Seller's books at or after the Effective Time in respect of such Eligible Excluded Assets (and thereafter such reserves and write-downs shall be disregarded), and minus the aggregate amount of principal repayments received by the Seller during the period of time from the Closing Date through the last day of the calendar month immediately preceding the date upon which the Litigation Security Interests are granted in or on the Eligible Excluded Asset (the "Litigation Indemnity Security Interest Date"), and (ii) in the case of Other Eligible Collateral, face value. After the Closing, the General Indemnity Value and the Litigation Indemnity Value of the actual collateral from time to time (the "Collateral") will be reviewed at the end of each calendar month, and Indemnification Security Interests and/or Litigation Security Interests in any additional Eligible Collateral necessary to meet each of the Required General Indemnity Amount and the Required Litigation Indemnity Amount will be granted, transferred and delivered by the Seller to SCBC, as Collateral Agent (the "Monthly Adjustment"), within ten (10) business days thereafter. For purposes of the Monthly Adjustment, the General Indemnity Value and the Litigation Indemnity Value each will be calculated as of the last day of that month (rather than the General Indemnity Security Interest Date or the Litigation Indemnity Security Interest Date, as applicable) and will also reflect any adjustments required by reason of any principal repayments received by the Seller in respect of Collateral during such month, unrepaired damage, destruction or condemnation. The Required General Indemnity Amount of the General Indemnity Collateral Pool will be reduced from time to time by the amount of any Indemnifiable Losses paid by the Seller on indemnification claims under clause (i) of Section 8.2(a), whether on Direct Claims or Third Party Claims, and a corresponding amount of the Collateral in the General Indemnity Collateral Pool shall be immediately released by SCBC, as Collateral Agent, from the Indemnification Security Interests.

     (c) The term "Eligible Collateral" means (i) Excluded Loans and Excluded Real Estate and JV Interests (collectively, the "Eligible Excluded Assets"), and (ii) Cash, U.S. government obligations and other security of similar credit standing and liquidity mutually agreed upon by the Seller and SCBC (collectively, the "Other Eligible Collateral").

     (d) The Seller may from time to time and at any time remove Collateral from the General Indemnity Collateral Pool or the Litigation Indemnity Collateral Pool and SCBC, as Collateral Agent, shall release the Indemnification Security Interests or Litigation Security Interests, as applicable, on such Collateral, provided that (i) Eligible Collateral having a General Indemnity Value or a Litigation Indemnity Value, as applicable, equal to the Collateral to be removed and released shall be substituted immediately prior to the time of such removal and release, and
(ii) the Seller shall give SCBC at least five (5) business days' prior notice of its intention to make a removal, release and substitution.

     (e) At the Closing (and at the time of the granting of any Indemnification Security Interests or Litigation Security Interests after the Closing) the Seller and SCBC will enter into security documents which shall: (i) be Appropriate for the type of Eligible Collateral involved;
(ii) be in form and substance identical (except for necessary changes) to those which will be agreed upon prior to the Closing; (iii) provide that the only obligations secured thereby are the Seller's obligations under the General Indemnity, in the case of security documents relating to any of the General Indemnity Collateral Pool, or the Seller's obligations under the Litigation Indemnity, in the case of security documents relating to any of the Litigation Indemnity Collateral Pool; (iv) permit all receipts from the Collateral, including, without limitation, principal, interest, dividends, rents, royalties, insurance proceeds, condemnation awards, sale proceeds and the like to continue to be paid to the Seller, unless an event of default has occurred under the security documents which relate to such Collateral, except that receipts of principal other than regular installment payments of principal, insurance proceeds, condemnation awards and sales proceeds shall be payable to the Seller only if the Required General Indemnity Amount or Required Litigation Indemnity Amount, as applicable, of Collateral will remain in the General Indemnity Collateral Pool or the Litigation Indemnity Collateral Pool, as applicable, after the payment thereof and after the addition thereto of any new Collateral by the Seller; (v) provide that any Collateral then remaining in the General Indemnity Collateral Pool shall be released on the first business day which follows the Period End; provided, however, if there then exists any unresolved Direct Claims or Third Party Claims made in accordance with the requirements of this Agreement, Collateral having a General Indemnity Value not less than the aggregate amount of such claim(s) shall be retained and released upon the final resolution of such claim(s) or partially released as multiple claims are finally resolved; (vi) provide that any Collateral remaining in the Litigation Indemnity Collateral Pool upon Termination of the Class Action Litigation shall be released on the 16th day following such Termination, and (vii) provide, with respect to Collateral in the General Indemnity Collateral Pool, that the Seller shall not be deemed to be in default of its obligations while the Seller is disputing its obligations to indemnify SCBC, the Association and/or the Retained Association Subsidiaries for any claims under clauses (i), (ii), and (iii) of Section 8.2(a) of this Agreement in accordance with the dispute resolution procedures set forth in this Agreement. The term "Appropriate" shall mean a document satisfactory in form and substance to SCBC and when used in respect of any Eligible Collateral which is: (A) an Excluded Loan, shall mean a security agreement, UCC-1 financing statements, a collateral assignment of the promissory note representing such Excluded Loan, and a collateral assignment of the related mortgage or deed of trust; (B)
Excluded Real Estate, shall mean a mortgage (or deed of trust), an assignment of rents and security agreement, and UCC-1 financing statements;
(C) an Excluded JV Interest, shall mean a security agreement, a collateral assignment of the JV Interest of the Seller, and UCC-1 financing statements; (D) Cash or U.S. government obligations, shall mean a security agreement; and (E) subject to one or more prior third party liens or Security Interests, shall mean Intercreditor Agreements which shall provide for the subordination of all such prior liens or Security Interests to the Indemnification Security Interests and/or the Litigation Security Interests being granted by the Seller to SCBC, as Collateral Agent.

     (f) any Collateral which is Cash, a U.S. government obligation, a note (including a note evidencing an Excluded Loan) or other asset the possession of which must be delivered to the creditor or an agent in order to perfect Indemnification Security Interests or Litigation Security Interests therein shall be held by SCBC as Collateral Agent or, at the Seller's election and at the Seller's expense, by another collateral escrow agent, who shall act as the agent and for the benefit of SCBC, the Association, the Successor and the Retained Association Subsidiaries and who shall be acceptable to SCBC, pursuant to an escrow agent agreement in form and substance satisfactory to SCBC.

SECTION 8.5.  ARBITRATION

     Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a site located in the State of North Carolina, and, absent fraud, collusion or willful misconduct by the arbitrator(s) shown by clear and convincing evidence (rather than by a preponderance of the evidence), judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including liquidated damages as set forth in Section 7.2(b), the Penalty as provided in
Section 2.4(d), and reimbursement of expenses as provided in Section 8.1, and shall award costs, expenses and reasonable attorneys' fees to the prevailing party, but shall not have the power to award punitive or exemplary damages other than the Penalty. The fees and expenses of the arbitrator(s) shall be paid by the non-prevailing party (in the event one party prevails on all matters arbitrated) or by the parties in proportion to the monetary damages awarded to the other party as compared to the sum of all monetary damages awarded (in the event neither party prevails on all matters arbitrated). For example, a party awarded 60% of the sum of damages awarded to the parties would pay 40% of the fees and expenses of the arbitrator(s). The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in a civil court by a judge or jury.

SECTION 8.6.  ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, including the Letter of Intent, dated December 15, 1993, as amended, other than documents referred to herein that are to be executed at or in connection with the Closing. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permissible assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their successors, any rights, remedies, obligations or Liabilities.

SECTION 8.7.  ASSIGNMENT

     Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person; provided, however, that SCBC may assign its rights and obligations to any SCBC Subsidiary designated by it (herein, the "Designated Subsidiary") upon notice to the Seller, accompanied by a written assumption agreement executed by the Designated Subsidiary; provided, further, that notwithstanding such assignment to a Designated Subsidiary, SCBC shall remain, and jointly and severally with the Designated Subsidiary be, obligated with regard to all such obligations assigned. In the event that SCBC shall make such an assignment, each reference to SCBC herein shall be deemed to be a reference to both SCBC and the Designated Subsidiary, unless the context of such reference clearly requires otherwise. Notwithstanding any such assignment, SCBC shall be entitled to enforce, in its own name and on behalf of the Designated Subsidiary, its and the Designated Subsidiary's rights hereunder.

SECTION 8.8.  NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to the Seller:

          Fairfield Communities, Inc.
          Post Office Box 3375
          Little Rock, Arkansas  72203
          Attn:  Marcel J. Dumeny

        (For Overnight Delivery):

          Fairfield Communities, Inc.
          2800 Cantrell Road
          Little Rock, Arkansas  72202
          Attn:  Marcel J. Dumeny

     With a required copy to:

          Jones, Day, Reavis & Pogue
          Post Office Box 660623
          Dallas, Texas  75226
          Attn:  Stephen L. Fluckiger

        (For Overnight Delivery):

          Jones, Day, Reavis & Pogue
          2300 Trammell Crow Center
          2001 Ross Avenue
          Dallas, Texas  75201
          Attn:  Stephen L. Fluckiger

     If to SCBC:

          Security Capital Bancorp
          Post Office Box 1387
          Salisbury, North Carolina 28145-1387
          Attn:  David B. Jordan, Vice Chairman and
            Chief Executive Officer

        (For Overnight Delivery):

          Security Capital Bancorp
          507 West Innes Street
          Salisbury, North Carolina  28144
          Attn:  David B. Jordan, Vice Chairman and
            Chief Executive Officer

     With a required copy to:

          Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
          Post Office Box 26000
          Greensboro, North Carolina 27420-6000
          Attn:  Robert A. Singer

        (For Overnight Delivery):

          Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
          2000 Renaissance Plaza, 230 North Elm Street
          Greensboro, North Carolina  27401
          Attn: Robert A. Singer

SECTION 8.9.  CAPTIONS; HEADINGS

     The captions and section headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

SECTION 8.10.  AMENDMENTS

     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized executive officers of SCBC and the Seller.

SECTION 8.11.  SEVERABILITY

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 8.12.  CONSTRUCTION

     The Seller and SCBC have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Seller and SCBC intend that each representation, warranty, covenant and agreement contained herein shall have independent significance.

SECTION 8.13.  INCORPORATION OF EXHIBITS AND APPENDICES

     The Exhibits and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 8.14.  SPECIFIC PERFORMANCE

     Each of the Seller and SCBC acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached prior to the Effective Time. Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United
States or any state thereof having
jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. This Section 8.14 deals only with the right to pursue the equitable remedy of specific performance. The right to seek such remedy of specific performance shall not be deemed to enlarge or decrease the provisions of Section 7.2(b) hereof, and may be sought to be enforced in conjunction with, but in the alternative to, a claim under
Section 7.2(b) or may be sought to be enforced independently of a claim under
Section 7.2(b), but in no event shall a party hereto recover liquidated damages under Section 7.2(b) hereof and seek to enforce specific performance of this Agreement.

SECTION 8.15.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 8.16.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:                         SECURITY CAPITAL BANCORP


/s/ Bettina S. Jamison          By: /s/ David B. Jordan
- - - - - --------------------------         -------------------------------
    ASST. SECRETARY                     DAVID B. JORDAN
                                        VICE CHAIRMAN AND
                                        CHIEF EXECUTIVE OFFICER
(SEAL)


ATTEST:                         FAIRFIELD COMMUNITIES, INC.


/s/ Marcel J. Dumeny            By: /s/ J. W. McConnell
- - - - - --------------------------         -------------------------------
    SECRETARY                           JOHN W. MCCONNELL
                                        PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

(SEAL)

                              List of Exhibits
                              ----------------


Exhibit                  Topic                            First Reference
- - - - - -------                  -----                            ---------------
Exhibit A                Excluded Loans                    Article I

Exhibit B                Excluded Real Estate and          Article I
                          JV Interests

Exhibit C                List of Retained                  Article I
                          Association Subsidiaries

Exhibit D                Responsibilities                  Article I
                          Agreement

Exhibit E                License and Services              Section 5.9
                          Agreement

Exhibit F                (Not used by agreement
                          of the parties)

Exhibit G                (Not used by agreement
                          of the parties)

Exhibit H                 Designated Loans                 Section 5.11


                         EXHIBITS INTENTIONALLY OMITTED

             APPENDIX II - OPINION OF CAPITAL RESOURCES GROUP, INC.

                [LETTERHEAD OF CAPITAL RESOURCES GROUP, INC.]




                                   July 22, 1994


Board of Directors
Fairfield Communities, Inc.
2800 Cantrell Road
Little Rock, Arkansas 72202


Dear Board Members:

     You have requested our opinion as to the fairness from a financial point of view to Fairfield Communities, Inc. ("Fairfield") of the proposed consideration to be paid to Fairfield by Security Capital Bancorp ("Security") in connection with the proposed sale by Fairfield of all the issued and outstanding capital stock of First Federal Savings and Loan Association of Charlotte ("First Federal") to Security Bank and Trust Company, a wholly-owned subsidiary of Security ("Transaction").

     Capital Resources Group, Inc. ("Capital Resources") is an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, valuations for mutual- to-stock conversions of thrifts, initial and secondary offerings, divestiture and other corporate purposes. Senior members of Capital Resources have extensive experience in such matters. We believe that, except for the fee we will receive for our opinion, we are independent of Fairfield and First Federal.


FINANCIAL TERMS OF THE OFFER

     We understand that, pursuant to a Stock Purchase Agreement dated as of April 5, 1994 ("Agreement"), and discussions with Fairfield's management and Fairfield's legal counsel, Security (or a designated subsidiary of Security) has agreed to acquire from Fairfield all of the issued and outstanding shares of common stock of First Federal. The purchase price for such shares of First Federal will equal $40,350,000 plus any earnings adjustment. The level of any earnings adjustment will be based on First Federal's interim period earnings from October 1, 1993 to the effective time of the Transaction, as adjusted for certain extraordinary items (as defined in the Agreement) and tax sharing payments between First Federal and Fairfield. While the earnings adjustment could be a negative number, it is our understanding based on discussions with management of Fairfield, that the earnings adjustment is expected to be positive but, unless closing is delayed beyond August 1, 1994, will not exceed $1,825,000 pursuant to the Agreement.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
July 22, 1994
Page 2

     The purchase price (as defined above) will be comprised of two components
(1) a cash payment ("cash payment amount") to be paid at the effective time of the Transaction equal to the excess of the purchase price over a deferred payment amount and (2) a deferred payment amount of $1,387,000 to be paid in one or more cash payments after the effective time of the Transaction upon satisfaction of certain conditions relating to three litigation cases and/or claims which First Federal is currently defending.

     Pursuant to the Agreement, Fairfield will also indemnify Security regarding certain matters, including certain pending claims against First Federal and other matters incident to the Transaction. The indemnification will be secured by granting Security security interests in certain "excluded assets" having a net book value of approximately $2,850,000.

     Pursuant to the Agreement, Fairfield may elect to cause Security to pay all or a portion of the cash payment amount to First Federal as an offset to, and a credit against, Fairfield's payment for certain "excluded assets" to be transferred and assigned from First Federal to Fairfield. The "excluded assets" include loans, real estate and joint venture interests, timeshare and lot contract receivables and other assets.

     It is important to note that our fairness opinion conclusion rendered herein is based on the cash purchase price to be paid by Security for the stock of First Federal. The purchase by Fairfield of First Federal's "excluded assets" does not fall within the scope of our fairness opinion and accordingly we have not performed an appraisal of such assets.


MATERIALS REVIEWED

     In the course of rendering our opinion we have, among other things:

     (1) Reviewed the terms of the Agreement and discussed the Agreement provisions with management of Fairfield and Fairfield's legal counsel;

     (2)  Reviewed the following financial data of First Federal:

          - the audited financial statements of First Federal for the fiscal years ended December 31, 1989 through December 31, 1993, plus unaudited financial statements through March 31, 1994,

          - the Office of Thrift Supervision quarterly Thrift Financial Reports covering the period through March 31, 1994, the latest available period,

          -    First Federal's latest available gap analysis report,

CAPITAL RESOURCES GROUP, INC.
Board of Directors
July 22, 1994
Page 3

          - other miscellaneous internally-generated management information reports for recent periods, and

          -    First Federal's most recent business plan and budget report;

     (3) Discussed with executive management of Fairfield and First Federal the business, operations, recent financial condition and operating results and future prospects of First Federal;

     (4) Compared First Federal's financial condition and operating results to those of similarly-sized thrift institutions operating in North Carolina, the Southeast and the U.S.;

     (5) Compared First Federal's financial condition and operating performance to the published financial statements and market price data of publicly-traded thrifts in general, and publicly traded thrifts in First Federal's region of the U.S. specifically;

     (6) Performed such other financial analyses and investigations as we deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies we consider to be generally similar to First Federal; and

     (7) Examined First Federal's economic operating environment and the competitive environment of First Federal's market area.

     In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the various parties mentioned above, upon public information and upon the statements and representations in the Agreement, and have not conducted any independent investigations to verify any such information or performed any independent appraisal of First Federal's assets.

     This fairness opinion is supported by the detailed information and analysis contained in the Evaluation and Analysis Report dated April 8, 1994 ("Original Report"), which has been produced by Capital Resources and delivered to Fairfield. The Original Report is relied upon for purposes of rendering our conclusion in this fairness opinion. The Original Report contains a business description and financial analysis of First Federal, an analysis of current economic conditions in First Federal's primary market area, and a financial and market pricing comparison with a selected group of thrift institutions which completed merger and acquisition transactions or are currently subject to pending transactions. Such Original Report has been supplemented by a Supplemental Evaluation and Analysis Report dated July 22, 1994 ("Supplemental Report"), which contains updated financial and market pricing data.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
July 22, 1994
Page 4

     It is our understanding that since December 15, 1993, the date on which Fairfield entered into a letter of intent for the proposed sale of First Federal to Security, in compliance with the terms of the letter of intent, no other proposals have been solicited by Fairfield, and no unsolicited proposals have been received by Fairfield, in either case, which provide for an offer price in excess of that proposed by Security.

OPINION

     Based on the foregoing and on our general knowledge of and experience in the valuation of businesses and securities, we are of the opinion that, as of July 22, 1994, the cash consideration to be paid by Security under the Agreement for 100 percent of the issued and outstanding shares of common stock of First Federal is fair to Fairfield from a financial point of view.

                                             Respectfully submitted,

                                             CAPITAL RESOURCES GROUP, INC.



                                             /s/ David P. Rochester
                                             -----------------------------
                                             David P. Rochester
                                             Chairman and Chief
                                              Executive Officer




                                             /s/ Michael B. Seiler
                                             -----------------------------
                                             Michael B. Seiler
                                             Senior Vice President

       APPENDIX III - ANNUAL REPORT ON FORM 10-K/A (NO. 2) FOR YEAR ENDED
                DECEMBER 31, 1993 OF FAIRFIELD COMMUNITIES, INC.

                                                           COMPOSITE COPY
                                                           REFLECTING AMENDMENTS
                                                           NO. 1 AND NO. 2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                               FORM 10-K/A (No. 2)

(Mark One)
   [X]          ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934
                  For the fiscal year ended December 31, 1993

                                       OR

   [ ]          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934
                  For the transition period from ____________ to ___________

                         Commission File Number: 1-8096

                           FAIRFIELD COMMUNITIES, INC.
               (Exact name of registrant as specified in its Charter)

            Delaware                                  71-0390438
     (State of incorporation)              (I.R.S. Employer Identification No.)

                 2800 Cantrell Road, Little Rock, Arkansas 72202
          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (501) 664-6000

        Securities registered pursuant to Section 12(b) of the Act:  None

           Securities registered pursuant to Section 12(g) of the Act:

                               TITLE OF EACH CLASS
                          Common Stock, $.01 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes   X     No
                                        -----      -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in or information statements incorporated by
reference in Part III of this Form 10-K. [   ]

              APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution under a plan confirmed by a
court.  Yes   X     No
            -----      -----

The number of shares of the registrant's Common Stock outstanding as of March 18, 1994 totaled 9,792,601, of which 160,001 shares were held by wholly owned subsidiaries of the registrant. The aggregate market value of the registrant's Common Stock held by non-affiliates totaled approximately $42 million at February 28, 1994.

Documents Incorporated by Reference:  None

                                    INDEX TO
                           ANNUAL REPORT ON FORM 10-K

                                                                            PAGE
                                     PART I

Items 1. and 2.   Business and Properties. . . . . . . . . . . . . . . . .     3

Item 3.           Legal Proceedings. . . . . . . . . . . . . . . . . . . .    36

Item 4.           Submission of Matters to a Vote of Security Holders. . .    36

                                     PART II

Item 5.           Market for Registrant's Common Stock and
                    Related Stockholder Matters. . . . . . . . . . . . . .    36

Item 6.           Selected Financial Data. . . . . . . . . . . . . . . . .    37

Item 7.           Management's Discussion and Analysis of Financial
                   Condition and Results of Operations . . . . . . . . . .    37

Item 8.           Financial Statements and Supplementary Data. . . . . . .    37

Item 9.           Changes in and Disagreements with Accountants
                    on Accounting and Financial Disclosure . . . . . . . .    37

                                    PART III

Item 10.          Directors and Executive Officers of the Registrant . . .    37

Item 11.          Executive Compensation . . . . . . . . . . . . . . . . .    40

Item 12.          Security Ownership of Certain Beneficial
                    Owners and Management. . . . . . . . . . . . . . . . .    44

Item 13.          Certain Relationships and Related Transactions . . . . .    45

                                     PART IV

Item 14.          Exhibits, Financial Statement Schedules and
                   Reports on Form 8-K . . . . . . . . . . . . . . . . . .    45

                                     PART I


ITEMS 1. and 2.   BUSINESS AND PROPERTIES

     GENERAL

     Fairfield Communities, Inc. was incorporated in Delaware in 1969, and its principal executive offices are located at 2800 Cantrell Road, Little Rock, Arkansas. Fairfield and certain of its subsidiaries successfully reorganized under Chapter 11 of the United States Bankruptcy Code (the "Reorganization"), pursuant to plans of reorganization confirmed August 14, 1992 (collectively, the "Plans"). Unless the context requires otherwise, "Fairfield" means Fairfield Communities, Inc., and is successor and survivor of the mergers pursuant to the Plans, "Company" means Fairfield Communities, Inc. and its subsidiaries, "Predecessor Fairfield" means Fairfield prior to the Reorganization and "Predecessor Company" means Fairfield and its subsidiaries prior to the Reorganization. Since July 1, 1992, the Company's financial statements have been prepared as if it were a new reporting entity and a black line separates this financial information from that of the Predecessor Company since it has not been prepared on a comparable basis. At December 31, 1993, the Company had approximately 1100 full-time employees.

     The Company develops and markets vacation ownership properties and has sold over $850 million in vacation ownership in its 27 years of operations, making Fairfield one of the largest vacation ownership companies in the United States. Fairfield's Leisure Products group, the Company's primary business, is engaged in the marketing of fully furnished vacation ownership intervals ("VOIs") at 14 sites from 13 sales offices. Through its Leisure Products operations, the Company strives to provide consistent, high quality vacation products and recreational amenities at affordable prices. The Company finances VOIs internally, through the generation of contracts receivable that produce regular cash flows as payments are received. Fairfield also operates Fairfield Acceptance Corporation ("FAC"), a finance company which provides financing to the Company through periodic purchases of qualifying contracts receivable, and First Federal Savings and Loan Association of Charlotte ("First Federal").

     First Federal is engaged in the origination of single-family residential mortgage loans and, to a lesser extent, commercial real estate and construction loans, primarily in the Charlotte, North Carolina market area. As part of the Company's efforts to reorganize its operations to focus on the marketing and sales of VOIs, a letter of intent to sell 100% of the outstanding stock of First Federal was entered into by Fairfield on December 15, 1993. On April 6, 1994, Fairfield finalized its negotiations and entered into a Stock Purchase Agreement. The divestiture of First Federal has been accounted for as a sale of a portion of a segment and, accordingly, the respective assets to be sold and liabilities to be assumed by the purchaser have been included in "Net liabilities held for sale" in the Consolidated Balance Sheet at December 31, 1993 (see Note 2 of "Notes to Consolidated Financial Statements").

     In 1992, the Company successfully emerged from Chapter 11 reorganization, and in 1993, its first full year as a reorganized entity, reported net earnings of $7.2 million. The events that led the Company to file for bankruptcy resulted from a combination of real estate market conditions, lack of credit availability and a business strategy under which the Company attempted to diversify its business to include activities in the development and construction of primarily residence and retirement communities, and entered into joint ventures unrelated to its core business. In December 1989, the Company elected to discontinue its Homes Group operations and its resort amenities operations, located at the Company largest resort sites.

     THE VACATION OWNERSHIP CONCEPT

     In reorganizing its operations, the Company has dedicated its efforts to the strategic mission on which its early success was based; the development, marketing and operation of vacation ownership properties and the sale and financing of VOIs. Although the Company still offers lot sales and primary and secondary residences at some of its larger resorts, its primary business focus will be the VOI market. The Company currently markets its leisure products from 13 sales locations, offering vacation properties at 14 sites in the states of Arkansas, Arizona, California, Colorado, Florida, Georgia, Missouri, North Carolina, South Carolina, Tennessee and Virginia. The Company derived 31% of its 1993 revenues from VOI sales.

     The VOI product is a concept whereby either fixed week intervals or undivided fee simple interest are sold in fully furnished vacation homes. A VOI purchaser becomes a property owner in common with other purchasers in a unit and is entitled to the exclusive use of the unit and access to the site amenities for the period purchased. VOI prices range from approximately $4,000 to $16,000 with an average selling price of $8,500. In most cases, the Company also collects annual fees to cover such costs as utilities, maintenance and landscaping, which are in turn paid to the entities providing those services.

     FAIRSHARE PLUS

     The Company's traditional product offering is the fixed week interval, in which usage and ownership of a particular property is divided into 52 one- week intervals, with a week or two set aside for annual maintenance and upkeep. In recent years, the market has evolved in recognition of increased customer desire for flexibility and variety in vacation ownership products. To meet the more sophisticated customer demand, Fairfield offers undivided interest products in which purchasers become tenants in common with their "use" rights dedicated to FairShare Plus. Customers purchasing this product have increased flexibility in that they can exercise their use rights at different times during the year and are not limited to one week as a fixed term for their vacations.

     The Company's primary vehicle for meeting customer demand is FairShare Plus, a vacation system and program that provides the purchaser maximum flexibility in structuring the length, location, timing and unit size of his vacation. In this program a customer assigns his use rights granted under the terms of the purchase contract to a separate trust and is allocated FairShare Plus points symbolic of their VOI. Points can then be used to reserve vacations from an available pool of VOIs, based on a published schedule of exchange rates for various locations.

     Customers are granted a wide amount of freedom in using their points, including the ability to borrow points from future years or, under limited circumstances, to carry forward unused points to later years. In addition to the points program and the fixed week exchange program ("FAX"), the Company is affiliated with a national VOI exchange organization, Resort Condominiums International ("RCI"), allowing customers of the Company a wealth of other options for timing and location of their vacations.

     FINANCING SERVICES

     As part of its business, the Company provides internal financing for VOI and lot sales at fixed and adjustable interest rates, generating a continual flow of high quality, medium-term interest-bearing contracts receivable. The contracts represent one of the Company's most valuable assets because of their quality and high yields. The contracts generally require monthly payments and are secured by a first mortgage on the related VOI or lot. Fairfield services all of the contracts receivable by utilizing an online data processing system and a pre-authorized checking program, whereby customers have their checking accounts automatically debited for the monthly payment.

     Fairfield formed FAC in 1982 to purchase contracts receivable originated by the Company. Purchased contracts receivable comprise primarily all of FAC's asset base. FAC uses cash flow from its assets to service its primary credit facility and to purchase additional contracts receivable from the Company, thus serving as a low-cost source of funds to Fairfield.

     On September 30, 1993, Fairfield Funding Corporation ("FFC"), a newly created special purpose subsidiary of FAC, completed a private placement of approximately $82.7 million of 7.6% Notes. These Notes were secured by and payable from a pool of approximately $99.6 million of vacation ownership and lot contracts receivable originated by the Company and purchased from FAC by FFC. The net proceeds from the private placement were used to reduce existing indebtedness.

     SALES AND MARKETING

     The Company generally targets family households in the middle income bracket who prefer outdoor recreational activities such as golf, tennis, and water-based activities or who enjoy the variety of entertainment offered at destination locations. The Company uses a number of marketing programs and techniques to reach its targeted customer, including direct solicitation of visitors through direct mail and telemarketing, referrals from existing customers, and both on-site and off-site contact. Commissioned salespersons staff the Company's 13 sales offices, offering promotions and conducting tours of facilities at those locations to help generate sales.

     Marketing and selling costs are historically a significant component of total costs in the VOI industry. The Company's operating strategy includes reducing these costs through a variety of mechanisms, such as decreased reliance on direct mail marketing and increased use of existing customer referrals and on-site sales contact. Further reductions in selling costs are expected to be realized as the Company continues to direct its growth opportunities to destination locations which have a higher and more consistent stream of potential customers than the Company's other resort sites.

     SITE LOCATION STRATEGY

     The Company's resort sites vary in size from several hundred to over 18,000 acres. All locations offer a number of on-site amenities ranging from swimming pools and tennis courts at all sites to championship golf courses, equestrian facilities and ski slopes at some of the larger resorts. Under its previous structure the Company developed and maintained ownership interests in many of the amenities, but has since passed on many of the minor amenities to the various property owner associations and has sold some major amenities such as golf courses, primarily to the existing property owner associations. Customers continue to enjoy full use of the various amenities and were subject to no disruption or suspension of access to them during the asset disposition process.

     The Company's strategy is directed primarily at developing new properties near areas with existing vacation attractions. These areas, known as destination locations, provide a greater tourism draw than traditional resort sites developed by the Company. The Company operates vacation properties in two destination locations, Williamsburg, Virginia, and Myrtle Beach, South Carolina and, during 1993, began construction of a facility at Branson, Missouri, a burgeoning country music mecca. Sales at the Branson property commenced in June of 1993. Other destination locations, including Orlando, Florida, are being evaluated for future projects. In evaluating new locations for growth opportunities, the Company's management analyzes market and tourism data and demographics, as well as the quality and diversity of the location's existing attractions so as to broaden the base of recreational opportunities available to its customers across the Company's portfolio of properties.

     SALE OF FIRST FEDERAL

     On December 15, 1993, Fairfield entered into a letter of intent to sell 100% of the outstanding stock (the "Sale") of its wholly owned subsidiary, First Federal, to Security Capital Bancorp ("SCBC"). On April 6, 1994, Fairfield finalized its negotiations with SCBC and entered into a Stock Purchase Agreement.

     The Stock Purchase Agreement provides for a sales price of $40.4 million, which will be increased (subject to the limitation hereafter described) to reflect the consolidated pretax net earnings of First Federal and its subsidiaries for the period from October 1, 1993 through the closing of the Sale, or decreased by the consolidated pretax net losses of First Federal and its subsidiaries during this period, whichever is the case (the "Sales Price"). The increase for pretax earnings of First Federal and its subsidiaries cannot exceed approximately $1.8 million plus, if the closing of the Sale occurs after August 1, 1994, in general, the pretax earnings or losses of First Federal and its subsidiaries from August 1, 1994 through the closing, provided that the foregoing amounts may be reduced under certain circumstances for reserves taken or losses (in excess of gains) on Excluded Assets (as defined below) after September 30, 1993. Up to approximately $1.4 million of the Sales Price is to be retained by SCBC to securitize Fairfield's obligation to indemnify SCBC against three existing lawsuits/claims which have been asserted against First Federal (the "Litigation Indemnity").

     As part of the proposed transaction, Fairfield is to purchase for cash (a) at book value, net of reserves, up to approximately $22.6 million, as of December 31, 1993, of certain real estate, classified loans, joint venture interests and other assets owned by First Federal (the "Excluded Association Assets"), subject to the right of SCBC to elect for First Federal to retain all or part of such assets, and (b) lot and timeshare contracts receivable and related assets, which First Federal previously acquired from Fairfield (the "Contracts Receivable"), having a book value less certain reserves and a weighted average yield, at December 31, 1993, of approximately $53.3 million and 11.6%, respectively. The Excluded Association Assets and the Contracts Receivable are collectively referred to as the "Excluded Assets". Fairfield expects to dispose of certain of the Excluded Association Assets in one or more transactions, and otherwise to monetize the remaining Excluded Association Assets, following the closing of the Sale. Management intends to dispose of a substantial portion of the Excluded Association Assets by December 31, 1994.

     Approximately $2.9 million in net book value of the Excluded Association Assets are to be pledged to SCBC, to provide additional security with respect to both the Litigation Indemnity and the general indemnities under the Stock Purchase Agreement. Fairfield has certain rights to substitute collateral in connection with such pledge, including the right to substitute $0.60 to $0.70 of cash for every $1.00 of net book value of Excluded Association Assets so pledged. Reserves taken by Fairfield after the closing on the Excluded Association Assets securing the Litigation Indemnity may increase the total Excluded Association Assets required as collateral.

     Fairfield expects to utilize (a) the cash portion of the Sales Price to fund the purchase of the Excluded Association Assets and (b) the remaining cash portion of the Sales Price, plus proceeds from borrowings under the Company's revolving credit agreements with The First National Bank of Boston ("FNBB"), to fund the purchase of the Contracts Receivable. Under the Company's revolving credit agreements, in general, within applicable loan limits, $0.75 of additional borrowing availability is created for each $1.00 in outstanding principal balance of qualifying Contracts Receivable pledged to FNBB.

     Management estimates that the Sale will result in a net gain of approximately $5.5 million after taking into account (i) writedowns related to the Excluded Assets estimated at approximately $4.0 million, based upon Fairfield's accelerated method of disposal of these assets subsequent to the consummation of the Sale, and (ii) anticipated selling expenses, including professional fees and other direct expenses, of approximately $3.3 million.

     The Sale is subject to numerous conditions, including the obtaining of necessary approvals from (i) state and federal regulatory authorities, (ii) FNBB and (iii) Fairfield's stockholders. There is no assurance that the conditions to closing will be satisfied or that the various regulatory approvals will be obtained on terms satisfactory to the parties. Assuming such conditions to closing are satisfied and the approvals are obtained, the Sale is expected to close by September 30, 1994.

     DISCONTINUED OPERATIONS

     In November 1993, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin #93 which expressed the view of the SEC staff regarding accounting and related disclosures pertaining to discontinued operations. In the staff's view, the estimates necessary for accounting for a business as discontinued cannot be developed with sufficient reliability if projections beyond 12 months from the measurement date are required by the disposal plan. As the Company had certain assets included in discontinued operations which had a planned disposal date beyond 12 months, the Company reviewed its plans of disposal of discontinued operations and determined that such assets and related liabilities should be reclassified into continuing operations. Real estate inventories consisting of Fairfield's interest in its Pointe Alexis development in Tarpon Springs, Florida and other assets consisting of Fairfield's interest in Sugar Island limited partnership in St. Croix, U. S. Virgin Islands having net realizable values of $6.4 million and $5 million, respectively, were reclassified as of December 31, 1993 into continuing operations. These assets partially collateralize the Company's Senior Subordinated Secured Notes ("FCI Notes"), which had an outstanding principal balance of $14.8 million at December 31, 1993, and which were also reclassified into continuing operations as of December 31, 1993. The FCI Notes are also collateralized by Fairfield's interest in Harbour Ridge limited partnership located in Stuart, Florida. The sole sources of repayment for the FCI Notes consist of the collateral, any proceeds from the sale of the collateral and, as described below, the shares of common stock of Fairfield reserved as additional collateral for the FCI Notes. In the event the proceeds from the sale of the other collateral presently securing the FCI Notes, or the value of any such collateral not sold, is not sufficient to repay the FCI Notes, Fairfield will issue shares of common stock, up to a maximum number equal to what a holder of a $5 million general unsecured claim was entitled to receive on the effective date of the Plans. The Company is continuing its business plan to dispose of its remaining resort amenity operations, consisting primarily of resort-based restaurants, golf courses, and recreation centers.

     In March 1994, Fairfield sold the stock of its wholly owned subsidiaries, Fairfield Green Valley, Inc. and Fairfield Sunrise Village, Inc. (collectively, the "Arizona Subsidiaries") at its approximate book value. The Arizona Subsidiaries, with assets totaling $25 million at December 31, 1993, conducted Fairfield's Arizona home building business. The consideration received by Fairfield included (i) release of a lien on and transfer to Fairfield of 2,235,294 shares of Fairfield's Common Stock (no book value) owned by the Arizona Subsidiaries and pledged to their primary lender, a subsidiary of Bank of America Arizona (the "Bank"), (ii) release of a mortgage in favor of the Bank on a tract of unimproved property owned by Fairfield, and (iii) release from any further liability to the Bank. At December 31, 1993, the Arizona Subsidiaries had loans of $19.9 million outstanding under their revolving credit agreement with the Bank, bearing interest at rates ranging from 8% to 8.5%. These loans, which are included in net assets of discontinued operations at December 31, 1993, were paid off in conjunction with the sale of the Arizona Subsidiaries.

     DEVELOPMENT/REGULATION

     In certain of its developments, the Company engages in master planning of land, home and commercial construction and management of resort and conference facilities. Many state and local authorities have imposed restrictions and additional regulations on developers of vacation ownership intervals ("VOIs") and lots. Although these restrictions have generally increased the cost of selling VOIs and lots, the Company has not experienced material difficulties in complying with such regulations or operating within such restrictions. The Company provides certain purchasers with a "property report" designed to comply with the disclosure requirements of federal and state laws which contains, among other things, detailed information about the particular community, the development and the purchaser's rights and obligations as a VOI or lot owner.

     FIRST FEDERAL

     First Federal, organized in 1940, is a federally-chartered stock savings and loan association engaged primarily in the business of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate, acquire, and service real estate loans. First Federal markets its deposit and lending services through ten full service and two loan origination offices in areas in and around Charlotte, North Carolina, a city of approximately 440,000 persons, with more than 1.3 million persons living within the greater Charlotte metropolitan statistical area. Through its subsidiaries, First Federal offers real estate appraisal, development and investment services and mortgage loan origination services.

     First Federal faces competition both in originating loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings associations, commercial banks and mortgage bankers located in First Federal's market area. First Federal competes for real estate and other loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers. First Federal faces substantial competition in attracting deposits from other savings associations, commercial banks, money market and mutual funds, credit unions and other investment vehicles. The ability of First Federal to attract and retain deposits depends on its ability to provide investment opportunities that satisfy the requirements of investors as to rate of return, liquidity, risk and other factors.

     Selected condensed consolidated financial information for First Federal is summarized as follows (In thousands):

                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                            Six Months  |Six Months
                              Year Ended       Ended    |  Ended    Year Ended
                              December 31,  December 31,| June 30,  December 31,
                                 1993          1992     |   1992       1991
                                 ----          ----     |   ----       ----
                                                        |
Net interest income             $9,721        $6,921    |  $6,397    $10,861
Provision for loan losses          125           378    |       4      5,034
                                ------        ------    |  ------    -------
Net interest income after                               |
 provision for loan losses       9,596         6,543    |   6,393      5,827
Other expenses and income, net   5,496         3,550    |   3,603      6,879
                                ------        ------    |  ------     ------
Earnings (loss) before                                  |
 provision for income taxes      4,100         2,993    |   2,790     (1,052)
Provision for income taxes       1,218         1,305    |   1,012      1,398
                                ------        ------    |  ------     ------
Net earnings (loss)             $2,882        $1,688    |  $1,778    $(2,450)
                                ======        ======    |  ======    =======

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  December 31,
                                               1993           1992
                                               ----           ----
ASSETS
 Cash and cash equivalents                  $ 14,205       $ 36,086
 Loans receivable, net                       208,575        239,528
 Investment and mortgage-backed
  securities                                  76,708         51,756
 Real estate owned, net                       15,322         20,846
 Other assets                                 15,905         15,671
                                            --------       --------
                                            $330,715       $363,887
                                            ========       ========
LIABILITIES AND EQUITY
 Savings deposits                           $276,672       $298,640
 Advances from Federal Home
  Loan Bank, net                              20,907         35,127
 Other liabilities                             4,603          4,469
 Equity                                       28,533         25,651
                                            --------       --------
                                            $330,715       $363,887
                                            ========       ========



                              OTHER FINANCIAL DATA

                                            Six Months  |Six Months
                                Year Ended    Ended     |  Ended     Year Ended
                               December 31, December 31,| June 30,  December 31,
                                  1993         1992     |  1992        1991
                                  ----         ----     |  ----        ----
                                                        |
Average yield earned on all                             |
 interest-earning assets (2)       7.15%       8.20%    |   9.90%      10.30%
                                                        |
Average rate paid on all                                |
 interest-bearing liabilities(2)   4.16%       4.21%    |   6.36%       7.67%
                                                        |
Average interest rate spread(2)    2.99%       3.99%    |   3.54%       2.63%
                                                        |
Net yield on average interest-                          |
  earning assets (2)               3.05%       4.06%    |   3.48%       2.67%
                                                        |
Ratio of average interest-                              |
 earning assets to average                              |
 interest-bearing liabilities    101.21%     101.55%    |  99.08%     100.58%
                                                        |
Average equity to average                               |
 assets ratio                      7.77%       6.78%    |   5.14%       5.10%
                                                        |
Nonperforming assets at end                             |
 of period (In millions)(1)       $25.2      $ 34.7     |  $30.0       $25.7
                                                        |
Ratio of nonperforming assets                           |
 at end of period to total assets   7.6%        9.5%    |    7.7%        6.2%
                                                        |
Return on average assets (2)        .83%        .92%    |    .89%       (.57)%
                                                        |
Return on average                                       |
 stockholder's equity (2)         10.62%      13.52%    |  17.41%     (11.09)%

- - - - - ---------------------------------

(1) Includes nonaccrual loans, restructured loans and real estate acquired in settlement of loans.
(2)     Annualized for the six months ended December 31, 1992 and June 30, 1992.


     TRANSACTIONS WITH FAIRFIELD

     First Federal has purchased $175.8 million of contracts receivable from Fairfield since June 1, 1989. At December 31, 1993, contracts receivable with a principal balance of $51.4 million were outstanding, net of allowance for loan losses. These contracts receivable had a weighted average interest yield of 11.6% at December 31, 1993, excluding a .5% annual servicing fee paid to Fairfield. VOI and lot contracts receivable, net of allowance for loan losses, comprised approximately 16% of the total assets of First Federal at December 31, 1993.

     Fairfield and First Federal have entered into a Remarketing Agreement whereby Fairfield uses its best efforts to remarket VOIs and lots underlying cancelled First Federal contracts receivable and replaces those contracts with new contracts generated by the remarketing efforts. Pursuant to the Remarketing Agreement, Fairfield receives for its remarketing efforts up to 40% of cash sales and all down payments up to 50% of the gross sales price of the remarketed inventory. During 1993, Fairfield remarketed, at amounts approximating book value, $1.2 million of VOIs and lots underlying First Federal's cancelled contracts receivable. At December 31, 1993, the balance of unremarketed cancelled contracts receivable, including accrued interest thereon, was $3.7 million (the "Defaulted Contract Account").

     Fairfield and First Federal have also entered into a Tax Sharing Agreement which provides that First Federal may retain up to 50% of amounts owed thereunder to reduce the Defaulted Contract Account. During 1993, First Federal paid $.5 million to Fairfield and applied $.5 million to the Defaulted Contract Account in accordance with the Tax Sharing Agreement. Upon reduction of the Defaulted Contract Account to zero and compliance with certain other financial covenants, Fairfield will be entitled to receive all cash proceeds generated from the remarketing effort and all cash payments to which it is entitled under the Tax Sharing Agreement.

     Pursuant to a Voting and Disposition Rights/Dividend Agreement, as amended (the "Prenuptial Agreement"), with the Office of Thrift Supervision ("OTS"), Fairfield agreed that the OTS may take over and/or dispose of First Federal, without compensation to Fairfield, subject to certain rights of notice and opportunities to cure, if either (a) Fairfield fails to honor its obligation to remarket certain delinquent contracts receivable or (b) First Federal's regulatory capital on the basis of generally accepted accounting principles ("GAAP") at any time falls below 2% of First Federal's assets. The Prenuptial Agreement also provides for substantial restrictions on First Federal's ability to pay dividends.

     In addition to the above agreements, First Federal and the OTS entered into a revised Supervisory Agreement pursuant to which First Federal agreed, except for certain enumerated transactions, that neither First Federal nor any of its subsidiaries would enter into any transaction with Fairfield or any of its subsidiaries, including additional purchases of contracts receivable, without the prior written approval of the Regional Director of the OTS.

     LENDING ACTIVITIES

     Single-family residential mortgage loans originated by First Federal bear interest at fixed or adjustable rates. At December 31, 1993, First Federal had a total single-family residential mortgage loan portfolio of $115.2 million or 35% of its total assets. Approximately 24% of the portfolio were in adjustable rate mortgages and approximately 76% were in fixed rate mortgages.

     Construction loans originated by First Federal generally are adjustable rate loans used to finance the construction of single- family residential homes and, in some cases, acquisition of land and its subsequent development for residential or commercial use. First Federal's lending policy provides that the maximum term for commercial construction loans and residential construction loans are 36 months and 24 months, respectively.

     Loan proceeds are disbursed incrementally based on an agreed upon completion percentage. At December 31, 1993, First Federal had a total construction loan portfolio of $8.1 million or 2% of its total assets. Of this amount, $5.6 million mature in one year, with the remaining amount maturing after one year but within five years.

     First Federal's commercial real estate loans are permanent loans secured by real estate such as shopping centers, office and apartment buildings, hotels and motels and warehouses. Loans of this type bear fixed or adjustable rates of interest. At December 31, 1993, First Federal had a total commercial loan portfolio of $25.8 million or 8% of its total assets, which included $1.2 million of loan participations purchased from other financial institutions. The projects financed by the participation loans are located outside of First Federal's normal trade area.

     First Federal receives loan origination fees or discount points for originating loans. Loan points are a percentage of the principal amount of the mortgage loans that are charged to the borrower at closing. First Federal's loan origination fees are generally one percent on conventional residential mortgages and commercial real estate loans. Discount points range from zero to three percent on all loans. Loan origination and commitment fees are volatile sources of income. Such fees vary with the volume and type of loans and commitments made and with competitive conditions in the mortgage markets, which in turn respond to the demand for and the availability of money. Savings associations historically experience a decrease in loan fee income during periods of unusually high interest rates due to the resulting lack of demand for mortgage loans.

     LOAN PORTFOLIO

     The following table shows First Federal's loan distribution indicated (In thousands):

                                                         December 31,
                                    --------------------------------------------------------
                                       1993        1992        1991        1990        1989
                                       ----        ----        ----        ----        ----
Real estate:
 Construction                       $  8,074    $  8,379    $ 15,908    $ 19,803    $ 39,856
 Mortgage                            141,043     149,780     166,102     166,494     178,527
Contracts receivable purchased
  from Fairfield:
Vacation ownership                    44,749      61,029      80,219     100,405     102,973
Lots                                   7,798      11,885      17,395      24,364      30,816
Consumer and other                     9,780      10,236      11,576      12,709      11,019
                                     -------     -------     -------     -------     -------
                                     211,444     241,309     291,200     323,775     363,191

Add (less):
 Loans in process                     (2,510)     (2,140)     (4,084)     (4,232)     (6,903)
 Accounting premium (discount)         3,039       4,607      (2,403)     (2,838)     (3,396)
 Allowance for loan losses            (3,398)     (4,248)     (7,978)     (5,927)     (2,828)
                                    --------    --------    --------     -------     -------
                                    $208,575    $239,528    $276,735    $310,778    $350,064
                                    ========    ========    ========    ========    ========

     LOAN LOSS EXPERIENCE

     First Federal establishes valuation allowances for anticipated losses on real estate loans when management determines that a significant and permanent decline in the value of the real estate collateral has occurred, and the value of the collateral is less than the amount of the unpaid principal balance of the related loan plus estimated costs of acquisition and sale. The allowance for loan losses is maintained at a level considered adequate to absorb potential losses in the loan portfolio. The provisions for loan losses are based on periodic analyses of the loan portfolio by management. In this process, management considers numerous factors, including, but not limited to, current economic conditions, loan portfolio composition, prior loss experience, and independent appraisals.

     Risk associated with First Federal's loan portfolio is, to a substantial extent, dependent upon the economy and real estate market in Charlotte, North Carolina. A significant economic downturn in the Charlotte market could result in increased portfolio risk. First Federal's ownership of contracts receivables has provided increased geographical diversification.

     The following table summarizes First Federal's loan loss experience for each of the periods indicated (Dollars in thousands):


                                               Six Months   | Six Months
                                   Year Ended     Ended     |   Ended
                                  December 31, December 31, |  June 30,
                                     1993         1992      |   1992
                                     ----         ----      |   ----
                                                            |
Beginning balance                   $4,248       $5,678     |  $7,978
 Charge-offs                                                |
  Real estate:                                              |
  Construction                        (717)        (718)    |    (900)
  Mortgage                            (178)      (1,000)    |    (871)
Consumer and other                     (80)         (90)    |    (633)
                                    -------      -------    |   ------
                                      (975)      (1,808)    |  (2,404)
Recoveries                             -            -       |     100
                                    -------      -------    |  -------
Net charge-offs                       (975)      (1,808)    |  (2,304)
Additions charged to                                        |
 operations (1)                        125          378     |       4
                                    ------      -------     | -------
Ending balance                      $3,398      $ 4,248     | $ 5,678
                                    ======      =======     | =======
Ratio of net charge-offs                                    |
 to average loans                                           |
 outstanding                            .44%       1.38%(4) |    1.66%(4)

                                                               Seven Months
                                                                  Ended
                                     Year Ended December 31,   December 31,
                                    -------------------------
                                     1991            1990          1989
                                     ----            ----          ----
Beginning balance                  $5,927           $2,828        $2,424
 Charge-offs
 Real estate:
  Construction                       (219)             -             -
  Mortgage                         (2,588)(2)          (50)          (6)
Consumer and other                   (205)              (4)          (2)
                                   -------           ------        ------
                                    (3,012)            (54)          (8)
Recoveries                              29             -             -
                                   -------           ------        -------
Net charge-offs                     (2,983)            (54)          (8)
                                   -------           ------        -------
Additions charged to
 operations (1)                      5,034(2)        3,153(3)        412
                                   -------           ------        -------
Ending balance                     $7,978           $ 5,927        $2,828
                                   =======          =======        =======
Ratio of net charge-offs
 to average loans
 outstanding                          .95%              .02%         .004%(4)

- - - - - ----------------------------------------

(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimation of future potential losses.

(2) During 1991, First Federal increased its allowance for loan losses due primarily to the general deterioration of its commercial real estate portfolio, which reflected the current economic conditions for commercial real estate throughout many areas where First Federal conducted its business. A substantial portion of First Federal's current commercial real estate portfolio existed at June 1, 1989 (date of acquisition by Fairfield). Since that date, First Federal has significantly deemphasized commercial real estate lending.

(3) As a result of Fairfield's Reorganization and the rejection of its repurchase obligation, First Federal provided a general valuation allowance of $2.9 million for contracts receivable purchased from Fairfield.

(4)    Annualized.


     NONPERFORMING ASSETS

     Total nonperforming assets (including nonaccrual and restructured loans and real estate acquired in settlement of loans) at December 31, 1993 amounted to $25.2 million or 7.6% of total assets. Of such amount, nonaccrual loans (over 90 days past due), restructured loans and real estate acquired in settlement of loans ("REO") amounted to $4.6 million, $5.5 million and $15.1 million, respectively. Included in REO is $1.6 million of contracts receivable which are currently greater than 90 days delinquent and $2.8 million of VOIs and lots underlying cancelled contracts receivable. First Federal has reduced the carrying value of this REO by an allowance totaling $1.8 million which represents amounts applied in accordance with the Tax Sharing Agreement.

     DEPOSITS AND OTHER SOURCES OF FUNDS

     Deposit accounts have traditionally been a principal source of First Federal's funds for use in lending and for other general business purposes. Deposits have traditionally been a relatively stable, low cost source of funds. First Federal attracts both short-term and long-term deposits from the general public by offering regular passbook accounts, checking accounts, various money market accounts, fixed interest rate certificates with varying maturities, negotiated rate certificates of deposit in minimum amounts of $100,000 and individual retirement accounts. At December 31, 1993, First Federal held $276.7 million of deposits bearing a weighted average interest rate of 4.6%. Over the past few years, First Federal has experienced a decrease in its amount of deposits due to depositors seeking higher-yielding alternative income producing products including equity investments.

     In addition to deposits, First Federal derives funds from loan repayments, loan sales, cash flows generated from operations (including interest credited to deposit accounts) and Federal Home Loan Bank ("FHLB") advances. At December 31, 1993, First Federal had $20.9 million in FHLB advances outstanding with a weighted average interest rate of 5.18%. FHLB advances are secured by stock in the FHLB owned by First Federal, loans and mortgage-backed securities.

     CAPITAL REQUIREMENTS

     Under the "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a savings association is deemed to be "well capitalized", if it has a total Risk-based Capital ratio of 10% or greater, a Tier 1 Risk-based Capital ratio of 6% or greater (Tier 1 Capital is defined as Core Capital), a Leverage ratio of 5% or greater and is not subject to any order to meet and maintain a specific capital level. At
December 31, 1993, First Federal had a total Risk-based Capital ratio of 14.00%, and a Tier 1 Risk-based Capital ratio and a Leverage ratio of 8.35%.

FIRST FEDERAL - ADDITIONAL INFORMATION

     DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     The following tables present the monthly average condensed consolidated balance sheets of First Federal for each of the periods indicated. The tables also present the interest earned or paid on each major category of interest-earning assets and interest-bearing liabilities and the average yield/rate (Dollars in thousands):


                                 Year Ended            Six Months Ended
                              December 31, 1993        December 31, 1992
                          ------------------------  -----------------------
                          Average           Yield/  Average            Yield/
                          Balance Interest   Rate   Balance  Interest   Rate
                          ------- --------  ------  -------  --------  ------
                            (1)     (4)              (1)       (4)      (2)
ASSETS

Interest-earning assets:
  Loans (3)               $221,251 $18,999   8.59%  $263,358  $11,629   8.83%
  Taxable investment
   securities               37,105   1,777   4.79     20,041      721   7.20
  Mortgage-backed
   securities               28,713     735   2.56     36,806    1,185   6.44
  Interest-bearing
   deposits with other
   banks                    25,819     970   3.76     14,530      272   3.74
  Other                      6,170     345   5.59      5,911      167   5.65
                            ------  ------           -------   ------
  Total interest-earning
   assets                  319,058  22,826   7.15    340,646   13,974   8.20

Noninterest-earning assets:
 Cash and due from banks     4,963                     3,753
 Premises and equipment, net 3,416                     3,462
 Other assets               25,894                    25,315
 Less allowance for loan
  losses                    (4,107)                   (5,312)
                           -------                   -------
                          $349,224                  $367,864
                          ========                  ========

                              |  Six Months Ended           Year Ended
                              |    June 30, 1992         December 31, 1991
                              |---------------------- ----------------------
                              |Average         Yield/ Average         Yield/
                              |Balance Interest Rate  Balance Interest Rate
                              |------- -------- ----  ------- -------- -----
                              |  (1)             (2)     (1)
                              |
ASSETS                        |
 Interest-earning assets:     |
   Loans (3)                  |$276,823 $14,999 10.84% $312,600 $34,265 10.96%
 Taxable investment securities|  14,273     467  6.54     7,532     550  7.30
 Mortgage-backed securities   |  44,630   1,983  8.89    50,669   4,654  9.19
 Interest-bearing             |
  deposits with other banks   |  26,286     558  4.25    30,585   2,017  6.59
 Other                        |   5,724     193  6.74     5,425     401  7.39
                              |-------- ------- -----  --------  ------- -----
 Total interest-earning assets| 367,736  18,200  9.90   406,811  41,887 10.30
                              |
Noninterest-earning assets:   |
  Cash and due from banks     |   4,560                   6,246
  Premises and equipment, net |   3,558                   2,858
  Other assets                |  28,730                  23,320
  Less allowance for loan     |
   losses                     |  (7,226)                 (6,392)
                              | -------                 -------
                              |$397,358                $432,843
                              | ========                ========

     DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL
    (continued)

                               Year Ended             Six Months Ended
                            December 31, 1993         December 31, 1992
                         ----------------------    -----------------------
                         Average           Yield/  Average            Yield/
                         Balance  Interest Rate    Balance  Interest  Rate
                         -------  -------- ------  -------  --------  ------
                           (1)      (4)              (1)       (4)      (2)

LIABILITIES AND STOCKHOLDER'S EQUITY
Interest-bearing liabilities:
 Savings deposits        $ 72,192 $ 2,102   2.91%   $ 68,867  $1,110   3.22%
 Other time deposits      214,082   9,507   4.44     234,684   5,165   4.40
 Advances from Federal
  Home Loan Bank           28,984   1,496   5.16      31,899     778   4.88
                         --------  ------           --------  ------
Total interest-bearing
 liabilities              315,258  13,105   4.16     335,450   7,053   4.21
Noninterest-bearing
 liabilities                6,822                      7,462
Stockholder's equity       27,144                     24,952
                         --------                   --------
                         $349,224                   $367,864
                         ========                   ========
                                  -------                      ------
Net interest earnings             $ 9,721                      $6,921
                                  =======                      ======
Net yield on interest-
 earning assets                             3.05%                      4.06%


                       |    Six Months Ended              Year Ended
                       |    December 31, 1992           December 31, 1991
                       | ------------------------  -------------------------
                       | Average           Yield/  Average             Yield/
                       | Balance  Interest  Rate   Balance  Interest   Rate
                       | -------  -------- ------  -------  --------   -----
                       |  (1)                (2)     (1)
                       |
LIABILITIES AND STOCK- |
 HOLDER'S EQUITY       |
                       |
Interest-bearing       |
 liabilities:          |
 Savings deposits      |$ 65,922  $ 1,309  3.97%  $ 56,901   $ 2,930   5.15%
 Other time deposits   | 253,796    8,532  6.72    279,898    22,216   7.94
 Advances from Federal |
  Home Loan Bank       |  51,417    1,962  7.63     67,670     5,880   8.69
                       |--------  -------         ---------  --------
 Total interest-bearing|
  liabilities          | 371,135   11,803  6.36    404,469    31,026   7.67
                       |
 Noninterest-bearing   |
  liabilities          |   5,798                     6,286
 Stockholder's equity  |  20,425                    22,088
                       |--------                  --------
                       |$397,358                  $432,843
                       |========                  ========
                       |            -------                   -------
 Net interest earnings |            $ 6,397                   $10,861
                       |            =======                   =======
 Net yield on interest-|
  earning assets       |                    3.48%                      2.67%

- - - - - -----------------------------

(1) The information to compute daily average balances was not readily available, therefore monthly average balances which are representative of First Federal's operations are presented.

(2)  Annualized

(3) For the purpose of these computations, nonaccruing loans are included in the monthly average loans outstanding.

(4) Interest earned and interest paid includes the amortization of the Fresh Start Reporting premiums as follows: Year Ended December 31, 1993 - (i) Loans - $1.6 million, (ii) Mortgage-backed securities - $1.1 million, (iii) Other time deposits - $1.9 million and (iv) Advances from Federal Home Loan Bank - $.2 million; Six months ended December 31, 1992 (i) Loans - $1.1 million, (ii) Mortgage-backed securities - $.2 million, (iii) Other time deposits - $1.8 million and (iv) Advances from Federal Home Loan Bank - $.2 million.


     The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume, changes in rates and in periods (In thousands):
- - - - - --------------------------------------------------------------------------------

                                     Year Ended               Six Months
                                        Ended         vs.        Ended
                                   December 31, 1993     December 31, 1992
                                 ---------------------- ---------------------
                                        Increase (Decrease) Due to (1)
                                       Volume     Rate    Period     Net
                                       ------     -----   ------     ---
Interest earned on (2):
  Loans                               $(3,631)   $  (628) $11,629   $7,370
  Taxable investment securities           933       (598)     721    1,056
  Mortgage-backed securities             (437)    (1,198)   1,185    (450)
  Interest-bearing deposits
   with other banks                       424          2      272     698
  Other                                    14         (3)     167     178
                                      -------    -------- -------   ------
                                      $(2,697)   $(2,425) $13,974   $8,852
                                      =======    =======  =======   ======
Interest paid on (2):
  Savings deposits                    $   104    $  (222) $ 1,110   $  992
  Other time deposits                    (914)        91    5,165    4,342
  Advances from Federal
   Home Loan Bank, net                   (147)        87      778      718
                                      -------    -------   ------   ------
                                      $  (957)   $   (44) $ 7,053   $6,052
                                      =======    =======  =======   ======



                                      Six Months              Six Months
                                        Ended         vs.        Ended
                                   December 31, 1992        June 30, 1992
                                  ------------------       ----------------
                                       Increase (Decrease) Due to (1)
                                       Volume         Rate       Net
                                       ------         ----       ---
Interest earned on (2):
  Loans                               $ (702)       $(2,668)   $(3,370)
  Taxable investment securities          204             50        254
  Mortgage-backed securities            (311)          (487)      (798)
  Interest-bearing deposits
   with other banks                     (226)           (60)      (286)
  Other                                    6            (32)       (26)
                                      -------       -------    --------
                                      $(1,029)      $(3,197)   $(4,226)
                                      =======       =======    =======
Interest paid on (2):
  Savings deposits                    $    56       $  (255)    $  (199)
  Other time deposits                    (602)       (2,765)     (3,367)
  Advances from Federal
   Home Loan Bank, net                   (607)         (577)     (1,184)
                                      -------       -------     -------
                                      $(1,153)      $(3,597)    $(4,750)
                                      =======       =======     =======


                                    |  Six Months
                                    |    Ended          vs.    Year Ended
                                    | June 30, 1992        December 31, 1991
                                    | -------------        -----------------
                                    |      Increase (Decrease) Due to (1)
                                    |   Volume     Rate      Period    Net
                                    |   ------     ----      ------   -----
                                    |
Interest earned on (2):             |
  Loans                             | $(1,940)    $ (193)   $(17,133)$(19,266)
  Taxable investment securities     |     224        (32)       (275)     (83)
  Mortgage-backed securities        |    (270)       (74)     (2,327)  (2,671)
  Interest-bearing deposits         |
   with other banks                 |    (128)      (322)     (1,009)  (1,459)
  Other                             |      11        (18)       (201)    (208)
                                    | --------    ------    --------  -------
                                    |  $(2,103)   $ (639)   $(20,945)$(23,687)
                                    | ========    ======    ======== ========
Interest paid on (2):               |
  Savings deposits                  |  $   210   $  (366)   $ (1,465)$ (1,621)
  Other time deposits               |     (976)   (1,600)    (11,108) (13,684)
  Advances from Federal             |
    Home Loan Bank, net             |     (649)      (329)    (2,940)  (3,918)
                                    |  -------   --------   --------  -------
                                    |  $(1,415)  $(2,295)   $(15,513)$(19,223)
                                    |  =======   =======    ======== ========

- - - - - ---------------------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Interest earned on and interest paid on includes the amortization of the Fresh Start Reporting premiums as follows:
        Year ended December 31, 1993 - (i) Loans - $1.6 million, (ii) Mortgage -backed securities - $1.1 million, (iii) Other time deposits - $1.9 million and (iv) Advances from Federal Home Loan Bank - $.2 million; Six months ended December 31, 1992 - (i) Loans - $1.1 million, (ii) Mortgage-backed securities - $.2 million, (iii) Other time deposits - $1.8 million and (iv) Advances from Federal Loan Bank - $.2 million.


     RESIDENTIAL LENDING

     First Federal's fixed rate mortgage loans and adjustable rate mortgage loans ("ARMS") are secured by homes (structures consisting of one to four dwelling units), with terms depending upon loan type, loan-to-value ("LTV") ratio, and term. In underwriting residential real estate loans, First Federal evaluates both the borrower's ability and willingness to make monthly payments and the value of the property securing the loan. Under First Federal's established lending policy, nonconforming loan requests up to $300,000 must be approved by a loan committee which consist of officers and other management personnel of First Federal. Residential loans in excess of $300,000 and any loans aggregating $500,000 or more to a borrower or group of related borrowers must be approved by First Federal's Board of Directors.

     First Federal's mortgage lending activities are subject to nondiscriminatory underwriting standards which comply with OTS regulations and the Community Reinvestment Act of 1977. Property valuations by approved appraisers are required, and all appraisals must meet regulatory guidelines. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports and confirmations.

     First Federal's policy is to obtain title insurance policies on first and second mortgage real estate loans. Borrowers must also obtain hazard insurance prior to closing and, when applicable, flood insurance. In addition to each monthly payment of principal and interest, borrowers may be required to advance funds for items such as real estate taxes, hazard insurance premiums and private mortgage insurance ("PMI") premiums. These payments (excluding principal and interest) are deposited into a mortgage escrow account from which First Federal makes disbursements as taxes and premiums become due.

     Under current regulations of the OTS, a real estate loan may not exceed the lower of (i) the sales price or (ii) 95% of the appraised value of the secured property at the time of origination. With respect to home loans originated or refinanced in excess of 90% of the appraised value of the secured property, the portion of the unpaid balance that exceeds 80% of the property's value must be insured or guaranteed by a mortgage insurance company qualified by the Federal Home Loan Mortgage Corporation ("FHLMC"). OTS regulations also require specific Board of Directors' approval for all loans secured by real estate, which are not home loans and which, at the time of origination, are in excess of 90% of the appraised value of the secured property. First Federal currently requires Board approval for all real estate loans which are not home loans and which are in excess of 80% of the appraised value of the secured property, unless there is a third party take-out commitment in which case the approval threshold is 85% of appraised value.

     First Federal originates conventional mortgage loans for up to 95% of the appraised value (or purchase price, if lower) of the secured property. First Federal requires that PMI be purchased if the LTV ratio exceeds 80%. Under FHA and VA insured or guaranteed lending programs, First Federal will lend up to the applicable maximums as established by the respective agencies. First Federal will lend up to 80% of the appraised value for owner-occupied refinance loans. For second mortgage loans, the aggregate of both the first and second mortgage loans cannot exceed 80%. In some cases, First Federal self-insures one-to-four family residential loans that exceed 80% LTV but do not exceed 90% LTV. In many cases, First Federal collects additional fees and charges a higher interest rate to compensate for the added risk.

     At December 31, 1993, First Federal held a portfolio of $27.6 million of ARMs. First Federal generally originates ARMs for retention in its portfolio because such loans reduce earnings sensitivity to interest rate fluctuations. Interest rates charged in connection with ARMs generally are adjustable at one-year intervals, with maximum interest rate adjustments of 2% in any one year and maximum increases of 6% over the life of the loan. The base interest rate of an ARM is based upon the U.S. Treasury Bill Index adjusted to constant maturity, plus a margin which is determined at the time of application and remains constant for the life of the loan.

     At December 31, 1993, First Federal held a portfolio of $87.6 million of fixed-rate residential mortgage loans. Substantially all single-family fixed-rate mortgage loans originated by First Federal in recent years have been made in conformity with the standard underwriting criteria published by the Federal National Mortgage Association ("FNMA") and the FHLMC. During 1993, First Federal sold $48.4 million of fixed rate residential loans to the FHLMC at amounts which approximated book value. First Federal will continue to sell loans to the FHLMC based on its liquidity and loan portfolio needs.

     COMMERCIAL REAL ESTATE LENDING

     First Federal's commercial real estate loans consist of permanent loans secured by shopping centers, office and apartment buildings, hotels and motels, and warehouses. All commercial real estate loans are subject to an independent, authorized appraisal and First Federal's policies provide that the loan amount may not exceed 80% of the appraised value of the property. All commercial loans are approved by a loan committee. Loans greater than $300,000, and any loans aggregating $500,000 or more to a borrower or group of related borrowers, must be approved by First Federal's Board of Directors. At December 31, 1993, First Federal held a portfolio of $25.8 million in commercial real estate loans, most of which bear interest at adjustable rates. At December 31, 1993, First Federal's commercial real estate portfolio included $1.2 million of loan participations purchased from other financial institutions. The projects financed by the participation loans are located outside of First Federal's normal trade area.

     NONACCRUAL AND RESTRUCTURED LOANS

     The following table summarizes First Federal's nonaccrual and restructured loans at the dates indicated (In thousands):


                                                December 31,
                             ----------------------------------------------
                                1993        1992  |  1991     1990    1989
                                ----        ----  |  ----     ----    ----
                                                  |
Nonaccrual loans (1)         $ 4,614      $ 7,411 | $3,829  $ 4,289 $ 4,885
Restructured loans (2)         5,547        7,530 |  3,733    5,964   6,007
                             -------      ------- | ------  ------- -------
Total (3) (4)                $10,161      $14,941 | $7,562  $10,253 $10,892
                             =======      ======= | ======  ======= =======
- - - - - ------------------------------

(1) Interest is not accrued on loans when principal or interest is in default for 90 days or more or if other circumstance exist which indicate a significant deterioration in the financial condition of of the borrower, unless the loans are well secured and in the process of being collected.

(2)     Excludes loans accounted for on a nonaccrual basis.

(3) First Federal currently has no commitment to lend additional funds with respect to any of its nonperforming loans.

(4) First Federal recorded $.5 million in interest income for the year ended December 31, 1993 related to these loans, whereas $1.1 million would have been recognized under the original terms of the agreements.


     At December 31, 1993, First Federal's two largest restructured loans consisted of the following: (i) a $1.9 million loan secured by a 121 unit apartment complex in Columbia, South Carolina, (ii) a $1.6 million loan secured by a hotel in Charlotte, North Carolina. These two loans were current as to payment of principal and interest at December 31, 1993.

     REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

     At December 31, 1993, real estate acquired in settlement of loans totaled $15.1 million. Included in this total are the following:

     First Federal holds a retail shopping complex in Cornelius, North Carolina with a book value of $2.5 million. First Federal has hired a property management firm to continue the leasing of the complex while the property is offered for sale.

      First Federal holds an 11% participation interest with a book value of $2.1 million in a hotel in West Hollywood, California. The lead lender is handling the efforts to sell the property and settle pending litigation.

     First Federal holds a 40% participation interest with a book value of $1 million in a 49 unit suite hotel in San Francisco, California. A hotel management company is in place and the hotel is being actively marketed for sale.

     First Federal holds two office buildings in Columbia, South Carolina with a book value of $1 million. A property management firm is in place and the property is listed with a real estate broker.

     First Federal holds eight office condominium units (book value $2.2 million), which represent 38% of a medical office condominium project located in Charlotte, North Carolina. A property management firm is in place and seven of the units are leased and are being offered for sale.

     Included in REO is $1.6 million of VOI and lot contracts receivable greater than 90 days delinquent, since these contracts receivable meet the in-substance foreclosure criteria. In addition, First Federal has acquired $2.8 million of VOIs and lots located at various Fairfield resort sites due to contracts receivable which have cancelled. First Federal has reduced the carrying value of this REO by an allowance totaling $1.8 million which represents amounts applied in accordance with the Tax Sharing Agreement. Under the Remarketing Agreement, Fairfield has agreed to use its best efforts to remarket VOIs and lots underlying cancelled First Federal contracts receivable and replace those with new contracts generated by the remarketing efforts. During 1993, Fairfield remarketed, at amounts approximating book value, $1.2 million of VOIs and lots underlying First Federal's cancelled contracts receivable.

     ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the indicated categories of loans. The dollar amounts of the allowance applicable to each category and the ratio of loans in each category to total loans at the dates indicated are as follows (Dollars in thousands):


                  December 31, 1993   December 31, 1992 | December 31, 1991
                   Amount    Ratio     Amount     Ratio |  Amount    Ratio
                   ------    -----     ------     ------|  ------    -----
                                                        |
Real estate:                                            |
 Construction      $ 250      3.8%     $  160       3.6%|  $  333     5.5%
 Mortgage            417     66.7         420      62.0 |     502    57.0
Contracts receivable                                    |
 purchased from                                         |
 Fairfield (1)     1,150     24.9       2,919      30.2 |   2,869    33.5
Consumer and                                            |
 other                46      4.6          56       4.2 |       7     4.0
Unallocated        1,535      N/A         693       N/A |   4,267     N/A
                  -------   -----      ------     ------|  ------    -----
                  $3,398    100.0%     $4,248     100.0%|  $7,978   100.0%
                  ======    =====      ======     ======|  ======   ======


                                     December 31, 1990    December 31, 1989
                                       Amount  Ratio        Amount     Ratio
                                       ------  -----        ------     -----
Real estate:
 Construction                         $  426    6.2%       $  319     11.0%
 Mortgage                              1,451   51.4         1,447     49.2
Contracts receivable
 purchased from
  Fairfield (1)                        2,859   38.5           -        36.8
Consumer and other                        50    3.9            51       3.0
 Unallocated                           1,141    N/A         1,011       N/A
                                      ------   ----        ------     -----
                                      $5,927  100.0%       $2,828     100.0%
                                      ======  =====        ======     ======

- - - - - ------------------------------

(1) Prior to 1990, Fairfield maintained an allowance for loan losses on contracts receivable sold to First Federal. As a result of Fairfield's Reorganization and the rejection of its repurchase obligation, First Federal provided, during 1990, a general valuation allowance for contracts receivable purchased from Fairfield.


     INVESTMENT ACTIVITIES

     The following table sets forth the book value of investment securities at the dates indicated (In thousands):


                                               December 31,
                                        -----------------------------
                                        1993       1992      | 1991
                                        ----       ----      | ----
                                                             |
U.S. Treasury and other                                      |
  U.S. Government agencies                                   |
  and corporations                    $50,766      $18,847   |  $ 9,893
Other                                     518          600   |      996
                                      -------      --------  |  -------
                                      $51,284      $19,447   |  $10,889
                                      =======      =======   |  ========

     The following table sets forth the maturities of investment securities at December 31, 1993 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security) (Dollars in thousands):


                                      Maturing
                        ----------------------------------------
                              Within           After One But
                            One Year        Within Five Years
                            --------        ------------------
                        Amount      Yield    Amount      Yield
                        ------      -----    ------      -----
U.S. Treasury and
  other U.S. Govern-
  ment agencies and
  corporations           $500        5.38%    $35,605     4.81%
 Other                    -                       -
                         -----                -------
                         $500                 $35,605
                         =====                =======


                                              Maturing
                            -------------------------------------------
                             After Five But              After
                            Within Ten Years           Ten Years
                            ----------------           ---------
                            Amount      Yield        Amount     Yield
                            -------     ------      -------     -----
U.S. Treasury and
 other U.S. Govern-
 ment agencies and
 corporations               $8,295      5.13%       $6,366      5.74%
                               -                       518      4.57
                            ------                  ------
                            $8,295                  $6,884
                            ======                  ======



     DEPOSITS AND OTHER SOURCES OF FUNDS

     The average monthly amount of deposits and rates paid on such deposits is summarized for the periods indicated (Dollars in thousands):


                                  Year Ended         Six Months Ended
                                 December 31,          December 31,
                                     1993                  1992
                                     ----                  ----
                               Amount     Rate       Amount       Rate
                               ------     ----       ------       ----
Savings deposits               $ 72,192   2.91%      $ 68,867     3.22%
Time deposits                   214,082   4.44        234,684     5.91
                               --------              --------
                               $286,274              $303,551
                               ========              ========


                            | Six Months Ended            Year Ended
                            |      June 30,              December 31,
                            |       1992                     1991
                            | ----------------         -----------------
                            |  Amount    Rate          Amount      Rate
                            |  ------    ----          -------     -----
                            |
Savings deposits            | $ 65,922   3.97%        $  56,901    5.15%
Time deposits               |  253,796   6.72           279,898    7.94
                            | --------                ---------
                            | $319,718                $ 336,799
                            | ========                =========

     Maturities of time certificates of deposit of $100,000 or more, outstanding at December 31, 1993 are summarized as follows (In thousands):


                          3 months or less                   $13,998
                          Over 3 through 6 months              8,914
                          Over 6 through 12 months             7,021
                          Over 12 months                       5,748
                                                             -------
                                                             $35,681
                                                             =======

     The variety of deposit accounts offered by First Federal has allowed it to be competitive in obtaining funds and has allowed it to respond with flexibility (by paying rates of interest more closely approximating market rates of interest) to reduce, although not eliminate, the threat of disintermediation (the flow of funds away from depository institutions such as savings associations into direct investment vehicles such as government and corporate securities). The ability of First Federal to attract and maintain deposits, and its cost of funds, has been and will continue to be significantly affected by money market conditions.
     The dollar amounts and percentages of First Federal's noncertificate savings deposits and term certificates of deposits, by interest rate and contractual maturity, as of December 31, 1993, are as follows (Dollars in thousands):


                               Amount     Percent
                              --------   ---------
  Noncertificate
    accounts:
     Super-NOW
      accounts               $  1,630        .59%
     Interest-free
      NOW accounts              2,934       1.06
     Money market
      accounts                 40,359      14.59
     Regular NOW
      accounts                 13,968       5.05
     Savings accounts          13,853       5.00
                             --------      -----
                               72,744      26.29
                             --------      -----


                                    Contractual Maturity of CD's by Year
                              -----------------------------------------------
                                                                       1999
                                  1994    1995   1996  1997  1998   and after
                                  ----    ----   ----  ----  ----   ---------
Term certificate
 accounts:
  3.00% to 3.99%  61,688  22.30 $ 61,379  $  309  $  -  $  -   $  -    $  -
  4.00% to 4.99%  62,679  22.65   39,942  20,637   1,723    90    287     -
  5.00% to 5.99%  30,669  11.09   14,370   4,529   2,329 3,841  5,600     -
  6.00% to 6.99%  11,834   4.28    6,461   1,009     930 3,434    -       -
  7.00% to 7.99%   4,730   1.71    1,052   1,940   1,282   369     87     -
  8.00% to 8.99%  13,745   4.97    5,693     855     970 1,723  3,653     851
  9.00% to 9.99%  10,693   3.86    9,244      48     727   -      538     136
 10.00  to 10.99%  6,070   2.19    5,497     475     -     -      -        98
                 -------  ----- --------  ------   ----- -----  -----  ------
                 202,108  73.05 $143,638 $29,802  $7,961 $9,457$10,165 $1,085
                 -------  ----- ======== =======  ====== ====== ====== ======

Fresh start
 valuation
 premium           1,820    .66
                 -------  -----
Total savings
  deposits      $276,672  100.00%
                ========  ======

     SHORT-TERM BORROWINGS

     Another source of First Federal's funds includes advances from the FHLB. As a member of the FHLB, First Federal is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. The FHLB prescribes the acceptable uses of advances pursuant to each program as well as limitations on the size of advances. The following table summarizes First Federal's advances from Federal Home Loan Bank for each of the periods indicated (Dollars in thousands):


                                  Weighted    Maximum    Average    Weighted
                                   Average    Amount     Amount      Average
                         Balance  Interest Outstanding Outstanding Interest Rate
                         at End   at End      at any   During the   During the
   Period Ended        of Period of Period Month's End   Period        Period
   ------------        --------- --------- ----------- -----------  ------------
Year Ended December
 31, 1993              $10,000     5.59%     $18,500     $12,958       5.84%

Six Months Ended
 December 31, 1992     $22,500     6.34%     $24,500     $19,833       6.30%
- - - - - -------------------------------------------------------------------------------
Six Months Ended
 June 30, 1992         $31,500     6.88%     $38,000     $34,883       7.32%

Year Ended December
 31, 1991              $42,000     8.05%     $57,000     $51,375       8.76%


REGULATION AND SUPERVISION

     GENERAL REGULATION OF FIRST FEDERAL

     In 1989, and again in 1991, legislation was enacted that substantially restructured the regulation and deposit insurance arrangements of savings associations. First, FIRREA, enacted in 1989, abolished the Federal Home Loan Bank Board ("FHLBB") and established the OTS, whose Director assumed certain of the chartering, regulation, examination and supervision duties of the FHLBB, including the regulation, examination and supervision of federally chartered savings associations such as First Federal. Second, on December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law which required the federal bank and savings association regulators to take "prompt corrective action" with respect to depository institutions that fall below specified capital levels. FDICIA also restricted the activities of undercapitalized savings associations and generally required any undercapitalized depository institution to submit a capital restoration plan that includes a guarantee by any holding company of such an association with respect to certain aspects of the plan.

     As a federally chartered savings association, First Federal is a member of the FHLB System, which is overseen by the Federal Housing Finance Board. First Federal's deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). In addition, First Federal, to some extent, is subject to regulation by the Federal Reserve Board ("FRB"). Federally chartered savings associations may not enter into certain transactions unless certain regulatory tests are met or prior governmental approval is obtained, and such associations must file certain reports with, and comply with the regulatory requirements of, the foregoing governmental agencies.

     The Director of the OTS, acting through regional directors ("Regional Directors"), is charged with enforcing compliance with all applicable laws and regulations. OTS conducts routine and specialized examinations of federally chartered savings associations such as First Federal. In general, all rules, regulations and policies of the OTS governing the safe and sound operations of savings associations are to be no less stringent than those applicable to national banks.

     Savings associations are required by OTS regulation to pay a general assessment to the OTS to fund its operations based upon the association's total assets (including consolidated subsidiaries) as reported in its quarterly thrift financial reports. An additional premium is charged for associations designated as troubled institutions. First Federal's OTS assessment aggregated approximately $.1 million for each of fiscal year 1993 and fiscal year 1992.

     DEPOSIT INSURANCE

     The SAIF is the federal deposit insurance fund that insures savings association deposits up to $100,000 per depositor. The insurance obligations of the SAIF are backed by the full faith and credit of the United States. Another insurance fund, the Bank Insurance Fund ("BIF"), provides similar insurance coverage for bank depositors. While the FDIC administers both SAIF and BIF, by statute the funds are treated separately. Their reserves are administered separately and are not to be commingled, and savings associations insured by one fund may not be required to contribute to the other. The separateness of the insurance funds was continued and, in fact, reinforced by the FDICIA.

     A moratorium on transfers from SAIF to BIF, and vice-versa, is imposed with certain exceptions until August 9, 1994. A savings association is allowed to convert to a bank charter during the moratorium period only if membership in the SAIF is maintained, unless the conversion is effected by a failed or failing association with the approval of the FDIC. In the event of any fund conversion, the savings association involved must pay association involved must pay an exit fee to the fund it is leaving and an entrance fee to the fund it is entering. Until December 31, 1996, the Secretary of the Treasury and the FDIC will determine jointly the exit fee payable for leaving SAIF.

     SAIF insurance assessments on deposits range from .23% to .31% of deposits based on a savings association's capital strength and supervisory factors designed to account for risks attributable to different categories and concentrations of assets and liabilities. These rates may be raised by the FDIC as it deems appropriate to maintain the fund's reserves at statutorily mandated levels. First Federal's deposit insurance premiums totaled $.8 million for the year ended December 31, 1993 compared to $.7 million for the year ended December 31, 1992. The BIF insurance assessment on deposits varies according to the same factors and at the same rates as the SAIF assessments. The FDIC has authority to increase such premiums as it deems necessary to maintain BIF's reserves at statutorily designated levels.

     The FDIC may terminate the deposit insurance of any savings association, if among other things, the FDIC determines, after notice and hearing, that the savings association has engaged or is engaging in unsafe and unsound practices; is in an unsafe or unsound condition to continue operations; or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC in connection with the granting of any application or other request or written agreement entered into with the savings association. If deposit insurance is terminated, the deposits of the savings association at that time, less subsequent withdrawals, continue to be insured for a period from six months to two years, as determined by the FDIC.

     CAPITAL REQUIREMENTS

     On September 29, 1992, the OTS, together with the other federal banking regulatory agencies, adopted rules to implement the "prompt corrective action" provisions of FDICIA. Under the new rules, which were effective December 19, 1992, a savings association is deemed to be: (i) "well capitalized", if it has a total Risk-based Capital ratio of 10% or greater, a Tier 1 Risk-based Capital ratio of 6% or greater (Tier 1 Capital is defined as Core Capital), a Leverage ratio of 5% or greater and is not subject to any order to meet and maintain a specific capital level; (ii) "adequately capitalized", if it has a total Risk-based Capital ratio of 8% or greater, a Tier 1 Risk-based Capital ratio of 4% or greater and a Leverage ratio of 4% or greater (or, if it is MACRO 1 rated, 3% or greater) and does not meet the definition of a "well capitalized" savings association; (iii) "undercapitalized", if it has a total Risk-based Capital ratio under 8%, and a Tier 1 Risk-based Capital ratio under 4% and a Leverage ratio under 4% (or 3% if it is MACRO 1 rated); (iv) "significantly undercapitalized" if it has a total Risk-based Capital ratio under 6%, a Tier 1 Risk-based Capital ratio under 3% or a Leverage ratio under 3%; and (v) "critically undercapitalized", if it has a ratio of Tangible Capital to total assets equal to or less than 2%.

     Tier 1 Capital is Tangible Capital plus qualifying supervisory goodwill (which is being phased-out over time until December 31, 1994) and other qualifying intangible assets that meet a three-part test of separability, cash flow and marketability. First Federal does not have supervisory goodwill or other qualifying intangible assets and, therefore, its Tier 1 Capital equals its Tangible Capital.

     At December 31, 1993, First Federal had Risk-based Capital of $27.6 million and a Risk-based Capital ratio of 14%, or $11.8 million in excess of the required total Risk-based Capital. At December 31, 1993, First Federal had both Tangible Capital and Core Capital of $27.2 million, and a Tier 1 Risk-based Capital ratio and a Leverage ratio of 8.35% of adjusted total assets, representing Tangible Capital of $22.3 million and Core Capital of $14.2 million in excess of required amounts. First Federal's required capital levels are Tangible Capital of $4.9 million (1.5% of adjusted total assets) and Core Capital of $13.0 million (4.0% of adjusted total assets).

     Under current regulations, at least half of the Risk-based Capital requirement must be met with Tier 1 Capital, while the remainder may be met with supplementary or Tier 2 Capital. Tier 2 Capital includes general loss reserves, cumulative perpetual preferred stock (if the association has the option to defer dividends), hybrid debt-equity instruments (such as perpetual debt) and qualifying subordinated debt. Total risk-weighted assets of a savings association are determined by assigning a risk weight to each asset of the savings association. In addition to risk weighting all assets on First Federal's balance sheet, certain off-balance sheet risks, such as potential obligations under letters of credit or recourse agreements, are assigned an on-balance sheet credit equivalent amount. The risk weight of an asset is expressed in terms of a percentage. Multiplying the value of an asset by its risk weight produces its risk-weighted value, and the sum of such risk-weighted values represents a savings association's total risk-weighted assets.

     The Risk-based Capital regulations require the inclusion of 100% of the value of mortgage loans sold with recourse ("recourse servicing") for purposes of calculating risk-weighted assets, unless the capital charge would exceed the contractual maximum amount of the recourse provided; in which case, the savings association is only required to hold dollar for dollar capital against the contractual maximum amount of recourse, net of any recourse liability account established. The assets are then to be included in the appropriate risk-weighted category based on the requirements of the regulation for mortgage loans. At December 31, 1993, First Federal had approximately $17.3 million of recourse servicing and had purchased special risk insurance against this recourse obligation related to $12.6 million of sold loans.

     The OTS has proposed an interest-rate-risk component in addition to the current credit-risk component of the Risk-based Capital calculation. The OTS proposal may require capital to be maintained to protect a savings association from losses due to changes in interest rates in addition to current Risk-based Capital requirements or may replace part of the current Risk-based Capital requirements. In the alternative, the interest-rate-risk component may be added to a savings association's Tier 1 Capital requirement. The amount of the interest-risk component would equal 50% of the estimated decline in the market value of portfolio equity after an immediate 200 basis point increase or decrease (whichever yields a larger decline) in market interest rates. Under the proposal, "market value of portfolio equity" would be defined as the net present value of future cash flows from assets, liabilities and off-balance sheet items. Adoption of the OTS proposal in its current form could result in an increase in First Federal's regulatory capital requirements. The other financial institution regulatory agencies have jointly proposed an interest-rate-risk rule that provides an alternative interest-rate-risk calculation to that proposed by the OTS. It is uncertain whether the OTS will retain its own version of the rule or conform its rule to the jointly proposed rule. Regardless, either version of the rule could result in an increase in First Federal's regulatory capital requirements. If the OTS rule had been adopted and in place December 31, 1993, there would have been no effect on First Federal's Tier 1 Capital.

     Beginning July 1, 1990, savings associations were required to deduct from their Core Capital a percentage of the aggregate amount of investments and extensions of credit to subsidiaries that engage in activities not permissible for national banks, which percentage increases on an accelerating basis over a period ending July 1, 1994, by which time all such loans and investments will be deducted from capital. Exceptions are made if the subsidiary is a mortgage banking company, an insured depository institution, or, unless the FDIC determines otherwise in the interest of safety and soundness, if the subsidiary engages in nonpermissible activities only as an agent, rather than as a principal. At December 31, 1993, First Federal had $3.9 million or 1.2% of its assets invested in and loaned to subsidiaries which may be deemed to be engaged in activities not permissible for national banks and otherwise not permitted by FIRREA. Management believes that First Federal will be able to reduce or dispose of these investments within the guidelines provided in FIRREA without adversely affecting operations.

     IMPLICATIONS OF FAILURE TO COMPLY WITH CAPITAL REQUIREMENTS

     FIRREA provides that a savings association that does not meet applicable minimum capital requirements, and is thus a "troubled institution" under the statutory definition, is subject to liability growth restrictions and may not accept funds obtained directly or indirectly by or through any deposit broker. A troubled institution also is prohibited from soliciting deposits by offering rates of interest on deposits that are significantly higher than the prevailing rates on deposits offered by other insured financial institutions of the same type. FDICIA similarly restricts the ability of depository institutions to accept brokered deposits and extends some of those limitations to savings associations that do not significantly exceed minimum capital requirements.

     The Director of the OTS also may establish, on an association-by-association basis, individualized minimum capital requirements ("IMCRs") that could exceed the general requirements discussed above. IMCRs could be based upon a number of factors relating to a savings association, including, but not limited to, the fact that the savings association is receiving special supervisory attention or has losses resulting in capital inadequacy, poor liquidity or cash flow, rapid growth, inadequate underwriting policies and procedures, a record of operational losses, portfolio weakness, business relationships with affiliates or exposure to interest rate, credit or prepayment risk. As a result of Fairfield's now completed Chapter 11 reorganization, First Federal entered into a Supervisory Agreement in 1990, subsequently revised, pursuant to which First Federal agreed, except for certain enumerated transactions, that neither First Federal nor any of its subsidiaries would enter into any transactions with Fairfield or any of its subsidiaries without the prior written approval of the Regional Director.

     FDICIA CAPITAL REQUIREMENTS AND RESTRICTIONS

     FDICIA added a new section to the Federal Deposit Insurance Act that became effective December 19, 1992 and is intended to resolve problem associations at the least possible long-term cost to the deposit insurance funds. With certain exceptions, a savings association will be prohibited from making capital distributions or paying management fees if the payment of such distributions or fees will cause the savings association to become undercapitalized. Furthermore, undercapitalized savings associations will be required to file capital restoration plans with the appropriate federal regulator. Pursuant to FDICIA, undercapitalized savings associations also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The OTS also may, among other things, require an undercapitalized savings association to issue shares or obligations, which could be voting stock, to recapitalize the savings association or, under certain circumstances, to divest itself of any subsidiary.

     Critically undercapitalized savings associations may be subject to more extensive control and supervision and the OTS may prohibit any critically undercapitalized savings association from, among other things, entering into any material transaction not in the ordinary course of business, amending its charter or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized savings associations generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of a savings association becoming critically undercapitalized, the OTS must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the savings association's continued operation.

     ENFORCEMENT POWERS

     The OTS and, under certain circumstances, the FDIC have substantial enforcement authority with respect to savings associations for violation of laws or regulations, engaging in unsafe and unsound practices, or failure to comply with applicable capital requirements. Such enforcement powers include authority to bring actions against all "institution-affiliated parties," which includes directors, officers, employees or controlling stockholders; stockholders who participate in the conduct of the affairs of the association; and any attorneys, appraisers and accountants who knowingly or recklessly participate in any violation of law or regulation, breach of fiduciary duty or unsafe or unsound practice which is likely to cause more than minimal financial loss or have a significant adverse effect on the savings association. The OTS' enforcement authority includes, among other things, the ability to assess substantial civil money penalties; to terminate or suspend insurance of the savings association's accounts; to initiate injunctive actions and to issue a broad range of prohibition, removal or cease-and-desist orders.

     EQUITY RISK INVESTMENTS

     OTS regulations limit the amount and nature of investments that a savings association and its subsidiaries, on a consolidated basis, may make in equity securities, real estate, service corporations, land loans, and non-residential construction loans with loan-to-value ratios greater than 80%. The regulation limits further the amount an insured savings association may invest without OTS approval in any one real estate project, to an amount equal to the savings association's aggregate loans-to-one borrower limitation and requires insured savings associations to post incremental regulatory capital of up to 10% of all equity risk investments. Land loans and non-residential construction loans with loan-to-value ratios greater than 80% that were made or legally committed to on or before February 27, 1987 are "grandfathered".

     The regulations generally provide that: (i) savings associations that meet their regulatory capital requirements and have Tangible Capital of at least 6% of total liabilities may invest up to three times their Tangible Capital in equity risk investments without Regional Director approval, and
(ii) savings associations that meet their regulatory capital requirements but have Tangible Capital of less than 6% of total liabilities may invest only up to the greater of (a) 3% of such savings association's assets, or (b) two and one-half times Tangible Capital, without Regional Director approval. All affected associations must notify their Regional Director when equity risk investments exceed 20% of assets. At December 31, 1993, First Federal's Tangible Capital amounted to $27.2 million or 9% of its total liabilities and its equity risk investments aggregated $2.2 million.

     QUALIFIED THRIFT INVESTMENTS

     The Home Owners' Loan Act, as amended ("HOLA"), mandates that a savings association maintain a minimum percentage of its assets in housing finance and related activities. Pursuant to FDICIA, a qualified thrift lender ("QTL") is any savings association that has qualified thrift investments equal to or exceeding 65% of the savings association's total tangible assets, on an average basis, in nine out of every twelve months. More specifically, savings associations are required to maintain 65% of their "portfolio assets" in "qualified thrift investments," including not less than 45% in loans related to residential real property and manufactured housing, home equity loans and mortgage-backed securities, and up to 20% in certain other loans, including loans on churches, schools, nursing homes and hospitals, and consumer loans (up to 10% of portfolio assets). FDICIA also increased from 10% to 20% the amount of liquid assets that may be deducted from portfolio assets in calculating the QTL percentage.

     The regulatory approval whereby Fairfield acquired First Federal provides that VOI contracts receivable transferred by Fairfield to First Federal constitute qualified thrift investments, provided that the amount of such investments that qualify as related to domestic residential real estate will be based on an appraisal acceptable to the Regional Director of the OTS's Southeast Region, which will form a basis for determining the relationship that the realizable value of the security property bears to the principal amount of the contract receivable that such property secures. First Federal is not currently undertaking appraisal of the underlying collateral related to the respective VOI contracts receivable.

     At December 31, 1993, First Federal's total qualified thrift investments, exclusive of VOI contracts receivable as domestic residential real estate loans for which a determination of qualification has not been made, as a percentage of total tangible assets was 69.5%, which exceeded the minimum of 65% required by FDICIA.

     Failure to meet the QTL test will require conversion to a bank charter by noncomplying savings associations or the immediate imposition of restrictions on the payment of dividends, commencement of new activities, establishment of branches and access to FHLB advances. In addition, after three years, outstanding FHLB advances must be repaid and the savings association must divest itself of all activities and investments not permissible for both national banks and savings associations. Any holding company for a savings association that fails the QTL test and does not requalify (which is only allowed once) within one year must register as a bank holding company and have its activities substantially curtailed.

     SAFETY AND SOUNDNESS MEASURES

     As required by FDICIA, the OTS, together with the other Federal banking agencies, adopted uniform regulations, effective March 19, 1993, prescribing standards for extensions of credit either secured by real estate or made for the purpose of financing the construction of improvements on real estate.
The OTS regulations require each savings association to establish and maintain written internal real estate lending standards consistent with safe and sound banking practices and appropriate to the size of the savings association and the nature and scope of its real estate lending activities. Such standards also must be consistent with OTS guidelines which establish permissible loan to value ratios for various types of real estate loans, ranging from 50% for raw land up to 95% for home equity mortgages. Mandatory ratios were not established because of concerns that absolute ratios would constrict the availability of credit and reduce lending flexibility for programs such as the Community Reinvestment Act of 1977 (the "CRA"). FDICIA-mandated standards relating to operations and management's asset quality, earnings and valuation; and employment contracts and compensation arrangements have not yet been adopted by the OTS.

     LENDING LIMITS

     The aggregate amount of loans and other extensions of credit that First Federal may make to any one borrower, including related entities, is subject to the lending limits applicable to national banks. In general, national banks may lend to any one borrower an amount not in excess of 15% of their capital on an unsecured basis. An additional amount, up to 10% of capital, may be loaned if fully secured by readily marketable collateral. In addition, a savings association is permitted to lend up to $500,000 to one borrower regardless of capital; and, upon receipt of a written order of the OTS, up to the lesser of 30% of capital or $30 million to develop domestic residential housing units provided, however, that, among other conditions, the savings association is in compliance with the fully phased-in capital standards under HOLA and that such loans do not, in the aggregate, exceed 150% of the savings association's capital. The aggregate amount of loans secured by nonresidential real estate also is limited to 400% of a savings associations's capital. The OCC has proposed revisions to its lending limit regulation applicable to national banks that would, among other things, change the definition of "unimpaired capital and surplus" to comport with and be based upon quarterly Call Report figures; update the definition of "loans and extensions of credit" to account for several previously unaddressed credit arrangements; consolidate the rule's limitations, exceptions and exclusions; clarify the circumstances under which certain loans will be deemed secured; amend the "direct benefits" and the "common enterprise" tests of the attribution rules; and devise a method of dealing with nonconforming loans. First Federal does not expect that adoption of the proposed amendments to the OCC's regulations will have a material impact on its compliance with or calculation of the lending limit.

     At December 31, 1993, the aggregate amount of loans and other extensions of credit that First Federal was permitted to make to one borrower and the aggregate amount of its loans that was permitted to be secured by nonresidential real estate totaled $4.3 million and $114.1 million, respectively. The largest aggregate amount of loans to one borrower at December 31, 1993 totaled $2.1 million, and the aggregate amount of nonresidential real estate loans at such date totaled $25.8 million.

     CLASSIFICATION OF ASSETS

     Under existing regulations, examiners (subject to the approval of First Federal's Regional Director) have authority to classify any assets of First Federal as "Substandard", "Doubtful" or "Loss". Assets that do not yet warrant adverse classification but nonetheless possess credit or other deficiencies or potential weaknesses deserving management's close attention are classified as Special Mention; assets that the examiners determine may sustain a loss if current deficiencies are not corrected are classified as Substandard; assets exhibiting such weakness as to make collection or liquidation in full highly questionable and improbable are classified as Doubtful; and assets considered uncollectible are classified as Loss.

     Under OTS regulations, with respect to assets classified as Substandard or Doubtful, if the examiner concludes that the existing aggregate valuation allowances established by the association are inadequate, the examiner will determine the need for, and extent of, any increase necessary in the insured savings association's general allowance for loan losses, subject to review by the Regional Director. For the portion of assets classified as Loss, savings associations are required either to establish specific allowances for losses of 100% of the amount classified or to charge off such amount. The OTS has revised its regulations to require that "fair value" be used to value all foreclosed assets.

     The OTS regulations also require savings associations to classify their own assets and to establish prudent general allowances for loan losses. The Regional Director is responsible for determining the appropriateness of the classifications established by the savings association. The regulations also require savings associations to establish liabilities for off-balance sheet items when loss becomes probable and estimable.

     INVESTMENT AND LOAN PORTFOLIO ACCOUNTING POLICIES

     The OTS has established guidelines that require depository institutions to establish prudent policies and strategies with respect to the selection of securities dealers and securities transactions. These guidelines require the Board of Directors of any savings association to adopt a written portfolio policy and strategy outlining the steps management will take to achieve any stated goals. Furthermore, to prevent savings associations from manipulating the recognition of gains and losses on securities transactions, the guidelines require savings associations to distinguish between securities held for investment and those held for sale or trading. Securities bought and held for investment must be reported at their amortized cost. Securities held for sale must be reported at the lower of cost or market value with unrealized losses (and recoveries of unrealized losses) recognized in current income. Securities bought for trading purposes must be reported at current market value, with unrealized gains and losses recognized in current income. The investment portfolio accounting policies described in the guidelines are also applicable to the loan portfolio.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which amends both SFAS No. 5 "Accounting for Contingencies," and SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and is effective for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that an impaired or restructured loan be measured at the present value of its expected future cash flows discounted at the effective interest rate of the loan.

SFAS No.114 also permits a creditor to recognize the fair value of the collateral of an impaired collateral-dependent loan as an alternative to discounting expected future cash flows and to recognize an observable market, if one exists, as an alternative to the discounting method. First Federal does not anticipate that the implementation of SFAS No. 114 will have a material impact on its consolidated financial statements.

     OTHER RESTRICTIONS

     Several regulatory restrictions generally applicable to banks apply to all savings associations, including restrictions on loans to affiliates and loans to insiders by a savings association. The commercial real estate lending authority of a federal association, specifically the authority to make nonresidential real property loans, is limited to 400% of such association's capital.

     Savings associations also must notify the Director of OTS of the proposed addition of any individual to the Board of Directors or the employment of any individual as a senior executive officer of any savings association or holding company thereof that has been chartered or undergone a change in control within two years or that is failing its capital requirement or otherwise is a troubled institution. Such notice must be provided to the OTS at least 30 days before such addition or employment becomes effective; the Director of the OTS may disapprove a change within the 30 day period after receipt of such notice. First Federal has been designated in "troubled condition". In addition, Fairfield is deemed to have undergone a change in control as a result of stock issued in connection with the Reorganization. Consequently Fairfield and First Federal are both subject to the 30 day prenotification requirement. Substantial civil and criminal penalties can be assessed against insured depository institutions for violations of law or for engaging in unsafe or unsound banking practices. See "Implications of Failure to Comply With Capital Requirements."

     The CRA is presently in the process of amendment by the Congress and financial institution regulators. At this time, it is unclear what effect, if any, the amendments may have on First Federal's CRA rating or CRA related expenses.

     FHLB SYSTEM

     The FHFB, which, as noted above, oversees the operations of the FHLB System with respect to the FHLBs, is an independent agency in the executive branch. Its primary mission is to assist the FHLBs in the promotion of housing. In addition, the FHFB is responsible for insuring that the FHLBs are adequately capitalized, able to raise funds in the capital markets, and operate in a safe and sound manner. FIRREA also established new restrictions on the availability of advances, the principal impact of which will be to limit the use of advances to finance housing.

     The FHFB also is charged with establishing regulatory standards for community investment or service for members seeking advances from FHLBs. The FHFB has promulgated community support requirements, which limit the availability of long-term FHLB advances to associations that do not file acceptable community support action plans with the FHFB and satisfy the goals stated in the plan within a stated period of time. The regulations also establish CRA-related criteria with respect to the availability of long-term advances.

     As a member of the FHLB System, First Federal is required to purchase and hold stock in the FHLB of Atlanta in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts and similar obligations as of the close of each calendar year, or 1/20th of its FHLB advances, whichever is greater. At December 31, 1993, First Federal was in compliance with this requirement, holding stock in the FHLB of Atlanta in the amount of $6.3 million at such date.

     The FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. FHLBs make loans (i.e., advances) to members in accordance with policies and procedures established by the FHFB and the FHLBs. Advances must be secured, in an amount deemed sufficient by the FHLB, by the following types of assets: fully disbursed, whole first mortgages on improved residential property, or securities representing such interest; securities issued, insured or guaranteed by the United States government or any agency thereof; deposits of a FHLB; or other real estate-related collateral acceptable to the FHLB with a readily ascertainable value in which the FHLB can perfect a security interest. Advances secured by "other real estate-related" collateral, however, may not exceed 30% of a member's capital. Furthermore, long-term advances may only be made for the purpose of funding residential housing. Savings associations that fail the QTL test will be subject to further limitations upon their access to advances.

     Prior to the enactment of FIRREA, VOI contracts did not qualify as collateral for FHLB advances. Until guidance is received from the FHFB and the FHLB, there can be no assurance as to whether VOI contracts will be deemed to qualify either as "first mortgages" or as "other real estate-related" collateral acceptable to the FHLB. If VOI contracts are determined by the FHFB and FHLB not to qualify either as "first mortgages" or "other real estate-related" collateral for FHLB advances, management of First Federal (to the extent additional FHLB advances are sought) would be required to secure FHLB advances with other assets of First Federal which have been accepted as collateral for FHLB advances, as discussed below. To the extent that qualifying collateral is not reasonably available, First Federal would be required to seek other sources of funds such as deposits, which have historically been First Federal's principal source of funds.

     During the years ended December 31, 1993 and 1992, First Federal received $.3 million and $.4 million, respectively, of dividends from the FHLB of Atlanta. Pursuant to FIRREA, a significant portion of the retained earnings of the FHLBs has been appropriated and is required to be transferred by the FHLBs to the Resolution Funding Corporation ("REFCORP"), which is the government entity established by FIRREA to raise funds to resolve troubled savings association cases. This appropriation, used to fund the principal and a portion of the interest on REFCORP bonds and certain low-income housing programs, substantially reduces the amount of dividends the FHLBs will be able to pay to members in the future. Moreover, there can be no assurance that this will not result in a reduction in the value of FHLB stock.

     LIQUIDITY AND DEPOSIT RESERVES

     All savings associations are required to maintain liquid assets equal to a certain percentage of net withdrawable savings and current borrowings (borrowings payable in one year or less). The liquidity requirement may vary from time to time depending upon economic conditions and savings flows of these associations. At the present time, the required liquid asset ratio is 5%. Liquid assets for purposes of this ratio include short-term assets (e.g., cash, certain time deposits, corporate obligations and United States Treasury, state and federal agency obligations with a remaining term to maturity of five years or less). In addition, FHLB members are required to maintain certain levels of short-term liquid assets. Short-term liquid assets currently must constitute at least 1% of net withdrawable savings and current borrowings. Penalties may be imposed upon savings associations for violations of liquidity requirements. In 1993, First Federal's liquid assets averaged in excess of 5% of net withdrawable savings and current borrowings, and its short-term liquid assets averaged in excess of 1% of net withdrawable savings and current borrowings.

     FRB regulations require savings associations to maintain reserves against their transaction accounts (primarily NOW accounts, Super NOW accounts and regular checking accounts) and certain non-personal time deposits. The FRB regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts up to $46.8 million (subject to adjustment by the FRB), and an additional reserve of $1.404 million plus 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of aggregate transaction accounts in excess of such amount. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS.

     Savings associations also have authority to borrow from a Federal Reserve Bank, but the FRB's regulations require a savings association to exhaust all FHLB sources before this borrowing source is used.

     HOLDING COMPANY REGULATIONS

     As a savings and loan holding company ("SLHC") within the meaning of HOLA, Fairfield is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. The HOLA prohibits a SLHC, directly or indirectly, from (i) acquiring control (as defined) of another savings association (or holding company thereof) without prior OTS approval, (ii) acquiring more than 5% of the voting shares of another savings association (or holding company thereof) that is not a subsidiary, or (iii) acquiring, through merger, consolidation or purchase of assets, another savings association or savings and loan holding company without prior OTS approval.

     A SLHC may not acquire as a separate subsidiary a savings association that has principal offices outside of the state where the principal offices of its subsidiary association are located, except (i) in the case of certain emergency acquisitions approved by the FDIC, (ii) if the holding company controlled (as defined) such savings association as of March 5, 1987, or
(iii) when the state laws of the state where a savings association which is to be acquired is located specifically authorize such an acquisition.

     Federal statutes and regulations contain a number of provisions that affect the acquisition of SLHCs such as Fairfield. These provisions include the SLHC provisions of the HOLA and regulations thereunder, which govern acquisitions by companies, and the Change in Bank Control Act of 1978, as amended, and regulations thereunder, which govern acquisitions by individuals. The effects of these provisions may be to deter potential purchasers from acquiring significant positions in Fairfield's stock.

     No director or officer of a SLHC or person owning or controlling more than 10% of such holding company's voting shares may, except with prior approval of the OTS, acquire control of any savings association which is not a subsidiary of such holding company. These restrictions are in addition to requirements of the Depository Institution Management Interlocks Act and regulations promulgated pursuant thereto, which generally prohibit directors and officers of a financial institution or financial institution holding company from also serving as a director or officer of an unaffiliated financial institution or financial institution holding company that is very large or is located in the same geographic area.

     FIRREA amended the Bank Holding Company Act of 1956 to provide bank holding companies with the general authority to acquire savings associations. Such acquisitions previously were permitted only in connection with supervisory transactions.

     ACTIVITIES

     Fairfield is a unitary SLHC. There are generally no restrictions on the activities of a unitary SLHC provided that (i) the SLHC controls only one savings association and such association meets the QTL test, or (ii) the SLHC controls more than one savings association, provided that the additional savings associations were acquired by means of a FSLIC- or FDIC- assisted transaction and each subsidiary association meets the QTL test. In addition, in connection with Fairfield's acquisition of First Federal, Fairfield is required to submit its annual debt budget to the OTS for approval.

     TRANSACTIONS WITH AFFILIATES

     HOLA subjects certain transactions between any subsidiary savings association of a SLHC, such as First Federal, and any affiliates of such savings association, to Sections 23A and 23B of the Federal Reserve Act, as amended ("FRA"), in the same manner and to the same extent as if each such savings association were a member bank of the Federal Reserve System. Three additional rules apply to savings associations, which reflect the fact that affiliates of savings associations can engage in a far greater range of activities than affiliates of banks and, thus, can expose the savings associations to greater risk. First, a savings association may not make any loan or extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies. Second, a savings associations may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary). Third, the OTS may for reasons of safety and soundness impose more stringent restrictions on savings associations, but may not exempt transactions from or otherwise abridge Sections 23A or 23B. In addition, the OTS has adopted a regulation that prohibits a savings association or any subsidiary thereof from extending credit to an affiliate that engages in any activity not permissible to a federal savings association.

     In 1991, the OTS adopted a regulation defining and clarifying the applicability to savings associations of Sections 23A and 23B. The rule requires all savings associations to keep detailed records of affiliate transactions. Savings associations that have been the subject of a change of control within the preceding two years, that have composite ratings of 4 or 5, that do not meet all their capital requirements or that are otherwise subject to supervisory controls or concerns may be required to provide the OTS 30 days notice prior to entering into any non-exempt transaction with an affiliate.

     Generally, Sections 23A and 23B of the FRA and the OTS affiliate transaction regulations impose both quantitative and qualitative restrictions on "covered transactions" among financial institutions and their affiliates. "Covered transactions" between a savings association or its subsidiaries and any one affiliate are limited by Section 23A to 10% of the bank's capital stock and surplus. "Covered transactions" among an association or its subsidiaries and all affiliates, which are limited to 20% of the savings association's capital stock and surplus include (i) purchasing or investing in securities issued by an affiliate, (ii) lending or extending credit to or guaranteeing credit of an affiliate, (iii) purchasing assets from an affiliate, and (iv) accepting securities issued by an affiliate as collateral for a loan or extension of credit.

     Qualitative restrictions on affiliate transactions are applied by
Section 23B to a broader range of transactions than are covered by Section 23A. Such transactions must be either on terms that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with other nonaffiliated companies or, in the absence of comparable transactions, on terms that in good faith would be offered to nonaffiliated companies. In addition, each loan or extension of credit to an affiliate by a savings association must be secured by collateral with market value ranging from 100% to 130% (depending on the type of collateral) of the amount of credit extended. The purchase of low-quality assets from an affiliate is prohibited.

     Exceptions to the provisions of Sections 23A and 23B may be granted only by the FRB, either on an individual basis or by regulation. Exceptions granted by the FRB must be consistent with prior public policy and with appropriate safety and soundness considerations.

     RESTRICTIONS ON DIVIDENDS

     Under HOLA, a subsidiary savings association of a SLHC must give the OTS at least 30 days advance notice of any proposed declaration of a dividend to the holding company. Pursuant to the Prenuptial Agreement with the FSLIC, Fairfield agreed not to accept or cause First Federal to pay dividends in an amount (i) that would cause First Federal's regulatory capital to fall below regulatory minimums, (ii) exceeding 100% of First Federal's cumulative net income for the prior eight quarters, less cumulative dividends paid during such period, without the prior written approval of the Regional Director, if First Federal's net capital exceeds the fully phased-in requirement; provided, however, that if a dividend would cause First Federal's net capital to fall below its fully phased-in capital requirement, such dividend may not cause First Federal's net capital to fall below such requirement by an amount exceeding 50% of First Federal's cumulative net income for the prior eight quarters, less cumulative dividends paid during such period, without the prior written approval of the Regional Director; and (iii) exceeding 50% of First Federal's cumulative net income for the prior eight quarters, less cumulative dividends paid during such period, without the prior written approval of the Regional Director, if regulatory capital exceeds the minimum capital requirement but is less than the fully phased-in requirement.
Fairfield agreed under the Prenuptial Agreement, as amended on September 14, 1992 in connection with confirmation of the Plans, that the FSLIC may vote and/or dispose of the First Federal shares owned by Fairfield, without compensation, subject to certain rights of notice and opportunities to cure, if First Federal's Regulatory Capital Trigger, which is defined as (a) the time at which Fairfield fails to honor certain obligations under the Remarketing Agreement entered into with First Federal or (b) First Federal's regulatory capital, on the basis of GAAP, at any time falls below 2% of First Federal's assets.

     OTS regulations also impose limitations upon all capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another association in a cash-out merger and other distributions or charges against capital. The regulations establish three tiers of savings associations. After prior notice, but without approval of the OTS, a savings association that exceeds its fully phased-in capital requirement could make capital distributions during the calendar year up to 100% of its current net income plus the amount that would reduce its "surplus capital ratio" (the excess capital over its fully phased-in capital requirement) to one-half of its surplus capital ratio at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. A savings association that meets its regulatory capital requirement, but not its fully phased-in capital requirement, could make capital distributions of between 25% and 75% of current earnings without prior OTS approval. A savings association that does not meet its regulatory capital requirement could not make any capital distributions without prior OTS approval.

ITEM 3.   LEGAL PROCEEDINGS

               Reference  is made to NOTE 9 - STOCKHOLDERS' EQUITY and NOTE 14 -
          CONTINGENCIES of "Notes  to   Consolidated Statements".


ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

               No matters were submitted to a vote of stockholders during the fourth quarter of 1993.


EXECUTIVE OFFICERS OF THE REGISTRANT

     The following is a listing of the executive officers of Fairfield, none of whom has a family relationship with directors or other executive officers:

               John W. McConnell, age 52, President and Chief Executive Officer since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice-President and Chief Financial Officer from 1986 to 1990.

               Morris E. Meacham, age 55, Executive Vice President since 1990; Senior Vice President and Chief Operating Officer of Leisure Products Group from 1986 to 1990. Effective January 1, 1994, Mr. Meacham entered into a new Employment Agreement as Vice President of Special Projects.

               Marcel J. Dumeny, age 43, Senior Vice President and General Counsel since 1989; Senior Vice President/Law and Development from 1987 to 1989.

               Clay G. Gring, Sr., age 62, Senior Vice President/Leisure Products Group since September 1991. Self-employed from 1984 to September 1991 specializing in the development and management of real estate properties, including resort communities and hospitality related properties.

               Robert  W.  Howeth,  age  46,  Senior  Vice  President   and
          Treasurer since October 1992;  Senior Vice President/Planning  and
          Administration from 1990 to October 1992; Vice President and Treasurer from 1988 to 1990.

               Joe T. Gunter, age 52, Senior Vice President, General Counsel/Leisure Products Group since 1989; Senior Vice President and Special Counsel from 1984 to 1989.

               Robert T. Waugh, age 63, President of First Federal Savings and Loan Association of Charlotte, a wholly owned subsidiary of Fairfield, since 1972.

               William G. Sell, age 40, Vice President/Controller and Chief Accounting Officer since 1988.

                                     PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

               Pursuant to the Plans, all of the outstanding Common Stock of Predecessor Fairfield was cancelled effective September 1, 1992. As of March 18, 1994, the outstanding number of shares of Fairfield's Common Stock totaled 9,792,601, of which 160,001 shares were held by wholly owned subsidiaries. In accordance with the Plans,

          Fairfield will issue additional shares as the remaining unsecured claims are resolved. The ultimate amount of allowed unsecured claims and the timing of the resolution of claims is largely within the control of the Bankruptcy Court. However, based upon available information, Fairfield presently estimates that approximately 10,908,706 shares of Common Stock will be issued and outstanding, including shares held by wholly owned subsidiaries. Additionally, 588,235 shares have been reserved, but not issued, for the benefit of the holders of the FCI Notes.

               On November 4, 1993, Fairfield's Common Stock commenced "regular way" trading on the NASDAQ National Market System under the trading symbol FFCI. For the period November 4, 1993 through December 31, 1993, the high and low closing bid prices were $4-5/8 and $2-3/4, respectively. As of February 28, 1994, there were approximately 4,100 stockholders of the Common Stock.

               During the last two fiscal years Fairfield did not pay any dividends and is prohibited from paying any dividends under the terms of its financing arrangements, except for dividends payable in shares of its Common Stock.

ITEM 6.   SELECTED FINANCIAL DATA

               Information required by Item 6 appears on page F-2 of this report.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Information required by Item 7 appears on pages F-3 through F-10 of this report.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

               Information required by Item 8 appears on pages F-12 through F-46 of this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

               None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     (a)  IDENTIFICATION OF DIRECTORS

               The current Board of Directors of Fairfield began serving during September 1992. Messrs. John W. McConnell and J. Steven Wilson were directors of Predecessor Fairfield and served in such capacities since March 1990.

               Russell A. Belinsky, age 33, Senior Vice President and Principal of Chanin and Company and Senior Vice President and Principal of GTC Capital Partners since 1990. From 1986 to 1990, Mr. Belinsky was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom.

               Ernest D. Bennett, III, age 41, partner at the law firm of Taylor, Philbin, Pigue, Marchetti and Bennett since June 1992. From 1989 to May 1992, Mr. Bennett served as General Counsel at Robert Orr/Sysco Food Services Company. From 1980 to 1989, Mr. Bennett was a partner at the law firm of Camp and Bennett.

               Daryl J. Butcher, age 54, Vice President, Real Estate of WLD Enterprises, Inc., a trust management company, since June 1993. From 1981 to May 1993, Mr. Butcher was President of Butcher Real Estate, Inc., a real estate company developing commercial and industrial properties in the Baltimore-Washington D.C. area.

               Philip L. Herrington, age 41, President of Herrington, Inc., a private investment and business advisory firm, since July 1986; Chairman and Chief Executive Officer of Health Care Training Corporation since 1989; President and Chief Operating Officer of Destin Guardian Corporation, a real estate development company, since 1989.

               John W. McConnell, age 52, President and Chief Executive Officer of Fairfield since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice-President and Chief Financial Officer from 1986 to 1990.

               William C. Scott, age 57, President and Director of Summitt Care Corporation, Inc., a developer and operator of retirement and convalescent centers, since 1985. Director of Pacific Southwest, Inc., a holding company.

               J. Steven Wilson, age 50, Chairman and Chief Executive Officer of Wickes Lumber Company since 1991; Chairman and President of Wilson Financial Corporation, a holding company, since 1980; Chairman, President and Chief Executive Office of Riverside Group, Inc., an insurance company, since 1985; Chairman, President and Chief Executive Officer of The Atlantic Group, Inc., a health food distribution company, since 1986.

     During 1993, there were eight meetings of the Board of Directors, three meetings of the Audit Committee and one meeting of the Compensation Committee. Each director attended at least 75% of the meetings of the Board of Directors and Board Committees on which they served.

     The Audit Committee recommends to the Board of Directors a firm to serve as the independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates all public financial reporting documents of the Company. Messrs. Philip L. Herrington (Chairman), Russell A. Belinsky and Ernest D. Bennett, III currently are members of the Audit Committee.

     The Compensation Committee reviews the administration of Fairfield's employee benefit plans and makes recommendations to the Board of Directors with respect to the Company's compensation policies. Messrs. William C. Scott (Chairman), Daryl J. Butcher and J. Steven Wilson currently are members of the Compensation Committee.

     Fairfield has no standing nominating or similar committee. The Board of Directors will consider stockholder recommendations which are submitted in writing and addressed to the attention of the Secretary of Fairfield. Any recommendation should include the name and address of the stockholder making the recommendation and the number of shares owned by said stockholder, the candidate's name and address, a summary of the candidate's educational background and business or professional experience during the past five years, the names of any corporations of which the candidate is or has been a director, and any other information the proposing stockholder considers relevant in evaluating the candidate's
qualifications.   The recommendation also should indicate  the candidate's
willingness to serve  if nominated  and selected.

     (b)   IDENTIFICATION OF EXECUTIVE OFFICERS


                In accordance with Regulation S-K Item 401(b), Instruction 3, the information required by Item 10(b) concerning Fairfield's executive officers is furnished in a separate item captioned EXECUTIVE OFFICERS OF THE REGISTRANT in Part I above.

     (c)   COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


                 Section 16(a) of the Exchange Act requires Fairfield's directors and executive officers, and persons who own more than 10% of its Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish Fairfield with copies of all Section 16(a) forms they file.

                Based  solely  on its  review of  the  copies of  such forms received by it with respect to the year ended December 31, 1993, and written representations from certain reporting persons, Fairfield believes that all filing requirements have been complied with as they apply to its directors, executive officers and persons who own more than 10% of the Common Stock, except that (i) a Form 3 initial statement and one Form 4 were filed late with respect to the ownership and disposition of Predecessor Fairfield's Common Stock by Mr. Robert T. Waugh, President of First Federal Savings and Loan Association of Charlotte, a wholly owned subsidiary of Fairfield and (ii) a Form 3 initial statement of beneficial ownership was filed late by Mr. William C. Scott with regard to his appointment as a director of Fairfield.

ITEM 11.  EXECUTIVE COMPERSATION

     The following table summarizes the compensation paid, or to be paid, to Fairfield's Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "named executive officers") for each of the last three years.

                               SUMMARY COMPENSATION TABLE


                                        Annual Compensation
                               ----------------------------------
                                                          Other
                                                          Annual
Name and                                                  Compen-
Principal                                                 sation
Position              Year   Salary ($)      Bonus ($)      ($)
- - - - - --------              ----   ----------      ---------    -------
John W. McConnell     1993     275,000         185,625       -
 President and        1992     250,005             -         -
 Chief Executive      1991     219,800          16,485       -
 Officer

Morris E. Meacham     1993     200,000          72,051       -
 Executive Vice       1992     207,217             -         -
 President (1)        1991     194,800          14,610       -

Marcel J. Dumeny      1993     175,000          67,411       -
 Senior Vice          1992     164,842             -         -
 President,           1991     149,800          11,235       -
 General Counsel
 and Secretary

Robert W. Howeth      1993     164,800          49,440       -
 Senior Vice          1992     172,768             -         -
 President, Chief     1991     164,800          12,360       -
 Financial Officer and
 Treasurer

Clayton G. Gring, Sr. 1993     150,000          30,000       -
Senior Vice           1992     155,769          10,000       -
President (2)         1991      34,615             -         -


                              Long Term Compensation
                        ----------------------------------
                               Awards             Payouts
                        ----------------------------------
                                      Securities
                        Restricted    Underlying              All Other
Name and                   Stock       Options/     LTIP       Compen-
Principal                 Award(s)      SARS       Payouts     sation
Position                    ($)          (#)         ($)        ($)(3)
- - - - - --------                ----------    ----------   -------    ---------

John W. McConnell            -             -           -        22,679
 President and               -         150,000         -         3,239
 Chief Executive             -             -           -           -
 Officer

Morris E. Meacham            -             -           -        13,589
 Executive Vice              -         100,000         -         2,174
 President(1)                -             -           -           -

Marcel J. Dumeny             -             -           -        11,982
 Senior Vice                 -         100,000         -           594
 President,                  -             -           -           -
 General Counsel
 and Secretary

Robert W. Howeth             -         100,000         -        10,064
 Senior Vice                 -             -           -           -
 President, Chief            -             -           -           -
 Financial Officer and
 Treasurer

Clayton G. Gring, Sr.        -         100,000         -        17,516
 Senior Vice                 -             -           -           -
 President (2)               -             -           -           -

- - - - - ---------------------------

(1) Effective January 1, 1994, Mr. Meacham entered into a new Employment Agreement as Vice President of Special Projects.

(2)      Mr. Gring was employed by Fairfield on September 23, 1991.

(3) In 1993, includes (a) contributions to the Company's profit sharing plan (Mr. McConnell - $10,513; Mr. Meacham - $10,513; Mr. Dumeny
         - $10,513;  Mr. Howeth  - $8,579 and Mr. Gring - $6,307), (b)
         allocated benefits  under the Company's  Excess Benefit  Plan
         (Mr. McConnell  - $7,225; Mr.  Meacham - $719 and  Mr. Dumeny
         - $334) and (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers' respective designated beneficiaries (Mr. McConnell - $4,941; Mr. Meacham - $2,357; Mr. Dumeny - $1,135; Mr. Howeth -
         $1,485 and Mr. Gring - $11,209). In 1992, represents premiums paid on life insurance policies for the benefit of the named executive officers' respective designated beneficiaries.


                        OPTION GRANTS IN LAST FISCAL YEAR
    The following table  sets forth certain  information concerning  options
granted during  1993 to the named executive officers.   No grants of SARs were
made to named executive officers during 1993.


                        Number of
                       Securities     % of Total
                       Underlying       Options
                         Options      Granted to    Exercise
                         Granted       Employees      Price     Expiration
Name                       (1)          in 1993     ($/Sh)(2)     Date
- - - - - ----                   -----------    ----------    ---------   ----------
Robert W. Howeth          100,000          23.8         3.00    9/28/2003

Clayton G. Gring, Sr.     100,000          23.8         3.00    9/28/2003


                                   Potential Realizable
                                     Value at Assumed
                                   Annual Rates of Stock
                                     Price Apreciation
                                    for Option Term (3)
                                   ---------------------
Name                                 5% ($)        10% ($)
- - - - - ----                                 ------        -------
Robert W. Howeth                     188,000       477,000

Clayton G. Gring, Sr.                188,000       477,000



(1) Represents stock purchase warrants granted on September 29, 1993. The warrants become exercisable in five equal annual installments beginning one year after the date of grant.

(2) The exercise price was not less than the fair market value of Fairfield's Common Stock on the date of grant.

(3) As required by rules of the SEC, potential values stated are based on the prescribed assumption that the Common Stock will appreciate in value from the date of grant to the end of the option term (10 years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.


         OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the number of unexercised options at December 31, 1993. There were no options exercised by any named executive officer during 1993.

                                                       Value of Unexercised
                      Number of Securities                 in-the-Money
                 Underlying Unexercised Options               Options
                           at Year End                   at Year End ($) (1)
                           -----------                   -------------------
Name               Exercisable    Unexercisable     Exercisable   Unexercisable
- - - - - ----               -----------    -------------     -----------   -------------
John W. McConnell    75,000          75,000             112,500       112,500

Morris E. Meacham    50,000          50,000              75,000        75,000

Marcel J. Dumeny     50,000          50,000              75,000        75,000

Robert W. Howeth        -           100,000                 -         150,000

Clayton G. Gring, Sr.   -           100,000                 -         150,000

(1) The dollar amounts shown represent the amount by which the product of the number of shares purchasable upon the exercise of the related options and the December 31, 1993 closing market price of $4.50 per share exceeds the aggregate purchase price payable upon such exercise.


EMPLOYMENT ARRANGEMENTS

     Pursuant to the Plans, Fairfield entered into employment agreements (the "Agreements"), effective September 1, 1992 (the "Effective Date"), with John
W. McConnell, Morris E. Meacham and Marcel J. Dumeny (the "Executives"). The Agreements are for three year terms and provide for annual base salaries to Messrs. John W. McConnell, Morris E. Meacham and Marcel J. Dumeny of $275,000, $200,000 and $175,000, respectively. The Agreements also provided for the payment of incentive bonuses on August 31, 1993 (the "Anniversay Date"), subject to certain conditions, which were fulfilled, equal to a certain percentage of each Executive's base salary (37.5% for Mr. McConnell and 25% for Messrs. Meacham and Dumeny), plus such additional amounts as established in the discretion of the Board based upon certain performance criteria. For each year following the Anniversary Date, bonuses will be paid to the Executives at the discretion of the Board. If during the term of the Agreements, an Executive is terminated (i) for any reason other than "for cause" (as defined in the Agreement), death, disability or (ii) at the Executive's option due to "Constructive Discharge" (as defined in the Agreement), then such Executive shall receive termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 1.5 times his highest annualized salary prior to termination. No termination pay is required by Fairfield if any Executive's employment is terminated "for cause" or as a result of death or disability or voluntarily by the Executive. During 1993, the Board of Directors determined that (i) consideration of salary increases and incentive compensation programs would be on a calendar year basis beginning in 1994 and (ii) minimum bonuses under the Agreements would not be applicable during the second year term of the Agreements.

     Effective January 1, 1994, Mr. Meacham entered into a new employment agreement ("New Agreement") as Vice President of Special Projects. The
New Agreement which replaces the prior employment agreement is for a three year term and provides for an annual base salary of $120,000. The New
Agreement also provides for payment of annual incentive bonuses upon such terms as the Board of Directors may deem appropriate. If during the term of the New Agreement, Mr. Meacham is terminated (i) for any reason other than "for cause" (as defined in the New Agreement), death, disability or (ii) at his option due to "Constructive Discharge" (as defined in the New Agreement), then such termination pay shall be equal to, subject to the limitations of
Section 280G of the Internal Revenue Code, (a) $300,000, if the termination date occurs at any time during the period from January 1, 1994 through December 30, 1994, (b) $240,000, if the termination date occurs at any time during the period from December 31, 1994 through December 30, 1995,
(c) $180,000, if the termination date occurs at any time during the period from December 31, 1995 through December 31, 1996, and (d) $120,000, if the termination date occurs at any time from and after December 31, 1996. No termination pay is required if Mr. Meacham is terminated "for cause" or as a result of death or disability or voluntarily by Mr. Meacham, except that Mr. Meacham may elect to terminate his employment effective December 31, 1996 and receive $120,000, to partially compensate him for his willingness to terminate his prior employment contract and enter into the New Agreement, on more favorable terms to Fairfield.

COMPENSATION OF DIRECTORS

     Fairfield has a policy of compensating only outside directors for the attendance at meetings of the Board of Directors and meetings of Board Committees. During 1993, directors received $1,500 for each in-person Board of Directors meeting, $1,000 for each in-person committee meeting and 50% of those respective amounts for each telephonic Board of Directors or Board Committee meeting in which they participated, plus an annual retainer fee of $30,000 payable in equal monthly installments. For 1993, compensation payments to directors totaled $242,500. Fairfield also reimburses directors for travel and out-of-pocket expenses incurred in connection with attendance at the meetings.

     Fairfield's First Amended and Restated Warrant Plan (the "1992 Plan") provides for the grant of nonqualified stock warrants to certain key employees and directors to purchase up to 1,000,000 shares of Common Stock. Warrants under the 1992 Plan are to be granted at prices not less than the fair market value of such shares on the date of grant and may be exercisable for periods of up to 10 years from the date of grant. During 1993, warrants were granted to outside directors to purchase a total of 5,000 shares each of Common Stock. These warrants were granted effective October 1, 1993 at an exercise price of $3.00 per share, and become exercisable as to 20% of the shares subject thereto on each of the first through fifth anniversaries from the date of grant.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information as of March 18, 1994 with respect to any person known by Fairfield to be the beneficial owner of more than 5% of Fairfield's Common Stock.


Name and Address of                 Amount and Nature of            Percent of
 Beneficial Owner                   Beneficial Ownership              Class (3)
- - - - - ------------------                  --------------------            ----------
Physicians Insurance Company
 of Ohio
13515 Yarmouth Drive, NW                 1,678,726 (1)                    17.1
Pickerington, Ohio 43147

Magten Asset Management Corp.
33 East 21st Street                      1,597,462 (2)                    16.3
New York, New York 10010


          SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information as of March 18, 1994 with respect to the beneficial ownership of Fairfield's Common Stock by its directors, named executive officers and by all directors and officers as a group. Each individual named has sole investment and voting power with respect to his shares of Common Stock.


                                    Amount and Nature of          Percent of
Name of Beneficial Owner            Beneficial Ownership            Class (3)
- - - - - -----------------------             --------------------          -----------
Russell A. Belinsky                       4,000                        *

J. Steven Wilson                            361                        *

John W. McConnell                       128,000 (4)                   1.3

Morris E. Meacham                        50,000 (4)                    *

Marcel J. Dumeny                         86,000 (4)                    *

Robert W. Howeth                         20,000                        *

Clayton G. Gring, Sr.                        24                        *

All Directors and Executive
 Officers as a Group                    291,885                       3.0

- - - - - ------------------

(1) A report on Schedule 13D has been filed with the SEC by Physicians Insurance Company of Ohio ("PICO") indicating that PICO has sole voting and dispositive power over 1,184,000 shares and further has the right to acquire another 494,726 shares within 60 days. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13D.

(2) A report on Schedule 13G has been filed with the SEC by Magten Asset Management Corp. indicating sole voting and dispositive power over 1,250,955 shares and shared voting and sole dispositive power over
         346,507  shares.    The  foregoing  information  has included  in
         reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

                                      -44-


(3) Based on 9,807,600 of shares outstanding as of March 18, 1994, which excludes 160,001 shares held by wholly owned subsidiaries of Fairfield, and includes 175,000 shares, which represent shares that the named executive officers have the right to acquire (through the exercise of warrants) within sixty days. The total amount of Common Stock to be issued after resolution of all claims under the Plans will differ from the amount of Common Stock outstanding
         at March 18,  1994.   Consequently, the ownership interest of
         existing shareholders will be diluted (see Note 9 of "Notes to Consolidated Financial Statements").

(4) Includes 75,000, 50,000 and 50,000 shares, respectively, for Messrs. McConnell, Meacham and Dumeny, which represent shares the named executives have the right to acquire (through the excercise of
         warrants)  within  sixty days.    Under  the Rules  of  the  SEC,
         such  shares  are  considered to  be beneficially  owned.   For  the
         purpose of calculating percentage ownership, such shares were also considered to be outstanding.

*       Beneficial ownership represents less than 1% of the outstanding shares.


ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In 1987, Fairfield sold to First Pioneer Partners, Ltd., a Florida limited partnership ("First Pioneer"), certain parcels of real property located at its development in Melbourne, Florida and, in connection with this sale, First Pioneer issued a 10-3/4% Promissory Note to a wholly-owned subsidiary of Fairfield in the amount of $1.2 million (this note was subsequently sold to Fairfield's wholly-owned insurance subsidiary). A wholly owned subsidiary of Wilson Financial Corporation is a general partner of First Pioneer. Mr. J. Steven Wilson, a director, is Chairman and President of Wilson Financial Corporation. During 1993, First Pioneer conveyed the collateral to Fairfield's insurance subsidiary in lieu of foreclosure. The outstanding principal balance at time of conveyance was approximately $350,000.

          During 1993, Fairfield paid fees and expenses totaling $107,000 to GTC Capital Partners, as financial advisors to Predecessor Fairfield's Official Unsecured Bondholders' Committee during the Reorganization. Mr. Russell A. Belinsky, a director, is a Senior Vice President and Principal of GTC Capital Partners.

                                     PART IV


ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a)    DOCUMENTS FILED AS PART OF THIS REPORT:

            (1) The following consolidated financial statements of Fairfield Communities, Inc. and subsidiaries appear on page F-12 through F-39 of this report:

                     Consolidated Balance Sheets - December 31, 1993 and 1992

                     Consolidated Statements of Operations - Year  Ended
                      December 31, 1993, Six Months Ended December 31, 1992, Six Months Ended June 30, 1992 and Year Ended December 31, 1991

                     Consolidated  Statements of Stockholders' Equity (Deficit)
                      - Year Ended December 31, 1993, Six Months Ended December 31, 1992, Six Months Year Ended December 31, 1991

                     Consolidated Statements of Cash Flows - Year Ended
                      December 31, 1993, Six Months Ended December 31, 1992, Six Months Ended June 30, 1992 and Year Ended December 31, 1991

                     Notes to  Consolidated Financial Statements  - December
                      31, 1993

      (a)(2) The following financial statements schedules appear on pages F- 40 through F-43 of this report:

                      FINANCIAL STATEMENT SCHEDULES

                       Schedule   III  -   Condensed  Financial   Information
                                           of Registrant

                       Schedule VIII - Valuation and Qualifying Accounts

                       Schedule X - Supplementary Income Statement Information

                       Financial  statement schedules not included herein have
               been omitted  because  they   are  not  applicable or
               the required information is shown in the consolidated financial statements or notes thereto.

      (a)(3)           Exhibits  required  by this  item  are  listed on  the
               Exhibit Index appearing on pages E-1 through E-4 of this report.

     (b)       REPORTS ON FORM 8-K FILED IN THE FOURTH QUARTER

                    On December 21, 1993, a Current Report on Form 8-K was filed in which Fairfield announced it had entered into a letter of intent for the sale of First Federal Savings and Loan Association of Charlotte, North Carolina.

                     On November  3, 1993, a Current Report on Form 8-K was
               filed disclosing the Stock Purchase Agreement for the sale of Fairfield Green Valley, Inc. and Fairfield Sunrise Village, Inc.

                     On October 1,  1993, a Current Report on Form  8-K was
               filed disclosing the completion of three new financing transactions.

      (c)   EXHIBITS

                     The Exhibit Index appears  on pages E-1 through E-4  of
                this report.

     (d)   FINANCIAL STATEMENTS SCHEDULES

                       Following are  the schedules as  referenced in the
                 INDEX TO FINANCIAL STATEMENTS included in Item 14(a) above.

                                 SIGNATURE PAGE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                         FAIRFIELD COMMUNITIES, INC.


Date:  March 22, 1994       By           /s/ J.W. McConnell
                               --------------------------------------
                                     J.W. McConnell, President and
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities on the dates indicated:


Date:  March 22, 1994      By     /s/ Russell A. Belinsky
                              ---------------------------------------
                                Russell  A.  Belinsky, Director

Date:  March 22, 1994      By    /s/ Ernest D. Bennett, III
                              ---------------------------------------
                               Ernest D. Bennett, III, Director


Date:  March 22, 1994     By         /s/ Daryl J. Butcher
                             -----------------------------------------
                                  Daryl J. Butcher, Director


Date:  March 22, 1994      By     /s/ Philip L. Herrington
                              -----------------------------------------
                                 Philip L. Herrington, Director


Date:  March 22, 1994      By      /s/ William C. Scott
                              ------------------------------------------
                               William   C.    Scott, Director

Date:  March 22, 1994      By        /s/ J. Steven Wilson
                              ------------------------------------------
                                   J. Steven Wilson, Director

Date:  March 22, 1994      By         /s/ J. W. McConnell
                              ------------------------------------------
                              J. W. McConnell, Director, President
                                   and Chief Executive Officer


Date:  March 22, 1994      By          /s/ Robert W. Howeth
                              ------------------------------------------
                               Robert W. Howeth,  Senior Vice President,
                                 Chief Financial Officer and Treasurer


Date:  March 22, 1994      By           /s/ William G. Sell
                              -------------------------------------------
                              William G. Sell,  Vice President/Controller
                                     (Chief Accounting Officer)

                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        FAIRFIELD COMMUNITIES, INC.




 Date:   August 9, 1994                /s/ William G. Sell
        ------------------             ----------------------------
                                          William G. Sell, Vice President/
                                           Controller (Chief Accounting
                                           Officer)

                INDEX TO CONSOLIDATED FINANCIAL INFORMATION


                                                                         Page
                                                                         ----
SELECTED FINANCIAL DATA                                                   F-2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS                                      F-3

CONSOLIDATED FINANCIAL STATEMENTS:

  Report of Independent Auditors                                          F-11

  Consolidated Balance Sheets - December 31, 1993 and 1992                F-12

  Consolidated Statements of Operations - Year Ended December 31,
   1993,Six Months Ended December 31, 1992, Six Months Ended June 30,
   1992 and Year Ended December 31, 1991                                  F-13

  Consolidated Statements of Stockholders' Equity (Deficit) - Year
   Ended December 31, 1993, Six Months Ended December 31, 1992, Six
   Months Ended June 30, 1992 and Year Ended December 31, 1991            F-14

  Consolidated Statements of Cash Flows - Year Ended December 31, 1993,
   Six Months Ended December 31, 1992, Six Months Ended June 30, 1992
   and Year Ended December 31, 1991                                       F-15

  Notes to Consolidated Financial Statements - December 31, 1993          F-17

  Financial Statement Schedules:

    Schedule III - Condensed Financial Information of Registrant          F-40
    Schedule VIII - Valuation and Qualifying Accounts                     F-42
    Schedule X - Supplementary Income Statement Information               F-43



All other financial statement schedules have been omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

                    FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                              SELECTED FINANCIAL DATA
                    DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                  Six Months   |  Six Months
                                   Year Ended        Ended     |     Ended              Year Ended December 31,
                                  December  31,   December 31, |    June 30,     -------------------------------------
                                      1993           1992      |      1992       1991           1990            1989(1)
                                      ----           ----      |      ----       ----           ----            ----
                                                               |
OPERATING DATA                                                 |
  Revenues:                                                    |
    Vacation ownership, net        $ 34,332        $15,255     |   $ 13,558   $ 34,098       $ 75,859         $ 99,510
    Homes and lots, net              12,073          5,010     |      4,513     14,226         26,136           41,287
    Property management              10,876          5,145     |      4,756      8,056         10,123           11,085
    Interest                         39,894         23,927     |     28,728     65,502         71,163           58,944
    Other                            12,553          4,598     |      8,106     10,395         15,491           29,498
                                   --------        -------     |   --------    -------       --------         --------
                                   $109,728        $53,935     |   $ 59,661   $132,277       $198,772         $240,324
                                   ========        =======     |   ========   ========       ========         ========
   Earnings (loss):                                            |
    Continuing operations          $  7,170        $ 1,249     |   $(13,284)  $(32,780)      $(61,703)        $ (1,807)
    Discontinued operations             -              -       |     (6,538)    (2,494)       (26,756)         (22,962)
    Extraordinary credit (2)            -              -       |    125,895         -              -                -
                                   --------        -------     |   --------   ---------      ---------        --------
    Net earnings (loss)            $  7,170        $ 1,249     |   $106,073   $ (35,274)     $(88,459)        $(24,769)
                                   ========        =======     |   ========   =========      =========        ========
EARNINGS PER SHARE                                             |
   Primary:                                                    |
    Earnings from continuing                                   |
     operations                        $.65          $.11      |      *           *               *                 *
                                       ====          ====      |
    Net earnings                       $.65          $.11      |      *           *               *                 *
                                       ====          ====      |
   Fully diluted:                                              |
    Earnings from continuing                                   |
     operations                        $.61          $.11      |      *           *               *                 *
                                       ====          ====      |
    Net earnings                       $.61          $.11      |      *           *               *                 *
                                       ====          ====      |


 *  Per share data not meaningful due to reorganization.




BALANCE SHEET DATA


                                              December 31,
                             -------------------------------------------------
                                1993      1992  |   1991       1990      1989
                                ----      ----  |   ----       ----      ----
                                                |
Loans receivable, net        $165,575  $378,037 | $450,031   $495,478  $533,002
Total assets                  254,583   586,700 |  685,468    755,134   817,855
Total financing arrangements  127,351   180,812 |   96,081    117,024   295,537
Liabilities subject to                          |
 reorganization proceedings      -         -    |  218,808    229,477      -
Stockholders' equity                            |
 (deficit)                     47,148    36,962 |  (38,322)    (3,227)   85,003

- - - - - -----------------------

(1) Includes operations of First Federal Savings and Loan Association of Charlotte ("First Federal") from June 1, 1989.
(2)  Gain on discharge of debt.




Note: Effective June 30, 1992, the Company implemented "Fresh Start Reporting" in connection with confirmation of the plans of reorganization. No dividends have been paid during the previous five years. See Notes 9 and 14 of "Notes to Consolidated Financial Statements" for discussion of the Company's reorganization and contingencies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                          CONDITION AND RESULTS OF OPERATIONS

RESULTS OF CONTINUING OPERATIONS BY SEGMENT

     The Company has implemented, as of June 30, 1992, the recommended accounting for entities emerging from reorganization set forth in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" issued by the American Institute of Certified Public Accountants ("Fresh Start Reporting"). Accordingly, the Company's assets and liabilities were adjusted to reflect their estimated fair values and the accumulated retained deficit was eliminated. Since July 1, 1992, the Company's financial statements have been prepared as if it were a new reporting entity and a black line separates this financial information from that of the Company prior to reorganization ("Predecessor Company"), since it has not been prepared on a comparable basis.

      Following is a general discussion of revenues, expenses and operating income of continuing operations by business segment. Segment information is also described in Note 17 of "Notes to Consolidated Financial Statements".

LEISURE PRODUCTS

      Under Fresh Start Reporting, the fair value of the assets and liabilities
related  to   the  Company's  Leisure  Products   segment  approximated  their
historical value at June 30, 1992. Accordingly, the results of operations for the six months ended December 31, 1992 have been combined with that of the Predecessor Company for the six months ended June 30, 1992 (subsequently referred to as "Combined 1992") and, for purposes of management's discussion of results of continuing operations, will be compared to the results of operations for the year ended December 31, 1993 and the results of operations of the Predecessor Company for the year ended December 31, 1991.

      VACATION OWNERSHIP

      Gross vacation ownership interval ("VOI") revenues totaled $35.3 million and $26.7 million for the year ended December 31, 1993 and Combined 1992, respectively. During 1993, the Company experienced sales increases at its destination locations in Williamsburg, Virginia and at Branson, Missouri, the Company's newest destination location which began sales efforts in June 1993. Net VOI revenues totaled $34.3 million and $28.8 million for the same respective periods. The increase in gross revenues was offset by a $3 million net increase in deferred revenue related to the percentage of completion method of accounting. Under this method, the portion of revenues attributable to cost incurred as compared to total estimated construction costs and selling expenses, is recognized in the period of sale. The remaining revenue is deferred and recognized as remaining costs are incurred. Net sales decreased in Combined 1992, as compared to 1991, due to (i) the Company matching VOI sales activity with existing inventory levels and (ii) the lack of available financing to support sales and marketing until the Company emerged from reorganization.

     Cost of sales, as a percentage of net revenues, was 29% for the year ended December 31, 1993, 25% for Combined 1992 and 26.9% for the year ended December 31, 1991. Included in VOI revenues and cost of sales for 1993 is
$2.6 million and $2.1 million, respectively, related to the Company's new Leisure Plan programs which, as a percentage of related revenues, are higher than the Company's traditional VOI products. The Company anticipates these new programs will make the Company's products more attractive to its customers and thereby increase overall sales volume. The cost of sales percentage of net VOI revenues for 1993, excluding the effect of the Leisure Plan programs, was 24.8%.

     Selling expenses for both VOI and lot sales, as a percentage of related revenues, were 49.4%, 51.6%, and 51.4%, for 1993, Combined 1992, and 1991,
respectively. The decrease in 1993 is primarily attributable to efficiencies experienced at the Company's destination locations. The Company's operating strategy includes reducing these costs through a variety of mechanisms, such as decreased reliance on direct mail marketing and increased use of existing property owner referrals and offsite sales contacts. Further efficiencies are expected to be realized as the Company continues to direct its growth opportunities to destination locations which have a higher and more consistent stream of potential customers generated by the existing attractions.

      HOMES AND LOTS

      In 1993, sales of homes and lots were concentrated primarily at the Company's development located at Fairfield Glade, Tennessee. Home revenues at Fairfield Glade totaled $4.4 million for 1993, which represented 93% of consolidated home revenues. Net lot sales totaled $7.4 million in 1993, $3.3 million in Combined 1992 and $4.1 million in 1991. Net lot sales for 1993 include $5.4 million at Fairfield Glade as compared to $1.8 million in Combined 1992 and $1.7 million in 1991. The Company anticipates that future sales of homes and lots will continue to be concentrated at Fairfield Glade.

      Cost of lots sold, as a percentage of related revenues, improved to 20.9% for 1993, as compared to 28.9% and 35% for Combined 1992 and 1991,
respectively.   These improvements are reflective of the lower acquisition and development costs at the Fairfield Glade development.

      INTEREST INCOME

      Interest income totaled $17.1 million, $20.5 million and $23.6 million for 1993, Combined 1992 and 1991, respectively. These decreases are primarily attributable to lower average balances of outstanding contracts receivable ($115.8 million for 1993, $140.1 million for Combined 1992 and $158.7 million for 1991). Interest income is expected to continue to decline in tandem with outstanding receivable balances, as a result of anticipated principal payments exceeding origination of new receivables.

      GENERAL AND ADMINISTRATIVE

      General and administrative expenses totaled $9.8 million for 1993, $13.1 million for Combined 1992 and $16.4 million in 1991. This improvement has resulted from management's continued emphasis on cost reductions, the curtailment of certain operations and the restructuring of resort site management.

       OTHER

       Other revenues for the year ended December 31, 1993 include (i) cash distributions totaling $2 million related to the Company's 35% partnership interest in Harbour Ridge, Ltd., (ii) $.5 million related to the recovery by Fairfield Acceptance Corporation ("FAC") of a previously written-off note receivable and (iii) $.5 million related to the recovery of certain professional fees previously expensed. There were no similar revenues for Combined 1992 or 1991.

       Also included in other revenues and other expenses for 1993 are bulk asset sales and related cost of sales totaling $1.7 million and $1.2 million, respectively. Other revenues and other expenses for Combined 1992 include $7 million and $6.5 million, respectively, related to bulk asset sales and related cost of sales. For 1991, bulk asset sales and related cost of sales totaled $2.4 million and $2.1 million, respectively.

SALE OF FIRST FEDERAL

       On December 15, 1993, Fairfield Communities, Inc. ("Fairfield") entered into a letter of intent to sell 100% of the outstanding stock (the "Sale") of its wholly owned subsidiary, First Federal Savings and Loan Association of Charlotte ("First Federal"), to Security Capital Bancorp ("SCBC"). On April 6, 1994, Fairfield finalized its negotiations with SCBC and entered into a Stock Purchase Agreement.

       The Stock Purchase Agreement provides for a sales price of $40.4 million, which will be increased (subject to the limitation hereafter described) to reflect the consolidated pretax net earnings of First Federal and its subsidiaries for the period from October 1, 1993 through the closing of the Sale, or decreased by the consolidated pretax net losses of First Federal and its subsidiaries during this period, whichever is the case (the "Sales
Price").    The  increase  for  pretax  earnings  of  First  Federal  and  its subsidiaries cannot exceed approximately $1.8 million plus, if the closing of the Sale occurs after August 1, 1994, in general, the pretax earnings or losses of First Federal and its subsidiaries from August 1, 1994 through the closing, provided that the foregoing amounts may be reduced under certain circumstances for reserves taken or losses (in excess of gains) on Excluded Assets (as defined below) after September 30, 1993. Up to approximately $1.4 million of the Sales Price is to be retained by SCBC to securitize Fairfield's obligation to indemnify SCBC against three existing lawsuits/claims which have been asserted against First Federal (the "Litigation Indemnity").

     As part  of the proposed transaction,  Fairfield is to  purchase for cash
(a) at book value, net of reserves, up to approximately $22.6 million, as of December 31, 1993, of certain real estate, classified loans, joint venture interests and other assets owned by First Federal (the "Excluded Association Assets"), subject to the right of SCBC to elect for First Federal to retain all or part of such assets, and (b) lot and timeshare contracts receivable and related assets, which First Federal previously acquired from Fairfield (the "Contracts Receivable"), having a book value less certain reserves and a weighted average yield, at December 31, 1993, of approximately $53.3 million and 11.6%, respectively. The Excluded Association Assets and the Contracts Receivable are collectively referred to as the "Excluded Assets". Fairfield expects to dispose of certain of the Excluded Association Assets in one or more transactions, and otherwise to monetize the remaining Excluded Association Assets, following the closing of the Sale. Management intends to dispose of a substantial portion of the Excluded Association Assets by December 31, 1994.

     Approximately $2.9 million in net book value of the Excluded Association Assets are to be pledged to SCBC, to provide additional security with respect to both the Litigation Indemnity and the general indemnities under the Agreement. Fairfield has certain rights to substitute collateral in connection with such pledge, including the right to substitute $0.60 to $0.70 of cash for every $1.00 of net book value of Excluded Association Assets so pledged. Reserves taken by Fairfield after the closing on the Excluded Association Assets securing the Litigation Indemnity may increase the total Excluded Association Assets required as collateral.

     Fairfield expects to utilize (a) the cash portion of the Sales Price to fund the purchase of the Excluded Association Assets and (b) the remaining cash portion of the Sales Price, plus proceeds from borrowings under the Company's revolving credit agreements with The First National Bank of Boston
("FNBB"), to fund the purchase of the Contracts Receivable. Under the Company's revolving credit agreements, in general, within applicable loan limits, $0.75 of additional borrowing availability is created for each $1.00 in outstanding principal balance of qualifying Contracts Receivable pledged to FNBB.

     Management estimates that the Sale will result in a net gain of approximately $5.5 million after taking into account (i) writedowns related to the Excluded Assets estimated at approximately $4.0 million, based upon Fairfield's accelerated method of disposal of these assets subsequent to the consummation of the Sale, and (ii) anticipated selling expenses, including professional fees and other direct expenses, of approximately $3.3 million.

    The Sale is subject to numerous conditions, including the obtaining of necessary approvals from (i) state and federal regulatory authorities, (ii) FNBB and (iii) Fairfield's stockholders. There is no assurance that the conditions to closing will be satisfied or that the various regulatory approvals will be obtained on terms satisfactory to the parties. Assuming such conditions to closing are satisfied and the approvals are obtained, the Sale is expected to close by September 30, 1994.

     Fairfield had previously classified the First Federal segment as a discontinued operation. As a result of the retention of a significant amount of assets of First Federal, the consolidated financial statements have been revised to reflect the Sale as a disposal of a portion of a segment rather than a discontinued operation. As a result of this change, the consolidated statements of operations and cash flows include the operations and cash flows of First Federal. Accordingly, the assets to be sold and liabilities to be assumed by the purchaser have been included in "Net liabilities held for sale" in the Consolidated Balance Sheet at December 31, 1993 (see Note 11 of "Notes to Consolidated Financial Statements"). Pro forma financial information as if the Sale had occurred as of January 1, 1993 is as follows:
Revenues - $91 million; earnings from continuing operations before gain of the Sale - $6.1 million; earnings per share from continuing operations before gain on the Sale (primary) - $.55; earnings per share from continuing operations before gain on Sale (fully diluted) - $.52.

    The following discussion of First Federal's historical results of operations excludes the amortization of Fresh Start Reporting adjustments and combines the operations for the six months ended December 31, 1992 with the operations for the six months ended June 30, 1992 (subsequently referred to as "Combined 1992"), in order that the twelve month periods for 1993, 1992, and 1991 may be compared (Dollars in thousands):

                                                         Combined
                                              -----------------------------
                                              1993         1992        1991
                                              ----         ----        ----
Interest income as reported                 $22,826      $32,174     $41,887
Interest expense as reported                 13,105       18,856      31,026
Fresh start amortization, net                   584         (761)       -
                                            -------      -------     -------
Net interest income, as adjusted            $10,305      $12,557     $10,861
                                            =======      =======     =======
Net yield on interest-earning assets           3.32%        3.59%       2.67%
Average yield on interest-earning assets       8.21%        9.58%      10.30%
Effect of change in yield on interest
 income                                     $(3,195)     $(2,739)
Average amount of interest-earning assets  $310,807     $349,265    $406,811
Effect of change in amount on interest
 income                                     $(4,731)     $(5,699)
Average rate on interest-bearing
 liabilities                                   4.87%        5.95%       7.67%
Effect of change in rate on interest
 expense                                    $(3,200)     $(5,845)
Average amount of interest-bearing         $312,450     $350,878    $404,469
Effect of change in amount on interest      $(2,474)     $(4,289)

    As compared to Combined 1992, average interest-earning assets decreased $38.5 million in 1993. The reduction in interest-earning assets is reflective of a $29.2 million decrease in mortgage loans receivable and a $22.1 million decrease in contracts receivable which was partially offset by a $12.6 million increase in interest-bearing deposits with other banks and investment and
mortgage-backed securities.   In 1993,  mortgage loans have  been affected  by
significant increases in prepayments associated with a decrease in prevailing mortgage rates and First Federal's current policy of selling
most of its new originations.   Due  to  current  market  rates, borrowers may
continue  to refinance  existing  loans   which  would  result   in  increased
levels of prepayments. Contracts receivable have decreased due to collections with no additional purchases of contracts receivable from Fairfield. Interest-
bearing liabilities decreased in 1993   by  $38.4  million  due to decreases in
certificates of deposit totaling $31.0 million and in advances from the Federal Home Loan Bank totaling $12.6 million, which were partially offset by a $5.2 million increase in noncertificate accounts.

     Interest-earning assets decreased $57.5 million in Combined 1992 as compared to 1991 which is attributable primarily to (i) a $20.0 million decrease in mortgage loans receivable (ii) a $26.2 million decrease in contracts receivable and (iii) a $10.2 million decrease in interest-bearing deposits with other banks. Interest-bearing liabilities decreased $53.6 million due to decreases in certificates of deposit totaling $37.5 million and advances from the Federal Home Loan Bank totaling $26.2 million, which were partially offset by a $10.1 million increase in noncertificate accounts.

      During 1993 and 1992, First Federal strived to manage its interest rate spread between interest-earning assets and interest-bearing liabilities.
During these periods of excess liquidity and unattractive rates on its investment alternatives, First Federal lowered its rates paid on savings deposits. As a result of this decrease in rates, including those of short and long-term certificates of deposits, the amounts of interest-bearing liabilities decreased as depositors sought higher yielding income producing products, including equity investments.

      First Federal's income from non-interest sources totaled $3 million, $1.8 million, and $2.7 million for 1993, Combined 1992 and 1991, respectively. Service charges on deposit accounts totaled $.7 million for each period. Included in income from non-interest sources for 1993, Combined 1992 and 1991 are gains totaling $.5 million, $.4 million and $.7 million, respectively, related to the sale of $48.4 million, $47 million and $18.6 million, respectively, of first mortgage loans to the Federal Home Loan Mortgage
Corporation.     Other  operating   and  administrative  expenses,  consisting
primarily of employee compensation and office and branch expenses, totaled $8.5 million, $8.3 million, and $9.6 million for 1993, Combined 1992 and 1991, respectively.

INTEREST EXPENSE

     First Federal's interest expense of $13.1 million, $18.9 million and $31 million for 1993, Combined 1992 and 1991, respectively, is considered a component of First Federal's operating profit, therefore the following comparisons relate to the interest expense of the Company, exclusive of First Federal (see Note 11 of "Notes to Consolidated Financial Statements").

     Interest expense totaled $11.8 million, $16.9 million, and $21 million for 1993, Combined 1992 and 1991, respectively. This downward trend is primarily attributable to reductions in the average outstanding balances of interest-bearing debt ($135.0 million for 1993, $151.6 million for Combined 1992 and $160.5 million for 1991), resulting primarily from asset sales and the conveyance of collateral in lieu of foreclosure. In addition, interest expense included fees totaling $.6 million and $1.4 million in Combined 1992 and 1991, respectively, related to the Predecessor Company's reorganization credit facility.

PROVISION FOR INCOME TAXES

     As  of  June  30,  1992,  the  Company  adopted  Statement  of  Financial
Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") issued by the Financial Accounting Standards Board. In accordance with SFAS 109, a deferred tax asset or liability is recognized based on the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized. The adoption of SFAS 109 had no material impact on the Company's results of operations or financial position.

     Fresh Start Reporting requires the Company to report federal income tax expense on income before utilization of pre-confirmation net operating loss carryforwards and recognition of the benefit of pre-confirmation deductible temporary differences. Benefits realized from the utilization of pre-
confirmation net operating loss carryforwards and recognition of pre-confirmation deductible temporary differences are recorded as reductions of the valuation allowance and as direct additions to paid-in capital. For the year ended December 31, 1993, the Company recorded benefits from the utilization of pre-confirmation tax attributes totaling $3 million.

     At December 31, 1993, the Company had net operating loss carryforwards totaling $37 million which reflects the amount available to offset taxable income in future periods based on the Company's current assessment of the limitations imposed by Internal Revenue Code Section 382. Should the Company undergo an ownership change as defined in Section 382 within a specified period after confirmation of the Plans, the pre-confirmation net operating loss carryforwards would be eliminated. Available carryovers expire in the years 2005 through 2007 if not utilized.

     At December 31, 1993, the Company had a total deferred tax liability of $5.3 million. In addition, the Company had deferred tax assets totaling $33.6 million, which were offset by a valuation allowance of $33.6 million. This valuation allowance is attributable to the uncertainty of realization of pre-confirmation net operating loss carryforwards and pre-confirmation deductible temporary differences.

     Variances between the statutory tax provision of the Predecessor Company for the six months ended June 30, 1992 and the year ended December 31, 1991 relate primarily to the gain on the discharge of debt and reorganization expenses in 1992, and to income tax benefits relating to the Predecessor Company's operating losses not recorded in 1991, as there was no assurance that such benefits could be realized.

FINANCIAL CONDITION

     Total consolidated  assets of the  Company decreased $332.1  million from
December 31, 1992 to December 31, 1993. This decrease is primarily attributable to (i) the assets of First Federal to be sold ($278.9 million) included in "Net liabilities held for sale" in the Consolidated Balance Sheet at December 31, 1993 (see Note 11 of "Notes to Consolidated Financial Statements") and (ii) a $42.9 million decrease in loans receivable resulting primarily from principal payments exceeding originations of new receivables net of sales. The fluctuations in cash and financing arrangements reflect the restructuring of the Company's debt in September 1993. In addition, the increase in other assets reflects certain restricted cash accounts, including the reinvestment account, which must be maintained in accordance with the restructured debt agreements (see "Liquidity and Capital Resources").

IMPACT OF INFLATION

     Although inflation has slowed in recent years, it remains a factor the Company considers. In general, to the extent permitted by competition, the Company passes increased costs on through increased sales prices. The value of a land parcel is determined by factors such as location, zoning, topography and, perhaps most importantly, plans for its ultimate use. As some of these factors change, sometimes as a result of the Company's own actions, the value of the land may increase or decrease independently of inflationary pressures. Management believes that capitalizing interest on land during development reasonably provides for increases in land value due to inflation. Due to the

Company's relatively high turnover rate in VOIs, building supplies and consumable goods inventories, historical costs closely approximate current costs. Property and equipment acquired in prior years will generally be replaced at higher costs. These new assets will result in additional depreciation charges, but, in many cases, there are also operating efficiencies. The Company considers these matters in pricing its products and services.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents of the Company decreased $56.4 million in 1993 which included (i) $25.2 million related to the Leisure Products Segment, (ii) $21.9 million at First Federal, and (iii) $14.2 million related to cash included in net liabilities held for sale at December 31, 1993. These decreases were offset by increases in cash totaling $4.9 million related to corporate activities.

     LEISURE PRODUCTS

     During 1993, the Leisure Products Segment generated $76.8 million of cash from principal collections on loans receivable (including $20.6 million related to contracts receivable held by First Federal) which was partially offset by $36.2 million of loan originations. Using available cash and proceeds from the restructuring of the Company's debt as described below, the outstanding balances of financing arrangements were reduced by $35 million and restricted cash accounts totaling $9.3 million were established relating to Fairfield Funding Corporation's private placement as described below. In addition, the Leisure Products Segment's cash decreased due to decreases in other liabilities of $9.1 million, which was partially offset by decreases in real estate inventories of $2.5 million.

     On September 28, 1993, Fairfield and certain of its subsidiaries entered into the Amended and Restated Revolving Credit Agreement (the "FCI Agreement") with FNBB. The FCI Agreement provides for revolving loans of up to $25 million (including up to $7 million for letters of credit), bearing interest at FNBB's base rate plus 1.5%. The FCI Agreement also provides for an annual facility fee of 1% of the total commitment. The revolving loans mature on September 28, 1996, if not extended in accordance with the terms of the agreement. The FCI Agreement is collateralized by substantially all of the borrowers' loans receivable and real estate inventories with Fairfield Acceptance Corporation ("FAC") being a guarantor pursuant to the FCI Agreement. At December 31, 1993, Fairfield had outstanding borrowings under the FCI Agreement totaling $7.9 million, additional borrowing availability of
10.9 million, and outstanding letters of credit totaling $2.6 million.

     On September 28, 1993, FAC entered into the Third Amended and Restated Revolving Credit Agreement (the "FAC Agreement") with FNBB. The FAC Agreement provides for revolving loans of up to $35 million (including up to $1 million for letters of credit), bearing interest at FNBB's base rate plus .75%. The FAC Agreement also provides for an annual facility fee of 1% of the total commitment amount. The revolving loans mature on September 28, 1996, if not extended in accordance with the terms of the agreement. The FAC Agreement is collateralized by certain loans receivable with Fairfield being a guarantor pursuant to the FAC Agreement. At December 31, 1993, FAC had outstanding borrowings under the FAC Agreement totaling $4.3 million and additional borrowing availability of $.1 million.

     On September 30, 1993, Fairfield Funding Corporation ("FFC"), a wholly owned subsidiary of FAC, completed a private placement of $82.7 million of
7.6% Notes  (the "FFC Notes")  with seven  institutional investors.   The  FFC
Notes were secured by and payable from a pool of $99.6 million of contracts receivable purchased from FAC pursuant to the Receivables Purchase Agreement (the "Agreement") among Fairfield as originator, FAC, as seller and FFC, as purchaser. Net proceeds were applied to reduce existing indebtedness, which included repayment of $54.3 million under FAC's previous revolving credit agreement and $12.8 million, including interest, of FAC's subordinated debt.

     The Agreement  provides  for the  principal  amounts collected  from  the contracts receivable pool to be reinvested into additional contracts receivable limited monthly to (i) the availability of eligible contracts as defined in the Agreement and (ii) the amounts accumulated in the reinvestment account. The excess of funds held in the reinvestment account over $6 million is to be used to redeem the FFC Notes. At December 31, 1993, the excess amount in the reinvestment account of $1.1 million is reflected as a reduction in the outstanding principal balance of the FFC Notes. The reinvestment period expires March 31, 1995.

     The Company expects to finance its future cash needs from (i) proceeds from asset sales, (ii) operating cash flows, (iii) contract payments generated from its contracts receivable portfolio, (iv) borrowings under the revolving credit facilities and in the short-term, the securitization of additional eligible contracts receivable during the reinvestment period provided by the FFC Notes, as described above, and (v) other financings that it may obtain in the future.

     FIRST FEDERAL

     Cash flows from First Federal are currently restricted as to use by First Federal and are generally not available to fund any of the Company's other operations. In 1993, principal collections from the contracts receivable included in assets of continuing operations totaled $20.6 million. Once these assets are acquired by Fairfield, the related cash flow will be that of the Company. The following cash flow data reflects the total cash flow from First Federal's operations.

      Cash from operations of First Federal totaled $9.4 million. Cash provided by First Federal's investing activities totaled $2.8 million, resulting primarily from $48.9 million in proceeds from the sale of loans to third parties which was partially offset by loan originations exceeding loan collections by $20 million. These transactions were further offset by net increases in investment and mortgage-backed securities of $26 million. Cash used in First Federal's financing activities totaled $34.1 million, resulting primarily from net repayments of advances from the Federal Home Loan Bank of $14 million and a $20.1 million net decrease in savings deposits. Except for previously approved agreements, First Federal may not enter into transactions with or make cash distributions to Fairfield without prior written approval of the Office of Thrift Supervision. In accordance with the terms of its Tax Sharing Agreement, First Federal made payments to Fairfield totaling $.5 million for the year ended December 31, 1993.

      DISCONTINUED OPERATIONS

      In March 1994, Fairfield sold the stock of its wholly owned subsidiaries,
Fairfield   Green   Valley,  Inc.   and   Fairfield   Sunrise  Village,   Inc.
(collectively, the "Arizona Subsidiaries") at its approximate book value. The Arizona Subsidiaries, with assets totaling $25 million at December 31, 1993,
conducted  Fairfield's  Arizona home  building  business.   The  consideration
received by Fairfield included (i) release of a lien on and transfer to Fairfield of 2,235,294 shares of Fairfield's Common Stock (no book value) owned by the Arizona Subsidiaries and pledged to their primary lender, a subsidiary of Bank of America Arizona (the "Bank"), (ii) release of a mortgage in favor of the Bank on a tract of unimproved property owned by Fairfield, and
(iii) release from any further liability to the Bank. At December 31, 1993, the Arizona Subsidiaries had loans of $19.9 million outstanding under their revolving credit agreement with the Bank, bearing interest at rates ranging
from  8% to  8.5%.    These  loans,  which were  included  in  net  assets  of
discontinued operations at December 31, 1993, were paid off in conjunction with the sale of the Arizona Subsidiaries.

                  REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS


Stockholders and Board of Directors
Fairfield Communities, Inc.


We have audited the accompanying consolidated balance sheets of Fairfield Communities, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1993, six months ended December 31, 1992, six months ended June 30, 1992 and year ended December 31, 1991. Our audits also included the financial statement schedules listed in the Index at
Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company had previously classified its subsidiary, First Federal Savings and Loan of Charlotte ("First Federal"), as a discontinued operation. As a result of the retention of a significant amount of assets of First Federal, the consolidated financial statements have been revised to reflect the sale of First Federal as the sale of a portion of a segment of a business.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fairfield Communities, Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for the year ended December 31, 1993, six months ended December 31, 1992, six months ended June 30, 1992 and year ended December 31, 1991, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                    ERNST & YOUNG


Little Rock, Arkansas
July 29, 1994
                                     F-11

                     FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                       (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)




                                                        December 31,
                                                       1993     1992
                                                       ----     ----
ASSETS
Cash and cash equivalents                           $  4,475  $ 60,921
Loans receivable, net                                165,575   378,037
Real estate inventories                               34,607    51,504
Investment and mortgage-backed securities               -       51,756
Property and equipment, net                            7,527    11,999
Net assets of discontinued operations                  8,471     2,288
Other assets                                          33,928    30,195
                                                    --------  --------
                                                    $254,583  $586,700
                                                    ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Financing arrangements                            $127,351  $180,812
  Savings deposits                                      -      298,640
  Deferred revenue                                    20,599    20,052
  Net liabilities held for sale                       23,293      -
  Other liabilities                                   36,192    50,234
                                                    --------  --------
                                                     207,435   549,738
                                                    --------  --------
Stockholders' Equity:
  Common stock, $.01 par value,
   25,000,000 shares authorized, 9,565,035
   shares issued and outstanding in 1993
   and 1,424,830 in 1992                                 120        120
  Paid-in capital                                     38,609     35,593
  Retained earnings                                    8,419      1,249
                                                    --------   --------
                                                      47,148     36,962
                                                    --------   --------
                                                    $254,583   $586,700
                                                    ========   ========


   See notes to consolidated financial statements.

               FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       |Predecessor Company
                                                       |---------------------
                                           Six Months  |Six Months
                               Year Ended    Ended     | Ended     Year Ended
                              December 31, December 31,|June 30,  December 31,
                                  1993       1992      |  1992        1991
                                  ----       ----      |  ----        ----
                                                       |
REVENUES                                               |
 Vacation ownership, net       $ 34,332    $15,255     |$ 13,558   $ 34,098
 Homes and lots, net             12,073      5,010     |   4,513     14,226
 Property management             10,876      5,145     |   4,756      8,056
 Interest                        39,894     23,927     |  28,728     65,502
 Other                           12,553      4,598     |   8,106     10,395
                               --------    -------     |--------    -------
                                109,728     53,935     |  59,661    132,277
                               --------    -------     |--------    -------
EXPENSES                                               |
 Vacation ownership               9,942      3,705     |   3,485     9,170
 Homes and lots                   5,212      3,283     |   2,908    10,811
 Provision for loan losses        3,586      1,631     |   1,170     9,401
 Selling                         21,850      9,612     |   8,425    21,373
 Property management             11,057      4,893     |   4,710     8,655
 General and administrative      18,267     10,436     |  11,026    24,990
 Interest                        24,927     15,423     |  20,357    52,047
 Other                            4,560      3,045     |   6,700     8,623
                               --------    -------     | -------   --------
                                 99,401     52,028     |  58,781   145,070
                               --------    -------     | -------  ---------
Earnings (loss) from continuing operations             |
 before reorganization expenses  10,327      1,907     |     880   (12,793)
Reorganization expenses             -          -       | (14,010)  (19,884)
                               --------    --------    |--------  --------
Earnings (loss) from continuing                        |
 operations before provision                           |
 for income taxes                10,327      1,907     |  (13,130) (32,677)
Provision for income taxes        3,157        658     |      154      103
                               --------    -------     |---------  -------
Earnings (loss) from                                   |
 continuing operations         $  7,170    $ 1,249     |  (13,284) (32,780)
Loss from discontinued operations   -          -       |   (6,538)  (2,494)
Extraordinary gain -                                   |
 discharge of debt                  -          -       |  125,895      -
                               --------    --------    | ---------  -------
Net earnings (loss)            $  7,170    $ 1,249     | $106,073  $(35,274)
                               ========    ========    | ========  ========
                                                       |
EARNINGS PER SHARE                                     |
 Primary:                                              |
   Earnings from                                       |
    continuing operations          $.65       $.11     |     *         *
                                   ====       ====     |
   Net earnings                    $.65       $.11     |     *         *
                                   ====       ====     |
 Fully diluted:                                        |
   Earnings from                                       |
    continuing operations          $.61       $.11     |     *         *
                                   ====       ====     |
   Net earnings                    $.61       $.11     |     *         *
                                   ====       ====


*Per share amounts are neither comparable nor meaningful due to reorganization.
 See notes to consolidated financial statements.


                       FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  (DOLLARS IN THOUSANDS)



                                                     Retained
                                 Common   Paid-In    Earnings
                                 Stock    Capital    (Deficit)      Total
                                 -----    -------    --------       -----
Balance, December 31, 1990      $ 1,090  $ 66,482   $ (70,799)    $ (3,227)
   Net loss                         -        -        (35,274)     (35,274)
   Other                             (1)      180        -             179
                                -------  --------   ---------     --------
Balance, December 31, 1991        1,089    66,662    (106,073)     (38,322)
   Net earnings                     -        -        106,073      106,073
   Cancellation of Predecessor
   Fairfield Common Stock        (1,088)  (66,753)       -         (67,841)
   Issuance of Fairfield
    Common Stock                    120    24,521        -          24,641
   Fresh start valuation
    adjustment                      -      10,798        -          10,798
   Other                             (1)       91        -              90
                                 ------   -------     --------    --------
Balance, June 30, 1992              120    35,319        -          35,439
   Net earnings                     -        -          1,249        1,249
   Utilization of pre-confirmation
    income tax attributes           -         274         -            274
                                 ------   -------     --------    --------
Balance, December 31, 1992          120    35,593       1,249       36,962
   Net earnings                     -        -          7,170        7,170
   Utilization of pre-confirmation
    income tax attributes           -       3,016         -          3,016
                                 ------   -------     --------    --------
Balance, December 31, 1993      $   120   $38,609     $  8,419    $ 47,148
                                =======   =======     ========    ========





  See notes to consolidated financial statements.

                       FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (DOLLARS IN THOUSANDS)


                                                        | Predecessor Company
                                                        |--------------------
                                            Six Months  |Six Months
                                Year Ended    Ended     |  Ended   Year Ended
                               December 31, December 31,|June 30, December 31,
                                   1993       1992      |  1992       1991
                                   ----       ----      |  ----       ----
                                                        |
OPERATING ACTIVITIES:                                   |
 Earnings (loss) from continuing                        |
  operations                    $  7,170     $ 1,249    |$(13,284)  $(32,780)
 Adjustments to reconcile net                           |
  earnings (loss) to net cash                           |
  provided by  continuing                               |
  operations:                                           |
   Depreciation                    1,453       1,049    |   1,028      2,881
   Amortization of premiums and                         |
    valuation discounts              484      (1,128)   |     430      1,186
   Provision for loan losses       3,586       1,631    |   1,170      9,401
(Earnings) loss from                                    |
  unconsolidated affiliates       (1,996)         17    |     (44)      (318)
Changes in operating assets                             |
 and liabilities, net:                                  |
  Restricted cash accounts        (9,278)        742    |     123        346
  Other                           (1,416)      4,354    |  22,788     31,729
                                --------      ------    | -------    -------
Net cash provided by                                    |
 operating activities                  3       7,914    |  12,211     12,445
                                --------      ------    | -------    -------
INVESTING ACTIVITIES:                                   |
 Net purchases of property                              |
  and equipment                   (1,095)        (88)   |    (884)    (1,405)
 Principal collections on loans  131,543      68,318    |  62,215     95,551
 Loans originated or acquired   (131,598)    (59,522)   | (49,156)   (88,890)
 Proceeds from sales of loans                           |
  and mortgage-backed securities                        |
  to third parties                48,922      27,664    |  19,723     29,738
 Purchases of investment and                            |
  mortgage-backed securities     (59,655)     (4,842)   |  (9,497)   (13,218)
 Payments from maturing investment                      |
  and mortgage-backed securities  33,637      12,525    |  11,585      8,598
 Net cash received from                                 |
  unconsolidated affiliates        2,572       1,838    |   1,210      3,575
 Cash transferred to net                                |
  liabilities held for sale      (14,205)        -      |     -          -
 Net investment activities of                           |
  discontinued operations          2,540        (823)   |  (2,283)    (8,998)
                                --------      ------    | -------    -------
 Net cash provided by                                   |
  investing activities            12,661      45,070    |  32,913     24,951
                                --------     -------      -------    -------


                      FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                               (DOLLARS IN THOUSANDS)


                                                       |Predecessor Company
                                                       |--------------------
                                            Six Months |Six Months
                                Year Ended    Ended    |  Ended    Year Ended
                               December 31,December 31,| June 30, December 31,
                                   1993       1992     |   1992        1991
                                   ----       ----     |   ----        ----
                                                       |
FINANCING ACTIVITIES:                                  |
  Proceeds from financing                              |
   arrangements                  138,297     21,664    |  69,185     184,062
  Repayments of financing                              |
   arrangements                 (187,331)   (42,062)   |(105,439)   (207,160)
  Net increase (decrease)                              |
   in demand, savings and                              |
   money market accounts           5,252      2,015    |   5,989      (1,884)
  Proceeds from sales of                               |
   certificates of deposit        15,481      10,857   |  17,221      46,701
  Payments for maturing                                |
    certificates of deposit      (40,809)    (28,123)  | (34,773)    (57,174)
                                --------    --------   |--------    --------
  Net cash used in financing                           |
   activities                    (69,110)    (35,649)  | (47,817)    (35,455)
                                --------    --------   |--------    --------
  Net increase (decrease) in cash                      |
    and cash equivalents         (56,446)     17,335   |  (2,693)      1,941
  Cash and cash equivalents,                           |
   beginning of period            60,921      43,586   |  46,279      44,338
                                --------    --------   |--------     -------
  Cash and cash equivalents,                           |
   end of period                $  4,475    $ 60,921   |$ 43,586    $ 46,279
                                ========    ========    ========    ========



      See notes to consolidated financial statements.

                      FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    DECEMBER 31, 1993



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of Fairfield Communities, Inc. and its subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the consolidated financial statements of prior years have been reclassified to conform to the 1993 presentation.

FRESH START REPORTING

      In 1990, Fairfield Communities, Inc. and twelve wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 14, 1992, the Bankruptcy Court confirmed the Seventh Amended and Restated Joint Plans of Reorganization and the Second Amended and Restated Joint Plans of Reorganization (collectively, the "Plans").

       Unless the context requires otherwise, "Fairfield" means Fairfield Communities, Inc., and is successor and survivor of the mergers pursuant to the Plans, "Company" means Fairfield Communities, Inc. and its subsidiaries, "Predecessor Fairfield" means Fairfield prior to the reorganization and "Predecessor Company" means Fairfield and its subsidiaries prior to the reorganization.

       The Company has implemented, as of June 30, 1992, the recommended accounting for entities emerging from reorganization set forth in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") issued by the American Institute of Certified Public Accountants ("Fresh Start Reporting"). Accordingly, the Company's assets and liabilities were adjusted to reflect their estimated fair values and the accumulated retained deficit was eliminated. Accordingly, since July 1, 1992, the Company's financial statements have been prepared as if it were a new reporting entity and a black line separates this financial information from that of the Predecessor Company since it has not been prepared on a comparable basis.

CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost and depreciated primarily by the straight-line method based on the estimated useful lives of the assets, ranging from 10 years to 30 years for buildings and from 2 to 6 years for machinery, fixtures and equipment. Additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Asset and accumulated depreciation accounts are relieved for dispositions with resulting gains or losses reflected in operations.

Depreciation of assets used directly in the development of projects is capitalized as part of the development costs.

EARNINGS PER SHARE

       Primary earnings per share for the periods subsequent to June 30, 1992 are computed based on the estimated weighted average number of common shares and common equivalent shares deemed to be outstanding during the period. Such shares include those shares issued to the unsecured creditors as authorized by the Plans plus the additional shares to be issued based on an estimate of the remaining unsecured allowed claims (see Note 9). This number of shares has been reduced by the shares held by wholly owned subsidiaries of Fairfield.

       The computation of fully diluted earnings per share further includes (i) the effect, in 1993, of common shares issuable upon the exercise of warrants using the treasury stock method and (ii) 588,235 shares which have been reserved, but not issued, for the benefit of the holders of the Senior Subordinated Secured Notes (the "FCI Notes"). The weighted average number of common shares and common equivalent shares outstanding for the calculation of primary earnings per share was 11,037,765 in 1993 and 11,134,117 for the six months ended December 31, 1992. The weighted average number of shares used to compute earnings per share, assuming full dilution, was 11,692,667 in 1993 and 11,722,352 for the six months ended December 31, 1992.

       Information for the periods through June 30, 1992 relates to periods prior to confirmation of the Plans when the Predecessor Company had a different capital structure than that of the Company. Per share data pertaining to the pre-confirmation periods is, therefore, neither comparable nor meaningful and is not disclosed herein.

INCOME TAXES

       Income taxes have been provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") since July 1, 1992. Under SFAS 109, deferred tax assets or liabilities are determined based on the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized. Prior to July 1, 1992, the Company accounted for income taxes in accordance with Accounting Principles Board Opinion No. 11.

       Fresh Start Reporting requires the Company to report federal income tax expense on income before utilization of pre-confirmation net operating loss carryforwards and recognition of the benefit of pre-confirmation deductible temporary differences. Benefits realized from utilization of pre-confirmation net operating loss carryforwards and recognition of pre-confirmation deductible temporary differences are recorded as reductions of the valuation allowance and as direct additions to paid-in capital.

LEISURE PRODUCTS

REVENUE AND PROFIT RECOGNITION

       VACATION OWNERSHIP/LOTS

       Vacation ownership is a concept whereby either fixed week intervals or undivided fee simple interests are sold in fully-furnished vacation homes.
Generally, vacation ownership intervals ("VOIs") and lots are sold under contracts for deed which provide for a down payment and monthly
installments,  including  interest,  for periods  up  to  seven years.   Both
vacation ownership and lot sales are included in revenues when a 10% minimum down payment (including interest) has been received. Revenue is recognized on the percentage of completion basis and, if appropriate, a valuation discount yielding a market interest rate is applied to the contract receivable balance. Under the percentage of completion method, the portion of revenue applicable to cost incurred, as compared to total estimated construction costs and selling expenses, is recognized in the
period of sale.   Remaining revenue is deferred and recognized as remaining
costs are incurred.

       HOMES/PROPERTY SALES

       Homes sales are included in revenues when the  shelter unit is complete,
ready for occupancy  and title is  transferred to  the buyer.   Sales of  bulk
acreage are recognized when title has passed to the buyer, the Company's continuing involvement in the property is limited, if not eliminated, and sufficient nonrefundable funds have been received to reasonably assure the continuing commitment of the buyer.

ALLOWANCE FOR LOAN LOSSES

       The Company provides for losses on contracts receivable arising from vacation ownership and lot sales by a charge against earnings at the time of sale at a rate based upon historical cancellation experience. When a contract is cancelled in a year subsequent to the year in which the underlying sale was recorded, the outstanding balance, less recoverable costs, is charged to the allowance for loan losses. When a contract is cancelled in the same year as the related sale, all entries applicable to the sale are reversed and nonrecoverable selling expenses are charged to operations. For financial statement purposes, contracts receivable are considered delinquent and fully reserved if a payment remains unpaid under the following conditions:


                    Percent of Contract              Delinquency
                         Price Paid                     Period
                    -------------------              -----------
                    Less than 25%                      90 days
                    25% but less than 50%             120 days
                    50% and over                      150 days


DEPOSITS AND DEFERRED SELLING COSTS

       Until a contract for sale qualifies for revenue recognition, all payments received are accounted for as deposits. Commissions and other selling costs, directly attributable to the sale, are deferred until the sale is recorded. If a contract is cancelled before qualifying as a sale, nonrecoverable selling expenses are charged to expense and deposits forfeited are credited to income.

REAL ESTATE INVENTORIES

       Real estate inventories are valued at the lower of cost or estimated net
realizable  value.    Cost  includes  land,  land  improvements,   capitalized
interest, and a portion of the costs of amenities constructed for the use and benefit of property owners.

       Land and improvement costs are allocated for the purpose of accumulating costs to match with related sales revenues. The Company allocates acquisition and carrying costs to these areas on the acreage or the value basis, as
appropriate.    Improvement  costs  in  each  project  are  allocated  to  the appropriate areas on a specific identification basis. Certain amenity costs are allocated on an acreage or benefit basis, as appropriate.

       Unexpended costs for committed improvements to areas from which lots have been sold are calculated using the Company's projections of quantities, timing and cost of work to be completed, including an inflation factor. The projections are reviewed and refined annually based on work completed and current plans for development. The effect of these revised cost estimates is recognized prospectively.

FIRST FEDERAL

REVENUE RECOGNITION

      Interest on loans is accrued and credited to operations based upon the principal amount outstanding. First Federal provides an allowance for loss of uncollected interest when a loan becomes 90 days past due as to principal or interest or when, in management's opinion, there is doubt as to the
collectibility  of  the  interest.   Such  interest  ultimately  collected  is
credited to income in the period of recovery.

       Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the
related loan's yield.   First  Federal is generally  amortizing these  amounts
over the contractual life of the related loans using the interest method. Commitment fees based on a percentage of a customer's unused line of credit and fees related to stand-by letters of credit are recognized over the commitment period.

ALLOWANCE FOR LOAN LOSSES

       The allowance for loan losses is maintained at a level considered adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of individual loans, past loan loss experience, current economic conditions and other relevant factors. The allowance is increased by provisions for loan losses charged against income.

REAL ESTATE OWNED

       Real estate owned includes property acquired for development or sale, acquired in settlement of loans or through in-substance foreclosures. Real estate is generally considered foreclosed in-substance when: (1) the debtor has little or no equity in the real estate as compared to the current fair market value of the property, (2) proceeds for repayment of the loan can be expected to come only from the operation or sale of the real estate, and (3) the debtor has either: (a) formally or effectively abandoned control of the real estate to the Company or (b) retained control of the real estate but, because of the current financial condition of the debtor or the economic prospects for the debtor and/or the real estate in the foreseeable future, it is doubtful that the debtor will be able to rebuild equity in the real estate or otherwise repay the loan in the foreseeable future. Real estate acquired for development or sale or in settlement of loans and properties classified as in-substance foreclosures are recorded at the lower of cost or estimated fair value at the date of acquisition. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses.

     Other investments in real estate, as well as real estate previously acquired in settlement of loans, are stated at the lower of cost or estimated fair value. These investments are reviewed regularly and valuation allowances are established when recorded values exceed estimated fair values. Interest charges during the period of construction or development, if applicable, are capitalized. After construction or development is complete, interest charges are expensed as a period cost.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

      Investment and mortgage-backed securities are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Gains or losses on the sale of these securities are recognized on the specific identification basis at the time of sale. Management has the intent and First Federal has the ability to hold these securities to maturity.

NOTE 2 - SALE OF FIRST FEDERAL

       On December 15, 1993, Fairfield entered into a letter of intent to sell 100% of the outstanding stock (the "Sale") of First Federal, to Security
Capital   Bancorp  ("SCBC").    On  April  6,  1994,  Fairfield  finalized  its
negotiations with SCBC and entered into a Stock Purchase Agreement.

       The Stock Purchase Agreement provides for a sales price of $40.4 million, which will be increased (subject to the limitation hereafter described) to reflect the consolidated pretax net earnings of First Federal and its subsidiaries for the period from October 1, 1993 through the closing of the Sale, or decreased by the consolidated pretax net losses of First Federal and its subsidiaries during this period, whichever is the case (the "Sales Price"). The increase for pretax earnings of First Federal and its subsidiaries cannot exceed approximately $1.8 million plus, if the closing of the Sale occurs after August 1, 1994, in general, the pretax earnings or losses of First Federal and its subsidiaries from August 1, 1994 through the closing, provided that the foregoing amounts may be reduced under certain circumstances for reserves taken or losses (in excess of gains) on Excluded Assets (as defined below) after September 30, 1993. Up to approximately $1.4 million of the Sales Price is to be retained by SCBC to securitize Fairfield's obligation to indemnify SCBC against three existing lawsuits/claims which have been asserted against First Federal (the "Litigation Indemnity").

      As part of the proposed  transaction, Fairfield is  to purchase for cash
(a) at book value, net of reserves, up to approximately $22.6 million, as of December 31, 1993, of certain real estate, classified loans, joint venture interests and other assets owned by First Federal (the "Excluded Association Assets"), subject to the right of SCBC to elect for First Federal to retain all or part of such assets, and (b) lot and timeshare contracts receivable and related assets, which First Federal previously acquired from Fairfield (the "Contracts Receivable"), having a book value less certain reserves and a weighted average yield, at December 31, 1993, of approximately $53.3 million and 11.6%, respectively. The Excluded Association Assets and the Contracts Receivable are collectively referred to as the "Excluded Assets". Fairfield expects to dispose of certain of the Excluded Association Assets in one or more transactions, and otherwise to monetize the remaining Excluded Association Assets, following the closing of the Sale. Management intends to dispose of a substantial portion of the Excluded Association Assets by December 31, 1994.

      Approximately $2.9 million in net book value of the Excluded Association Assets are to be pledged to SCBC, to provide additional security with respect to both the Litigation Indemnity and the general indemnities under the Agreement. Fairfield has certain rights to substitute collateral in connection with such pledge, including the right to substitute $0.60 to $0.70 of cash for every $1.00 of net book value of Excluded Association Assets so pledged. Reserves taken by Fairfield after the closing on the Excluded Association Assets securing the Litigation Indemnity may increase the total Excluded Association Assets required as collateral.

      Fairfield expects to utilize (a) the cash portion of the Sales Price to fund the purchase of the Excluded Association Assets and (b) the remaining cash portion of the Sales Price, plus proceeds from borrowings under the Company's revolving credit agreements with The First National Bank of Boston
("FNBB"),  to  fund the  purchase  of  the Contracts  Receivable.   Under  the
Company's revolving  credit
agreements, in general, within applicable loan limits, $0.75 of additional borrowing availability is created for each $1.00 in outstanding principal balance of qualifying Contracts Receivable pledged to FNBB.

      Management estimates that the Sale will result in a net gain of approximately $5.5 million after taking into account (i) writedowns related to the Excluded Assets estimated at approximately $4.0 million, based upon Fairfield's accelerated method of disposal of these assets subsequent to the consummation of the Sale, and (ii) anticipated selling expenses, including professional fees and other direct expenses, of approximately $3.3 million.

      The Sale is subject to numerous conditions, including the obtaining of necessary approvals from (i) state and federal regulatory authorities, (ii) FNBB and (iii) Fairfield's stockholders. There is no assurance that the conditions to closing will be satisfied or that the various regulatory approvals will be obtained on terms satisfactory to the parties. Assuming such conditions to closing are satisfied and the approvals are obtained, the Sale is expected to close by September 30, 1994.

      Fairfield had previously classified the First Federal segment as a discontinued operation. As a result of the retention of a significant amount of assets of First Federal, the consolidated financial statements have been revised to reflect the Sale as a disposal of a portion of a segment rather than a discontinued operation. As a result of this change, the consolidated statements of operations and cash flows include the operations and cash flows of First Federal. Accordingly, the assets to be sold and liabilities to be assumed by the purchaser have been included in "Net liabilities held for sale" in the Consolidated Balance Sheet at December 31, 1993 (see Note 11).

NOTE 3 - LOANS RECEIVABLE

        Loans receivable consisted of the following (In thousands):


                                                   December 31,
                                               1993            1992
                                               ----            -----
   Contracts                                 $159,874        $199,784
   Mortgages                                   17,366          22,779
                                             --------        --------
                                              177,240         222,563
   Less: Allowance for loan losses            (10,992)        (13,284)
         Unamortized valuation discount          (673)           (775)
                                             --------        --------
                                              165,575         208,504
    First Federal, net (Note 11)                 -            169,533
                                             --------        --------
                                             $165,575        $378,037
                                             ========        ========


     The weighted average stated interest rates on the Company's contracts receivable were 12.3% and 12.2% at December 31, 1993 and 1992, respectively, with interest rates on these receivables ranging generally from 7.75% to 15%. Contractual maturities of these receivables within the next five years are as follows: 1994 - $36.7 million; 1995 - $35.4 million; 1996 - $32.3 million;
1997 - $25.1 million and 1998 - $17.1 million. The Company's contracts receivable were 98.2% and 96.9% current on a 30-day basis as of December 31, 1993 and 1992, respectively.

      Contracts receivable at December 31, 1993 and 1992 includes $52.5 million and $72.9 million, respectively, of contracts receivable owned by First Federal which are to be purchased by the Company (see Note 2).

NOTE 4 - VACATION OWNERSHIP SALES

       Vacation ownership sales are summarized as follows (In thousands):



                                          Six Months  |Six Months
                              Year Ended     Ended    |  Ended    Year Ended
                             December 31, December 31,|June 30,  December 31,
                                 1993        1992     |   1992      1991
                                 ----        ----     |   ----      ----
                                                      |
Vacation ownership sales       $35,265     $15,107    |  $11,616    $36,061
 Less:   Deferred revenue                             |
         on current year                              |
         sales, net             (2,101)        (22)   |   (1,146)    (3,258)
 Add:   Deferred revenue on                           |
        prior year sales         1,168         170    |    3,088      1,295
                               -------     -------    |  -------     ------
                               $34,332     $15,255    |  $13,558    $34,098
                               =======     =======    |  =======    =======


NOTE 5 - REAL ESTATE INVENTORIES

       Real estate inventories are summarized as follows (In thousands):


                                                         December 31,
                                                   1993               1992
                                                   ----               ----
        Land:
          Under development                      $ 9,490            $ 4,959
          Undeveloped                             14,771             15,273
                                                 -------            -------
                                                  24,261             20,232
                                                 -------            -------
        Residential housing:
          Vacation ownership                       8,759              9,245
          Homes                                    1,587              1,181
                                                 -------            -------
                                                  10,346             10,426
        First Federal (Note 11)                      -               20,846
                                                 -------            -------
                                                 $34,607            $51,504
                                                 =======            =======


NOTE 6 - FINANCING ARRANGEMENTS

       Financing arrangements are summarized as follows (In thousands):


                                                      December 31,
                                                    1993       1992
                                                    ----       ----
    Revolving credit agreements                   $ 12,223   $104,101
    Notes payable                                  100,358     30,408
    Senior Subordinated Secured Notes               14,770       -   (1)
    Advances from Federal Home Loan
     Bank, net (Note 11)                               -       35,127
    Subordinated debt                                  -       11,176
                                                  --------   --------
                                                  $127,351   $180,812
                                                  ========   ========


- - - - - ------------------------

 (1) Included in "Net assets of discontinued operations" in 1992 (see Note 12).


      REVOLVING CREDIT AGREEMENTS

      On September 28, 1993, Fairfield and certain of its subsidiaries entered into the Amended and Restated Revolving Credit Agreement (the "FCI Agreement") with FNBB. The FCI Agreement provides for revolving loans of up to $25 million (including up to $7 million for letters of credit), bearing interest at FNBB's base rate plus 1.5%. The FCI Agreement also provides for an annual facility fee of 1% of the total commitment. The revolving loans mature on September 28, 1996, if not extended in accordance with the terms of the agreement. The FCI Agreement is collateralized by substantially all of the borrowers' loans receivable and real estate inventories with Fairfield Acceptance Corporation ("FAC") being a guarantor pursuant to the FCI Agreement. At December 31, 1993, Fairfield had outstanding borrowings under the FCI Agreement totaling $7.9 million, additional borrowing availability of $10.9 million, and outstanding letters of credit totaling $2.6 million.

      On September 28, 1993, FAC entered into the Third Amended and Restated Revolving Credit Agreement (the "FAC Agreement") with FNBB. The FAC Agreement provides for revolving loans of up to $35 million (including up to $1 million for letters of credit), bearing interest at FNBB's base rate plus .75%. The FAC Agreement also provides for an annual facility fee of 1% of the total commitment amount. The revolving loans mature on September 28, 1996, if not extended in accordance with the terms of the agreement. The FAC Agreement is collateralized by certain loans receivable with Fairfield being a guarantor pursuant to the FAC Agreement. At December 31, 1993, FAC had outstanding borrowings under the FAC Agreement totaling $4.3 million and additional borrowing availability of $.1 million.

      Information related to revolving credit agreements is summarized as follows (Dollars in thousands):


                                          Six Months  |Six Months
                             Year Ended      Ended    |  Ended    Year Ended
                             December 31, December 31,| June 30,  December 31,
                                 1993       1992      |   1992        1991
                                 ----       ----      |   ----        ----
                                                      |
 Weighted average amount                              |
  outstanding for the period   $74,325    $107,414    | $107,155    $107,118
 Weighted average interest                            |
   rate at end of period           7.2%        8.6%   |      8.3%        8.3%
 Weighted average interest                            |
  rate for the period (1)          8.2%        8.8%   |      8.6%        9.9%

- - - - - ------------------------

(1)    Annualized for the six months ended December 31, 1992 and June 30, 1992.


NOTES PAYABLE

       Notes payable are summarized as follows (Dollars in thousands):





                                     Average
                                     Interest               December 31,
         Collateral                    Rate               1993     1992
         ----------                    ----               ----     ----
  Real estate inventories              9.9%            $ 13,431  $14,352
  Mortgages receivable                 9.3%               5,368   14,818
  Contracts receivable                 7.6%              81,559    1,238
                                                        -------  -------
                                                       $100,358  $30,408
                                                       ========  =======


     On September 30, 1993, Fairfield Funding Corporation ("FFC"), a wholly owned subsidiary of FAC, completed a private placement of $82.7 million of 7.6% Notes (the "FFC Notes") with seven institutional investors. The FFC Notes were secured by and payable from a pool of $99.6 million of contracts receivable purchased from FAC pursuant to the Receivables Purchase Agreement among Fairfield as originator, FAC, as seller and FFC, as purchaser. Net proceeds were applied to reduce existing indebtedness, which included repayment of $54.3 million under FAC's previous revolving credit agreement and $12.8 million, including interest, of FAC's 16% subordinated debt. As a result of the restructuring and in accordance with the terms of FAC's previous revolving credit agreement, the differential between the interest accrued and paid was forgiven. After payment of a maturity fee and certain other costs, a net gain of $.4 million was recognized on the restructuring transactions.

    The Agreement  provides for  the principal  amounts collected  from the contracts receivable pool to be reinvested into additional contracts receivable limited monthly to (i) the availability of eligible contracts as defined in the Agreement and (ii) the amounts accumulated in the reinvestment account. The excess of funds held in the reinvestment account over $6 million is to be used to redeem the FFC Notes. At December 31, 1993, the excess amount in the reinvestment account of $1.1 million is reflected as a reduction in the outstanding principal balance of the FFC Notes. The reinvestment period expires March 31, 1995.

      Maturities of notes payable within the next  five years are as follows:
1994 -  $3.2 million; 1995  - $17.1 million;  1996 -  $18.7 million; 1997  -
$15.5 million and 1998 - $14.5 million.

      SENIOR SUBORDINATED SECURED NOTES

      At December 31, 1993, the Senior Subordinated Secured Notes ("FCI Notes") were collateralized by Fairfield's interest in (i) its Pointe Alexis
development  in  Tarpon   Springs,  Florida;  (ii)   Sugar  Island   limited
partnership  in  St. Croix,  U.S. Virgin  Islands,  and (iii)  Harbour Ridge
limited  partnership in Stuart, Florida.   At December  31, 1993, collateral
proceeds of $2.2 million were held in  escrow to pay accrued interest and to
partially  redeem  the FCI  Notes.   For  financial reporting  purposes, the
amount held in escrow at December 31, 1993, in excess of accrued interest, has been reflected as a reduction in the outstanding principal balance.

      The FCI Notes bear interest at 10% compounded semi-annually and mature on the earlier of (i) the sale of all the collateral, or (ii) the later of
(a) 60 days  after the FNBB  loans have been  paid in full  or (b) March  1,
1997.   The FCI Notes are nonrecourse to Fairfield  and its two wholly owned subsidiaries that guarantee the notes. The sole sources of repayment for the FCI Notes consist of the collateral, any proceeds from the sale of the collateral and, as described below, the shares of common stock of Fairfield
reserved  as additional  collateral for  the FCI  Notes.   In the  event the
proceeds from the sale of the other collateral presently securing the FCI Notes, or the value of any such collateral not sold, is not sufficient to repay the FCI Notes, Fairfield will issue shares of common stock, up to a maximum number equal to what a holder of a $5 million general unsecured claim was entitled to receive on the effective date of the Plans.

NOTE 7 - DEFERRED REVENUE - ESTIMATED COSTS TO DEVELOP LAND SOLD

       At December  31, 1993, estimated cost  to complete  development work in
subdivisions  from which  lots had  been  sold totaled  $14.7 million.   The
estimated costs to complete development work within the next five years is as follows: 1994 - $1.8 million; 1995 - $2.2 million; 1996 - $1.2 million;
1997 - $.9 million and 1998 - $.6 million.

NOTE 8 - INCOME TAXES

     Fresh Start Reporting requires the Company to report federal income tax expense on income before utilization of pre-confirmation net operating loss carryforwards and recognition of the benefit of pre-confirmation deductible temporary differences. Benefits realized from the utilization of pre-
confirmation net operating loss carryforwards and recognition of pre-confirmation deductible temporary differences are recorded as reductions of the valuation allowance and as direct additions to paid-in capital.

      At December 31, 1993, the Company had net operating loss carryforwards totaling $37 million which reflects the amount available to offset taxable income in future periods based on the Company's current assessment of the limitations imposed by Internal Revenue Code Section 382. Should the Company undergo an ownership change as defined in Section 382 within a specified period after confirmation of the Plans, the pre-confirmation net operating
loss  carryforwards would be eliminated.   Available carryovers  expire in the
years 2005 through 2007 if not utilized.

      At December 31, 1993, the Company had a total deferred tax liability of $5.3 million. In addition, the Company had deferred tax assets totaling $33.6 million, which were offset by a valuation allowance of $33.6 million. This valuation allowance is attributable to the uncertainty of realization of pre-confirmation net operating loss carryforwards and pre-confirmation deductible
temporary  differences.   The reduction  in the  valuation allowance  from $43
million at December 31, 1992 results from (i) the utilization of pre-confirmation tax attributes totaling $3 million recorded as a direct addition to paid-in capital and (ii) the refinement of prior year estimates of certain deferred tax assets, including net operating loss carryforwards and tax credits subject to the limitations of Internal Revenue Code Section 382 ($6.4
million).   Substantially all of the valuation  allowance at December 31, 1993 relates to pre-confirmation tax attributes.

     Components of the provision for income taxes are as follows (In thousands):


                                         Six Months |Six Months
                            Year Ended     Ended    |  Ended    Year Ended
                           December 31, December 31,| June 30,  December 31,
                               1993         1992    |   1992        1991
                               ----         ----    |   ----        ----
                                                    |
 Current:                                           |
   Federal                   $  -           $283    |  $  -         $ -
   State                          4           57    |    154         103
                             ------         ----    |  -----        ----
                                  4          340    |   $154        $103
                             ------         ----    |  =====        ====
Deferred:                                           |
  Federal                    2,770           274    |
  State                        383            44    |
                             -----          -----   |
                             3,153            318   |
                            ------          -----   |
                            $3,157           $658   |
                            ======          =====   |
                                                    |
Utilization of pre-confirmation                     |
 income tax attributes as a                         |
 direct addition to paid-in                         |
 capital                    $3,016           $274   |    N/A        N/A
                            ======           ====


       Components of the variance between taxes computed at the expected federal statutory income tax rate and the provision for income taxes on continuing operations are as follows (In thousands):



                                         Six Months  | Six Months
                          Year Ended        Ended    |   Ended    Year Ended
                          December 31,  December 31, |  June 30, December 31,
                              1993          1992     |    1992        1991
                              ----          ----     |    ----        ----
                                                     |
Statutory tax provision                              |
 (benefit)                  $3,511          $648     |  $36,117    $(11,110)
State income taxes, net of                           |
 federal benefit               255            38     |      151         101
Bad debt deduction -                                 |
 First Federal                 -             -       |      (38)      1,343
Adjustment relating to tax                           |
  benefits not recorded in the                       |
  consolidated financial                             |
   statements (1)              -             -       |    2,781      10,189
Gain on discharge of debt      -             -       |  (42,804)        -
Reorganization expenses        -             -       |    4,089         -
Other                         (609)          (28)    |     (142)       (420)
                           -------         -----     | --------     -------
Provision for income taxes  $3,157          $658     | $    154     $   103
                            ======          ====       ========     =======
- - - - - -----------------------

(1) Income tax benefits relating to the Company's operating losses were not recorded as there was no assurance that such benefits would be realized.


    Deferred tax assets (deductible temporary differences) consisted of the following (In thousands):


                                                    December 31,
                                                1993           1992
                                                ----           ----
 Net operating loss carryforwards              $14,111       $11,138
 Loan and cancellation loss reserves             7,081         6,636
 Tax over book basis in inventory                3,394         8,375
 Deferred revenue                                2,425         3,791
 Accrual for discontinued operations             2,381         6,848
 Credit carryforwards                            1,882         2,033
 Accrued expenses and reserves                   1,467         1,830
 Other                                             908         2,323
                                               -------       -------
                                                33,649        42,974
 Less:  valuation allowance                    (33,649)      (42,974)
                                               -------       -------
                                               $  -         $    -
                                               =======      =========


     Deferred tax liabilities (taxable temporary differences) consisted of the following (In thousands):


                                                 December 31,
                                             1993           1992
                                             ----           ----
 Book over tax basis of assets              $2,398         $1,042
 Book asset adjustments for
  Fresh Start Reporting                      1,276          2,091
 Basis in partnership assets                 1,239          1,005
 Other                                         370            581
                                            ------         ------
                                            $5,283         $4,719
                                            ======         ======


NOTE 9 - STOCKHOLDERS' EQUITY

      Pursuant to the Plans, all of the outstanding Common Stock of Predecessor Fairfield was cancelled effective September 1, 1992. Fairfield is authorized to issue 25,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. The rights and preferences of shares of authorized but unissued Preferred Stock are to be established by Fairfield's Board of Directors at the time of issuance.

      As of December 31, 1993, Fairfield has issued 11,960,330 shares of Common Stock to holders of unsecured resolved claims, of which 2,395,295 shares were held by wholly owned subsidiaries. In accordance with the Plans, Fairfield will issue additional shares as the remaining unsecured claims are resolved. The ultimate amount of allowed unsecured claims and the timing of the resolution of claims is largely within the control of the Bankruptcy Court. However, based upon available information, Fairfield presently estimates that approximately 13,144,000 shares of Common Stock will be issued, including shares held by wholly owned subsidiaries (see Note 12). Additionally, 588,235 shares have been reserved, but not issued, for the benefit of the holders of the FCI Notes (see Note 6).

      The Pagosa Lakes Property Owners Association and Archuleta County have filed claims in the Bankruptcy Court for approximately $10.4 million and $9.7 million, respectively, for promised improvements to be constructed at the Pagosa, Colorado resort site and other matters. The above claims estimate includes these claims, which are acknowledged to be largely duplicative, at $6 million. Fairfield has pending summary judgment motions before the Bankruptcy Court, which are expected to be ruled upon in April, 1994. If such motions are granted in whole or in part, the estimated amount of allowed claims may be correspondingly reduced. If summary judgment is not granted, trial is scheduled for May, 1994.

       Fairfield's First Amended and Restated 1992 Warrant Plan (the "1992 Plan") provides for the grant of nonqualified stock warrants to certain key employees and directors to purchase up to 1,000,000 shares of Common Stock. Warrants under the 1992 Plan are to be granted at prices not less than the fair market value of such shares on the date of grant and may be exercisable for periods of up to 10 years from the date of grant. During 1992, the Board of Directors granted warrants to purchase a total of 350,000 shares, at an exercise price of $3.00 per share, with 25% of such awards effective September 1, 1992 and additional 25% increments effective on each anniversary date thereafter. During 1993, the Board of Directors granted warrants to purchase a total of 450,000 shares. These warrants were granted effective October 1, 1993, at an exercise price of $3.00 per share, of which 20% of the shares become exercisable on each of the first through fifth anniversaries from the date of grant. No warrants issued pursuant to the 1992 Plan have been cancelled and, at December 31, 1993, warrants for 175,000 shares were exercisable.

     In accordance with the Plans, Fairfield adopted a Rights Agreement which provides for the issuance of one right for each outstanding share of Fairfield's Common Stock. The rights, which entitle the holder to purchase from Fairfield one one-hundredth of a share of Series A Junior Participating Preferred Stock at $25 per share, become exercisable (i) ten days after a person becomes the beneficial holder of 20% or more of Fairfield's Common Stock, other than pursuant to a cash tender offer for all outstanding shares, or (ii) ten business days following the commencement of a tender or exchange offer for at least 20% of Fairfield's Common Stock. Fairfield may redeem the rights at $.01 per right under certain circumstances. The rights expire on September 1, 2002.

     The FCI Agreement prohibits Fairfield from paying any dividends or other distributions on its Common Stock, other than dividends payable solely in shares of Common Stock.

NOTE 10 - FAIRFIELD ACCEPTANCE CORPORATION

      Condensed consolidated financial information for FAC is summarized as follows (In thousands):

                           CONDENSED CONSOLIDATED BALANCE SHEETS



                                                   December 31
                                            1993                1992
                                            ----                ----
ASSETS

Cash                                       $   711            $  5,951
Loans receivable, net                       94,668             105,891
Restricted cash and escrow accounts         10,602               1,324
Due from parent                              7,392                 204
Other assets                                 3,113               1,133
                                           -------            --------
                                          $116,486            $114,503
                                          ========            ========

LIABILITIES AND EQUITY
Financing arrangements                   $  85,842            $ 87,711
Accrued interest and other liabilities         745               2,862
Equity                                      29,899              23,930
                                          --------            --------
                                          $116,486            $114,503
                                          ========            ========


                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                        Six Months  |Six Months
                            Year Ended    Ended     |  Ended      Year Ended
                           December 31, December 31,| June 30,   December 31,
                               1993        1992     |   1992         1991
                               ----        ----     |   ----         ----
                                                    |
 Revenues                    $14,582      $7,580    |$7,438        $15,269
 Expenses                      8,198       4,878    | 4,319          9,352
                             -------      ------    |------        -------
 Earnings before                                    |
  reorganization expenses      6,384       2,702    | 3,119          5,917
 Reorganization expenses         -           -      | 3,582          1,675
 Provision for income taxes    2,444       1,035    |   435          2,246
                             -------     -------    |-------       -------
 Earnings (loss) before                             |
  extraordinary credit         3,940       1,667    |  (898)         1,996
 Extraordinary credit -                             |
  realization of net                                |
  operating loss carryforwards   -           -      |   435          2,246
                             -------     -------    |-------       -------
 Net earnings (loss)         $ 3,940     $1,667     |$ (463)       $ 4,242
                             =======     =======    |======        =======



       In accordance with the terms of the Amended and Restated Operating Agreement entered into on September 1, 1992 (the "Operating Agreement"), FAC is permitted to purchase eligible receivables from Fairfield for a price equal to $.94 per $1.00 of such receivables. Fairfield is required by the Operating Agreement to repurchase defaulted receivables from FAC at a price equal to $.75 per $1.00 or substitute an eligible receivable on the basis of $.85 per $1.00 of such receivables. During 1993 and 1992, FAC purchased receivables from Fairfield with outstanding principal balances of $25.4 million and $33.7 million, respectively.

NOTE 11 - NET LIABILITIES HELD FOR SALE

     As more fully described in Note 2, the Company has agreed to sell 100% of the outstanding stock of First Federal and purchase from First Federal
certain  Excluded  Assets.    Accordingly,  the  assets  to  be  sold  and the
liabilities to be assumed by the purchaser have been included in "Net liabilities held for sale" in the Consolidated Balance Sheet at December 31, 1993. Amounts at December 31, 1992 are included in the Consolidated Balance Sheet in their respective captions.

      Condensed financial information of net liabilities held for sale at December 31, 1993 compared to the related amounts in 1992 is as follows (In thousands):


                                                         December 31,
                                                     1993          1992
                                                     ----          ----
Cash                                             $  14,205     $  36,086
Loans receivable, net                              157,178       169,533
Real estate owned                                   15,322        20,846
Investment and mortgage-backed securities           76,708        51,756
Other                                               15,476        15,009
                                                 ---------     ---------
                                                   278,889       293,230
Savings deposits                                  (276,672)     (298,640)
Advances from Federal Home  Loan Bank              (20,907)      (35,127)
Other liabilities                                   (4,603)       (4,469)
                                                 ---------     ---------
                                                  $(23,293)    $ (45,006)
                                                  ========     =========



                                       Six Months  Six Months
                          Year Ended     Ended       Ended     Year Ended
                          December 31, December 31, June 30,   December 31,
                             1993        1992         1992         1991
                             ----        ----         ----         ----
  Revenues                 $18,762     $10,098      $13,375     $ 30,935
  Interest expense          13,105       7,053       11,803       31,026
  Other expenses            10,085       5,870        5,119       15,474
                           -------     -------      -------     --------
                          $ (4,428)    $(2,825)     $(3,547)    $(15,565)
                          ========     =======      =======     ========


      Pro forma financial information as if the Sale had occurred as of January 1, 1993 is as follows: Revenues - $91 million; earnings from continuing operations before gain of the Sale - $6.1 million; earnings per share from continuing operations before gain on the Sale (primary) - $.55; earnings per share from continuing operations before gain on Sale (fully diluted) - $.52.

       Certain additional information related to net liabilities held for sale is summarized as follows:

       LOANS RECEIVABLE


       Loans receivable consist of the following (In thousands):


                                                   December 31,
                                               1993            1992
                                               ----            ----
    Real estate - mortgage                  $141,043        $149,780
    Real estate-construction                   8,074           8,379
    Consumer and other                         9,780          10,236
                                            --------        --------
                                             158,897         168,395
    Add (less):
      Loans in process                        (2,510)         (2,140)
      Accounting premium                       3,039           4,607
      Allowances for loan losses              (2,248)         (1,329)
                                            --------        --------
                                            $157,178        $169,533
                                            ========        ========


     At December 31, 1993, First Federal was servicing $138 million in loans that it had previously sold. The amount of loans sold by First Federal and subject to recourse provisions at December 31, 1993 totaled $17.3 million. Loans and mortgage-backed securities totaling $36 million at December 31, 1993 were pledged as collateral for advances from the Federal Home Loan Bank.

     SAVINGS DEPOSITS

     Savings deposits and related weighted average rates consisted of the following (Dollars in thousands):


                                     December 31,           December 31,
                                        1993                   1992
                                  ----------------       -----------------
                                           Average                 Average
                                  Balance   Rate         Balance     Rate
                                  ----------------       -----------------
 NOW demand accounts              $ 18,532  1.97%       $ 16,238    2.80%
 Passbook and statement accounts    13,853  2.54          13,975    3.05
 Money market accounts              40,359  2.89          39,352    3.60
 Term certificates                 202,108  5.27         225,363    5.73
                                  --------               -------
                                   274,852  4.56%        294,928    5.15%
                                            ====                    ====
 Accounting premium                  1,820                 3,712
                                  --------              --------
                                  $276,672              $298,640
                                  ========              ========


 REGULATORY MATTERS

    On September 29, 1992, the OTS, together with the other federal banking regulatory agencies, adopted rules to implement the "prompt corrective action" provisions of Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Under the new rules, which were effective December 19, 1992, a savings association is deemed to be "well capitalized", if it has a total Risk-based Capital ratio of 10% or greater, a Tier 1 Risk-based Capital ratio of 6% or greater (Tier 1 Capital is defined as Core Capital), a Leverage ratio of 5% or greater and is not subject to any order to meet and maintain a specific capital level. At December 31, 1993, First Federal had a total Risk-based Capital ratio of 14.00%, and a Tier 1 Risk-based Capital ratio and a Leverage ratio of 8.35%.

       TRANSACTIONS WITH FAIRFIELD

        Fairfield and First Federal have entered into a Remarketing Agreement whereby Fairfield uses its best efforts to remarket VOIs and lots underlying cancelled First Federal contracts receivable and replaces those contracts with new contracts generated by the remarketing efforts. Pursuant to the Remarketing Agreement, Fairfield receives for its remarketing efforts up to 40% of cash sales and all down payments up to 50% of the gross sales price of the remarketed inventory. During 1993 and 1992, Fairfield remarketed, at amounts approximating book value, $1.2 million and $1.3 million, respectively, of VOIs and lots underlying First Federal's cancelled contracts receivable. At December 31, 1993, the balance of unremarketed cancelled contracts receivable, including accrued interest thereon, was $3.7 million (the "Defaulted Contract Account").

       Fairfield and First Federal have also entered into a Tax Sharing Agreement which provides that First Federal may retain up to 50% of amounts owed thereunder to reduce the Defaulted Contract Account. During 1993 and 1992, First Federal paid $.5 million and $2.7 million, respectively, to Fairfield and applied $.5 million and $1.2 million, respectively, to the Defaulted Contract Account in accordance with the Tax Sharing Agreement. Upon reduction of the Defaulted Contract Account to zero and compliance with certain other financial covenants, Fairfield will be entitled to receive all cash proceeds generated from the remarketing effort and all cash payments to which it is entitled under the Tax Sharing Agreement. Except for previously approved agreements, First Federal may not enter into transactions with or make cash distributions to Fairfield without prior written approval of the OTS. The Defaulted Contract Account will be settled upon the sale of First Federal.

NOTE 12 - DISCONTINUED OPERATIONS

      In November 1993, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin #93 which expressed the view of the SEC staff regarding accounting and related disclosures pertaining to discontinued operations. In the staff's view, the estimates necessary for accounting for a business as discontinued cannot be developed with sufficient reliability if projections beyond 12 months from the measurement date are required by the disposal plan. As the Company had certain assets included in discontinued operations which had a planned disposal date beyond 12 months, the Company reviewed its plans of disposal of discontinued operations and determined that such assets and related liabilities should be reclassified into continuing operations. Real estate inventories and other assets having net realizable values of $6.4 million and $5 million, respectively, were reclassified as of December 31, 1993 into continuing operations. These assets partially collateralize the FCI Notes, which had an outstanding principal balance of $14.8 million at December 31, 1993, and which were also reclassified into continuing operations as of December 31, 1993 (see Note 6). The Company is continuing its business plan to dispose of its remaining resort amenity operations, consisting primarily of resort-based restaurants, golf courses and recreation centers.

      Condensed financial information of discontinued operations is as follows (In thousands):



                                                 December 31,
                                             1993          1992
                                             ----          -----
Real estate inventories                   $ 15,652      $ 33,241
Property and equipment                      21,429        35,039
Other assets                                   -           5,153
                                          --------      --------
                                            37,081        73,433
Revolving credit agreements                (19,933)      (33,693)
Notes payable                               (2,458)       (5,567)
FCI Notes                                      -         (26,110)
Accrual for losses                          (6,219)       (5,775)
                                          --------       -------
Net assets of discontinued operations     $  8,471      $  2,288
                                          ========      ========



                                     Six Months  Six Months
                        Year Ended      Ended      Ended     Year Ended
                        December 31, December 31, June 30,   December 31,
                            1993         1992       1992         1991
                            ----         ----       ----         ----
Revenues                  $47,737      $37,911    $27,000      $72,372
                          =======      =======    =======      =======
Allocated interest (1):   $ 3,110       $2,196     $2,663       $7,109
                          =======       ======     ======       ======
Gains (losses) on
 asset disposals          $   -        $   -      $(7,826)     $ 1,580
Operating gains (losses)      -            -        1,288       (4,074)
                          -------       ------    -------      -------
Loss from discontinued
 operations               $   -        $   -      $(6,538)     $(2,494)
                          ========     =======    =======      =======
- - - - - --------------------

(1) Interest expense is allocated to discontinued operations based on debt that can be specifically attributed to these operations.


      In March 1994, Fairfield sold the stock of its wholly owned subsidiaries, Fairfield Green Valley, Inc. and Fairfield Sunrise Village, Inc. (collectively, the "Arizona Subsidiaries") at its approximate book value. The Arizona Subsidiaries, with assets totaling $25 million at December 31, 1993, conducted Fairfield's Arizona home building business. The consideration received by Fairfield included (i) release of a lien on and transfer to Fairfield of 2,235,294 shares of Fairfield's Common Stock (no book value) owned by the Arizona Subsidiaries and pledged to their primary lender, a subsidiary of Bank of America Arizona (the "Bank"), (ii) release of a mortgage in favor of the Bank on a tract of unimproved property owned by Fairfield, and
(iii) release from any further liability to the Bank. At December 31, 1993, the Arizona Subsidiaries had loans of $19.9 million outstanding under their revolving credit agreement with the Bank, bearing interest at rates ranging from 8% to 8.5%. These loans, which are included in net assets of discontinued operations at December 31, 1993, were paid off in conjunction with the sale of the Arizona Subsidiaries. Subsequent to the closing, Fairfield recorded the shares of its Common Stock previously owned by the Arizona Subsidiaries as treasury stock.

NOTE 13 - SUPPLEMENTAL INFORMATION

      Fairfield has a profit sharing plan covering substantially all employees, with one year or more of credited service. Contributions to the plan are determined annually by the Board of Directors and the amount approved for 1993 totaled $527,769. There were no contributions for 1992 or 1991.

       Reorganization expenses paid totaled $5.3 million, $3.4 million, $5.5 million and $14.3 million for the year ended December 31, 1993, the six months ended December 31, 1992, the six months ended June 30, 1992 and the year ended December 31, 1991, respectively.

       Interest paid on financing arrangements, including debt collateralized principally by assets of discontinued operations, totaled $23.3 million, $16.6 million, $22 million and $58.8 million for the year ended December 31, 1993, the six months ended December 31, 1992, the six months ended June 30, 1992 and the year ended December 31, 1991, respectively. Of these amounts, $11.1 million, $7.2 million, $12 million, and $31.2 million, respectively, were related to First Federal.

       Other revenues for the year ended December 31, 1993 include (i) cash distributions totaling $2 million related to the Company's 35% partnership interest in Harbour Ridge, Ltd., (ii) $.5 million related to the recovery by FAC of a previously written-off note receivable and (iii) $.5 million related to the recovery of certain professional fees previously expensed. Also included in other revenues and other expenses for 1993 are bulk asset sales and related cost of sales totaling $1.7 million and $1.2 million, respectively. Bulk asset sales and related cost of sales totaled $2.2 million and $1.8 million, respectively, for the six months ended December 31, 1992 and $4.8 million and $4.7 million, respectively, for the six months ended June 30, 1992. For 1991, bulk asset sales and related cost of sales totaled $2.4 million and $2.1 million, respectively.

NOTE 14 - CONTINGENCIES

      In June 1992, the Pagosa Lakes Property Owners Association ("PLPOA") filed an adversary proceeding in the Bankruptcy Court for the Eastern District of Arkansas, Western Division (the "Bankruptcy Court") asserting equitable ownership or lien interests in certain recreational amenities, including golf courses. In March 1994, the Bankruptcy Court issued its decision upholding Fairfield's ownership of the Pagosa recreational amenities, subject to a restrictive covenant allowing Pagosa property owners and their guests to use the recreational amenities. The time has not yet run for the PLPOA to appeal the Bankruptcy Court's decision. Fairfield's ability to dispose of the recreational amenities at Pagosa is restricted until the claim is finally resolved.

       In August 1992, the PLPOA filed an appeal of the Bankruptcy Court's final order confirming Fairfield's plan of reorganization. This appeal is pending before the United States District Court, Eastern District of Arkansas, Western Division. The basis for the appeal is the PLPOA's position that Fairfield should have been required to resolicit the plan of reorganization due to its amendment in accordance with the Bankruptcy Court's conditional confirmation order to eliminate any recovery for Fairfield's previous stockholders. The Bankruptcy Court rejected this argument, finding that the property owner group lacked standing to raise this issue, and in management's opinion, the appeal is without merit and moot, since the plan of reorganization has been substantially implemented. The issues on appeal have been briefed, but no decision has been rendered.

      On or about July 21, 1993 and September 9, 1993, two lawsuits (the "Recreation Fee Litigation") were filed by 29 individuals and a company against Fairfield in the District Court of Archuleta County, Colorado. The Recreation Fee Litigation, which seeks certification as class actions, alleges that Fairfield and its predecessors in interest wrongfully imposed an annual recreation fee on owners of lots, condominiums, townhouses, VOIs and single family residences in Fairfield's Pagosa, Colorado development. The amount of the recreation fee, which was adopted in August, 1983, is $180 per lot, condominium, townhouse and single family residence subject to the fee and $360 per unit for VOIs. The Recreation Fee Litigation in general seeks (a) a declaratory judgment that the recreation fee is invalid; (b) the refund, with interest, of the recreation fees which were allegedly improperly collected by Fairfield; (c) damages arising from Fairfield's allegedly improper attempts to collect the recreation fee (i) in an amount of not less than $1,000 per lot in one case and (ii) in an unstated amount in the other case; (d) punitive damages; and (e) recovery of costs and expenses, including attorneys' fees. The court has not yet ruled on whether or not the Recreation Fee Litigation will be allowed to proceed as class actions or on whether the cases will be consolidated. Because of the preliminary nature of the litigation and uncertainty concerning the time period covered by the suits' allegations, Fairfield is unable to determine with any certainty the dollar amount sought by plaintiffs, but believes it to be material.

      On November 3, 1993, Fairfield filed an adversary proceeding in the Bankruptcy Court, alleging that the Recreation Fee Litigation violates the discharge granted to Fairfield in its Chapter 11 bankruptcy reorganization and the injunction issued by the Bankruptcy Court against prosecution of any claims discharged in the bankruptcy proceedings. The Colorado State Court separately has stayed further proceedings in the Recreation Fee Litigation pending decision by the Bankruptcy Court.

      Fairfield intends to defend vigorously the Recreation Fee Litigation. Fairfield has previously implemented recreation fee charges at certain other of its resort sites which are not subject to the pending action.

      On December 10, 1993, Charlotte T. Curry, who purchased a lot from Fairfield under an installment sale contract subsequently sold to First Federal, filed suit against First Federal, currently pending in Superior Court in Mecklenburg County, North Carolina, alleging breach of contract, breach of fiduciary duty and unfair trade practices. The litigation, which seeks class action certification, contests the method by which Fairfield calculated refunds for lot purchasers whose installment sale contracts were canceled due to failure to complete payment of the deferred purchase price for the lot. Most installment lot sale contracts require Fairfield to refund to a defaulting purchaser the amount paid in principal, after deducting the greater of (a) 15% of the purchase price of the lot or (b) Fairfield's actual damages. The plaintiff disputes Fairfield's method of calculating damages, which has historically included certain sales, marketing and other expenses. In the case of Ms. Curry's lot, the amount of refund claimed as having been improperly retained is approximately $3,600. Fairfield estimates that the potential number of people who might be included in the class definition in the CURRY litigation against First Federal (including certain people subject to statute of limitation and other defenses and contracts where Fairfield, instead of First Federal, was economically the party at interest) is less than 165 lot purchasers, with refund claims amounting in the aggregate to several hundred thousand dollars. The CURRY lawsuit seeks damages, punitive damages, treble damages under North Carolina law for unfair trade practices, prejudgment interest and attorney's fees and costs.

     First Federal intends to defend the CURRY litigation vigorously. Fairfield also cancels defaulted lot installment sales contracts owned by it and its subsidiaries (other than First Federal), using the same method of calculating refunds as is at issue in the CURRY litigation.

NOTE 15 -FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

      The Company, primarily through its ownership of First Federal, is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce
its  own exposure  to the  fluctuations in  interest  rates.   These financial
instruments  include  loans  receivable  sold  to  third  parties  subject  to
repurchase  agreements and  commitments to extend  credit.   These instruments
involve, to varying  degrees, elements of credit risk in  excess of the amount
recognized  in the  financial statements.   The  contract amount  reflects the
extent of involvement the Company has in particular classes of financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet risk. At December 31, 1993, First Federal had commitments to extend credit for secured loans totaling $9.1 million and loans sold subject to repurchase agreements of $17.3 million. At December 31, 1993, First Federal had purchased special risk insurance against this recourse obligation related to $12.6 million of loan sales. As a result of the planned disposal of First Federal, the Company's exposure to credit loss related to financial instruments with off-balance-sheet risk will be reduced (see Note 2).

      The Company's business activities are regionally diversified, with significant operations in Arkansas, Virginia and North Carolina. The Company had $159.9 million of contracts receivable outstanding at December 31, 1993. These contracts receivable are regionally diversified. A minimum downpayment of 15% is generally required for purchases financed by the contracts receivable.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1993:

        CASH AND  CASH EQUIVALENTS:   The carrying amount  reported in  the
        balance sheet for cash and cash equivalents approximated its fair value.

        LOANS RECEIVABLE: For First Federal's real estate construction loans, which have a weighted average maturity of less than one year, fair values approximated the carrying values. The fair values for First Federal's real estate mortgage and consumer and other loans are estimated using (i) discounted cash flow analyses,
        (ii) interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and (iii) prepayment rates published by the Federal Home Loan Bank. At December 31, 1993, the carrying amount of such loans approximated the fair value. The estimated fair values of contracts receivable approximated their carrying amounts based on prior year third-party valuations and consideration of market rate fluctuations since that time. The carrying amounts of accrued interest and Fairfield's mortgages receivable approximate their fair values.

        INVESTMENT  AND MORTGAGE-BACKED  SECURITIES:   The fair  values for
        investment and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values based on quoted market prices of comparable instruments are used. At December 31, 1993, the carrying amounts of these assets approximated the fair values.

        FINANCING ARRANGEMENTS AND DEBT COLLATERALIZED PRINCIPALLY BY ASSETS OF DISCONTINUED OPERATIONS: The carrying amounts of the
        Company's borrowings under its revolving credit agreements and notes payable approximate their fair values at December 31, 1993. The fair values of Advances from the Federal Home Loan Bank are estimated using discounted cash flow analyses, based on rates currently available to First Federal for advances with similar terms and remaining maturities. Such fair values approximated the carrying values at December 31, 1993.

        SAVINGS DEPOSITS: The fair values for demand deposits, passbook and statement savings, and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates in First Federal's market area to a schedule of aggregated expected monthly maturities of such deposits. Such fair values approximated the carrying amounts at December 31, 1993.


NOTE 17 - BUSINESS SEGMENTS

      The Company is engaged in two major business segments: Leisure Products and First Federal. The Company's Leisure Products segment is engaged primarily in the development and marketing of leisure products (including vacation ownership) at various resort locations. Since vacation ownership often serves as an introduction to other forms of real estate ownership, this segment also develops and markets lots and primary and secondary residences at these resort locations. First Federal is engaged in the traditional savings and loan operations which includes originating, acquiring, selling and servicing residential mortgage, commercial and construction loans. As more fully described in Note 2, the Company has agreed to sell 100% of the outstanding stock of First Federal and purchase from First Federal certain Excluded Assets. Accordingly, the assets to be sold and the liabilities to be assumed by the purchaser have been included in "Net liabilities held for sale" in the Consolidated Balance Sheet at December 31, 1993.

       Operating profit represents total revenues less operating expenses, which include expenses directly related to the industry segment benefitted. Identifiable assets by industry segment are those assets that are used in the Company's operations in each industry segment; corporate assets consist principally of property and equipment.

      Certain information of continuing operations by business segment is presented in the following tables (In thousands):


                                        Six Months |Six Months
                         Year Ended       Ended    |  Ended     Year Ended
                         December 31,  December 31,| June 30,  December 31,
                             1993         1992     |  1992        1991
                             ----         ----     |  ----        ----
                                                   |
REVENUES                                           |
  Net sales and revenues:                          |
  Leisure products         $ 81,870       $39,119  |$ 40,503     $87,762
  First Federal (1)          25,862        14,833  |  19,114      44,197
  Equity in earnings of                            |
    unconsolidated                                 |
    affiliates                1,996           (17) |      44         318
                           --------       -------  |--------     -------
                           $109,728       $53,935  |$ 59,661    $132,277
                           ========       =======  |========    ========
OPERATING PROFIT (LOSS):                           |
  Leisure products         $ 18,193       $ 8,225  |$  8,079    $ 12,798
  First Federal (1)           4,099         3,010  |   2,746      (1,052)
                           --------       -------  |--------    --------
Total operating profit       22,292        11,235  |  10,825      11,746
General corporate expenses   (2,139)         (941) |  (1,097)     (2,923)
Interest expense, net       (11,822)       (8,370) |  (8,554)    (21,021)
Minority interest expense       -             -    |    (338)       (913)
Reorganization expenses         -             -    | (14,010)    (19,884)
Equity in earnings (loss) of                       |
 unconsolidated affiliates    1,996           (17) |      44         318
                           --------       -------- |--------    --------
Earnings (loss) from                               |
 continuing operations                             |
 before provision for                              |
 income taxes and                                  |
 extraordinary items       $ 10,327       $  1,907 |$(13,130)   $(32,677)
                           ========       ======== |=========   =========
IDENTIFIABLE ASSETS:                               |
  Leisure products         $240,208       $219,711 |$234,177    $262,216
  First Federal (Note 2)       -           362,633 | 389,408     408,602
                           --------       -------- |--------    --------
                            240,208        582,344 | 623,585     670,818
General corporate assets        114            147 |     427         561
Investments in                                     |
 unconsolidated affiliates    5,790          1,921 |   3,478       5,224
Net assets of discontinued                         |
  operations                  8,471          2,288 |     547       8,865
                            -------        ------- | -------     -------
                           $254,583       $586,700 |$628,037    $685,468
                           ========       ======== |========    ========
DEPRECIATION:                                      |
 Leisure products            $1,045           $754 |    $880      $2,455
 First Federal                  432            295 |     266         465
CAPITAL EXPENDITURES:                              |
 Leisure products            $1,005           $175 |    $ 79      $  491
 First Federal                  661            169 |     146       1,415


(1) As First Federal is a financial institution, interest income has been included in sales and revenues, and interest expense is a component of operating profit.


NOTE 18 - UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL DATA

DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA


                                         Year Ended December 31, 1993
                              -----------------------------------------------
                               First       Second      Third       Fourth
                              Quarter      Quarter    Quarter      Quarter
                              -------      -------    -------      -------
Total revenues                $21,177      $30,894    $30,851      $26,806
Total expenses                 20,945       25,933     27,261       25,262
                              -------      -------    -------      -------
Earnings before provision
 for income taxes                 232        4,961      3,590        1,544
Provision for income taxes        146        1,639      1,211          161
                              -------      -------    --------     -------
Net earnings                  $    86      $ 3,322    $ 2,379      $ 1,383
                              =======      =======    =======      =======
EARNINGS PER SHARE
  Primary                        $.01         $.30       $.21         $.13
                                 ====         ====       ====         ====
  Fully diluted                  $.01         $.28       $.20         $.12
                                 ====         ====       ====         ====





                                     Six Months Ended  |  Six Months Ended
                                      June 30, 1992    |  December 31, 1992
                                    ------------------ |--------------------
                                     First     Second  |  Third      Fourth
                                    Quarter    Quarter | Quarter     Quarter
                                    -------    ------- | -------     -------
                                                       |
Total revenues                      $27,271   $ 32,390 | $27,857     $26,078
Total expenses                       27,166     31,615 |  26,720      25,308
                                    -------    ------- | -------     -------
Earnings from continuing operations                    |
 before reorganization expenses                        |
 and provision for income taxes         105        775 |   1,137         770
Reorganization expenses               4,963      9,047 |     -           -
Provision for income taxes               57         97 |     120         538
                                    -------    ------- | -------     -------
Earnings (loss) from                                   |
 continuing operations               (4,915)    (8,369)|   1,017         232
Loss from discontinued operations       -       (6,538)|     -           -
Extraordinary item -                                   |
 discharge of debt                      -      125,895 |     -           -
                                    -------    ------- | -------     --------
Net earnings (loss)                 $(4,915)  $110,988 | $ 1,017      $   232
                                    =======   ======== | =======     ========
EARNINGS PER SHARE                                     |
Primary:                                               |
  Earnings from continuing operations  *          *    |    $.09         $.02
                                                       |    ====         ====
  Net earnings                         *          *    |    $.09         $.02
                                                       |    ====         ====
Fully diluted:                                         |
  Earnings from continuing operations  *          *    |    $.09         $.02
                                                       |    ====         ====
  Net earnings                         *          *    |    $.09         $.02
                                                            ====         ====


*Per share amounts are not meaningful due to reorganization.


                                                              SCHEDULE III

     Registrant's condensed financial statements for periods prior to reorganization are not presented as the Registrant had a different capital structure and, as a result, financial information for these periods is not meaningful. Condensed financial information of Registrant is as follows (In thousands):


                              Condensed Balance Sheets

                                                December 31,
                                              1993        1992
                                              ----        ----
 Assets:
   Cash                                     $  1,110   $  15,660
   Loans receivable, net                       9,612      10,259
   Real estate inventories                    31,584      26,773
   Investments in and net amounts due
    from other subsidiaries                   64,353      63,506
   Other assets                               23,324      15,950
                                            --------    --------
                                            $129,983    $132,148
                                            ========    ========
 Liabilities and Stockholders' Equity:
   Financing arrangements                   $ 36,141   $  43,157
   Deferred revenue                           20,599      20,052
   Other liabilities                          26,095      31,977
   Stockholders' equity                       47,148      36,962
                                            --------   ---------
                                            $129,983    $132,148
                                            ========    ========



                       Condensed Statements of Earnings

                                                             Six Months
                                          Year Ended           Ended
                                         December 31,        December 31,
                                              1993               1992
                                              ----               ----
Net sales and revenues                      $60,696            $27,275
Interest income                               2,025              1,425
                                            -------            -------
                                             62,721             28,700
                                            -------            -------
Costs and expenses:
  Cost of sales                              29,020             12,634
  Selling and administrative                 33,007             16,683
  Interest, net                               3,377              2,953
                                             -------          --------
                                             65,404             32,270
                                            -------           --------
Loss before provision for income taxes
 and equity in undistributed earnings
 of subsidiaries                             (2,683)            (3,570)
Equity in undistributed earnings
 of subsidiaries                             13,010              5,477
Provision for income taxes                    3,157                658
                                            -------            -------
Net earnings                                $ 7,170            $ 1,249
                                            =======            =======


                                                             SCHEDULE III
                                                             (Continued)


                       Condensed Statements of Cash Flows




                                                              Six Months
                                              Year Ended        Ended
                                             December 31,    December 31,
                                                 1993            1992
                                                 ----            ----
Operating activities:
  Net cash (used in) provided by
   continuing operating activities            $ (3,570)      $     631
                                              --------       ---------
Investing activities:
  Net (purchases) proceeds from sales of
    property and equipment                        (749)             89
  Principal collections on loans                16,497           6,344
  Origination of loans                         (33,035)         (8,810)
  Cash received from unconsolidated
   subsidiaries                                  2,364           1,089
  Sales of loans to subsidiaries                23,812          18,911
  Purchases of loans from subsidiaries         (13,384)         (2,743)
  Net investment activities of
   discontinued operations                     (15,706)        (10,640)
                                              --------        --------
  Net cash (used in) provided by
   investing activities                        (20,201)          4,240
                                              --------        --------
Financing activities:
  Net repayments of financing arrangements      (7,328)         (3,113)
  Net decrease in intercompany advances         16,549          11,248
                                              --------        --------
Net cash provided by financing activities        9,221           8,135
                                              --------        --------
Net increase (decrease) in cash                (14,550)         13,006
Cash, beginning of period                       15,660           2,654
                                              --------         -------
Cash, end of period                           $  1,110        $ 15,660
                                              ========        ========


                                                            SCHEDULE VIII

                     Fairfield Communities, Inc. and Subsidiaries
                          Valuation and Qualifying Accounts
                                 (In thousands)




                                           Additions
                                           ---------
                             Balance at     Charged                 Balance at
                             Beginning      to Costs                  End of
     Description             of Period    and Expenses  Deductions    Period
- - - - - ------------------------     --------     ------------  ----------    ------
Year Ended December 31, 1993
Deducted from asset accounts:
  Allowance for loan losses   $14,613       $3,586      $(7,207)(a)   $10,992
                              =======       ======      =======       =======

Six Months Ended December 31, 1992
Deducted from asset accounts:
  Allowance for loan losses   $16,660       $1,631      $(3,678)(b)   $14,613
                              =======       ======      =======       =======
- - - - - ----------------------------------------------------------------------------
Six Months Ended June 30, 1992
Deducted from asset accounts:
 Allowance for loan losses    $20,323       $1,170     $(4,833)(b)    $16,660
                              =======       ======     =======        =======

Year Ended December 31, 1991
Deducted from asset accounts:
  Allowance for loan losses   $21,037       $9,401    $(10,115)(b)    $20,323
                              =======       ======    ========        =======


(a) Includes $2,248 transfer to net liabilities held for sale and $5,544 uncollectible loans receivable written-off, net of recoveries.
(b)  Uncollectible loans receivable written-off, net of recoveries.


                                                             SCHEDULE X

                   Fairfield Communities, Inc. and Subsidiaries
                     Supplementary Income Statement Information
                                 (In thousands)



                                  Charged to Costs and Expenses
                        ----------------------------------------------
                                     Six Months  |Six Months
                         Year Ended    Ended     |  Ended    Year Ended
                        December 31, December 31,| June 30, December 31,
Item                        1993        1992     |   1992       1991
- - - - - ----                        ----        ----     |   ----       ----
                                                 |
Maintenance and repairs   $1,549       $  799    |  $  850    $ 2,079
                          ======       ======    |  ======    =======
                                                 |
Taxes, other than payroll                        |
  and income taxes        $1,183       $  644    |  $  958    $ 2,446
                          ======       ======    |  ======    =======
                                                 |
Advertising               $7,872       $5,144    |  $2,961    $10,860
                          ======       ======    |  ======    =======



NOTE: Amounts for depreciation and amortization of intangible assets and royalties are not presented as such amounts were less than 1% of total sales and revenues.

                                      FAIRFIELD COMMUNITIES, INC.
                                             EXHIBIT INDEX

Exhibit
Number
- - - - - ------
3(a) Second Amended and Restated Certificate of Incorporation of the Registrant, effective September 1, 1992 (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

3(b) Amended and Restated By-laws of the Registrant, effective September 1, 1992 (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

4.1 Supplemented and Restated Indenture between the Registrant, Fairfield River Ridge, Inc., Fairfield St. Croix, Inc. and IBJ Schroder Bank & Trust Company, as Trustee, and Houlihan Lokey Howard & Zukin, as Ombudsman, dated September 1, 1992, related to the Modified Exchange Notes (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

4.2        First  Supplemental  Indenture  to the  Supplemented  and Restated
           Indenture referenced in 4.1 above, dated September 1, 1992 (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

4.3        Second Supplemental  Indenture  to the  Supplemented and  Restated
           Indenture referenced in 4.1 above, dated September 1, 1992 (previously filed with the Registrant's Annual Report on Form 10-K dated December 31, 1992 and incorporated herein by reference)

4.4 Third Supplemental Indenture to the Supplemented and Restated Indenture referenced in 4.1 above, dated March 18, 1993 (previously filed with the Registrant's Quarterly Report on Form 10-Q dated March 31, 1993 and incorporated herein by reference)

4.5 Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock, dated September 1, 1992 (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

10.1 Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 28, 1993, by and between the Registrant, Fairfield Myrtle Beach, Inc., Suntree Development Company, FAC and The First National Bank of Boston ("FNBB") (previously filed with the Registrant's Current Report on Form 8-K dated October 1, 1993 and incorporated herein by reference)

10.2 Second Amended and Restated Credit Agreement, between Fairfield Sunrise Village, Inc., Fairfield Green Valley, Inc. and BA
            Mortgage and International Realty Corporation, dated as of November 6, 1992 (previously filed with the Registrant's Annual Report on Form 10-K dated December 31, 1992 and incorporated herein by reference)

10.3 Limited Partnership Agreement, dated March 3, 1981, between Harbour Ridge, Inc., Fairfield River Ridge, Inc. and Harbour Ridge Investments, Inc. forming the limited partnership of Harbour Ridge, Ltd. (previously filed with the Registrant's Registration Statement on Form S-7 No. 2-75301 effective February 11, 1982 and incorporated herein by reference)

Exhibit
Number
- - - - - ------

10.4 Sugar Island Associates, Ltd. Amended Limited Partnership Agreement, dated October 17, 1984 (previously filed with the Registrant's current Report on Form 8-K dated October 25, 1984 and incorporated herein by reference)

10.5 Rights Agreement, dated as of September 1, 1992, between Registrant and Society National Bank, as Rights Agent (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

10.6 Fourth Amended and Restated Title Clearing Agreement (Lawyer's) between the Registrant, Fairfield Acceptance Corporation ("FAC"), Lawyer's Title Insurance Corporation, FNBB individually and in various capacities as agent and trustee, First Bank National Association, First Commercial Trust Company, N.A., First American Trust Company, N.A. and First Federal, dated September 1, 1992 (previously filed with the Registrant's Annual Report on Form 10-K dated December 31, 1992 and incorporated herein by reference)

10.7 Servicing Agreement between the Registrant, First Federal Savings and Loan Association of Charlotte ("First Federal") and First Commercial Bank, N.A., dated September 14, 1992 (previously filed with Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

10.8 Second Amended and Restated Title Clearing Agreement (Colorado) between the Registrant, FAC, Colorado Land Title Company, FNBB, First Bank National Association, First Commercial Trust Company, N.A. and First Federal, dated September 1, 1992 (previously filed with the Registrant's Annual Report on Form 10-K dated December 31, 1992 and incorporated herein by reference)

10.9 Westwinds Third Amended and Restated Title Clearing Agreement (Lawyers) between the Registrant, FAC, Fairfield Myrtle Beach, Inc., Lawyers Title Insurance Corporation, FNBB, and Resort Funding, Inc. dated November 15, 1992 (previously filed with the Registrant's Annual Report on Form 10-K dated December 31, 1992 and incorporated herein by reference)

10.10 Third Amended and Restated Revolving Credit Agreement between FAC and FNBB, dated as of September 28, 1993 (previously filed with Registrant's Current Report on Form 8-K dated October 1, 1993 and incorporated herein by reference)

10.11 Pledge and Servicing Agreement between Fairfield Funding Corporation ("FFC"), FAC, First Commercial Trust Company, N.A. and Texas Commerce Trust Company, N.A., dated September 28, 1993 (previously filed with Registrant's Current Report on Form 8-K filed October 1, 1993 and incorporated herein by reference)

10.12 Voting and Disposition Rights/Dividend Agreement between the Registrant and the Federal Savings and Loan Insurance Corporation, dated May 30, 1989, (previously filed with the Registrant's Current Report on Form 8-K on June 15, 1989 and incorporated herein by reference)

Exhibit
Number
- - - - - ------

10.13 First Amendment to Voting and Disposition Rights/Dividend Agreement referenced in 10.12 above (previously filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 and incorporated herein by reference)

10.14 Supervisory Agreement, dated as of August 26, 1992, between First Federal and the Office of Thrift Supervision (previously filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 and incorporated herein by reference)

10.15 Remarketing Agreement between the Registrant and First Federal, dated as of September 14, 1992 (previously filed with Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

10.16 Contract of Sale of Timeshare Receivables with Recourse, dated as of November 15, 1992, between Resort Funding, Inc. and Fairfield Myrtle Beach, Inc. (previously filed with Registrant's Annual Report on Form 10-K dated December 31, 1992 and incorporated herein by reference)

10.17 Receivable Purchase Agreement, dated as of September 28, 1993, between the Registrant, FAC, and FFC (previously filed with the Registrant's Current Report on Form 8-K filed October 1, 1993 and incorporated herein by reference)

10.18 Second Amended and Restated Operating Agreement, dated as of September 28, 1993, between the Registrant and FAC (previously filed with the Registrant's Quarterly Report on Form 10-Q dated September 30, 1993 and incorporated herein by reference)

10.19 Stock Purchase Agreement by and between the Registrant and F.F. Homes of Arizona, Inc. (previously filed with the Registrant's Current Report on Form 8-K filed November 3, 1993 and incorporated herein by reference)

10.20 Appointment and Acceptance Agreement, dated as of March 3, 1994, between the Registrant and FNBB appointing FNBB as successor Rights Agent (attached)

10.21 Letter of Intent for the sale of First Federal, dated as of December 15, 1993, between the Registrant and Security Capital Bancorp (previously filed with the Registrant's Current Report on Form 8-K filed December 21, 1993 and incorporated herein by reference)

10.22 Stock Purchase Agreement dated as of April 5, 1994, between the Registrant and Security Capital Bancorp (previously filed with the Registrant's Current Report on Form 8-K dated April 14, 1994 and incorporated herein by reference)

                                  COMPENSATORY PLANS OR ARRANGEMENTS

10.22 Form of Warrant Agreement between the Registrant and directors of the Registrant (previously filed with the Registrant's Quarterly Report on Form 10-Q dated September 30, 1993 and incorporated herein by reference)

10.23 Registrant's Employee Profit Sharing Plan and amendment thereto, adopted February 10, 1977 (previously filed with the Registrant's Registration Statement on Form S-1 No. 2-62091 effective September 6, 1978 and incorporated herein by reference)

Exhibit
Number
- - - - - ------

10.24 Employment Agreement, dated as of September 20, 1991, by and between the Registrant and Mr. John W. McConnell (previously filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference)

10.25 Employment Agreement, dated as of September 20, 1991, by and between the Registrant and Mr. Morris E. Meacham (previously filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference)

10.26 Employment Contract, effective January 1, 1994, by and between the Registrant and Mr. Morris E. Meacham (attached)

10.27 Employment Agreement, dated as of September 20, 1991, by and between the Registrant and Mr. Marcel J. Dumeny (previously filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference)

10.28 Form of Amendment No. One to Employment Agreements between Registrant and certain officers (previously filed with Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

10.29 Form of Warrant Agreement between Registrant and certain officers and executives of the Registrant (previously filed with Registrant's Quarterly Report on Form 10-Q dated September 30, 1993 and incorporated herein by reference)

10.30       Registrant's  First   Amended  and  Restated  1992   Warrant  Plan
            (previously filed with Registrant's Quarterly Report on Form 10-Q dated September 30, 1993 and incorporated herein by reference)

10.31 Form of Indemnification Agreement between the Registrant and certain officers and directors of the Registrant (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

10.32 Form of Severance Agreement between the Registrant and certain officers of the Registrant (attached)

10.33      Registrant's Excess Benefit Plan, adopted February 1, 1994 (attached)

11          Computation of earnings per share (attached)

21          Subsidiaries of the Registrant (attached)

28 Ombudsman Report for the period ending December 31, 1993 related to the Registrant's Senior Subordinated Secured Notes (attached)

                               EXHIBITS INTENTIONALLY OMITTED

        APPENDIX IV - QUARTERLY REPORT ON FORM 10-Q/A (NO. 1) FOR THE
         QUARTER ENDED MARCH 31, 1994 OF FAIRFIELD COMMUNITIES, INC.

                                                            COMPOSITE COPY
                                                            REFLECTING AMENDMENT
                                                            NO. 1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                               FORM 10-Q/A (No.1)
(Mark One)

    [X]      Quarterly Report Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

               For the quarter ended March 31, 1994

    [ ]      Transition Report Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

               For the transition period from ________ to ________

                         Commission File Number: 1-8096

                           FAIRFIELD COMMUNITIES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                          71-0390438
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                 2800 Cantrell Road, Little Rock, Arkansas 72202
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (501) 664-6000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for  the past 90 days.  Yes   X    No
                                                -----     -----

          APPLICABLE ONLY TO ISSUER INVOLVED IN BANKRUPTCY PROCEEDINGS
                        DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.   Yes   X     No
                            -----      -----

The number of shares of the registrant's Common Stock, $.01 par value, outstanding as of May 6, 1994 totaled 9,890,239, of which 160,001 shares were held by wholly owned subsidiaries of the registrant.

PART I - FINANCIAL INFORMATION
ITEM I - FINANCIAL STATEMENTS

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                             March 31,        December 31,
                                               1994               1993
                                               ----               ----
                                            (Unaudited)          (Note)
ASSETS
  Cash and cash equivalents                  $   2,737        $  4,475
  Loans receivable, net                        150,739         165,575
  Real estate inventories                       34,382          34,607
  Restricted cash accounts                      12,536          10,602
  Property and equipment, net                    6,273           7,527
  Other assets                                  21,499          23,326
  Net assets of discontinued operations         10,315           8,471
                                              --------        --------
                                              $238,481        $254,583
                                              ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities:
    Financing arrangements                    $123,757        $127,351
    Deferred revenue                            19,684          20,599
    Other liabilities                           28,626          36,192
    Net liabilities held for sale               17,776          23,293
                                              --------        --------
                                               189,843         207,435
                                              --------        --------
  Stockholders' equity:
    Common stock                                   120             120
    Paid-in capital                             39,021          38,609
    Retained earnings                            9,497           8,419
                                              --------        --------
                                                48,638          47,148
                                              --------        --------
                                              $238,481        $254,583
                                              ========        ========


Note: The consolidated balance sheet at December 31, 1993 has been derived from the audited consolidated financial statements at that date.

See notes to consolidated financial statements.

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                   THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                       1994             1993
                                                       ----             ----
REVENUES
  Vacation ownership, net                            $ 6,398          $ 4,195
  Homes and lots, net                                  1,795            1,799
  Property management                                  2,740            2,190
  Interest                                             5,324           10,703
  Other                                                3,203            2,290
                                                     -------          -------
                                                      19,460           21,177
                                                     -------          -------

EXPENSES
  Vacation ownership                                   2,033            1,393
  Homes and lots                                         973              804
  Provision for loan losses                              580              471
  Selling                                              4,306            3,352
  Property management                                  2,385            2,362
  General and administrative                           2,535            4,785
  Interest, net                                        2,719            6,887
  Other                                                2,389              891
                                                     -------          -------
                                                      17,920           20,945
                                                     -------          -------
Earnings before provision for income taxes             1,540              232
Provision for income taxes                               462              146
                                                     -------          -------
Net earnings                                         $ 1,078           $   86
                                                     =======          =======

NET EARNINGS PER SHARE
   Primary                                              $.10             $.01
                                                        ====             ====
   Fully diluted                                        $.09             $.01
                                                        ====             ====

WEIGHTED AVERAGE SHARES OUTSTANDING
   Primary                                        11,095,519       11,134,117
                                                  ==========       ==========
   Fully diluted                                  11,710,273       11,722,352
                                                  ==========       ==========

See notes to consolidated financial statements.

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                            1994          1993
                                                            ----          ----
OPERATING ACTIVITIES
  Earnings from operations                                $ 1,078       $   86
  Adjustments to reconcile net earnings to net cash
   used in operations:
   Depreciation and amortization                              335         (758)
   Provision for loan losses                                  580          471
   Earnings from unconsolidated affiliates                   (354)         -
  Changes in operating assets and liabilities, net:
   Restricted cash accounts                                (1,934)         (13)
   Other                                                   (1,567)      (2,313)
                                                          -------      -------
  NET CASH USED IN OPERATING ACTIVITIES                    (1,862)      (2,527)
                                                          -------      -------
INVESTING ACTIVITIES
  Net purchases of property and equipment                    (198)        (201)
  Principal collections on loans                           16,875       26,919
  Loans originated                                         (5,403)     (12,287)
  Proceeds from sales of loans to third parties               -          8,087
  Purchases of investment and mortgage-backed securities      -        (16,749)
  Payments from maturing investment and
    mortgage-backed securities                                -         12,306
  Net cash received from unconsolidated affiliates            354          366
  Net investment activities of assets held for sale        (5,400)        -
  Net investment activities of discontinued operations     (2,510)      (1,126)
                                                          -------     --------
  NET CASH PROVIDED BY INVESTING ACTIVITIES                 3,718       17,315
                                                          -------     --------
FINANCING ACTIVITIES
  Proceeds from financing arrangements                     27,088         -
  Repayments of financing arrangements                    (30,682)     (17,116)
  Net increase in demand, savings and money
    market accounts                                          -             906
  Proceeds from sales of certificates of deposit             -           3,263
  Payments for maturing certificates of deposit              -          (9,052)
                                                          -------     --------
  NET CASH USED IN FINANCING ACTIVITIES                    (3,594)     (21,999)
                                                          -------     --------
Net decrease in cash and cash equivalents                  (1,738)      (7,211)
Cash and cash equivalents, beginning of period              4,475       60,921
                                                         --------     --------
Cash and cash equivalents, end of period                 $  2,737      $53,710
                                                         ========     ========


See notes to consolidated financial statements.

                  FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1994
                                   (UNAUDITED)

   The accompanying unaudited financial statements of Fairfield Communities, Inc. ("Fairfield") and its wholly owned subsidiaries (collectively, the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the statements for the unaudited interim periods include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and the results of operations of the Company for such periods. Results of operations for the period ended March 31, 1994 are not necessarily indicative of the results of operations that may be expected for a full year or any interim period. Certain previously reported amounts have been reclassified to conform to the presentation used for the current period. For further information, refer to the consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K, as amended, of the Company for the year ended December 31, 1993. The accompanying consolidated financial statements, and related notes thereto, include the accounts of Fairfield and its wholly owned subsidiaries, with all significant intercompany transactions eliminated.

NOTE 1 - FIRST FEDERAL

     On April 6, 1994, Fairfield entered into a Stock Purchase Agreement to sell the stock (the "Sale") of its wholly owned subsidiary, First Federal Savings and Loan Association of Charlotte ("First Federal"), to Security Capital Bancorp ("SCBC").

     The Stock Purchase Agreement provides for a sales price of $40.4 million, which will be increased (subject to the limitation hereafter described)
to reflect the consolidated pretax net earnings of First Federal and its subsidiaries for the period from October 1, 1993 through the closing of the Sale, or decreased by the consolidated pretax net losses of First Federal and its subsidiaries during this time period, whichever is the case (the
"Sales Price").   The increase  for pretax  earnings of  First Federal  and
its subsidiaries cannot exceed $1.8 million plus, if the closing of the Sale occurs after August 1, 1994, in general, the pretax earnings or losses of First Federal and its subsidiaries from August 1, 1994 through the closing, provided that the foregoing amounts may be reduced under certain circumstances for reserves taken or losses (in excess of gains) on Excluded Assets (as defined below) after September 30, 1993. Up to approximately $1.4 million of the Sales Price is to be retained by SCBC to securitize Fairfield's obligation to indemnify SCBC against three existing lawsuits/claims which have been asserted against First Federal (the "Litigation Indemnity").

      As part of the proposed transaction,  Fairfield is to purchase for  cash
(a) at book value, net of reserves, up to approximately $19.8 million, as of March 31, 1994, of certain real estate, classified loans, joint venture interests and other assets owned by First Federal (the "Excluded Association Assets"), subject to the right of SCBC to elect for First Federal to retain all or part of such assets, and (b) lot and timeshare contracts receivable and related assets which First Federal previously acquired from Fairfield (the "Contracts Receivable"), having a book value less certain reserves and a weighted average yield at March 31, 1994, of approximately $49.7 million and 11.6%, respectively. The Excluded Association Assets and the Contracts Receivable are collectively referred to as the "Excluded Assets". Fairfield expects to dispose of certain of the Excluded Association Assets in one or more transactions, and otherwise to monetize the remaining Excluded Association Assets, following the closing of the Sale. Management intends to dispose of a substantial portion of the Excluded Association Assets by December 31, 1994.

      Approximately  $2.9  million   in  net  book  value   of  the  Excluded
Association Assets are to be pledged to SCBC, to provide additional security with respect to both the Litigation Indemnity and the general indemnities under the Stock Purchase Agreement. Fairfield has certain rights to substitute collateral in connection with such pledge, including the right to substitute $0.60 to $0.70 of cash for every $1.00 of net book value of Excluded
Association Assets so pledged.    Reserves taken  by Fairfield  after the
closing on the Excluded Association Assets securing the Litigation Indemnity may increase the total Excluded Association Assets required as collateral.

      Fairfield expects to utilize (a) the cash portion of the Sales Price to fund the purchase of the Excluded Association Assets and (b) the remaining cash portion of the Sales Price, plus proceeds from borrowings under the Company's revolving credit agreements with The First National Bank of Boston ("FNBB"), to fund the purchase of the Contracts Receivable. Under the Company's revolving credit agreements, in general, within applicable loan limits, $0.75 of additional borrowing availability is created for each $1.00 in outstanding principal balance of qualifying Contracts Receivable pledged to FNBB.

      Management estimates that the Sale will result in a net gain of approximately $5.5 million after taking into account (i) writedowns related to the Excluded Assets estimated at approximately $4.0 million, based upon Fairfield's accelerated method of disposal of these assets subsequent to the consummation of the Sale, and (ii) anticipated selling expenses, including professional fees and other direct expenses, of approximately $3.3 million.

      The Sale is subject to numerous conditions, including the obtaining of necessary approvals from (i) state and federal regulatory authorities, (ii) FNBB and (iii) Fairfield's stockholders. There is no assurance that the conditions to closing will be satisfied or that the various regulatory approvals will be obtained on terms satisfactory to the parties. Assuming such conditions to closing are satisfied and the approvals are obtained, the sale is expected to close by September 30, 1994.

      Fairfield had previously classified the First Federal segment as a discontinued operation. As a result of the retention of a significant amount of assets of First Federal, the consolidated financial statements have been revised to reflect the Sale as a disposal of a portion of a segment rather
than a discontinued operation.   As a result of this  change, the consolidated
statement of operations and cash flows for the three months ended March 31, 1993 include the operations and cash flows of First Federal. In addition, the assets to be sold and liabilities to be assumed by the purchaser have been included in the Consolidated Balance Sheet at December 31, 1993 and March 31,
1994  as "Net liabilities held  for sale" (see  Note 8).   Pro forma financial
information as if the Sale had occurred as of January 1, 1994 is as follows:
Revenues - $19.5 million; earnings from continuing operations before gain on the Sale - $.7 million; earnings per share from continuing operations before gain on the Sale (primary) - $.07; earnings per share from continuing operations before gain on Sale (fully diluted) - $.06.

NOTE 2 - VACATION OWNERSHIP SALES

     Vacation ownership sales for the three months ended March 31, 1994 and 1993 are summarized as follows (In thousands):

                                             1994          1993
                                             ----          ----
Vacation ownership sales                    $5,755        $3,854
Less:  Deferred revenue on
        current year sales, net               (729)          (58)
Add:   Deferred revenue on
        prior year sales                     1,372           399
                                            ------        ------
                                            $6,398        $4,195
                                            ======        ======

NOTE 3 - LOANS RECEIVABLE

     Loans receivable consisted of the following (In thousands):

                                            March 31,      December 31,
                                              1994             1993
                                              ----             ----
Contracts                                   $148,600         $159,874
Mortgages                                     13,304           17,366
                                            --------         --------
                                             161,904          177,240
Less:  Allowance for loan losses             (10,557)         (10,992)
       Unamortized valuation discount           (608)            (673)
                                            --------         --------
                                            $150,739         $165,575
                                            ========         ========


     As of March 31, 1994 and December 31, 1993, contracts receivable include $48.1 million and $52.5 million, respectively, of contracts receivable owned by First Federal which are to be purchased by the Company (see Note 1).

NOTE 4 - REAL ESTATE INVENTORIES

     Real estate inventories are summarized as follows (In thousands):

                                            March 31,      December 31,
                                              1994             1993
                                              ----             ----
Land:
  Under development                         $ 8,680          $ 9,490
  Undeveloped                                13,779           14,771
                                            -------          -------
                                             22,459           24,261
                                            -------          -------
Residential housing:
  Vacation ownership                         10,124            8,759
  Homes                                       1,799            1,587
                                            -------          -------
                                             11,923           10,346
                                            -------          -------
                                            $34,382          $34,607
                                            =======          =======


NOTE 5 - FINANCING ARRANGEMENTS

     Financing arrangements are summarized as follows (In thousands):

                                            March 31,      December 31,
                                              1994             1993
                                              ----             ----
Revolving credit agreements                 $ 12,652         $ 12,223
Notes payable                                 96,335          100,358
Senior Subordinated Notes                     14,770           14,770
                                            --------         --------
                                            $123,757         $127,351
                                            ========         ========


     Notes payable include $78.3 million and $81.6  million at March 31, 1994
and  December 31,  1993, respectively, of   7.6%  Notes secured  by a  pool of
contracts receivable totaling $86.2 million and $91.8 million, respectively.

NOTE 6 - SUPPLEMENTAL INFORMATION

     Reorganization expenses paid totaled $.2 million and $.9 million for the three months ended March 31, 1994 and 1993, respectively. Interest paid on financing arrangements, including debt collateralized principally by assets of discontinued operations, totaled $6.2 million and $8.4 million for the three months ended March 31, 1994 and 1993, respectively. Of these amounts, $3.2 million and $3.4 million, respectively, were related to First Federal.

     Other revenues and expenses for the three months ended March 31, 1994 include $2.3 million and $2.1 million, respectively, relating to bulk asset sales and related cost of sales. During the three months ended March 31, 1993, bulk asset sales and related costs of sales totaled $.5 million and $.4 million, respectively. Other revenues for the three months ended March 31, 1994 also include cash distributions totaling $.4 million related to the Company's 35% partnership interest in Harbour Ridge, Ltd., a limited partnership engaged in the development of a tract of land in St. Lucie, Florida. There were no similar revenues for the three months ended March 31, 1993.

      During the three months ended March 31, 1994 and 1993, benefits realized from the utilization of pre-confirmation net operating loss carryforwards and recognition of pre-confirmation deductible temporary differences of $.4 million and $41,000, respectively, were recorded as reductions of the Company's valuation allowance for deferred tax assets and as additions to paid-in capital.

NOTE 7 - FAIRFIELD ACCEPTANCE CORPORATION ("FAC")

       Condensed consolidated financial information for FAC is summarized as follows (In thousands):

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 March 31,    December 31,
                                                   1994           1993
                                                   ----           ----
ASSETS
  Cash                                          $  1,037        $    711
  Loans receivable, net                           90,232          94,668
  Restricted cash and escrow accounts             12,536          10,602
  Due from parent                                  8,281           7,392
  Other assets                                     2,884           3,113
                                                --------        --------
                                                $114,970        $116,486
                                                ========        ========
LIABILITIES AND EQUITY
  Notes payable                                 $ 78,299        $ 81,559
  Revolving credit agreement                       4,958           4,283
  Accrued interest and other liabilities             708             745
  Equity                                          31,005          29,899
                                                --------        --------
                                                $114,970        $116,486
                                                ========        ========

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1994 AND 1993

                                                   1994            1993
                                                   ----            ----
Revenues                                          $3,189          $3,578
Expenses                                           2,006           2,312
                                                  ------          ------
Earnings before provision for income taxes         1,183           1,266
Provision for income taxes                           453             485
                                                  ------          ------
Net earnigs                                       $  730          $  781
                                                  ======          ======


NOTE 8 - NET LIABILITIES HELD FOR SALE

     A summary of net liabilities held for sale is as follows (In thousands):

                                                 March 31,    December 31,
                                                  1994            1993
                                                  ----            ----
Cash                                            $ 30,048        $ 14,205
Loans receivable, net                            144,361         157,178
Real estate owned                                 15,722          15,322
Investment and mortgage-backed securities         68,834          76,708
Other                                             13,465          15,476
                                                --------        --------
                                                 272,430         278,889
Savings deposits                                (272,055)       (276,672)
Advances from Federal Home Loan Bank             (13,886)        (20,907)
Other liabilities                                 (4,265)         (4,603)
                                               ---------        --------
Net liabilities held for sale                  $ (17,776)      $ (23,293)
                                               =========        =========


NOTE 9 - DISCONTINUED OPERATIONS

     A summary of net assets of discontinued operations is as follows (In thousands):

                                                 March 31,    December 31,
                                                   1994           1993
                                                   ----           ----
Real estate inventories                          $   -          $ 15,652
Property and equipment                            11,968          21,429
                                                 -------        --------
                                                  11,968          37,081
Revolving credit agreements                          -           (19,933)
Notes payable                                     (1,447)         (2,458)
Accrual for losses                                  (206)         (6,219)
                                                 -------        --------
Net assets of discontinued
 operations                                      $10,315        $  8,471
                                                 =======        ========


    In   March  1994,  Fairfield  sold   the  stock  of   its  wholly  owned
subsidiaries, Fairfield Green Valley, Inc. and Fairfield Sunrise Village, Inc. (collectively, the "Arizona Subsidiaries") at approximate book value. The consideration received by Fairfield included (i) release of a lien on and transfer to Fairfield of 2,235,294 shares of Fairfield's Common Stock owned by the Arizona Subsidiaries and pledged to their primary lender, an affiliate of Bank of America Arizona (the "Bank"), (ii) release of a mortgage in favor of the Bank on a tract of unimproved property owned by Fairfield, and (iii) release from any further liability to the Bank. Subsequent to the closing, Fairfield recorded the shares of its Common Stock previously owned by the Arizona Subsidiaries as treasury stock.

NOTE 10 - CONTINGENCIES

    In June 1992, the Pagosa Lakes Property Owners Association ("PLPOA") filed an adversary proceeding in the Bankruptcy Court for the Eastern District of Arkansas, Western Division (the "Bankruptcy Court") asserting equitable ownership or lien interests in certain recreational amenities, including golf courses. In March 1994, the Bankruptcy Court issued its decision upholding Fairfield's ownership of the Pagosa recreational amenities, subject to a restrictive covenant allowing Pagosa property owners and their guests to use the recreational amenities. The PLPOA has filed an appeal of the Bankruptcy Court's decision with the United States District Court, Eastern District of Arkansas, Western Division.

    In August 1992, the PLPOA filed an appeal of the Bankruptcy Court's final order confirming Fairfield's plan of reorganization. This appeal is pending before the United States District Court, Eastern District of Arkansas, Western Division. The basis for the appeal is the PLPOA's position that Fairfield should have been required to resolicit the plan of reorganization due to its amendment in accordance with the Bankruptcy Court's conditional confirmation order to eliminate any recovery for Fairfield's previous stockholders. The Bankruptcy Court rejected this argument, finding that the property owner group lacked standing to raise this issue, and in management's opinion, the appeal is without merit and moot, since the plan of reorganization has been substantially implemented. The issues on appeal have been briefed, but no decision has been rendered.

    The PLPOA and Archuleta County have filed claims, which are largely duplicative, in the Bankruptcy Court for approximately $10.4 million and $9.7 million, respectively, for promised improvements to be constructed at the Pagosa, Colorado resort site and other matters. Trial is scheduled for May, 1994.

    On or about July 21, 1993 and September 9, 1993, two lawsuits (the "Recreation Fee Litigation") were filed by 29 individuals and a company against Fairfield in the District Court of Archuleta County, Colorado. The Recreation Fee Litigation, which seeks certification as class actions, alleges that Fairfield and its predecessors in interest wrongfully imposed an annual recreation fee on owners of lots, condominiums, townhouses, VOIs and single family residences in Fairfield's Pagosa, Colorado development. The amount of the recreation fee, which was adopted in August, 1983, is $180 per lot, condominium, townhouse and single family residence subject to the fee and $360 per unit for VOIs. The Recreation Fee Litigation in general seeks (a) a declaratory judgment that the recreation fee is invalid; (b) the refund, with interest, of the recreation fees which were allegedly improperly collected by Fairfield; (c) damages arising from Fairfield's allegedly improper attempts to collect the recreation fee (i) in an amount of not less than $1,000 per lot in one case and (ii) in an unstated amount in the other case; (d) punitive damages; and (e) recovery of costs and expenses, including attorneys' fees. The court has not yet ruled on whether or not the Recreation Fee Litigation will be allowed to proceed as class actions or on whether the cases will be consolidated. Because of the preliminary nature of the litigation and uncertainty concerning the time period covered by the suits' allegations, Fairfield is unable to determine with any certainty the dollar amount sought by plaintiffs, but believes it to be material.

    On November 3, 1993, Fairfield filed an adversary proceeding in the Bankruptcy Court, alleging that the Recreation Fee Litigation violates the discharge granted to Fairfield in its Chapter 11 bankruptcy reorganization and the injunction issued by the Bankruptcy Court against prosecution of any claims discharged in the bankruptcy proceedings. The Colorado State Court separately has stayed further proceedings in the Recreation Fee Litigation pending decision by the Bankruptcy Court.

     Fairfield intends to defend vigorously the Recreation Fee Litigation. Fairfield has previously implemented recreation fee charges at certain other of its resort sites which are not subject to the pending action.

     On  December 10,  1993, Charlotte  T. Curry,  who purchased  a lot  from
Fairfield under an installment sale contract subsequently sold to First Federal, filed suit against First Federal, currently pending in Superior Court in Mecklenburg County, North Carolina, alleging breach of contract, breach of fiduciary duty and unfair trade practices. On April 8, 1994, the complaint was amended, (a) adding Fairfield as a party, (b) adding an additional count against both Fairfield and First Federal alleging violation of the North Carolina's Racketeer Influenced and Corrupt Organizations ("RICO") Statute and
(c) adding a count against Fairfield alleging fraud. The litigation, which seeks class action certification, contests the method by which Fairfield calculated refunds for lot purchasers whose installment sale contracts were canceled due to failure to complete payment of the deferred sales price for the lot. Most installment lot sale contracts require Fairfield to refund to a defaulting purchaser the amount paid in principal, after deducting the greater of (a) 15% of the purchase price of the lot or (b) Fairfield's actual damages. The plaintiff disputes Fairfield's method of calculating damages, which has historically included certain sales, marketing and other expenses. In the case of Ms. Curry's lot, the amount of refund claimed as having been improperly retained is approximately $3,600. The CURRY lawsuit seeks damages, punitive damages, treble damages under North Carolina law for unfair trade practices and RICO, prejudgment interest and attorney's fees and costs.

     Fairfield and First Federal intend to defend the CURRY litigation vigorously. Fairfield also cancels defaulted lot installment sales contracts owned by it and its subsidiaries (other than First Federal), using the same method of calculating refunds as is at issue in the CURRY litigation.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The disposal of First Federal had previously been recorded as a disposal of a segment whereby the operations and cash flows of First Federal were reported as those of discontinued operations. As a significant amount of the assets of First Federal are to be retained, the consolidated financial statements have been revised to reflect the disposal of First Federal as a disposal of a portion of a segment rather than as a discontinued operation. Specifically, this results in the operations and cash flows of First Federal, for periods prior to January 1, 1994, being included in the Consolidated Financial Statements of Earnings and Cash Flows. For periods subsequent to January 1, 1994, the operations of First Federal which relate to the assets to be sold and the liabilities to be assumed by the purchaser have been deferred as a net gain on the disposal of First Federal is anticipated. In addition, the net liabilities to be sold have been recorded in the December 31, 1993 and March 31, 1994 Consolidated Balance Sheets as "Net liabilities held for sale".

     For purposes of management's discussion and analysis, the consolidated statement of earnings for the three months ended March 31, 1993 has been adjusted to exclude the effects of the operations related to the assets of First Federal which are to be sold and the liabilities which are to be assumed by the purchaser. As a result, interest income totals $6.5 million, interest expense totals $4.3 million and general and administrative expense totals $2.6 million.

RESULTS OF OPERATIONS

     VACATION OWNERSHIP

     Gross vacation ownership interval ("VOI") revenues totaled $5.8 million and $3.9 million for the three months ended March 31, 1994 and 1993, respectively. This improvement is reflective of (i) increased sales volume at several of the Company's sites and (ii) additional sales at the Company's newest destination site at Branson, Missouri, which began sales efforts in June 1993.

     Net VOI revenues increased to $6.4 million for the three months ended March 31, 1994 from $4.2 million for the three months ended March 31, 1993. The increase in net VOI revenues is attributable to the same factors as noted above, plus the recognition of $.3 million of previously deferred revenue related to the percentage of completion method of accounting. Under this method, the portion of revenues attributable to costs incurred as compared to total estimated construction costs and selling expenses, is recognized in the period of sale. The remaining revenue is deferred and recognized as the remaining costs are incurred.

     Cost of sales, as a percentage of revenues, improved to 31.8% for the three months ended March 31, 1994 from 33.2% from the comparable period in 1993. The fluctuation in the percentage is primarily attributable to the mix of the products sold and the varying acquisition and development costs at certain sites.

      Selling expenses, including commissions, for both VOI and lot sales, as a percentage of related revenues, were 56.2% and 59.4%, for the three months ended March 31, 1994 and 1993, respectively. The decrease in selling expenses, as a percentage of related revenues, is attributed to efficiencies experienced primarily at the Company's destination site at Branson, Missouri. The Company continues to emphasize less expensive marketing programs (e.g., property owner referrals) in an effort to reduce these expenses, as a percentage of related revenues.

      PROPERTY MANAGEMENT

      Net property management revenues totaled $.4 million for the three months ended March 31, 1994 as compared to net property management expenses of $.2 million for the three months ended March 31, 1993. The improvement reflects increased property management revenues coupled with more effective cost controls.

      INTEREST

      Interest income totaled $5.3 million for the three months ended March 31, 1994 as compared to $6.5 million for the three months ended March 31, 1993. The decrease is primarily attributable to a lower average balance of outstanding contracts receivable (1994 - $151.3 million; 1993 - $191.3 million), resulting primarily from principal collections exceeding originations.

      Interest expense, net of capitalized interest, totaled $2.7 million and $4.3 million for the three months ended March 31, 1994 and 1993, respectively. The decrease is primarily attributable to the restructuring of the Company's debt in September 1993 which contributed to (i) reductions in the average outstanding balance of interest-bearing debt (1994 - $124.6 million; 1993 - $138.4 million) and (ii) a decrease in the weighted average interest rates between the respective periods.

      OTHER

      Other revenues and expenses for the three months ended March 31, 1994 include $2.3 million and $2.1 million, respectively, relating to bulk asset sales and related cost of sales. During the three months ended March 31, 1993, bulk asset sales and related costs of sales totaled $.5 million and $.4 million, respectively. Other revenues for the three months ended March 31, 1994, also include cash distributions totaling $.4 million related to the Company's 35% partnership interest in Harbour Ridge, Ltd., a limited partnership engaged in the development of a tract of land in St. Lucie, Florida. There were no similar revenues for the three months ended March 31, 1993.

PROVISION FOR INCOME TAXES

      During the three months ended March 31, 1994 and 1993, benefits realized from the utilization of pre-confirmation net operating loss carryforwards and recognition of pre-confirmation deductible temporary differences of $.4 million and $41,000, respectively, were recorded as reductions of the Company's valuation allowance for deferred tax assets and as additions to paid-in capital.

FINANCIAL CONDITION

     Total consolidated assets of the Company decreased $16.1 million from December 31, 1993 to March 31, 1994. The decrease in assets is primarily attributable to a $14.8 million decrease in loans receivable resulting primarily from principal collections exceeding origination of receivables. Total consolidated liabilities of the Company decreased $17.6 million from December 31, 1993 to March 31, 1994 and is primarily attributable to (i) a $5.5 million decrease in net liabilities held for sale and (ii) a $3.6 million net decrease in financing arrangements. The reduction in net liabilities held for sale was primarily attributable to a decrease in the liabilities of First Federal of $12 million, which was partially offset by a $6.5 million decrease in the assets of First Federal (see Note 8 of "Notes to Consolidated Financial Statements").

     Other variations in the Company's assets and liabilities generally reflect the revenue and expense activities the Company experienced during the three months ended March 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents of the Company decreased $1.7 million from December 31, 1993 to March 31, 1994. During the three months ended March 31, 1994, the Company generated $16.9 million of cash from principal collections on loans receivable (including $4.6 million related to contracts receivable held by First Federal) which was partially offset by $5.4 million of loan originations. Using available cash, the Company reduced the outstanding balances of its financing arrangements by $3.6 million. In addition, restricted cash accounts increased $1.9 million relating to Fairfield Funding Corporation's ("FFC") private placement as discussed below.

      The Company has sources of funds from two revolving credit agreements. Fairfield and certain of its subsidiaries are borrowers under the Amended and Restated Revolving Credit Agreement (the "FCI Agreement") with FNBB. The FCI Agreement provides for revolving loans of up to $25 million (including up to $7 million for letters of credit), bearing interest at FNBB's base rate plus 1.5%. The FCI Agreement also provides for an annual facility fee of 1% of the total commitment. The revolving loans mature on September 28, 1996, if not extended in accordance with the terms of the agreement. The FCI Agreement is collateralized by substantially all of the borrowers' loans receivable and real estate inventories with FAC being a guarantor pursuant to the FCI Agreement. At March 31, 1994, Fairfield had outstanding borrowings under the FCI Agreement totaling $7.7 million, additional borrowing availability of $9.5 million, and outstanding letters of credit totaling $2.6 million.

      FAC is the borrower under the Third Amended and Restated Revolving Credit Agreement (the "FAC Agreement") with FNBB. The FAC Agreement provides for revolving loans of up to $35 million (including up to $1 million for letters of credit), bearing interest at FNBB's base rate plus .75%. The FAC Agreement also provides for an annual facility fee of 1% of the total commitment amount. The revolving loans mature on September 28, 1996, if not extended in accordance with the terms of the agreement. The FAC Agreement is collateralized by certain loans receivable with Fairfield being a guarantor pursuant to the FAC Agreement. At March 31, 1994, FAC had outstanding borrowings under the FAC Agreement totaling $5 million and no additional borrowing availability.

      An additional source of funds is the Company's ability to securitize contracts receivable pursuant to a receivable purchase agreement (the
"Agreement") related to the Company's 7.6% Notes (the "FFC Notes"). The Agreement provides for the principal amounts collected from the contracts receivable pool to be reinvested into additional contracts receivable limited monthly to (i) the availability of eligible contracts as defined in the Agreement and (ii) the amounts accumulated in the reinvestment account. During the three months ended March 31, 1994, the Company securitized $2.5 million of contracts receivable. The excess of funds held in the reinvestment account over $6 million, determined on a monthly basis, is to be used to reduce the FFC Notes. During the three months ended March 31, 1994, the outstanding balance of the FFC Notes was reduced by $3.3 million. In April 1994, the Company securitized an additional $2.5 million of contracts receivable under the reinvestment provisions of the Agreement. The reinvestment period expires March 31, 1995.

      The Company expects to finance its future cash needs from (i) principal collections from its loans receivable, (ii) borrowings under the revolving credit facilities and, in the short-term, the securitization of additional eligible contracts receivable during the reinvestment period provided by the Agreement, (iii) operating cash flows, (iv) proceeds from asset sales and (v) other financings that it may obtain in the future.

      FIRST FEDERAL

      Cash flows from First Federal are currently restricted as to use by First Federal and are generally not available to fund any of the Company's other operations. In 1994, principal collections from the contracts receivable included in assets of continuing operations totaled $4.6 million. Once these assets are acquired by Fairfield, the cash flow therefrom will be that of the Company. The following cash flow data reflects the cash flow from First Federal's total operations.

      For the three months ended March 31, 1994, cash from operations for First Federal totaled $2.4 million. During the same period, cash provided from First Federal's investing activities totaled $24.7 million resulting primarily from $18.8 million in proceeds from the sale of loans to third parties and net increases in investment and mortgage-backed securities of $7.8 million, which increases were partially offset by loan originations exceeding loan collections by $2 million. Cash used in First Federal's financing activities for the three months ended March 31, 1994 totaled $11.3 million, resulting from repayments of Advances from the Federal Home Loan Bank of $7 million and a $4.3 million net decrease in savings deposits. Except for previously approved agreements, First Federal may not enter into transactions with or make cash distributions to Fairfield without prior written approval of the Office of Thrift Supervision.

PART II - OTHER INFORMATION

ITEM 1 - LEGAL PROCEEDINGS

              Incorporated by reference. See Note 10 of "Notes to Consolidated Financial Statements".

ITEM 2 - CHANGES IN SECURITIES

              None

ITEM 3 - DEFAULTS UPON SENIOR SECURITIES

              None

ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

              None

ITEM 5 - OTHER INFORMATION

              None

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

         (a)  EXHIBITS

              Reference is made to the Exhibit Index.

         (b)  REPORTS ON FORM 8-K

              On April 14, 1994, a Current Report on Form 8-K was filed in which the Registrant announced it had entered into a Stock Purchase Agreement for the possible sale of First Federal Savings and Loan Association of Charlotte, North Carolina.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   FAIRFIELD COMMUNITIES, INC.



Date:  May 10, 1994                /s/Robert W. Howeth
       ---------------             ----------------------------------------
                                      Robert W. Howeth, Senior Vice President,
                                       Chief Financial Officer and Treasurer



Date:  May  10, 1994               /s/William G. Sell
       ---------------             ----------------------------------------
                                      William G. Sell, Vice President/
                                       Controller (Chief Accounting
                                       Officer)

                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      FAIRFIELD COMMUNITIES, INC.




Date:   August 9, 1994                /s/William G. Sell
       -----------------                 ---------------------------------
                                         William G. Sell, Vice President/
                                          Controller (Chief Accounting
                                          Officer)

                           FAIRFIELD COMMUNITIES, INC.
                                  EXHIBIT INDEX

EXHIBIT
NUMBER
- - - - - ------

4.1 Supplemented and Restated Indenture between the Registrant, Fairfield River Ridge, Inc., Fairfield St. Croix, Inc. and IBJ Schroder Bank & Trust Company, as Trustee, and Houlihan Lokey Howard & Zukin, as Ombudsman, related to the Senior Subordinated Secured Notes, dated September 1, 1992 (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

4.2 First Supplemental Indenture to the Supplemental and Restated Indenture referenced in 4.1 above, dated September 1, 1992 (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

4.3 Second Supplemental Indenture to the Supplemental and Restated Indenture referenced in 4.1 above, effective September 1, 1992 (previously filed with the Registrant's Annual Report on Form 10-K dated December 31, 1992 and incorporated herein by reference)

4.4 Third Supplemental Indenture to the Supplemental and Restated Indenture referenced in 4.1 above, effective March 18, 1993 (previously filed with the Registrant's Quarterly Report on Form 10-Q dated March 31, 1993 and incorporated herein by reference)

4.5 Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock, dated September 1, 1992 (previously filed with the Registrant's Current Report on Form 8-K dated September 1, 1992 and incorporated herein by reference)

10.1 Stock Purchase Agreement dated as of April 5, 1994, between the Registrant and Security Capital Bancorp (previously filed with the Registrant's Current Report on Form 8-K dated April 14, 1994 and incorporated herein by reference)

11         Computation of earnings per share (attached)

28 Ombudsman Report for the period ending March 31, 1994 related to the Registrant's Senior Subordinated Notes (attached)

                         EXHIBITS INTENTIONALLY OMITTED

                             FAIRFIELD COMMUNITIES, INC.
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF FAIRFIELD COMMUNITIES, INC. FOR USE AT THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 20, 1994
P
R      The undersigned hereby appoints John W. McConnell and Marcel J. Dumeny,
O   and each of them, jointly and severally and with full power of substitution,
X   as Proxies to vote, as designated below, all common stock of Fairfield
Y Communities, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held on September 20, 1994 at 10:00 a.m. Central
    Daylight Savings Time at the Arkansas Excelsior Hotel, Markham and
    Louisiana Streets, Little Rock, Arkansas, and at any and all postponements and adjournments thereof.

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION FOR VOTING IS GIVEN, THE PROXY WILL BE VOTED "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" THE SALE OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLOTTE IN PROPOSAL 2, "FOR" THE RIGHTS AGREEMENT AMENDMENT IN PROPOSAL 3, "FOR" EACH PART OF PROPOSAL 4 AND THE APPROVAL OF THE CLASSIFIED BOARD AMENDMENT THEREIN, "FOR" EACH PART OF PROPOSAL 5 AND THE APPROVAL OF THE STOCKHOLDER ACTION AMENDMENT THEREIN, "FOR" THE APPROVAL OF THE SECTION 1123 DELETION AMENDMENT IN PROPOSAL 6 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

       The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement, the Annual Report on Form 10-K/A (No. 2) for the year ended December 31, 1993 of Fairfield Communities, Inc., and the Quarterly Report on Form 10-Q/A (No. 1) for the Quarter Ended
March 31, 1994 of Fairfield Communities, Inc., each of which is being furnished therewith.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                         -------------
                                                          SEE REVERSE
                                                              SIDE
                                                         -------------

/X/ PLEASE MARK
    VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

1. Election of Directors:
NOMINEES FOR ELECTION AS CLASS I DIRECTORS:
Daryl J. Butcher, William C. Scott, J. Steven Wilson
NOMINEES FOR ELECTION AS CLASS II DIRECTORS:
Ernest D. Bennett, III, John W. McConnell
NOMINEES FOR ELECTION AS CLASS III DIRECTORS:
Russell A. Belinsky, Philip L. Herrington

       / /                 / /
       FOR              WITHHELD
       ALL              FROM ALL
     NOMINEES           NOMINEES


- - - - - ----------------------------------------------
    For all nominees except as noted above

                                                   FOR        AGAINST    ABSTAIN
2. Sale of First Federal Savings and Loan          / /          / /       / /
   Association of Charlotte:

3. Rights Agreement Amendment:                     / /          / /       / /

4. Classified Board Amendment to the               / /          / /       / /
   Certificate of Incorporation:

A. Classification of the Board:

B. Removal of Directors Only For Cause:            / /          / /       / /

C. Filling of Vacancies on the Board:              / /          / /       / /

D. Fixing the Size of the Board:                   / /          / /       / /

5. Stockholder Action Amendment to the             / /          / /       / /
   Certificate of Incorporation:

A. Prohibition of Action By Written Consent:

B. Call of Special Meeting:                        / /          / /       / /

6. Section 1123 Deletion Amendment to the
   Certificate of Incorporation:                   / /          / /       / /


Please complete, date, sign and return this proxy promptly in the enclosed envelope. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by an authorized officer. If shares are registered in more than one name, all holders must sign.


Signature: ______________________________________ Date ______________________

Signature: ______________________________________ Date ______________________